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Filed Pursuant to Rule 424b(4)
Registration No. 333-141398

PROSPECTUS

41,400,000 Shares of Common Stock

        This prospectus relates to 41,400,000 shares of common stock issuable upon exercise of our warrants included as part of the units issued in our initial public offering pursuant to a prospectus dated June 17, 2007.

        Our warrants and common stock are listed on the New York Stock Exchange "NYSE" under the symbol "BZ-WT" and "BZ". On June 24, 2008 on the NYSE, the closing price of the warrants was $0.25 per warrant and common stock was $4.26 per share.

        Investing in our securities involves a high degree of risk. See "Risk Factors" beginning on page 8 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 25, 2008.

i

PROSPECTUS SUMMARY

        This summary highlights certain information appearing elsewhere in this prospectus. For a more complete understanding of the offering, you should read the entire prospectus carefully, including the risk factors and the financial statements. Unless otherwise stated in this prospectus:

  •
  references to "we," "us", or "our Company" refer to Boise Inc.;

  •
  "initial stockholders" or "existing stockholders" refers to all of our stockholders prior to this offering, including all of our officers and directors;

  •
  "initial shares" refers to the 10,350,000 shares of common stock that our initial stockholders originally purchased from us for $25,000 in February 2007;

  •
  "insider warrants" refers to the 3,000,000 warrants sold privately to Nathan Leight and Jason Weiss;

  •
  the term "public stockholders" means the holders of the shares of common stock which were sold as part of the units in our initial public offering (or in the aftermarket), including any of our existing stockholders to the extent that they purchased such shares;

  •
  the information in this prospectus reflects that the representative of the underwriters to our initial public offering exercised its over-allotment option; and

  •
  gives retroactive effect to stock dividends of 0.5 and 0.2 shares of common stock for each outstanding share of common stock on June 12, 2007 and June 19, 2007, respectively.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. Our securities are listed on the New York Stock Exchange. However, notwithstanding the foregoing, we are not making an offer of these securities in any jurisdiction where the offer is not permitted.

  Company Overview

        We were originally a blank check company organized under the laws of the State of Delaware on February 1, 2007. We were formed with the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. From inception through February 21, 2008, we did not have any business or operations. Our activities were limited to raising capital in our initial public offering, which we refer to as our "IPO". We focused on identifying and acquiring an operating business.

        On February 22, 2008, we completed the acquisition (the "Acquisition") of Boise White Paper, L.L.C, ("Boise White Paper"), Boise Packaging & Newsprint, L.L.C ("BP&N"), Boise Cascade Transportation Holdings Corp. ("Boise Transportation") (collectively, the "Paper Group") and other assets and liabilities related to the operation of the paper, packaging and newsprint, and transportation businesses of the Paper Group and most of the headquarters operations of Boise Cascade, L.L.C ("Boise Cascade" or the"Seller"). The business so acquired from the Seller is referred to in this prospectus as "Boise Paper Products" or"BPP". The Acquisition was accomplished through our acquisition of Boise Paper Holdings, L.L.C. The Acquisition was approved by our shareholders on February 5, 2008. In conjunction with the completion of the Acquisition, we changed our name from Aldabra 2 Acquisition Corp. to Boise Inc.

  The Business

        Headquartered in Boise, Idaho, we manufacture packaging products and papers, including corrugated containers, containerboard, label and release and flexible packaging papers, imaging papers for the office and home, printing and converting papers, newsprint, and market pulp. We have approximately 4,600 employees.

        We are the third largest North American manufacturer of uncoated free sheet paper. We own pulp and paper mill operations in the following locations: Jackson, Alabama; International Falls, Minnesota; St. Helens, Oregon; and Wallula, Washington, all of which manufacture uncoated free sheet paper. We also own a mill in DeRidder, Louisiana, which produces containerboard (linerboard) as well as newsprint and is one of the largest paper mills in North America. We also have a network of six corrugated converting plants, located in the Pacific Northwest and Texas, which manufacture corrugated containers and sheets.

  Additional Information

        Our principal executive offices are located at 1111 West Jefferson Street, Suite 200, Boise, ID 83702-5388.

THE OFFERING

Securities offered	41,400,000 shares of common stock, underlying warrants sold to the public with an exercise price of $7.50 per share
Our common stock and warrants began trading on the NYSE on February 25, 2008.
Common stock:
Number of shares outstanding before the offering:	79,740,647 shares
Number of shares outstanding after the offering:	121,140,647 shares, assuming exercise of all warrants sold to the public.
New York Stock Exchange symbol for our common stock	BZ
Warrants:
Number sold to insiders:	3,000,000 warrants
Number outstanding before and after the offering and sale to insiders:	44,400,000 warrants
Exercisability:	Each warrant is exercisable for one share of common stock.
Exercise period:
The warrants will become exercisable on June 19, 2008. However, the warrants held by public stockholders will only be exercisable if a registration statement relating to the common stock issuable upon exercise of the warrants is effective and current. The warrants will expire at 5:00 p.m., New York City time, on June 18, 2011 or earlier upon redemption.
Redemption:	We may redeem the outstanding warrants (excluding any insider warrants held by the initial purchasers or their affiliates) without the prior consent of the underwriters:
	—	in whole and not in part,
	—	at a price of $.01 per warrant at any time while the warrants are exercisable,
	—	upon a minimum of 30 days' prior written notice of redemption, and
—
if, and only, if, the last sales price of our common stock equals or exceeds $14.25 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption.
If the foregoing conditions are satisfied and we issue a notice of redemption, each warrant holder can exercise his, her or its warrant.

SUMMARY FINANCIAL DATA

        The following table sets forth historical financial data for the dates indicated below. The financial information is provided to assist you in your analysis of the financial aspects of the Acquisition. OfficeMax refers to the paper assets of OfficeMax other than its related timberland operations that Boise Cascade Holdings acquired on October 29, 2004 (inception) (such acquisition, the "2004 Transaction"). The term "Predecessor" refers to the operations of BPP, which we acquired on February 22, 2008. OfficeMax, BPP and Boise Inc.'s selected historical information is derived from the following audited and unaudited consolidated financial statements:

OfficeMax Unaudited Consolidated Financial Statements

  I.
  Consolidated balance sheet as of December 31, 2003, October 28, 2004;

  II.
  Consolidated statements of income (loss) for the year ended December 31, 2003, the periods of January 1, 2004 through October 28, 2004; and

  III.
  Consolidated statements of cash flow for the year ended December 31, 2003, the period of January 1, 2004 through October 28, 2004.

Boise Paper Products Audited Consolidated Financial Statements

  IV.
  Consolidated balance sheets as of December 31, 2005, 2006 and 2007;

  V.
  Consolidated statements of income for the years ended December 31, 2005, 2006 and 2007; and

  VI.
  Consolidated statements of cash flows for the years ended December 31, 2005, 2006 and 2007.

Boise Paper Products Unaudited Consolidated Financial Statements

  VII.
  Consolidated balance sheet as of December 31, 2004 and March 31, 2007;

  VIII.
  Consolidated statements of income for period of October 29 (inception) through December 31, 2004, three months ended March 31, 2007 and the period of January 1, 2008 through February 21, 2008; and

  IX.
  Consolidated statements of cash flows for the period of October 29 (inception) through December 31, 2004, three months ended March 31, 2007 and the period January 1, 2008 through February 21, 2008.

Boise Inc. Unaudited Consolidated Financial Statements

  X.
  Consolidated balance sheet as of March 31, 2008;

  XI.
  Consolidated statement of income (loss) for the three months ended March 31, 2008; and

  XII.
  Consolidated statement of cash flows for the three months ended March 31, 2008.

        The information is only a summary and should be read in conjunction with BPP's historical consolidated financial statements and related notes and "Boise Inc.'s Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this prospectus.

        The historical results included below and elsewhere in this prospectus may not be indicative of the future performance of Boise Inc.

	OfficeMax		Boise Paper Products (as operated by the Seller)
			October 29 (inception) through December 31, 2004	Year ended December 31,
		January 1 through October 28, 2004							Boise Inc. Three months ended March 31, 2008
	Year ended December 31, 2003						Three months ended March 31, 2007	January 1 through February 21, 2008
				2005	2006	2007
	(dollars in millions)
Statement of income (loss) data
Sales	$1,873.4	$1,688.5	$360.2	$2,129.0	$2,222.0	$2,332.6	$578.7	$359.9	$228.0
Costs and expenses(1)	1,931.8	1,754.4	338.4	2,055.4	2,128.2	2,172.1	555.9	336.8	237.3

Income (loss) from operations	(58.4)	(65.9)	21.8	73.6	93.8	160.5	22.8	23.1	(9.3)
Foreign exchange gain (loss)	0.4	0.7	0.2	—	(0.1)	1.2	—	—	(0.9)
Interest expense	—	—	—	—	—	—	—	—	(11.4)
Interest income	0.5	0.3	0.1	0.2	0.6	0.7	0.1	0.2	1.8

Income (loss) before income taxes and cumulative effect of accounting change	(57.5)	(64.9)	22.1	73.8	94.3	162.4	23.0	23.3	(19.7)
Income tax (provision) benefit	21.0	25.0	(0.3)	(2.2)	(1.4)	(2.8)	(1.0)	(0.5)	3.4

Income (loss) before cumulative effect of accounting change	(36.5)	(39.9)	21.8	71.6	92.9	159.6	22.0	22.8	(16.4)
Cumulative effect of accounting change(2)	(3.9)	—	—	—	—	—	—	—	—

Net income (loss)	$(40.4)	$(39.9)	$21.8	$71.6	$92.9	$159.6	$22.0	$22.8	$(16.4)

Balance sheet data (at end of period)
Property and equipment and fiber farms and deposits, net	$1,906.8	$1,842.4	$1,136.7	$1,141.8	$1,144.5	$1,210.2	$1,147.0	N/A	$1,304.6
Total assets	2,406.3	2,370.2	1,629.9	1,678.3	1,758.8	1,845.7	1,777.0	N/A	2,022.6
Total capital	1,631.6	1,576.9	1,414.6	1,424.5	1,481.2	1,559.8	1,514.3	N/A	561.2
Other financial data
Depreciation, amortization, and depletion	$182.0	$157.7	$15.0	$95.4	$116.4	$84.6	$30.8	$0.5	$12.7
Capital expenditures(3)	123.0	90.8	17.6	100.9	109.1	141.8	33.0	10.2	10.2
EBITDA(4)	120.3	92.5	37.0	169.0	210.1	246.3	53.6	23.7	2.6

(1)
Costs and expenses reflected in the statement of income as other (income) expense, net, for the year ended December 31, 2007, include a $4.4 million gain for the changes in BPP's retiree healthcare programs. Other costs reflected in the statement of income as materials, labor and other operating expenses include $8.7 million of incremental costs related to unfavorable energy hedges and approximately $4.0 million of incremental costs recorded for the start-up of the reconfigured paper machine in Wallula, Washington.

Costs and expenses reflected in the statement of income as other (income) expense, net, for the year ended December 31, 2006, include $3.7 million gain for the changes in BPP's retiree healthcare programs, a $2.8 million charge for special project costs and a $0.6 million charge for the sawmill closure in Jackson, Alabama. Other costs reflected in the statement of income as materials, labor and other operating expenses include $18.1 million of costs related to unfavorable energy hedges, approximately $2.4 million of expense primarily for inventory write-downs at BPP's closed Vancouver, Washington operations and $1.1 million of expense related to the closure of the sawmill in Jackson, Alabama.

Costs and expenses reflected in the statement of income as other (income) expense, net, for the year ended December 31, 2005, include a $5.2 million gain for changes in BPP's retiree healthcare programs.

Costs and expenses reflected in the statement of income as materials, labor and other operating expenses for the period of October 29 (inception) through December 31, 2004, include an $11.7 million non-cash inventory purchase price adjustment recorded in connection with the October 29, 2004 acquisition of the forest products and paper assets of the Seller's parent company, Boise Cascade Holdings, L.L.C.

Costs and expenses reflected in the statement of loss as other (income) expense, net, for the period of January 1, 2004 through October 28, 2004, include $7.3 million of costs recorded by OfficeMax in October 2004, related primarily to a one-time retention bonus that became payable as a result of the 2004 Transaction.

Costs and expenses reflected in the statement of loss as other (income) expense, net, for the year ended December 31, 2003, include $3.6 million of costs due to the early termination of an operating lease used in connection with OfficeMax's paper business.

(2)
OfficeMax recorded a one-time charge of $3.9 million as a cumulative effect adjustment relating to its adoption in January 2003 of Statement of Financial Accounting Standards ("SFAS") No. 143, Accounting for Asset Retirement Obligations, which affected the way it accounted for landfill closure costs.

(3)
The year ended December 31, 2007, includes approximately $45 million of expenditures related to the reconfiguration of the paper machine at the Company's pulp and paper mill in Wallula, Washington, to produce both pressure sensitive paper and commodity uncoated free sheet paper.

The year ended December 31, 2006 excludes approximately $42.6 million of cash paid for the purchase of the assets of CTC in Waco, Texas. The year ended December 31, 2006 also includes approximately $34 million of expenditures related to the reconfiguration of the paper machine at the pulp and paper mill in Wallula, Washington, to produce both pressure sensitive paper and commodity uncoated free sheet paper.

(4)
"EBITDA" represents income (loss) before interest (interest expense and interest income), income tax provision (benefit), and depreciation, amortization and depletion. EBITDA is the primary measure used by the Company's chief operating decision makers to evaluate segment operating performance and to decide how to allocate resources to segments. The Company believes EBITDA is useful to investors because it provides a means to evaluate the operating performance of its segments and its company on an ongoing basis using criteria that are used by its internal decision makers and because it is frequently used by investors and other interested parties in the evaluation of companies with substantial financial leverage. The Company believes EBITDA is a meaningful measure because it presents a transparent view of its recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance. For example, the Company believes that the inclusion of items such as taxes, interest expense and interest income distorts management's ability to assess and view the core operating trends in its segments. EBITDA, however, is not a measure of the Company's liquidity or financial performance under generally accepted accounting principles ("GAAP") and should not be considered as an alternative to net income (loss), income (loss) from operations or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of the Company's liquidity. The use of EBITDA instead of net income (loss) or segment income (loss) has limitations as an analytical tool, including the inability to determine profitability; the exclusion of interest expense, interest income and associated significant cash requirements; and the exclusion of depreciation, amortization and depletion, which represent significant and unavoidable operating costs, given the level of indebtedness and the capital expenditures needed to maintain the Company's businesses. Management compensates for these limitations by relying on the Company's GAAP results. The Company's measures of EBITDA are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

The following is a reconciliation of net income (loss) to EBITDA:

	Predecessor		Boise Paper Products (as operated by the Seller)
			October 29 (inception) through December 31, 2004
		January 1 Through October 28, 2004		Year ended December 31,					Boise Inc. Three months ended March 31, 2008
	Year ended December 31, 2003						Three months ended March 31, 2007	January 1 through February 21, 2008
				2005	2006	2007
	(dollars in millions)
Net income (loss)	$(40.4)	$(39.9)	$21.8	$71.6	$92.9	$159.6	$22.0	$22.8	$(16.4)
Interest expense (income)	(0.5)	(0.3)	(0.1)	(0.2)	(0.6)	(0.7)	(0.1)	(0.2)	9.6
Income tax provision (benefit)	(21.0)	(25.0)	0.3	2.2	1.4	2.8	1.0	0.6	(3.4)
Depreciation, amortization, and depletion	182.2	157.7	15.0	95.4	116.4	84.6	30.8	0.5	12.7

EBITDA	$120.3	$92.5	$37.0	$169.0	$210.1	$246.3	$53.6	$23.7	$2.6

The following items resulted in an (increase) or decrease in EBITDA as reflected below:

Gain on changes in retiree healthcare programs	$—	$—	$—	$(5.2)	$(3.7)	$(4.4)	$—	$—	$—
Impact of energy hedges	—	—	—	—	18.1	8.7	8.7	—	—
Wallula start-up	—	—	—	—	—	4.0	—	—	—
Write-downs associated with sale of Vancouver mill	—	—	—	—	2.4	—	—	—	—
Jackson sawmill closure expense	—	—	—	—	1.7	—	—	—	—
Special project costs	—	—	—	—	2.8	—	—	—	—
Inventory purchase price adjustment	—	—	11.7	—	—	—	—	—	6.5
Expense for a one-time retention bonus OfficeMax granted to its employees	—	7.3	—	—	—	—	—	—	—
Loss on lease termination	3.6	—	—	—	—	—	—	—	—
Impact of DeRidder outage	—	—	—	—	—	—	—	—	20.5

	$3.6	$7.3	$11.7	$(5.2)	$21.3	$8.3	$8.7	$—	$27.0

FORWARD-LOOKING STATEMENTS

        We believe that some of the information in this prospectus constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as "may," "expect," "anticipate," "contemplate," "believe," "estimate," "intends," and "continue" or similar words. You should read statements that contain these words carefully because they:

  •
  discuss future expectations;

  •
  contain information that could impact future results of operations or financial condition; or

  •
  state other "forward-looking" information.

        We believe it is important to communicate our expectations to our stockholders. However, there may be events in the future that we are not able to accurately predict or over which we have little or no control. The following factors, among others may cause actual results to differ materially from the expectations described by us in our forward-looking statements:

  •
  cost of raw materials and energy;

  •
  continued compliance with government regulations;

  •
  legislation or regulatory environments, requirements or changes affecting the businesses in which we are engaged;

  •
  paper and packaging industry trends, including factors affecting supply and demand;

  •
  our customer concentration;

  •
  labor and personnel relations;

  •
  credit or currency risks affecting our revenue and profitability;

  •
  changing interpretations of generally accepted accounting principles; and

  •
  general economic conditions.

        You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.

        All forward-looking statements included herein attributable to us, BPP or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

RISK FACTORS

        You should carefully consider the following risk factors, together with all of the other information included in this prospectus. If any of these factors actually occur, the business, financial condition or results of operations of Boise Inc. could be materially and adversely affected, the value of our common stock could decline and stockholders could lose all or part of their investment.

Risks Associated with the Acquisition

If the Acquisition's benefits do not meet the expectations of the marketplace, investors, financial analysts or industry analysts, the market price of our common stock may decline.

        The market price of our common stock may decline as a result of the Acquisition if we do not perform as expected or if we do not otherwise achieve the perceived benefits of the Acquisition as rapidly as, or to the extent anticipated by, the marketplace, investors, financial analysts or industry analysts. Accordingly, investors may experience a loss as a result of a decreasing stock price, and we may not be able to raise future capital, if necessary, in the equity markets.

Following the Acquisition, our stock ownership has become highly concentrated, and as a result, Boise Cascade may influence our affairs significantly.

        Boise Cascade owns approximately 49% of our common stock. As a result, Boise Cascade has significant representation on our board of directors and will have the voting power to significantly influence our policies, business and affairs, and will also have the ability to influence the outcome of any corporate transaction or other matter, including mergers, consolidations and the sale of all or substantially all of our assets. This concentration in control may have the effect of delaying, deterring or preventing a change of control that otherwise could result in a premium in the price of our common stock.

        In addition, as long as the holders of Seller Registrable Securities (as such term is defined in the Investor Rights Agreement dated February 22, 2008, entered into by and among us, Boise Cascade and certain of our other stockholders named therein (the "Investor Rights Agreement") in connection with the Acquisition) control 33% or more of our common stock issued to Boise Cascade at the closing, we will be subject to restrictions on our business activities pursuant to the terms of the Investor Rights Agreement. More specifically, for so long as the 33% ownership threshold is met or exceeded, the Investor Rights Agreement will restrict us from conducting specified activities or taking specified actions without the affirmative written consent of the holders of a majority of the Seller Registrable Securities then outstanding. The restricted activities include, without limitation, making distributions on our equity securities, redemptions, purchases or acquisitions of our equity securities, issuances or sales of equity securities or securities exchangeable or convertible for equity securities, issuing debt or convertible/exchangeable debt securities, making loans, advances or guarantees, mergers and/or acquisitions, asset sales, liquidations, recapitalizations, non-ordinary business activities, making changes to our organizational documents, making changes to arrangements with our officers, directors, employees and other related persons, incurrence of indebtedness for borrowed money or capital leases above specified thresholds and consummating the sale of the Company. Additionally, pursuant to affirmative covenants under the Investor Rights Agreement (and subject to the same 33% ownership threshold), unless the holders of a majority of the Seller Registrable Securities then outstanding have otherwise consented in writing, we are required to perform specified activities, including, without limitation, preservation of our corporate existence and material licenses, authorizations and permits necessary to the conduct of our business, maintenance of our material properties, discharge of certain statutory liens, performance under material contracts, compliance with applicable laws and regulations, preservation of adequate insurance coverage and maintenance of proper books of record and account.

If we lose our key management and technical personnel, our business may suffer.

        Following the Acquisition, we rely upon a relatively small group of key managers who have extensive experience in the paper and packaging and newsprint businesses. We do not expect to maintain any key man insurance. The loss of management or an inability to attract or retain other key individuals could materially and adversely affect our business. We will seek to compensate management, as well as other employees, through competitive salaries, bonuses and other incentive plans, but there can be no assurance that these programs will allow us to retain key management executives or hire new key employees.

Our indebtedness could adversely affect our financial condition and impair our ability to operate the Business.

        At May 31, 2008, we have approximately $1,112 million of outstanding indebtedness (consisting of approximately $1,051 million under new credit facilities and approximately $61 million under a subordinated promissory note to Boise Cascade). This level of indebtedness could have important consequences on our business, financial condition and operating results, including the following:

  •
  it may limit our ability to borrow money or sell stock to fund our working capital, capital expenditures, acquisitions, debt service requirements and other financing needs;

  •
  our interest expense would increase if interest rates generally rise because a substantial portion of our indebtedness, including all of our indebtedness under our new credit facilities, bears interest at floating rates;

  •
  it may limit our flexibility in planning for, or reacting to, changes in our business and future business opportunities;

  •
  we are subject to debt covenants that may restrict management's ability to make certain business decisions;

  •
  we are more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

  •
  it may make us more vulnerable to a downturn in our business, our industry or the economy in general;

  •
  a substantial portion of our cash flow from operations will be dedicated to the repayment of indebtedness, including indebtedness we may incur in the future, and will not be available for other business purposes; and

  •
  there would be a material adverse effect on our business and financial condition if we were unable to service our indebtedness or obtain additional financing as needed.

Our operations may not be able to generate sufficient cash flows to meet our debt service obligations.

        Our ability to make payments on and to refinance our indebtedness and to fund planned capital expenditures depends on our ability to generate cash from our future operations. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. As a result, it is possible that we may not generate sufficient cash flow from its operations to enable us to repay our indebtedness, make interest payments and to fund other liquidity needs. To the extent we do not generate sufficient cash flow to meet these requirements, it would impact our ability to operate as a going concern.

        The indebtedness incurred by us under our new credit facilities bears interest at variable rates, in which case increases in interest rates would cause our debt service requirements to increase. In such a case, we might need to refinance or restructure all or a portion of our indebtedness on or before maturity. However, we may not be able to refinance any of our indebtedness, including the new credit facilities, on commercially reasonable terms, or at all. Our debt service obligation, assuming our debt outstanding and interest rates stay at May 31, 2008 levels, is approximately $84 million in cash interest payments and fees per annum, which amount will be reduced each year in accordance with scheduled debt amortization payments, if made. In addition, debt service requirements also include scheduled principal payments totaling $8.3 million for 2008 and will rise to a maximum of $447.7 million in 2014.

        If we cannot service or refinance our indebtedness, we may have to take actions such as selling assets, seeking additional equity or reducing or delaying capital expenditures, any of which could have a material adverse effect on our operations and financial condition.

A default under our indebtedness may have a material adverse effect on our business and financial condition.

        In the event of a default under our new credit facilities, the lenders generally would be able to declare all of such indebtedness, together with interest, to be due and payable. In addition, borrowings under the new credit facilities are secured by first- and second-priority liens, as applicable, on all of our assets and our subsidiaries' assets, and in the event of a default under those facilities, the lenders generally would be entitled to seize the collateral. Moreover, upon the occurrence of an event of default, the commitment of the lenders to make any further loans would be terminated. Accordingly, a default under any debt instrument, unless cured or waived, would likely have a material adverse effect on our overall business, the results of our operations and our financial condition.

Servicing debt could limit funds available for other purposes.

        We will use cash from operations to pay the principal and interest on our debt. These payments will limit funds available for other purposes, including expansion of our operations through acquisitions, funding future capital expenditures and the payment of dividends.

Our new credit facilities contain restrictive covenants that limit our overall liquidity and corporate activities.

        The new credit facilities impose operating and financial restrictions that limit our ability to:

  •
  create additional liens on our assets;

  •
  make investments or acquisitions;

  •
  pay dividends;

  •
  incur additional indebtedness or enter into sale/leaseback transactions;

  •
  sell assets, including capital stock of subsidiaries;

  •
  enable our subsidiaries to make distributions;

  •
  enter into transactions with our affiliates;

  •
  enter into new lines of business; and

  •
  engage in consolidations, mergers or sales of substantially all of our assets.

        We need to seek permission from our lenders in order to engage in certain corporate actions. Our lenders' interests may be different from ours, and no assurance can be given that we will be able to obtain the lenders' permission when needed. This may prevent us from taking actions that are in our stockholders' best interest.

        Our new credit facilities also require us to achieve specified financial and operating results and maintain compliance with specified financial ratios. Our ability to comply with these ratios may be affected by events beyond our control, and these types of restrictions could:

  •
  limit our ability to plan for, or react to, market conditions or meet capital needs or otherwise restrict our activities or business plans; and

  •
  adversely affect our ability to finance our operations, strategic acquisitions, investments, alliances and other capital needs, or to engage in other business activities that would be in our best interest.

Registration rights held by Boise Cascade and certain of our stockholders may have an adverse effect on the market price of our common stock.

        The Investor Rights Agreement provides for registration rights with respect to: (1) Aldabra Registrable Securities (as such term is defined in the Investor Rights Agreement); (2) the Seller Registrable Securities; and (3) shares held by other of our stockholders party to the Investor Rights Agreement (the "Other Registrable Securities"). Holders of approximately 48,460,874 shares (or approximately 61% of our outstanding common stock as of June 12, 2008) have registration rights.

        Holders of the Seller Registrable Securities or the Aldabra Registrable Securities have the right to demand registration under the Securities Act of all or a portion of their registrable securities subject to amount and time limitations. Holders of the Seller Registrable Securities may demand five long-form registrations and an unlimited number of short-form registrations, while holders of Aldabra Registrable Securities may demand two long-form registrations and an unlimited number of short-form registrations. The minimum aggregate offering value of the securities required to be registered must equal at least $25,000,000 for long-form registrations and $5,000,000 for short-form registrations.

        Additionally, whenever (i) we propose to register any of our securities under the Securities Act and (ii) the method we select would permit the registration of registrable securities, holders of Aldabra Registrable Securities, the Seller Registrable Securities or Other Registrable Securities have the right to request the inclusion of their registrable securities in such registration. The resale of these shares in the public market upon exercise of the registration rights described above could adversely affect the market price of our common stock or impact our ability to raise additional equity capital.

Delaware law and our amended and restated charter documents may impede or discourage a takeover that our stockholders may consider favorable.

        Our amended and restated charter has provisions that may deter, delay or prevent a third party from acquiring us. These provisions include:

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  limitations on the ability of stockholders to amend our charter documents, including stockholder supermajority voting requirements;

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  the inability of stockholders to act by written consent or to call special meetings after such time Boise Cascade owns less than 25% of the voting power of our common stock entitled to vote generally in the election of directors;

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  a classified board of directors with staggered three-year terms; and

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  the authority of our board of directors to issue, without stockholder approval, up to 1,000,000 shares of preferred stock with such terms as the board of directors may determine and to issue additional shares of our common stock.

        These provisions could have the effect of delaying, deferring or preventing a change in control, discourage others from making tender offers for our shares, lower the market price of our stock or impede the ability of our stockholders to change our management, even if such changes would be beneficial to our stockholders.

Our stockholders may not receive dividends because of restrictions in the new credit facilities, Delaware law and state regulatory requirements.

        Our ability to pay dividends is restricted by our new credit facilities, as well as Delaware law and state regulatory authorities. Under Delaware law, our board of directors may not authorize payment of a dividend unless it is either paid out of our capital surplus, as calculated in accordance with the DGCL, or, if we do not have a surplus, it is paid out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. To the extent we do not have adequate surplus or net profits, we will be prohibited from paying dividends.

Our business may incur increased costs as a result of having publicly-traded equity securities.

        We continue to have publicly-traded equity securities following the Acquisition, and as a result, we have significant legal, accounting and other expenses that the paper business did not incur as part of a private company with public debt. In addition, the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley Act"), as well as rules subsequently implemented by the SEC and the NYSE, have required changes in corporate governance practices of public companies. These rules and regulations have increased legal and financial compliance costs and made activities more time-consuming and costly. For example, as a result of having publicly-traded equity securities, we are required to have a majority of independent directors and to have additional board committees, such as audit, compensation, and nominating and corporate governance committees.

If we fail to maintain effective systems for disclosure and internal controls over financial reporting as a result of the Acquisition, we may be unable to comply with the requirements of Section 404 of the Sarbanes Oxley Act in a timely manner.

        Section 404 of the Sarbanes-Oxley Act requires us to document and test the effectiveness of our internal controls over financial reporting in accordance with an established internal control framework and to report on our conclusion as to the effectiveness of the internal controls. It also requires an independent registered public accounting firm to test our internal controls over financial reporting and report on the effectiveness of such controls for our fiscal year ending December 31, 2008 and subsequent years. It may cost us more than we expect to comply with these controls and procedure-related requirements. If we discover areas of internal controls that need improvement, we cannot be certain that any remedial measures taken will ensure that we implement and maintain adequate internal controls over financial processes and reporting in the future. Any failure to implement requirements for new or improved controls, or difficulties encountered in their implementation could harm our operating results or cause us to fail to meet our reporting obligations.

Risks Related to Our Business

The paper industry is cyclical. Fluctuations in the prices of and the demand for our products could result in smaller profit margins and lower sales volumes.

        Historically, economic and market shifts, fluctuations in capacity, and changes in foreign currency exchange rates have created cyclical changes in prices, sales volumes, and margins for our products. The length and magnitude of industry cycles have varied over time and by product but generally reflect changes in macroeconomic conditions and levels of industry capacity. Most of our paper products, including our cut-size office paper, containerboard, and newsprint, are commodities that are widely available from other producers. Even our noncommodity products, such as premium papers, are impacted by commodity prices since the prices of these grades are often tied to commodity prices. Commodity products have few distinguishing qualities from producer to producer, and as a result, competition for these products is based primarily on price, which is determined by supply relative to demand.

        The overall levels of demand for the commodity products we make and distribute, and consequently our sales and profitability, reflect fluctuations in levels of end-user demand, which depend in large part on general macroeconomic conditions in North America and regional economic conditions in our markets, as well as foreign currency exchange rates. For example, demand for our paper products fluctuates with levels of employment, the state of durable and nondurable goods industries, and prevailing levels of advertising and print circulation. In recent years, particularly since 2000, demand for some grades of paper has decreased as electronic transmission and document storage alternatives have become more prevalent. Newsprint demand in North America has been in decline for decades as electronic media has increasingly displaced paper as a medium for information and communication.

        Industry supply of commodity paper products is also subject to fluctuation, as changing industry conditions can influence producers to idle or permanently close individual machines or entire mills. In addition, to avoid substantial cash costs in connection with idling or closing a mill, some producers will choose to continue to operate at a loss, sometimes even a cash loss, which could prolong weak pricing environments due to oversupply. Oversupply in these markets can also result from producers introducing new capacity in response to favorable short-term pricing trends.

        Industry supply of commodity paper products is also influenced by overseas production capacity, which has grown in recent years and is expected to continue to grow. While the weakness of the U.S. dollar has mitigated the levels of imports in recent years, a strengthening of the U.S. dollar is likely to increase imports of commodity paper products from overseas, putting downward pressure on prices.

        Prices for all of our products are driven by many factors outside our control, and we have little influence over the timing and extent of price changes, which are often volatile. Market conditions beyond our control determine the prices for our commodity products, and as a result, the price for any one or more of these products may fall below our cash production costs, requiring us to either incur short-term losses on product sales or cease production at one or more of our manufacturing facilities. Therefore, our profitability with respect to these products depends on managing our cost structure, particularly raw materials and energy prices, which represent the largest components of our operating costs and can fluctuate based upon factors beyond our control, as described below. If the prices of our products decline, or if our raw materials or energy costs increase, or both, then our sales and profitability could be materially and adversely affected.

We face strong competition in our markets.

        The paper and packaging and newsprint industry is highly competitive, and we face competition from numerous competitors, domestic as well as foreign. Some of our competitors are large, vertically integrated companies that have greater financial and other resources, greater manufacturing economies of scale, greater energy self-sufficiency, and/or lower operating costs, compared with our company. Because of ongoing consolidation in our industry, many of our competitors have become larger, and this trend may continue in the future. Some of our competitors have less indebtedness than we do, and therefore, more of their cash will be available for business purposes other than debt service. As a result, we may be unable to compete with other companies in the market during the various stages of the business cycle and particularly during any downturns.

Our manufacturing businesses may have difficulty obtaining logs and fiber at favorable prices or at all.

        Wood fiber is our principal raw material, accounting for approximately 29% and 17% of the aggregate amount of materials, labor, and other operating expenses, including fiber costs, for our paper and packaging segments, respectively, in 2007. Wood fiber is a commodity, and prices have historically been cyclical. In addition, availability of wood fiber is often negatively affected if demand for building products declines, since wood fiber, including wood chips, sawdust, and shavings, is a byproduct in the manufacture of building products. Wood fiber for our paper mills in the Northwest comes predominantly from building products manufacturing plants. Because of the decline in the housing markets and new construction, a number of building products manufacturing plants have been curtailed and closed in the Northwest. These curtailments affect the availability and price of wood fiber in the region and, in turn, affect the operating and financial performance of our Northwest paper mills. In many cases, we may be unable to increase product prices in response to increased wood fiber costs, depending on other factors affecting the demand or supply of paper. Further, severe or sustained shortages of fiber could cause us to curtail our own operations, resulting in material and adverse affects on our sales and profitability.

        Future domestic or foreign legislation and litigation concerning the use of timberlands, the protection of endangered species, the promotion of forest health, and the response to, and prevention of, catastrophic wildfires can also affect log and fiber supply. Availability of harvested logs and fiber may be further limited by fire, insect infestation, disease, ice storms, windstorms, hurricanes, flooding, and other natural and man-made causes, thereby reducing supply and increasing prices. In addition, since a number of our manufacturing facilities use wood-based biomass as an alternative energy source, an increase in wood fiber costs or a reduction in availability can increase the price of, or reduce the total usage of biomass, which could result in higher energy costs.

Further increases in the cost of our purchased energy or chemicals would lead to higher manufacturing costs, thereby reducing our margins.

        Energy is one of our most significant costs, and it accounted for approximately 15% and 14% of the aggregate amount of materials, labor, and other operating expenses, including fiber costs, for our paper and packaging segments, respectively, in 2007. Energy prices, particularly for electricity, natural gas, and fuel oil, have been volatile in recent years and currently exceed historical averages. These fluctuations impact our manufacturing costs and contribute to earnings volatility. We have some flexibility to switch between fuel sources; however, we have significant exposure to natural gas, fuel oil, and biomass (hog fuel) price increases. Increased demand for these fuels (which could be driven by cold weather) or further supply constraints could drive prices higher. The electricity rates charged to us are impacted by the increase in natural gas prices, although the degree of impact depends on each utility's mix of energy resources and the relevant regulatory situation.

        Other raw materials we use include various chemical compounds, such as precipitated calcium carbonate, sodium chlorate, sodium hydroxide, and dyes. Purchases of chemicals accounted for approximately 14% and 5% of the aggregate amount of materials, labor, and other operating expenses, including fiber costs, for our paper and packaging segments, respectively, in 2007. The costs of these chemicals have been volatile historically and are influenced by capacity utilization, energy prices, and other factors beyond our control.

        For our products, the relationship between industry supply and demand, rather than changes in the cost of raw materials, determines our ability to increase prices. Consequently, we may be unable to pass increases in our operating costs to our customers in the short term. Any sustained increase in chemical or energy prices would reduce our operating margins and potentially require us to limit or cease operations of one or more of our machines or facilities.

Some of our paper products are vulnerable to long-term declines in demand due to competing technologies or materials.

        Our uncoated free sheet paper and newsprint compete with electronic transmission, document storage alternatives, and paper grades we do not produce. As the use of these alternatives grow, demand for paper products may shift from one grade of paper to another or be eliminated altogether. For example, demand for newsprint has declined and may continue to decline as newspapers are replaced with electronic media, and demand for our uncoated free sheet paper for use in pre-printed forms has declined and may continue to decline as the use of desktop publishing and on-demand printing continues to displace traditional forms. Demand for our containerboard may decline as corrugated paper packaging may be replaced with other packaging materials, such as plastic. Any substantial shift in demand from our products to competing technologies or materials could result in a material decrease in sales of our products. The increase in imports also has negatively influenced demand for domestic containerboard, as more products are manufactured and packaged offshore.

A material disruption at one of our manufacturing facilities could prevent us from meeting customer demand, reduce our sales, and/or negatively impact our net income.

        Any of our manufacturing facilities, or any of our machines within an otherwise operational facility, could cease operations unexpectedly due to a number of events, including:

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  maintenance outages;

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  prolonged power failures;

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  an equipment failure;

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  disruption in the supply of raw materials, such as wood fiber, energy or chemicals;

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  a chemical spill or release;

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  closure because of environmental-related concerns;

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  explosion or malfunction of a boiler;

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  the effect of a drought or reduced rainfall on our water supply;

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  disruptions in the transportation infrastructure, including roads, bridges, railroad tracks, and tunnels;

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  fires, floods, earthquakes, hurricanes, or other catastrophes;

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  terrorism or threats of terrorism;

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  labor difficulties; or

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  other operational problems.

        Future events may cause shutdowns, which may result in downtime and/or cause damage to our facilities. Any such downtime or facility damage could prevent us from meeting customer demand for our products and/or require us to make unplanned capital expenditures. If our machines or facilities were to incur significant downtime, our ability to meet our production capacity targets and satisfy customer requirements would be impaired, resulting in lower sales and net income.

Our operations require substantial capital, and we may not have adequate capital resources to provide for all of our capital requirements.

        Our manufacturing businesses are capital-intensive, and we regularly incur capital expenditures to expand our operations, maintain our equipment, increase our operating efficiency, and comply with environmental laws. During 2007, BPP's total capital expenditures, excluding acquisitions, were approximately $141.8 million, including approximately $59 million for maintenance capital (replacements) and approximately $4 million for environmental expenditures. Of the total 2007 capital spending, approximately $45 million is related to upgrades to the Wallula #3 paper machine (the "Wallula #3 machine") to convert it to be able to produce specialty paper grades in addition to commodity grades. Also included is $10 million of spending related to the installation of a shoe press in the DeRidder mill to reduce the use of energy in producing linerboard. We expect capital investments in 2008 to total approximately $110 million to $120 million. Our capital expenditures are expected to be between $110 million and $130 million annually over the next five years, excluding acquisitions or major capital projects.

        If we require funds for operating needs and capital expenditures beyond those generated from operations, we ay not be able to obtain them on favorable terms, or at all. In addition, debt service obligations will reduce our available cash flows. If we cannot maintain or upgrade our equipment as it requires or ensure environmental compliance, we could be required to cease or curtail some of our manufacturing operations or we may become unable to manufacture products that can compete effectively in one or more of our markets.

Our operations are affected by our relationship with OfficeMax.

        Pursuant to a 2004 paper supply contract, OfficeMax is required to purchase its North American requirements for certain grades of paper from us. We anticipate that OfficeMax will continue to be our largest customer and that we will continue to depend on OfficeMax's distribution network for a substantial portion of our uncoated free sheet sales in the future. Any significant deterioration in OfficeMax's financial condition or our relationship with OfficeMax, or a significant change in OfficeMax's business strategy, could result in OfficeMax ceasing to be our customer, or failing to satisfy its contractual obligations to us, or simply result in lower uncoated free sheet (cut size) paper sales through OfficeMax, which in turn could reduce our sales.

We are subject to significant environmental regulation and environmental compliance expenditures, as well as other potential environmental liabilities.

        We are subject to a wide range of general and industry-specific environmental laws and regulations, particularly with respect to air emissions, wastewater discharges, solid and hazardous waste management, and site remediation. BPP's capital expenditures for environmental compliance were approximately $4 million, $7 million, and $16 million in 2007, 2006, and 2005, respectively, and BPP expects to incur approximately $1 million in 2008. We expect to continue to incur significant capital and operating expenditures in order to maintain compliance with applicable environmental laws and regulations. If we fail to comply with applicable environmental laws and regulations, we may face civil or criminal fines, penalties, or enforcement actions, including orders limiting our operations or requiring corrective measures, installation of pollution control equipment, or other remedial actions.

        As an owner and operator of real estate, we may be liable under environmental laws for cleanup and other damages (including tort liability) resulting from releases of hazardous substances on or from our properties. We may have liability under these laws whether or not we knew of, or were responsible for, the presence of these substances on our property, and in some cases, our liability may not be limited to the value of the property.

        The purchase and sale agreement governing the 2004 Transaction contained customary representations, warranties, covenants, and indemnification rights in favor of Boise Cascade's parent entity (as the purchaser thereunder) and Boise White Paper, BP&N and Boise Transportation (as "permitted affiliate purchasers" thereunder); therefore, following the Acquisition the Paper Group will continue to have unlimited indemnification rights against OfficeMax for certain pre-closing liabilities, including for hazardous substance releases and other environmental violations that occurred prior to the 2004 Transaction or that arose out of pre-2004 operations at the businesses, facilities, and other assets purchased by Boise Cascade. However, OfficeMax may not have sufficient funds to fully satisfy its indemnification obligations when required. Furthermore, we are not entitled to indemnification for liabilities incurred due to releases and violations of environmental laws occurring after the 2004 Transaction.

        Enactment of new environmental laws or regulations or changes in existing laws or regulations might require significant expenditures. We may be unable to generate funds or other sources of liquidity and capital to fund unforeseen environmental liabilities or expenditures. In addition, we may be impacted if carbon emission laws are enacted that require us to install additional equipment or pay for existing emissions.

Labor disruptions or increased labor costs could adversely affect our business.

        While we believe we have good labor relations and have established staggered labor contracts for each of our five paper mills to minimize potential disruptions in the event of a labor dispute, we could experience a material labor disruption or significantly increased labor costs at one or more of our facilities, either in the course of negotiations of a labor agreement or otherwise. Either of these situations could prevent us from meeting customer demand or increased costs, thereby reducing our sales and profitability. As of March 31, 2008, we had approximately 4,600 employees. Approximately 2,750, or 60%, of these employees work pursuant to collective bargaining agreements. We are currently in negotiations at our Wallula, Washington, packaging facility (126 employees represented by the United Steelworkers). This year, labor contracts will expire at our Jackson, Alabama converting facility (106 employees represented by the United Steelworkers) in June and at our Salem, Oregon, packaging facilities (92 employees represented by the Association of Western Pulp & Paper Workers) in December. We do not expect material work interruptions or increases in our costs during the course of the negotiations with our collective bargaining units. Nevertheless, if our expectations are not accurate, we could experience a material labor disruption or significantly increased labor costs at one or more of our facilities, any of which could prevent us from meeting customer demand or reduce our sales and profitability.

USE OF PROCEEDS

        Assuming the exercise of all the warrants, we will receive gross proceeds of $310,500,000. We intend to use the proceeds from the exercise of the warrants for working capital, operating expenses and other general corporate purposes, including possible acquisitions. There is no assurance that the holders of the warrants will elect to exercise any or all of the warrants.

DETERMINATION OF OFFERING PRICE

        The offering price of the shares of common stock offered hereby is determined by reference to the exercise price of the warrants. The exercise price of the warrants is $7.50 per share and was determined at the time of the initial public offering.

PLAN OF DISTRIBUTION

        Pursuant to the terms of the warrants, the shares of common stock will be distributed to those warrant holders who surrender the certificates representing the warrants and provide payment of the exercise price through their brokers to our warrant agent, Continental Stock Transfer & Trust Company. We do not know if or when the warrants will be exercised. We also do not know whether any of the shares acquired upon exercise will be sold.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

        You should read the following discussion of the financial condition and results of operations of our business in conjunction with the consolidated financial statements and related notes contained elsewhere in this registration statement. Among other things, those consolidated financial statements include more detailed information regarding the basis of the presentation.

        This Management's Discussion and Analysis of Financial Condition and Results of Operations (the "MD&A") includes statements regarding the Company's expectations with respect to performance, liquidity, and capital resources. Such statements, along with any other non-historical statements in the discussion, are forward-looking. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in "Risk Factors." Actual results may differ materially from those contained in or implied by any of these forward-looking statements.

Overview

        Boise Inc. (formerly Aldabra 2 Acquisition Corp.) or "the Company," "we," "us," or "our" was a blank check company, created on February 1, 2007 (inception) and organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, or other similar business combination with an operating business. On February 22, 2008, Boise Inc. completed the acquisition (the Acquisition) of Boise White Paper, L.L.C., Boise Packaging & Newsprint, L.L.C., Boise Cascade Transportation Holdings Corp. (collectively, the Paper Group), and other assets and liabilities related to the operation of the paper, packaging and newsprint, and transportation businesses of the Paper Group and part of the headquarters operations of Boise Cascade, L.L.C. The business we acquired is referred to in this report as the "Predecessor." The Acquisition was accomplished through the Company's acquisition of Boise Paper Holdings, L.L.C.

        The accompanying consolidated statements of income (loss) and cash flows for the three months ended March 31, 2008, include the activities of Aldabra 2 Acquisition Corp. prior to the Acquisition and the operations of the acquired businesses from February 22, 2008, through March 31, 2008. For the period of January 1 through February 21, 2008, and for the three months ended March 31, 2007, the consolidated statements of income and cash flows of the Predecessor are presented for comparative purposes. The period of February 1 (inception) through March 31, 2007, represents the activities of Aldabra 2 Acquisition Corp.

        Our Management's Discussion and Analysis of Financial Condition and Results of Operations begins with a general overview of the effects of the Acquisition, including the impact of purchase accounting, costs associated with running as a stand-alone company, changes in tax expense as a result of operating as a stand-alone company and the anticipated impact of increased leverage of the business.

        Next, the analysis discusses our three operating segments—paper, packaging, and corporate and other. The discussion of "Recent Trends and Operational Outlook" and "Factors That Affect Operating Results" is intended to give the reader an overview of the goals and challenges of our business and the direction in which our business and products are moving.

        The analysis then reviews BPP's "Results of Operations" for 2007, compared with 2006 and 2006 compared with 2005. Following a review of our annual operating results, we discuss the combined operating results of our Company for the three months ended March 31, 2008 compared with the same period in the prior year. The combined operating results include the operations of Boise Inc. for the three months ended March 31, 2008 and the operations of BPP from January 1 through February 21, 2008. We believe this combined presentation is the most useful comparison between periods. The Acquisition was accounted for in accordance with SFAS No. 141, Business Combinations, resulting in a new basis of accounting from those previously reported by BPP. However, sales and most operating costs are substantially consistent with those reflected by BPP. Finished goods inventories were revalued to estimated selling prices less costs of disposal and a reasonable profit on the disposal. Depreciation changed as a result of adjustments to the fair values of property and equipment due to our preliminary purchase price allocation. These items, along with changes in interest expense and income taxes, are explained independently where appropriate. Following the analysis of our results, relevant merger activity in the industry is discussed in "Industry Mergers and Acquisitions," as well as in "Acquisitions" and "Divestitures," including the February 1, 2006 acquisition of CTC for $43.8 million, is addressed.

        The analysis then provides discussion of changes in our balance sheet and cash flows and discusses our financial commitments in the sections entitled "Liquidity and Capital Resources." This is presented on both a historical basis under "Historical Annual Cash Flows" and pro forma for the Acquisition under "Following the Acquisition." The analysis then addresses our "Contractual Obligations" and "Disclosures of Financial Market Risks", giving effect to the Acquisition. On a historical basis, BPP's financials statements did not include an allocation of Boise Cascade's debt or interest. The analysis then addresses our "Contractual Obligations" and "Disclosures of Financial Market Risks." These sections are followed by a discussion of the "Critical Accounting Estimates" BPP's management believes are important to understanding the assumptions and judgments incorporated in its reported financial results.

Effects of the Acquisition

Purchase Accounting

        The Company has accounted for the Acquisition using the purchase method of accounting. As a result, the total purchase price of approximately $1.664 billion (after working capital and certain other adjustments as set forth in the Company's pro forma financials included in this prospectus under the section heading "Unaudited Pro Forma Condensed Combined Financial Statements") has been preliminarily allocated to the tangible and intangible assets acquired and liabilities assumed based upon their respective fair values as of the date of the Acquisition. Such allocation of the purchase price of the assets acquired has resulted in an increase in the pro forma book depreciation and amortization expense as a result of allocating a higher value to the acquired assets than their historical carrying value based on BPP's assessment of fair value, pending completion of a third-party valuation.

Stand-Alone Company

        During all periods presented, BPP used the services and administrative staff of Boise Cascade. These services included, but were not limited to, finance, accounting, legal, information technology, and human resource functions. The costs not specifically identifiable to BPP were allocated based primarily on average sales, assets, and labor costs. Management believes all of the allocations reasonably reflect BPP's use of the services; however, had BPP operated on a stand-alone basis, and excluding gains related to changes in retiree healthcare programs, management estimates BPP's corporate and other segment would have reported segment losses of approximately $18 million before interest, taxes, depreciation, and amortization (EBITDA) in all annual periods presented. For 2007 and 2006, the corporate and other segment reported losses before interest, taxes, depreciation, and amortization of $10.0 million and $11.6 million, respectively.

Taxes

        For all periods presented, the majority of BPP's assets were held and operated by limited liability companies, which are not subject to entity-level federal or state income taxation. The income taxes in respect to these operations were payable by Boise Cascade's equity holders in accordance with their respective ownership percentages. BPP is now subject to entity-level federal income taxation.

Increased Leverage

        As of May 31, 2008, we had approximately $1,051 million of outstanding indebtedness under the new credit facilities and approximately $61 million under the Seller Note payable to Boise Cascade, L.L.C. (the "Seller Note"). As a result, we are a leveraged company and interest expense will increase significantly in the periods following the consummation of the Acquisition. The indebtedness may limit our flexibility in planning for, or reacting to, changes in the business and future business opportunities since a substantial portion of cash flow from operations will be dedicated to the repayment of indebtedness. This may place us at a competitive disadvantage as some of our competitors are less leveraged. The Company's leverage may make it more vulnerable to a downturn in the business, the industry or the economy in general.

Segments

        The Company operates its business through three reportable segments: paper, packaging, and corporate and other. These segments represent distinct businesses that are managed separately because of differing products and services. Each of these businesses requires distinct operating and marketing strategies. Management reviews the performance of the Company based on these segments.

Paper

        Our paper segment manufactures and sells uncoated free sheet paper (including commodity and premium cut-size office papers); a range of packaging papers (including corrugating medium, label and release papers, and flexible packaging papers); commodity and premium printing and converting papers (including commercial printing papers, envelope papers, and form-related products); and market pulp. Many of these paper products are commodity products, while others have specialized features that make these products premium and specialty grades. Our premium grades include 100% recycled and colored cut-size office papers and our specialty grades include custom-developed papers for such uses as label and release and flexible food packaging. In 2007, the $80 million conversion of the #3 machine in Wallula, Washington, to significantly grow label and release capacity, was completed. We ship to customers both directly from our mills and through distribution centers. In the combined first quarter of 2008, approximately 40% of uncoated free sheet paper sales volume, including 72% of the office papers sale volume, was sold to OfficeMax. In 2007, approximately 44% of BPP's uncoated free sheet paper sales volume, including about 78% of its office papers sales volume, was sold to OfficeMax.

Packaging

        Our packaging segment manufactures and sells containerboard (linerboard) and newsprint at our mill in DeRidder, Louisiana. In March 2008, the $23 million linerboard expansion project, which added 50,000 ton of linerboard capacity that will reduce fuel use and increase product capabilities, was completed.

        We also operate five corrugated container plants in the Northwest and a sheet feeder plant in Waco, Texas, which we acquired in February 2006 for $43.8 million. Our corrugated containers are used primarily in the packaging of fresh fruit and vegetables, processed food, beverages, and other industrial and consumer products. Our Waco plant, known as CTC, produces corrugated sheets that are sold to sheet plants in the Southwest region, where they are converted into corrugated containers for a variety of customers. Our containerboard and corrugated products are sold by our own sales personnel and by brokers.

        We market our newsprint through a subsidiary of Abitibi Consolidated Inc. (Abitibi) pursuant to an arrangement whereby Abitibi purchases all of the newsprint we produce at a price equal to the price at which Abitibi sells newsprint produced at its mills located in the southern United States, less associated expenses and a sales and marketing discount. The newsprint price is verified through a third-

party review. Either party may terminate the agreement by giving eight months' prior written notice of termination.

Corporate and Other

        Our corporate and other segment primarily includes corporate support services, related assets and liabilities, and foreign exchange gains and losses. During the Predecessor periods presented, the Corporate and Other segment primarily included an allocation of Boise Cascade corporate support services and related assets and liabilities. These support services included, but were not limited to, finance, accounting, legal, information technology, and human resource functions. This segment also includes transportation assets, such as rail cars and trucks, that we use to transport our products from our manufacturing sites. Rail cars and trucks are generally leased. We provide transportation services not only to our own facilities but also, on a limited basis, to third parties when geographic proximity and logistics are favorable. During the years ended December 31, 2007, 2006, and 2005, segment sales related primarily to our rail and truck transportation business were $58.9 million, $61.4 million and $66.5 million, respectively.

        In connection with the Acquisition, we entered into an outsourcing services agreement under which we provide a number of corporate staff services to Boise Cascade at our cost. These services include information technology, accounting, and human resource services. The initial term of the agreement is for three years. It will automatically renew for one-year terms unless either party provides notice of termination to the other party at least 12 months in advance of the applicable term.

Recent Trends and Operational Outlook

        North American demand for packaging and communications paper products is heavily influenced by the level of general economic activity. Over time, packaging paper demand has been growing, while growth in most communications paper grades has been negatively affected by electronic substitution.

        Containerboard pricing continued to be stable in the first five months of 2008. In late May, after a major supply disruption at a competitor's mill, many producers announced price increases on linerboard Although we announced a $55 per ton price increase to become effective in July 2008, there is no assurance that the announced price increase will be fully realized. Demand in agriculture, food, and beverage markets, which constitute over half of our packaging product end use markets has remained relatively strong, while industrial markets have shown signs of easing as slower economic growth has reduced demand for packaging papers in the U.S. The impact of weaker domestic demand has been somewhat offset by a relatively weak U.S. dollar, which continues to help make export markets attractive for U.S. containerboard producers and U.S. markets less attractive for overseas producers.

        The uncoated freesheet pricing environment was strong through the first five months of 2008. We announced a $60-per-ton price increase for cut-size copy paper and most printing and converting grades in the first quarter, which has largely been implemented. In late May, we announced a $60-per-ton increase across all of our communication papers for June. There is no assurance that the announced price increase will be fully realized. Since most of our cut-size office paper is sold to OfficeMax under a contract whereby the price OfficeMax pays is determined by a published index, changes in price for this product sold to OfficeMax tend to lag behind the general market by approximately 60 days.

        Demand for our targeted label and release, flexible packaging, and premium office papers (such as colored and 100% recycled-content cut-size papers) has been growing, although demand in 2008 has been flat to slowly growing for these grades in conjunction with a slower overall economy. Demand for commodity communications papers in North America has continued to decline as electronic media substitutes for traditional paper media. According to Resource Information Systems, Inc. (RISI), during the first four months of 2008, uncoated freesheet demand declined 4.2% compared with the same period in 2007. Demand for uncoated free sheet printing and converting papers also continues to be heavily affected by the shift to electronic media for communications.

        Two factors have allowed producers to raise prices in the face of decreasing demand: first, producers have closed or converted capacity to offset demand reductions, and second, the decreased value of the U.S. dollar, relative to other currencies, has allowed U.S. producers to export profitably while making U.S. markets less attractive to offshore producers. As a result, industry inventories are low relative to historical standards, and most producers have announced price increases.

        North American newsprint demand has continued to trend downward. In December 2007, AbitibiBowater Inc. (AbitibiBowater), the largest producer of newsprint in North America, announced the permanent closure of manufacturing facilities with approximately 1 million tons of annual capacity of groundwood printing and newsprint papers. At the same time, AbitibiBowater announced price increases of $60-per-ton, which were phased in during the first quarter of 2008, and followed with $60-per-ton increases for the second quarter, which are currently being implemented. In May, AbitibiBowater announced another $60-per-ton price increase which is expected to be phased in during the third quarter. There is no assurance that the announced price increases will be realized.

        Our financial results continue to be negatively affected by significant cost increases. Fiber costs in the Pacific Northwest continue to be high by historical standards and have not declined seasonally as they did in 2007. These higher wood fiber costs are having a significant negative impact on the financial results of our St. Helens, Oregon, and Wallula, Washington, pulp and paper mills. As a result, we may choose to change our operating configuration at those facilities, including potentially closing some or all of the St. Helens mill if we cannot operate it profitably. We will continue to evaluate its ongoing financial performance. Our St. Helens pulp and paper mill and Wallula pulp and paper mill combined consume approximately 1 million bone-dry units (bdu) of fiber in the Pacific Northwest annually under normal operations. We have expanded our whole-log chipping capacity and we are currently pursuing alternative sources of fiber.

        Energy costs, particularly natural gas, are also high relative to historical standards and have continued to increase since the first quarter of 2008. Boise Inc.'s pulp and paper operations consume approximately 14 million British thermal units (mmBtu) of natural gas annually under normal operations.

        Through the first five months of 2008, chemical prices have increased and many of Boise Inc.'s chemical suppliers have increased their prices to us as contracts have allowed.

        In May and June of 2008, downtime was taken at our International Falls, Minnesota and Wallula, Washington pulp and paper mills to perform annual maintenance work. The work at International Falls included additional planned long-term maintenance work on the recovery boiler. The total impact of both shutdowns to second quarter operating income, including lost contribution from lower production, is expected to be between $17 and $19 million dollars.

        Under purchase accounting rules, in connection with the Acquisition we revalued our finished goods inventory to estimated selling prices less costs of disposal and a reasonable profit allowance for the selling effort, and we eliminated previously established profit in inventory reserves. As a result of these purchase accounting adjustments, our materials, labor, and other operating expenses will increase approximately $11.5 million, of which $6.5 million was recognized during the three months ended March 31, 2008, with the balance to be recognized during the second quarter of 2008.

Factors That Affect Operating Results

        Our results of operations and financial performance are influenced by a variety of factors, including the following:

  •
  General economic conditions, including but not limited to housing starts, repair-and-remodel activity, nonresidential construction, white-collar employment, electronic substitution, durable goods production, and relative currency values;

  •
  Volatility in raw material costs, energy prices, and currency values;

  •
  The commodity nature of the Company's products and their price movements, which are driven largely by supply and demand;

  •
  Industry cycles and capacity utilization rates;

  •
  The cost and ability to obtain necessary financing;

  •
  Continued compliance with government regulations;

  •
  Legislative or regulatory environments, requirements, or changes affecting the businesses in which the Company is engaged;

  •
  Labor and personnel relations;

  •
  Credit or currency risks affecting the Company's revenue and profitability;

  •
  Major equipment failure;

  •
  Severe weather phenomena such as drought, hurricanes, tornadoes, and fire;

  •
  The Company's customer concentration;

  •
  The Company's ability to implement its strategies;

  •
  Actions of suppliers, customers, and competitors;

  •
  The ability to secure skilled technical personnel and staffing; and

  •
  The other factors described in "Risk Factors".

Commodity and Premium and Specialty Products

        Many of the products we manufacture and distribute are commodities widely available and can be readily produced by our competitors. Because commodity products have few distinguishing qualities from producer to producer, competition for these products is primarily based on price, which is determined by supply relative to demand. Generally, market conditions beyond our control determine the price for our commodity products, and the price for any one or more of these products may fall below our cash production costs. Therefore, our profitability with respect to these products depends on managing our manufacturing efficiency and cost structure, particularly raw material and energy costs, which also exhibit commodity characteristics.

        Premium and specialty grades include our imaging papers and packaging papers, including label and release and flexible packaging products, and our printing and converting papers, including commercial printing papers, envelope papers, and form-related products. Our premium and specialty papers are differentiated from competing products based on quality and product design, as well as related customer service. We are generally able to influence price based on the strength of differentiation and levels of customer service and are generally able to sell these products at higher margins than our commodity products. Demand for specialty and premium products is affected by overall levels of economic activity and, in the case of our packaging papers, is not significantly impacted by electronic media substitution. In order to reduce our sensitivity to price cyclicality and electronic media substitution and improve our margins, a fundamental component of our strategy is to increase production of premium and specialty papers as a percent of our total Paper segment sales. We believe these products are less susceptible to commodity pricing dynamics.

        In our paper segment, sales volumes of our target grades of label and release, flexible packaging, and premium office grades grew by 6%, compared with first quarter 2007. Sales volume of premium and specialty papers was approximately 32% of uncoated free sheet tons sold during the three months ended March 31, 2008, compared with 34% for the same period in 2007. The project to convert our

W-3 paper machine in Wallula, Washington to enable it to produce label and release grades was a key step in providing us with the capacity to increase production of premium and specialty paper grades. This project came online during second quarter 2007. During the second half of 2007, we identified performance issues relating to equipment installed during the machine rebuild. These issues were resolved in the fourth quarter, enabling us to resume our production ramp-up.

Demand

        The overall level of demand for the products we make and distribute is affected by, among other things, manufacturing activity, employment, consumer spending, and currency exchange rates. Accordingly, we believe that our financial results depend in large part on general macroeconomic conditions in North America, as well as on regional economic conditions in the geographic markets in which we operate. While no single product line drives our overall financial performance, individual product lines are influenced by conditions in their respective industries. For example:

  •
  Historically, demand for uncoated free sheet correlated positively with general economic activity. However, demand for communications paper grades, such as uncoated free sheet printing and forms paper, which we produce, has decreased as the use of electronic transmission and document storage alternatives has become more widespread and more efficient.

  •
  Demand for recycled content papers is linked to an increased public awareness of environmental and sustainability issues and is less sensitive to general economic activity. We produce grades that contain from 10% to 100% recycled content.

  •
  A large share of the demand for corrugated containers, and therefore, containerboard, is driven by unprocessed and processed food production and manufacturing, specifically the manufacture of nondurable goods. In addition, inventory stocking or liquidation of these goods has an impact, as do currency exchange rates that affect the cost-competitiveness of foreign manufacturers. The weakening U.S. dollar has made U.S. producers more attractive relative to overseas competitors.

  •
  Demand for newsprint depends upon prevailing levels of newspaper advertising and circulation. Demand for newsprint in North America declined approximately 22% between 2003 and 2007, according to RISI, due in part to the growth of online media.

Supply

        Industry supply of paper is affected by the number of operational or idled facilities, the building of new capacity, and the shutting down of existing capacity. Capacity also tends to increase gradually over time without significant capital expenditures, as manufacturers improve production efficiencies. Generally, more capacity is added or employed when supply is tight and margins are relatively high, and capacity is idled or eliminated when capacity significantly exceeds demand and margins are poor.

        No new uncoated free sheet or linerboard machines have been built in North America since 1995. In addition, from 2003 to 2007, North American uncoated free sheet, containerboard, and newsprint capacities declined 10%, 2%, and 19%, respectively, according to RISI. New capacity additions are constrained by the high capital investment and long lead times required to plan, obtain regulatory approvals for, and build a new mill. A favorable pricing environment may prompt manufacturers to initiate expansion projects.

        Industry supply of paper is also influenced by the level of imports and overseas production capacity, which has grown in recent years. The weakening of the U.S. dollar has mitigated the level of imports in recent years.

Operating Costs

        The major costs of production are wood fiber, energy, chemicals and labor. The relative size of these costs varies by segment. Given the significance of raw material and energy costs to total operating expenses and its limited ability to control these costs, compared with other operating costs, volatility in these costs can materially affect operating margins. In addition, the timing and degree of price cycles of raw materials and energy differ with respect to each type of raw material and energy used.

        Wood fiber.    The primary raw material is wood fiber, accounting for the following percentages of materials, labor, and other operating expenses, including fiber costs, for each of the respective periods listed below:

	Predecessor Year Ended December 31
	2005	2006	2007
Paper	27%	28%	29%
Packaging	14%	14%	17%

	Predecessor	Boise Inc.	Predecessor	Combined
	Three Months Ended March 31, 2007	Three Months Ended March 31, 2008	January 1 Through February 21, 2008	Three Months Ended March 31, 2008
Paper	28%	30%	26%	27%
Packaging	18%	11%	17%	15%

        The primary sources of logs and wood fiber are timber and byproducts of timber, such as wood chips, wood shavings, and sawdust. Substantially all fiber is acquired from outside sources. We convert logs and wood chips into pulp, which we use at our paper mills to produce paper. On an aggregate basis, operating at capacity, we are able to produce volume equal to all of our pulp needs, purchasing and selling similar amounts on the open market. Recent developments in the Pacific Northwest, if extended, may limit our ability to produce and profitably sell market pulp. Extended lower pulp sales could change our aggregate structural pulp balance from pulp neutral to one in which we are a net consumer of pulp.

        Logs and wood fiber are commodities, and prices for logs and wood fiber have historically been cyclical due to changing levels of demand. Log and fiber supply may be limited by public policy or government regulation as well as fire, insect infestation, disease, ice storms, windstorms, hurricanes, flooding, other weather conditions, and other natural and man-made causes. Residual fiber supply may be limited due to a reduction in primary manufacturing at sawmills and plywood plants. Declines in log and fiber supply, driven primarily by changes in public policy and government regulation, have been severe enough to cause the closure of numerous facilities in some of the regions in which we operate. Any sustained undersupply and resulting increase in wood fiber prices could decrease our production volumes and/or increase our operating costs. Prices for our products might not reflect increases or decreases in log and wood fiber prices, and as a result, our operating margins could fluctuate. In Minnesota, wood fiber prices declined in the first quarter of 2008, compared with the first quarter of 2007, as oriented stand board plants in the region curtailed operations, resulting in less demand pressure. In the Northwest, residual fiber costs increased sharply during the second half of the first quarter of 2008 and continue to be high by historical standards. Because residual fiber for our paper mills in the Northwest comes predominantly from sawmills and plywood plants, curtailments in these mills, as a result of decreased demand for these products related to the housing slowdown, will continue to impact the availability of residual fiber for our Northwest pulp and paper operations. After declining throughout 2007, residual fiber prices in the Pacific Northwest began to increase during the first quarter of 2008, as continued and additional curtailments of wood products facilities put pressure on fiber markets. Relative to historical standards, fiber costs were high in Louisiana in 2007 due to unusually high and persistent rainfall, which limited access to many harvest areas and limited supply availability. Recently, standing timber prices in Louisiana have decreased, as weather patterns have allowed better access to timberlands. However, delivered cost of fiber is also impacted by diesel fuel costs. Recent increases in diesel prices have negatively affected delivered fiber costs.

        Other raw materials and energy purchasing and pricing.    We purchase other raw materials and energy used to manufacture our products in both the open market and through long-term contracts. These contracts are generally with regional suppliers who agree to supply all of our needs for a certain raw material or energy at one of our facilities. These contracts normally contain minimum purchase requirements and are for terms of various lengths. They also contain price adjustment mechanisms that take into account changes in market prices. Therefore, although the long-term contracts provide us with supplies of raw materials and energy that are more stable than open-market purchases, in many cases, they may not alleviate fluctuations in market prices.

        Our costs for raw materials are influenced by increases in energy costs. Specifically, some of our key chemicals, including pulping and bleaching chemicals consumed in our paper and packaging mills, are heavily influenced by energy costs. A number of our major suppliers have increased prices. Relationship between industry supply and demand, rather than changes in the cost of raw materials, determines our ability to increase prices. Consequently, we may be unable to pass increases in our operating costs to our customers in the short term.

        Energy.    Energy prices, particularly for electricity, natural gas, and fuel oil, have been volatile in recent years and currently exceed historical averages. In addition, we have limited flexibility to switch between fuel sources in the short term; accordingly, we have significant exposure to natural gas price changes. In the first quarter of 2008, natural gas prices have increased sharply. In normal operations, our pulp and paper operations consume approximately 14 million mmBtu of natural gas annually. Energy costs represented the following percentages of materials, labor, and other operating expenses, including fiber costs, for each of the respective periods listed below:

	Predecessor Year Ended December 31
	2005	2006	2007
Paper	16%	16%	15%
Packaging	14%	15%	14%

	Predecessor	Boise Inc.	Predecessor	Combined
	Three Months Ended March 31, 2007	Three Months Ended March 31, 2008	January 1 Through February 21, 2008	Three Months Ended March 31, 2008
Paper	17%	17%	15%	16%
Packaging	15%	14%	14%	14%

        We may enter into natural gas swaps, options, or a combination of these instruments to hedge the variable cash flow risk of natural gas purchases. As of March 31, 2008, we had entered into derivative instruments related to approximately 3% of our forecasted natural gas purchases from July 2008 through October 2008, and approximately 2% of our forecasted natural gas purchases from November 2008 through March 2009. These derivatives form a "three-way collar," which is a combination of options: a written put, a purchased call, and a written call. The purchased call establishes a maximum price unless the market price exceeds the written call, at which point the maximum price would be New York Mercantile Exchange (NYMEX) price less the difference between the purchased call and the written call strike price. The written put establishes a minimum price (the floor) the Company will pay for the volumes under contract. The following table summarizes our natural gas hedged positions as of March 31, 2008:

	Three-Way Cashless Collar
	July 2008 Through October 2008	November 2008 Through March 2009
Volume hedged	1,000 mmBtu/day	1,000 mmBtu/day
Strike price of call sold	$13.00	$14.00
Strike price of call bought	10.00	11.00
Strike price of put sold	6.00	6.38
Approximate percent hedged	3%	2%

        Subsequent to March 31, 2008, and as of April 30, 2008, we have entered into natural gas price caps related to approximately 21% of our forecasted natural gas purchases from May 2008 through August 2008. We have elected to account for these instruments as economic hedges and record the changes in fair value in "Materials, labor, and operating expenses" in our Consolidated Statements of Income (Loss). We may enter into additional derivative instruments to hedge variable cash flow risk of natural gas purchases.

        Chemicals.    Important chemicals we use in the production of our products include starch, sodium chlorate, precipitated calcium carbonate, sodium hydroxide, and dyestuffs and optical brighteners. Purchases of chemicals represented the following percentages of materials, labor, and other operating expenses, including fiber costs, for each of the respective periods listed below:

	Predecessor Year Ended December 31
	2005	2006	2007
Paper	13%	14%	14%
Packaging	4%	5%	5%

	Predecessor	Boise Inc.	Predecessor	Combined
	Three Months Ended March 31, 2007	Three Months Ended March 31, 2008	January 1 Through February 21, 2008	Three Months Ended March 31, 2008
Paper	14%	15%	13%	14%
Packaging	4%	5%	6%	6%

        We experienced higher chemical costs during first quarter 2008, compared with 2007, due primarily to chemical market supply and demand dynamics.

        Labor.    Labor costs tend to increase steadily due to inflation in healthcare and wage costs. Labor costs are not as volatile as energy and wood fiber costs. As of March 31, 2008, we had approximately 4,600 employees. Approximately 2,750, or 60%, of these employees work pursuant to collective bargaining agreements. We are currently in negotiations for our Wallula packaging facility (126 employees represented by the United Steelworkers). This year, labor contracts will expire at our converting facility in Jackson, Alabama (106 employees represented by the United Steelworkers) in June and at our packaging plant in Salem, Oregon (92 employees represented by the Association of Western Pulp & Paper Workers) in December. We do not expect material work interruptions or increases in our costs during the course of the negotiations with our collective bargaining units. Nevertheless, if our expectations are not accurate, we could experience a material labor disruption or significantly increased labor costs at one or more of our facilities, any of which could prevent us from meeting customer demand or reduce our sales and profitability.

        Inflationary and seasonal influences.    Our major costs of production are labor, wood fiber, energy, and chemicals. Fiber costs in the Pacific Northwest are relatively high by historical standards. Energy costs, particularly for electricity, natural gas, and fuel oil, have been volatile in recent years and currently exceed historical standards. We have also seen higher chemical costs in the current year, compared with historical standards. In addition to these increases over historical levels, we experience some seasonality, based primarily on buying patterns associated with particular products. For example, the demand for our corrugated containers is influenced by agricultural demand in the Pacific Northwest. In addition, seasonally cold weather increases costs, especially energy consumption, at all of our manufacturing facilities.

Annual Results of Operations

        The following tables set forth the results of operations for BPP in dollars and as a percentage of sales for the years ended December 31, 2005, 2006 and 2007:

	Year Ended December 31
	2005	2006	2007
	(dollars in millions)
Sales
Trade	$1,479.5	$1,567.4	$1,636.6
Related parties	649.5	654.6	696.0

	2,129.0	2,222.0	2,332.6

Costs and expenses
Materials, labor, and other operating expenses	1,840.3	1,874.4	1,948.2
Fiber costs from related parties	32.4	30.4	39.4
Depreciation, amortization, and depletion	95.4	116.4	84.6
Selling and distribution expenses	55.2	59.8	59.5
General and administrative expenses	36.4	44.5	44.5
Other (income) expense, net	(4.3)	2.7	(4.1)

	2,055.4	2,128.2	2,172.1

Income from operations	$73.6	$93.8	$160.5

	Year Ended December 31
	2005	2006	2007
	(percentage of sales)
Sales
Trade	69.5%	70.5%	70.2%
Related parties	30.5	29.5	29.8

	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses	86.4%	84.4%	83.5%
Fiber costs from related parties	1.5	1.4	1.7
Depreciation, amortization, and depletion	4.5	5.2	3.6
Selling and distribution expenses	2.6	2.7	2.6
General and administrative expenses	1.7	2.0	1.9
Other (income) expense, net	(0.2)	0.1	(0.2)

	96.5%	95.8%	93.1%

Income from operations	3.5%	4.2%	6.9%

Sales Volumes and Prices

        Set forth below are BPP's segment sales volumes and average net selling prices for BPP's principal products for the years ended December 31, 2005, 2006, and 2007:

	Year Ended December 31
	2005	2006	2007
	(thousands of short tons, except corrugated containers and sheets)
Paper
Uncoated free sheet	1,516	1,497	1,475
Containerboard (medium)	128	132	134
Market pulp	142	112	145

	1,786	1,741	1,754

Packaging & Newsprint
Containerboard (linerboard)(1)	452	266	239
Newsprint	408	411	415
Corrugated containers and sheets	4,770	6,599	6,609
	(dollars per short ton, except corrugated containers and sheets)
Paper
Uncoated free sheet	$742	$802	$864
Containerboard (medium)	330	392	435
Market pulp	396	440	538
Packaging & Newsprint
Containerboard (linerboard)(1)	$349	$355	$389
Newsprint	491	533	489
Corrugated containers and sheets ($/msf)	50	50	53

(1)
Includes the impact of adopting EITF 04-13, Accounting for Purchases and Sales of Inventory With the Same Counterparty, effective January 1, 2006, which required BPP to report its inventory buy/sell transactions on a net basis. In accordance with the provisions of EITF 04-13, prior-period financial information has not been reclassified to conform with the current period's presentation. See Boise Paper Products' Consolidated Financial Statements.

Operating Results

2007 Compared With 2006

Sales

        Total sales increased $110.6 million, or 5%, to $2,332.6 million in 2007 compared with $2,222.0 million in 2006. Relative to 2006, sales increased in BPP's paper and packaging and newsprint segments. The increase in both of the paper businesses was driven by improved pricing in 2007 relative to 2006. In addition, in both businesses, the weak U.S. dollar helped reduce the competitiveness of imports while increasing the competitiveness of U.S. exports.

        Paper.    Sales increased $101.5 million, or 7%, to $1,596.2 million in 2007 from $1,494.7 million in 2006. The increase in sales was the result of increased sales price, as producers closed, converted, or curtailed operations to keep production balanced with demand.

        Packaging and Newsprint.    Sales increased $16.6 million, or 2%, to $783.1 million in 2007 from $766.5 million in 2006. The increase in sales was driven by increased sales prices for corrugated products and linerboard, offset in part by lower sales prices for newsprint. The increase in sales prices for corrugated products was due to strong demand, while the decrease in newsprint sales prices was driven by continued lower demand trends, due in part to the growth of online media.

Costs and Expenses

        Materials, labor, and other operating expenses, including fiber costs from related parties, expenses increased $82.8 million, or 4%, to $2.0 billion in 2007 from $1.9 billion in 2006. Compared with 2006, fiber costs increased approximately $19.0 million and $25.4 million in BPP's paper and packaging and newsprint segments, respectively. These increases in fiber costs resulted primarily from a 12% per ton increase and 25% per ton increase in wood costs in BPP's paper and packaging and newsprint segments. In BPP's paper segment, fiber costs increased in early 2007, compared with 2006, as a result of reduced residual availability in the Pacific Northwest and higher purchased pulp and purchased wastepaper costs. In BPP's packaging and newsprint segment, fiber costs increased, as unusually wet weather in Louisiana reduced access to lowland forests, forcing BPP to procure wood from further distances. Compared with 2006, chemical costs increased by $9.6 million and $3.8 million, in BPP's paper and packaging and newsprint segments, respectively, as a result of higher prices for many of the commodity chemical inputs to BPP's processes. BPP's paper segment's chemical cost increases were the result of higher prices for pulp, bleaching and additives. In addition, BPP experienced increased fixed costs. These increases were offset in part by $7.1 million in lower energy costs in these segments.

        Depreciation, amortization, and depletion expenses decreased $31.8 million, or 27%, to $84.6 million in 2007 from $116.4 million in 2006. The year ended December 31, 2007, included $41.8 million of lower depreciation and amortization expense as a result of discontinuing depreciation and amortization on the assets recorded as held for sale in conjunction with the Acquisition. Of the $41.8 million of lower depreciation and amortization expense, $21.7 million related to BPP's paper segment and $19.1 million related to its packaging and newsprint segment, respectively. This reduction in depreciation and amortization expenses was partially offset by an increase in depreciation expense as the result of BPP's review of the estimated useful lives of some of its depreciable assets earlier in the year and determining that some of its assets would be used for a shorter period of time than the depreciable lives previously assigned to them. As a result, BPP revised its depreciation estimates to reflect the remaining expected use of the assets. This change in estimates increased depreciation, amortization, and depletion expenses by approximately $11.0 million in 2007 and $10.0 million in 2006.

        Selling and distribution expenses decreased $0.3 million to $59.5 million in 2007 from $59.8 million in 2006. As a percentage of sales, selling and distribution expenses decreased to 2.6% in 2007 from 2.7% in 2006.

        General and administrative expenses were flat at $44.5 million for 2007 and 2006.

        Other (income) expense, net includes miscellaneous income and expense items. The components of "Other (income) expense, net" in the Consolidated Statements of Income are as follows:

	Year Ended December 31
	2006	2007
	(millions)
Changes in retiree healthcare programs	$(3.7)	$(4.4)
Sales of assets, net	3.0	(0.1)
Project costs	2.7	0.3
Other, net	0.7	0.1

	$2.7	$(4.1)

Income (Loss) From Operations

        Income from operations increased $66.7 million, or 71%, from $93.8 million in 2006 to $160.5 million in 2007. The increase was primarily the result of improved performance in the paper segment, offset in part by lower income in the packaging and newsprint segments.

        Paper.    Segment income increased $70.2 million, or 111%, to $133.5 million for 2007, compared with $63.3 million in 2006. The increase was driven by higher sales prices, offset in part by higher fiber and chemical costs. As a result of the proposed sale of BPP, Boise Cascade suspended depreciation and amortization of its long-lived assets in September 2007, which reduced depreciation and amortization during 2007 by approximately $21.7 million.

        Packaging and Newsprint.    Segment income decreased $5.2 million, or 11%, from $45.3 million in 2006 to $40.1 million for 2007. The decrease was driven primarily by lower newsprint prices, coupled with higher fiber costs, offset in part by higher prices for corrugated products and linerboard. Partially offsetting the unfavorable impacts on segment income was $19.1 million of lower depreciation and amortization expenses as a result of the pending sale of the paper and packaging, and newsprint businesses.

Other

        Income tax provision.    During the years ended December 31, 2007 and 2006, BPP's effective tax rates for its separate subsidiaries that are taxed as corporations were 44.1% and 37.4%, respectively. The primary reason for the difference in tax rates is the effect of state income taxes and the mix of domestic and foreign sources of income.

2006 Compared With 2005

Sales

        Total sales increased $93.0 million, or 4%, to $2.2 billion in 2006 from $2.1 billion in 2005. Relative to the year ended December 31, 2005, sales increased in both paper and packaging and newsprint segments. The increase in sales in BPP's paper segment was driven primarily by higher prices. The increase in packaging and newsprint segment sales was driven primarily by the addition of CTC and higher prices, as relatively firm markets and little or no increase in capacity led to tighter supply/demand dynamics, which allowed producers to raise prices.

        Paper.    Sales increased $79.5 million, or 6%, to $1,494.7 million in 2006 from $1,415.2 million in 2005. The increase in sales was primarily due to the increase in the price of commodity uncoated free sheet paper, which was 10% higher than the same period a year ago. In addition, prices for premium and specialty papers, corrugating medium, and market pulp increased 2%, 19%, and 11%, respectively. In 2006, BPP took 4,000 tons of market-related downtime related to uncoated free sheet paper production, compared with 17,000 tons in 2005. In third quarter 2005, BPP lost approximately 3,500 tons of uncoated free sheet paper production due to Hurricanes Dennis and Katrina. Overall sales volumes of uncoated free sheet paper decreased 2%. Contributing to the drop in sales volume was a 21% decrease in the sales volume of market pulp, as BPP reduced production at its St. Helens pulp and paper mill due to difficulty sourcing an adequate volume of wood chips at acceptable prices. During 2006, as a result of the shortage of chips in the Northwest, BPP reduced pulp production at its St. Helens mill by approximately 20,000 tons. In addition, sales volumes in uncoated free sheet paper decreased 1%. During the fourth quarter 2006, BPP chose to build inventory to cover planned production downtime in early 2007 at its Wallula mill to implement the capital project to produce both pressure sensitive paper and commodity uncoated free sheet paper grades. The decrease in uncoated free sheet paper sales volumes occurred largely in the fourth quarter, as demand declined seasonally. Corrugating medium sales volumes were modestly higher in 2006, compared with 2005.

        Packaging and Newsprint.    Sales increased $34.9 million, or 5%, to $766.5 million in 2006 from $731.6 million in 2005. The increase was driven primarily by increased corrugated sheet sales from CTC, coupled with increased sales prices for both linerboard and newsprint, which were up 2% and 9%, respectively. These increases were partially offset by lower linerboard sales volumes due, in part, to the adoption of EITF 04-13 and lower sales of linerboard, as BPP moved more of its linerboard through its own converting plants. Excluding the impact of EITF 04-13 (which nets out any trade sales), linerboard sales volumes decreased 1%, compared with 2005. Had EITF 04-13 been in effect in 2005, it would have reduced sales $69.6 million. In 2006, BPP took 9,000 tons of market-related downtime, compared with 13,000 tons in 2005. In both periods, the market-related downtime was primarily in newsprint. In third quarter 2005, BPP lost approximately 9,500 tons of linerboard production and 8,200 tons of newsprint production due to Hurricane Rita.

Costs and Expenses

        Materials, labor, and other operating expenses, including fiber costs from related parties, increased $32.1 million, or 2%, to $1,904.8 million in 2006 from $1,872.7 million in 2005. The increase was due primarily to higher raw material costs in both of BPP's segments. Fiber, chemical, and energy costs were higher year over year in both segments. Compared with 2005, fiber costs increased approximately $32.8 million and $5.3 million in the Company's paper and packaging and newsprint segments, respectively. The increase in fiber costs in BPP's paper segment partially resulted from a 9% per ton increase in wood costs and a 16% per ton increase in purchased pulp costs, comparing 2006 with 2005. Chemical costs increased approximately $23.0 million and $8.1 million in BPP's paper and packaging and newsprint segments, respectively. Energy costs increased approximately $5.4 million and $6.9 million in BPP's paper and packaging and newsprint segments, respectively. During 2006, BPP's energy costs were approximately $18.1 million higher than they would have been had BPP not hedged its exposure to changing prices through derivative instruments. Chemical costs in BPP's paper and packaging and newsprint segments were higher, as suppliers increased prices to reflect increases in their energy costs. Chemical costs in BPP's uncoated free sheet business were also higher due to the move by the industry to higher brightness for commodity cut-size papers, which requires the use of more chemicals. In addition, BPP experienced higher compensation and benefit costs reflecting general inflation in wages and benefits. Compared with 2005, labor costs increased approximately $5.1 million and $8.7 million in the Company's paper and packaging and newsprint segments, respectively. These costs decreased approximately $1.0 million in BPP's corporate and other segment. As a percentage of sales, materials, labor, and other operating expenses decreased slightly to 85.8% in 2006 from 87.9% in 2005.

        Depreciation, amortization, and depletion expenses increased $21.0 million, or 22%, to $116.4 million in 2006 from $95.4 million in 2005. The increase was primarily the result of BPP's review of the estimated useful lives of some of its depreciable assets and determining that some assets would be used for a shorter period of time than the depreciable lives previously assigned to them. As a result, BPP revised its depreciation estimates to reflect the remaining expected use of the assets. This change in estimate increased depreciation, amortization, and depletion expenses by approximately $10 million in 2006.

        Selling and distribution expenses increased $4.6 million, or 8%, to $59.8 million in 2006 from $55.2 million in 2005. In 2006, BPP's paper segment recorded a $2.3 million write-off of bad debt related to the bankruptcy of a customer. In addition, distribution expenses increased in 2006, as compared to 2005, due to increased freight rates coupled with an increased percentage of truck shipments relative to rail shipments.

        General and administrative expenses increased $8.1 million, or 22%, to $44.5 million in 2006 from $36.4 million in 2005. General and administrative expenses as a percentage of sales increased 0.3% in 2006, from 1.7% in 2005 to 2.0% in 2006. Relative to 2005, general and administrative expenses increased primarily due to higher outside professional fees, benefit costs, training expenditures, and lease costs.

        Other (income) expense, net includes miscellaneous income and expense items. The components of "other (income) expense, net" in the Consolidated Statements of Income are as follows:

	Year Ended December 31
	2005	2006
	(dollars in millions)
Changes in retiree healthcare programs	$(5.2)	$(3.7)
Sales of assets, net	0.8	3.0
Project costs	—	2.7
Other, net	0.1	0.7

	$(4.3)	$2.7

Income (Loss) From Operations

        Income from operations increased $20.2 million, or 28%, from $73.6 million in 2005 to $93.8 million for 2006. The increase was primarily the result of improved performance in both the paper and packaging and newsprint segments.

        Paper.    Segment income increased $5.8 million, or 10%, to $63.3 million for 2006, compared with $57.5 million for 2005. This increase was due primarily to higher prices. Partially offsetting the higher prices were increases in raw material and manufacturing costs, including fiber, chemicals, compensation and benefits, and energy. Chemical cost increases were primarily the result of increases in prices from suppliers and, to a lesser extent, the conversion to higher brightness in uncoated free sheet paper grades. In addition, BPP experienced a reduction in market pulp sales, as it curtailed operations at its St. Helens, Oregon, pulp mill in response to high wood costs.

        Packaging and Newsprint.    Segment income increased $21.5 million, or 90%, to $45.3 million for 2006, compared with $23.8 million for 2005. The increase was primarily the result of higher linerboard and newsprint prices. The addition of CTC also contributed to improved segment income. These improvements were offset, in part, by increased depreciation, compensation and benefits, fiber, energy, and chemical costs. The year ended December 31, 2005, included downtime taken as a result of Hurricane Rita.

Other

        Income Tax provision.    During the years ended December 31, 2006 and 2005, BPP's effective tax rates for its separate subsidiaries that are taxed as corporations were 37.4% and 40.8%, respectively. The primary reason for the difference in tax rates is the effect of state income taxes.

Quarterly Results of Operations

        The following table sets forth operating results in dollars and as a percentage of sales for the three months ended March 31, 2008, the period of February 1 (inception) through March 31, 2007, and the Predecessor periods of January 1 through February 21, 2008, and the three months ended March 31, 2007 (in millions, except for percent of sales data):

	Boise Inc.	Predecessor	Boise Inc.	Predecessor
	February 1 (Inception) Through March 31, 2007	Three Months Ended March 31, 2007	Three Months Ended March 31, 2008	January 1 Through February 21, 2008
Sales
Trade	$—	$402.9	$226.1	$258.4
Related parties	—	175.8	1.9	101.5

	—	578.7	228.0	359.9

Costs and expenses
Materials, labor, and other operating expenses	—	488.0	195.4	313.9
Fiber costs from related parties	—	11.0	18.6	7.7
Depreciation, amortization, and depletion	—	30.8	12.7	0.5
Selling and distribution expenses	—	14.3	6.0	9.1
General and administrative expenses	—	9.4	4.6	6.6
Other (income) expense, net	—	2.4	—	(1.0)

	—	555.9	237.3	336.8

Income (loss) from operations	$—	$22.8	$(9.3)	$23.1

Sales
Trade	—%	69.6%	99.1%	71.8%
Related parties	—	30.4	0.9	28.2

	—%	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses	—%	84.3%	85.7%	87.2%
Fiber costs from related parties	—	1.9	8.2	2.2
Depreciation, amortization, and depletion	—	5.3	5.6	0.1
Selling and distribution expenses	—	2.5	2.6	2.5
General and administrative expenses	—	1.7	2.0	1.9
Other (income) expense, net	—	0.4	—	(0.3)

	—%	96.1%	104.1%	93.6%

Income (loss) from operations	—%	3.9%	(4.1)%	6.4%

Quarterly Sales Volumes and Prices

        Set forth below are segment sales volumes and average net selling prices for our principal products for the three months ended March 31, 2008, the Predecessor period of January 1 through February 21, 2008, the combined three months ended March 31, 2008, the period of February 1 (inception) through March 31, 2007, the Predecessor three months ended March 31, 2007, and the combined three months ended March 31, 2007:

	Boise Inc.	Predecessor	Combined	Boise Inc.	Predecessor	Combined
	February 1 (Inception) Through March 31, 2007	Three Months Ended March 31, 2007	Three Months Ended March 31, 2007	Three Months Ended March 31, 2008	January 1 Through February 21, 2008	Three Months Ended March 31, 2008
	(thousands of short tons, except corrugated containers and sheets)
Paper
Uncoated free sheet	—	380	380	154	236	390
Containerboard (medium)	—	32	32	15	19	34
Market pulp	—	23	23	13	20	33

	—	435	435	182	275	457

Packaging
Containerboard (linerboard)	—	65	65	12	36	48
Newsprint	—	107	107	29	56	85
Corrugated containers and sheets (mmsf)	—	1,634	1,634	640	914	1,554
	(dollars per short ton, except corrugated containers and sheets)
Paper
Uncoated free sheet	$—	$846	$846	$890	$868	$877
Containerboard (medium)	—	423	423	454	454	454
Market pulp	—	516	516	568	535	548
Packaging
Containerboard (linerboard)	$—	$375	$375	$386	$399	$396
Newsprint	—	524	524	512	494	500
Corrugated containers and sheets ($/mmsf)	—	51	51	56	55	55

Sales and Costs for the Combined Three Months Ended March 31, 2008 Compared With the Three Months Ended March 31, 2007

        The following presents a discussion of sales and costs for the combined three months ended March 31, 2008, compared with the same period in 2007. The combined three months ended March 31, 2008, represent the results of Boise Inc. for the three months ended March 31, 2008, and the results of the Predecessor for the period from January 1 through February 21, 2008.

        Management believes this combined presentation of the Boise Inc. and Predecessor statement of operations is the most useful comparison between periods. The Acquisition was accounted for in accordance with SFAS No. 141, Business Combinations, resulting in a new basis of accounting from those previously reported by the Predecessor. However, sales and most operating cost items are substantially consistent with those reflected by the Predecessor. Some inventories were revalued in accordance with purchase accounting rules. Depreciation changed as a result of adjustments to the fair values of property and equipment due to our preliminary purchase allocation. These items, along with changes in interest expense and income taxes, are explained independently where appropriate.

Sales

        For the combined three months ended March 31, 2008, total sales increased $9.2 million, or 2%, to $587.9 million from $578.7 million during the three months ended March 31, 2007. The increase was primarily driven by an 8% increase in paper segment sales resulting from both higher prices and higher volumes, offset by an 11% decline in packaging segment sales driven mainly by reduced sales volumes as a result of completely shutting down the DeRidder mill for planned maintenance. The shutdown resulted in 19 days of lost linerboard production and 12 days of lost newsprint production.

        Paper.    Sales increased $30.7 million, or 8%, to $425.7 million for the combined three months ended March 31, 2008, from $395.0 million for the three months ended March 31, 2007. This increase was driven by continued strong demand and favorable market conditions in the first quarter of 2008. Commodity paper sales volumes increased 6%, compared with first quarter 2007. Total premium and specialty volumes declined 4% due to declining sales in mature printing and converting market segments such as lightweight opaque, card stock, and certain envelope grades. The sales volume of our target grades of label and release, flexible packaging, and premium office grades grew 6%, compared with first quarter 2007. Net sales prices increased across all major paper grades, including a 4% increase for our commodity products and a 3% increase on label and release, flexible packaging, and premium office grades.

        Packaging.    Sales decreased $20.6 million, or 11%, to $173.4 million for the combined three months ended March 31, 2008, from $194.0 million for the three months ended March 31, 2007. The decrease was largely driven by a 26% reduction in linerboard sales volume and a 20% reduction in newsprint sales volume due to the DeRidder outage and 5% lower newsprint pricing, compared with first quarter 2007. Containerboard demand was stable and pricing favorable as linerboard pricing improved 6% and corrugated container and sheet pricing improved 8%. Newsprint pricing, although lower than first quarter 2007 levels, has improved in the first quarter of 2008, compared with fourth quarter of 2007, in conjunction with accelerated capacity reductions across the industry.

Costs and Expenses

        Materials, labor, and other operating expenses, including the cost of fiber from related parties, increased $36.6 million, or 7%, to $535.6 million for the combined three months ended March 31, 2008, from $499.0 million during the three months ended March 31, 2007. The increase was driven primarily by increased fixed costs, mainly maintenance, associated with the DeRidder outage and higher fiber, energy, and chemical prices, partially offset by lower usage due to the outage.

        Fiber, energy, and chemical costs were $127.3 million, $82.8 million, and $62.0 million, respectively, for the combined three months ended March 31, 2008, and $127.1 million, $82.8 million, and $53.5 million, respectively, for the three months ended March 31, 2007. Fiber costs increased $4.3 million in our paper segment, primarily due to rapidly increasing chip prices in the Pacific Northwest during the second half of the first quarter as a result of a reduced supply of residual chips, increased waste paper costs, primarily at our Jackson, Alabama, recycling plant, and increased prices of wood in our Alabama operating region. In packaging, fiber costs decreased $4.1 million due to reduced consumption as a result of the outage and lower costs to access timber stands. Overall wood prices were higher, however, driven in part by increased diesel costs to harvest and transport logs.

        Compared with the three months ended March 31, 2007, energy costs increased $1.1 million in our paper segment, driven by higher costs for fuel and electricity, and decreased $1.1 million in our packaging segment, driven by reduced usage during the outage, partially offset by higher natural gas pricing.

        Chemical costs increased $5.3 million in our paper segment and $3.2 million in our packaging segment, driven mainly by substantial price increases for commodity chemical inputs.

        Under purchase accounting rules, in connection with the Acquisition we revalued our finished goods inventory to estimated selling prices less costs of disposal and a reasonable profit allowance for the selling effort, and we eliminated previously established profit in inventory reserves. As a result of these purchase accounting adjustments, our materials, labor, and other operating expenses will increase approximately $11.5 million, of which $6.5 million was recognized during the three months ended March 31, 2008, with the balance to be recognized during the second quarter of 2008.

        Depreciation, amortization, and depletion for the three months ended March 31, 2008, was $12.7 million, which includes depreciation, amortization, and depletion for the period from February 22, 2008, through March 31, 2008. This amount is based on our preliminary purchase price allocation, which may change as we complete our final allocation. For the Predecessor period of January 1 through February 21, 2008, depreciation, amortization, and depletion was $0.5 million due to the suspension of depreciation for the assets being held for sale as a result of the Acquisition. For the Predecessor three months ended March 31, 2007, depreciation, amortization, and depletion was $30.8 million.

        Selling and distribution expenses increased $0.8 million, or 5%, to $15.1 million for the combined three months ended March 31, 2008, from $14.3 million during the three months ended March 31, 2007. As a percentage of sales, selling and distribution expenses remained flat.

        General and administrative expenses increased $1.8 million, or 18%, to $11.2 million for combined three months ended March 31, 2008, from $9.4 million during the three months ended March 31, 2007. Relative to the three months ended March 31, 2007, the increase related primarily to higher professional fees and information technology costs as we implemented a new information technology system in our Paper segment.

        Other (income) expense, net.    Other (income) expense net, includes miscellaneous income and expense items. During the three months ended March 31, 2008, we had $28,000 of other income, which represented primarily miscellaneous income items. The components of Other (income) expense, net include income from a net gain on sales of assets of $1.0 million for the Predecessor period January 1 through February 21, 2008, and $2.4 million of expense that consists of a net loss on sales of assets of $1.0 million, project costs of $0.2 million, and other nonoperating expenses of $1.2 million for the three months ended March 31, 2007.

        Income (loss) from operations.    Overall, we estimate that our operating results for the three months ended March 31, 2008, were negatively affected by approximately $20.5 million due to the DeRidder outage and by $6.5 million from inventory purchase price adjustments.

Other

        Interest income.    For the combined three months ended March 31, 2008, interest income was $2.0 million, compared with $0.1 million for the three months ended March 31, 2007. Interest income is primarily attributable to income from interest earned on trust assets held by Aldabra 2 Acquisition Corp. prior to the Acquisition.

        Interest expense.    For the three months ended March 31, 2008, interest expense was $11.4 million, of which $9.6 million was for unrelated third-party debt, $1.0 million was for related-party debt, and $0.8 million was for amortization of deferred financing fees. Interest expense is attributable to our new long-term debt and amortization of deferred financing costs incurred in connection with that debt. At March 31, 2008, our long-term debt, excluding related-party debt, was $1,019.7 million, and our net debt, defined as long-term and short-term debt owed to unrelated third parties plus current portion of long-term debt less cash and cash equivalents, was $1,005.7 million. Compared with February 22, 2008, net debt decreased $22.0 million from $1,027.7 million. The debt of Boise Cascade was not allocated to the Predecessor in the financial statements included in this registration statement.

        Income taxes.    For the three months ended March 31, 2008, we recorded $3.4 million of income tax benefits related to losses incurred during the quarter. We have not recognized $4.1 million of tax benefit from the losses resulting from its first-quarter operations, because the realization of these benefits is not considered more likely than not. Because of its pass-through tax structure, the Predecessor recorded tax expense related only to small subsidiaries that are taxed as corporations.

Industry Mergers and Acquisitions

        In early 2007, two of our major competitors in the uncoated free sheet paper business, Domtar Inc. and Weyerhaeuser Company, combined their uncoated free sheet paper businesses. This combination has resulted in a larger and potentially much stronger competitor than the two companies operating their paper businesses independently.

        In October 2007, Abitibi-Consolidated Inc., which sold the newsprint we produced at our DeRidder mill pursuant to a long-standing marketing agreement, completed a merger with Bowater Incorporated, another major newsprint producer. As a part of the merger, the merged company, AbitibiBowater, assumed rights and responsibilities of Abitibi-Consolidated Inc., under the newsprint marketing agreement currently with the Company.

        In March 2008, two of our major competitors announced their intention to combine their packaging businesses when International Paper agreed to acquire Weyerhaeuser's containerboard operations. This combination, if it is realized, would create a larger and potentially much stronger competitor. The impact of this merger on our operations and results is uncertain at this time.

Acquisitions

        On February 1, 2006, BPP purchased the assets of CTC in Waco, Texas, for an aggregate purchase price of $43.8 million, including fees and expenses, but before working capital adjustments. In 2006, BPP paid approximately $42.6 million of cash for the acquisition, which is net of a $2.0 million holdback that is payable in five years. At December 31, 2007 and 2006, "Other long-term liabilities" on BPP's Consolidated Balance Sheet included a $1.5 million and a $1.4 million discounted holdback (including accrued accretion expense). CTC manufactures corrugated sheets that it sells primarily to regional container plants in Texas, Louisiana, Arkansas, and Mexico. CTC is located close to BPP's mill in DeRidder, Louisiana, which produces linerboard used in CTC's manufacturing processes. BPP accounted for the acquisition using the purchase method of accounting. As a result, the purchase price was allocated to the tangible and intangible assets acquired and liabilities assumed based on its respective fair values as of the date of the acquisition.

Divestitures

        The Company may engage in divestiture discussions with other companies and make divestitures from time to time. The Company reviews its operations and disposes of assets that fail to meet its criteria for return on investment or cease to warrant retention for other reasons.

Liquidity and Capital Resources

        We believe that funds generated from operations and available borrowing capacity will be adequate to fund debt service requirements, capital expenditures, and working capital requirements for the next 12 months. Our ability to continue to fund these items may be affected by general economic, financial, competitive, legislative, and regulatory factors.

        We cannot assure that our business will generate sufficient cash flow from operations or that future borrowings will be available for use under our revolving credit facility in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs.

Historical Annual Cash Flows

Operating Activities

        BPP operated in a cyclical industry, and its operating cash flows varied accordingly. BPP's principal operating cash expenditures were for compensation, fiber, energy and chemicals. For 2007 and 2006, BPP's operating activities provided $248.8 million and $172.9 million of cash, respectively.

        Relative to 2006, the increase in cash provided by operations relates to changes in working capital and higher net income. Working capital and other items used $3.8 million in 2007, compared to $51.9 million in 2006. Working capital is subject to cyclical operating needs, the timing of the collection of receivables, the payment of payables and expenses, and to a lesser extent, seasonal fluctuations in BPP's operations. The $3.8 million unfavorable change in 2007 was comprised primarily of $13.3 million of payments for pension and other postretirement benefit programs, partially offset by a decrease in working capital which provided $9.7 million. The decrease in working capital was primarily attributable to higher accounts payable and accrued liabilities in the paper segment, due largely to the timing of payments. Items included in net income provided $252.6 million of cash in 2007, compared to $224.8 million in 2006. As discussed above, the 2007 increase in income was primarily the result of higher income in the paper segment due to higher product sales prices.

        For 2006, BPP's operating activities provided $172.9 million of cash, compared with $143.4 million provided in 2005. Relative to 2005, the increase in cash provided by operations relates primarily to higher product prices in both paper and packaging and newsprint segments. Unfavorable changes in working capital used $37.2 million of cash from operations. Working capital is subject to cyclical operating needs, the timing of the collection of receivables, the payment of payables and expenses, and to a lesser extent, seasonal fluctuations in BPP's operations. In 2006, the increase in working capital was primarily attributable to increased inventories in the paper segment offset in part, by overall increased accounts payable and accrued liabilities. The higher levels of inventory in the paper segment reflect inventory built in anticipation of planned mill downtime in the spring of 2007.

        In 2005, operating activities provided $143.4 million of cash. Items included in net income provided $176.8 million of cash. Working capital and other items used $33.4 million. Unfavorable changes in working capital used $22.8 million of cash from operations. In 2005, the increase in working capital and other items was primarily attributable to higher overall receivables and increased inventories, which were offset, in part, by overall increased accounts payable and accrued liabilities.

Investment Activities

        Cash investing activities used $158.4 million in 2007, compared with $145.9 million in 2006, and $81.9 million in 2005. In all periods, capital expenditures for property and equipment consisted primarily of expansion, business improvement and quality/efficiency projects, replacement projects, and ongoing environmental compliance.

  2007

        In 2007, investing activities included $141.8 million of capital expenditures for the purchase of property, plant, and equipment. Approximately $45 million of BPP's expenditures for property, plant, and equipment related to the reconfiguration of the paper machine at the Company's pulp and paper mill in Wallula to produce both pressure sensitive paper and commodity uncoated free sheet. Also included in this amount is $10 million of spending related to the installation of a shoe press in the Company's DeRidder mill to reduce BPP's use of energy in producing linerboard. Investing activities also included $14.2 million of proceeds from the sale of assets. In 2007, BPP received approximately $5.2 million (net of cash costs paid to buyer) from the sale of its paper converting facility in Salem, Washington. Additionally, in 2007, BPP received approximately $3.7 million and $3.2 million of proceeds from the sale of a portion of its Wallula, Washington, fiber farm and Jackson, Alabama sawmill.

        Investing activities in 2007 also used $32.5 million of cash to pay amounts owed to OfficeMax under the Additional Consideration Agreement. As part of the Forest Products Acquisition, Boise Cascade entered into an Additional Consideration Agreement with OfficeMax, pursuant to which it agreed to adjust the purchase price based on changes in paper prices over the six-year period following the Forest Products Acquisition. Under the Additional Consideration Agreement, Boise Cascade could pay to OfficeMax, or OfficeMax could pay to Boise Cascade, a maximum aggregate amount of $125.0 million, in each case net of payments received. After each anniversary of the Forest Products Acquisition, Boise Cascade reviews paper prices with the provisions of the Additional Consideration Agreement to determine whether any amounts are owed or receivable under the agreement. For the first and second anniversary periods, which ended October 29, 2005 and 2006, neither Boise Cascade nor OfficeMax owed additional consideration for the purchase price. Based on paper prices during the third anniversary period ended October 29, 2007, Boise Cascade paid OfficeMax $32.5 million. This payment increased goodwill in BPP's paper segment. This agreement terminated as a result of the Acquisition, and consequently, Boise Cascade will neither receive payments from, nor make subsequent payments to, OfficeMax under this agreement.

        Details of 2007 capital investment by segment are included in the table below:

	Year Ended December 31, 2007
	Acquisition/ Expansion	Quality/ Efficiency (a)	Replacement, Environmental, and Other	Total
	(millions)
Paper(b)	50.5	12.5	40.4	103.4
Packaging(c)	9.8	5.8	22.6	38.2
Corporate and Other	—	—	0.2	0.2

	$60.3	$18.3	$63.2	$141.8

(a)
Quality and efficiency projects include quality improvements, modernization, energy, and cost-saving projects.

(b)
Includes $45 million of spending related to the reconfiguration of an existing paper machine at BPP's pulp and paper mill in Wallula, Washington, to produce both pressure sensitive (label and release) paper and commodity uncoated free sheet paper, which is included under "Acquisition/Expansion" in the table above. In total, BPP has spent approximately $80 million of capital for the project.

(c)
Includes $10 million of spending related to the installation of a shoe press in BPP's DeRidder, Louisiana, mill to reduce its use of energy in producing linerboard, which is included under "Acquisition/Expansion" in the table above. The Company estimates approximately $23 million of capital spending for the project. As of December 31, 2007, spending on this project totaled $12 million. The Company expects to spend the remainder in 2008.

        The Company expects capital investments in 2008 to total approximately $110 million to $120 million, excluding acquisitions. This level of capital expenditures could increase or decrease as a result of a number of factors, including the Company's financial results and future economic conditions. The Company's capital spending in 2008 will be for expansion, business improvement and quality/efficiency projects, replacement projects, and ongoing environmental compliance. During 2007, BPP spent $4 million on environmental compliance. The Company expects to spend approximately $1 million in 2008 for this purpose.

  2006

        Cash investing activities used $145.9 million during the year ended December 31, 2006, compared with $81.9 million during the same period in 2005. During the year ended December 31, 2006, investing activities included $109.1 million of capital expenditures for the purchase of property and equipment. Investing activities also included approximately $42.6 million of cash paid for the purchase of CTC's assets in Waco, Texas. These expenditures were partially offset by $3.8 million of proceeds from sales of assets.

  2005

        During the year ended December 31, 2005, investing activities included $100.9 million of capital expenditures for the purchase of property and equipment. The expenditures were partially offset by $14.5 million of proceeds related to the sales of assets.

Financing Activities

        BPP has historically been operated as a business of Boise Cascade. BPP's financing activities have historically consisted of intercompany loans.

Historical Quarterly Cash Flows

Operating Activities

        We operate in a cyclical industry, and our operating cash flows vary accordingly. Our principal operating cash expenditures are for compensation, fiber, energy, and interest. For the three months ended March 31, 2008 and 2007, operating activities provided $28.7 million and $27.8 million of cash, respectively.

        Relative to 2007, cash provided by operations was negatively affected by lower combined net income for the three months ended March 31, 2008. Lower net income in first quarter 2008 reflects the impact of the DeRidder outage, as well as higher interest expense and inventory purchase price adjustments.

        Offsetting the decrease in net income was a favorable change in working capital, compared with the first quarter of 2007. In the first quarter of 2008, favorable changes in working capital contributed $6.5 million of cash to operations, while unfavorable changes in working capital used $30.4 million of cash in the first quarter of 2007. Working capital is subject to cyclical operating needs, the timing of the collection of receivables, the payment of payables and expenses, and to a lesser extent, seasonal fluctuations in our operations.

        In first quarter 2008, changes in working capital primarily reflect an increase in accounts payable and accrued expenses, the net effect of which was partially offset by an increase in prepaid corporate expenses. The higher levels of accounts payable and accrued expenses reflect higher trade accounts payable in the packaging segment, due in large part to increased costs associated with the DeRidder outage. In addition, the packaging segment had a significant increase in accounts payable to related parties for fiber purchases, which have historically been sourced internally. Accounts receivable for the packaging segment decreased, which reflects a lower level of sales for March 2008, compared with December 31, 2007, as March sales were impacted by lost production during the DeRidder outage. To a lesser extent, also contributing to the favorable change in working capital was an increase in trade payables for the paper segment, which reflected an increase in fiber costs.

        In addition to the increase in prepaid corporate expenses, these favorable changes in working capital were also partially offset by lower levels of accrued compensation, which reflect bonus payouts by the Predecessor across all segments in first quarter 2008. Accounts receivable increased for the paper segment and the Corporate and Other segment. Increased receivables in the Paper segment reflect a higher level of sales for March 2008, compared with December 31, 2007. The increase in accounts receivable for the Corporate segment reflects related-party receivables for the trucking business.

Investment Activities

  Acquisition

        On February 22, 2008, we acquired the Paper, Packaging, and most of the Corporate and Other segments of Boise Cascade for a total purchase price of $1.7 billion, which included $1.3 billion of net cash and fees. We obtained $1.1 billion of financing in conjunction with the Acquisition, which is discussed below in "Financing Activities."

  Combined investing activities of Boise Inc. and Predecessor

        Cash investing activities used $814.9 million for the three months ended March 31, 2008, compared with $29.4 million during the same period in 2007. For the three months ended March 31, 2008, investing activities included $1.2 billion in cash spent for the Acquisition, excluding deferred financing fees, as discussed above.

        Combined cash capital expenditures for property, plant, and equipment for the three months ended March 31, 2008, was $20.4 million. This amount includes $10.2 million spent by the Predecessor for the period from January 1, 2008, through February 21, 2008, and $10.2 million spent by us from February 22, 2008, through March 31, 2008. Of these amounts, $7.1 million relates to the installation of a shoe press in our DeRidder, Louisiana mill to reduce the use of energy in producing linerboard. We estimate total capital spending of $23 million for the project. As of March 31, 2008, cumulative cash spending on this project totaled $19.1 million, with the balance to be paid in 2008.

        For the three months ended March 31, 2007, cash investing activities included $33.0 million of capital expenditures for the purchase of property, plant, and equipment. Approximately $17 million of these expenditures relate to the reconfiguration of the paper machine at our pulp and paper mill in Wallula, Washington, to produce both pressure sensitive paper and commodity uncoated free sheet.

Financing Activities

        Cash provided by financing activities was $811.0 million for the three months ended March 31, 2008, which reflects approximately $1.1 billion of debt financing obtained in conjunction with the Acquisition, partially offset by $120.2 million paid to stockholders who exercised their conversion rights, $94.3 million of deferred financing costs and underwriting fees, and $35.0 million of debt repayments. Prior to the Acquisition, financing activities have historically consisted primarily of intercompany loans obtained by the Predecessor.

        For the three months ended March 31, 2008, cash payments for interest, net of interest capitalized, was $8.5 million.

Following the Acquisition

        We expect the primary sources of our liquidity to be cash flows from operations. We also have availability under our $250 million revolving credit facility, under which we had $163 million of availability at May 31, 2008 after taking into account letters of credit totaling approximately $22 million. We expect that our primary liquidity requirements will be debt service, working capital and capital expenditures. As described in the contractual obligations table that follows this discussion (under "—Contractual Obligations"), we estimate debt repayment to be approximately $8.3 million for 2008 based on the amortization schedule set forth in the First Lien Facilities, and our expected debt service obligation, assuming our debt outstanding and interest rates stay at May 31, 2008 levels, is estimated to be approximately $84 million in cash interest payments and fees per annum. A 1% increase in interest rates would increase interest expense by approximately $6 million per annum (based on rates at May 31, 2008). For 2008, we estimate our capital expenditures will be approximately $110 million to $120 million. Capital expenditures for the foreseeable future thereafter are expected to be between $110 million to $130 million per year, excluding acquisitions and extraordinary capital projects. Notwithstanding our substantial debt service and capital requirements, based on our current estimates, we anticipate that cash flows from operations will be sufficient to operate our business, service our debt and make capital expenditures. This belief is based on our assumptions regarding our anticipated operating performance in 2008, which in turn is based on our assumptions regarding a variety of factors, including increased sales based on RISI estimates of 2008 paper and packaging prices and increased sales volumes primarily due to the installation of a shoe press in our DeRidder plant that we expect to increase capacity and reduce costs. In addition, these assumptions are based on many other factors beyond our control, including but not limited to, general economic activity, financial market conditions, competitors' actions, and the regulatory environment.

        At March 31, 2008, our short- and long-term debt was as follows:

Boise Inc.
March 31, 2008
(millions)
Revolving credit facility, due 2013	$45.0
Tranche A Term Loan, due 2013	250.0
Tranche B Term Loan, due 2014	475.0
Second Lien Term Loan, due 2015	260.7
Current portion of long-term debt	(11.0)

Long-term debt, less current portion	1,019.7
Current portion of long-term debt	11.0

1,030.7
15.75% Related-party note, due 2015	58.8

$1,089.5

Senior Secured Credit Facilities

        Our new senior secured credit facilities consist of:

  •
  a five-year nonamortizing $250.0 million senior secured revolving credit facility with interest at either the London Interbank Offered Rate (LIBOR) plus 325 basis points or a calculated base rate plus 325 basis points (the Revolving Credit Facility and collectively with the Tranche A Term Loan Facility and the Tranche B Term Loan Facility, the First Lien Facilities);

  •
  a five-year amortizing $250.0 million senior secured Tranche A term loan facility with interest at LIBOR plus 325 basis points or a calculated base rate plus 325 basis points (the Tranche A Term Loan Facility);

  •
  a six-year amortizing $475.0 million senior secured Tranche B term loan facility with interest at LIBOR plus 350 basis points (subject to a floor of 4.00%) or a calculated base rate plus 250 basis points (the Tranche B Term Loan Facility); and

  •
  a seven-year nonamortizing $260.7 million second lien term loan facility with interest at LIBOR plus 700 basis points (subject to a floor of 5.5%) or a calculated base rate plus 600 basis points (the Second Lien Facility and together with the First Lien Facilities, the Credit Facilities).

        All borrowings under the Credit Facilities bear interest at a rate per annum equal to an applicable margin plus a customary base rate or Eurodollar rate. The base rate means, for any day, a rate per annum equal to the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. In addition to paying interest, we pay a commitment fee to the lenders under the Revolving Credit Facility at a rate of 0.50% (which shall be reduced to 0.375% when the leverage ratio is less than 2.25:1.00) per annum times the daily average undrawn portion of the Revolving Credit Facility (reduced by the amount of letters of credit issued and outstanding), which fee accrues from the Acquisition closing date and shall be payable quarterly in arrears.

        Our obligations under our Credit Facilities are guaranteed by each of Boise Paper Holdings, L.L.C.'s (the "Borrower") existing and subsequently acquired domestic (and, to the extent no material adverse tax consequences to BZ Intermediate Holdings LLC, formerly Aldabra Holding Sub LLC ("Holdings") or Borrower would result there from and as reasonably requested by the administrative agent under each Credit Facility), foreign subsidiaries and Holdings (collectively, the "Guarantors"). The First Lien Facilities are secured by a first priority security interest in substantially all of the real, personal and mixed property of Borrower and the Guarantors, including a first priority security interest in 100% of the equity interests of Borrower and each domestic subsidiary of Holdings, 65% of the equity interests of each of Holdings' foreign subsidiaries (other than Boise Hong Kong Limited so long as Boise Hong Kong Limited does not account for more than $2,500,000 of consolidated EBITDA during any fiscal year of Borrower) and all intercompany debt. The Second Lien Facility is secured by a second priority security interest in substantially all of the real, personal and mixed property of Borrower and the Guarantors, including a second priority security interest in 100% of the equity interests of Borrower and each domestic subsidiary of Holdings, 65% of the equity interests of each of Holdings' foreign subsidiaries (other than Boise Hong Kong Limited so long as Boise Hong Kong Limited does not account for more than $2,500,000 of consolidated EBITDA during any fiscal year of Borrower) and all intercompany debt.

        In the event all or any portion of the Tranche B Term Loan Facility is repaid pursuant to any voluntary prepayments or mandatory prepayments with respect to asset sale proceeds or proceeds received from the issuance of debt prior to February 22, 2010, such repayments will be made at (a) 102.0% of the amount repaid if such repayment occurs prior to February 22, 2009 and (b) 101.0% of the amount repaid if such repayment occurs on or after February 22, 2009 and prior to February 22, 2010.

        Subject to the provisions of the intercreditor agreement between the First Lien Facility and the Second Lien Facility, in the event the Second Lien Facility is prepaid as a result of a voluntary or mandatory prepayment (other than as a result of a mandatory prepayment with respect to insurance/condemnation proceeds or excess cash flow) at any time prior to February 22, 2011, a prepayment premium equal to the "make-whole premium" as described below will be due.

        At any time after February 22, 2011 and prior to February 22, 2014, subject to the provisions of the First Lien Facilities, the Second Lien Facility may be prepaid in whole or in part subject to the "call premium" as described below; provided that loans bearing interest with reference to the reserve adjusted Eurodollar rate will be prepayable only on the last day of the related interest period unless we pay any related breakage costs.

        The "make-whole premium" means, with respect to a Second Lien Facility loan on any date of prepayment, the present value of (a) all required interest payments due on such Second Lien Facility loan from the date of prepayment through and including the make-whole termination date (excluding accrued interest) (assuming that the interest rate applicable to all such interest is the swap rate at the close of business on the third business day prior to the date of such prepayment with the termination date nearest to the make-whole termination date plus 7.00%) plus (b) the prepayment premium that would be due if such prepayment were made on the day after the make-whole termination date, in each case discounted to the date of prepayment on a quarterly basis (assuming a 360-day year and actual days elapsed) at a rate equal to the sum of such swap rate plus 0.50%.

        The "call premium" means, in the event all or any portion of the Second Lien Facility is repaid as a result of a voluntary prepayment or mandatory prepayment with respect to asset sale proceeds or proceeds received from the issuance of debt after February 22, 2011 and prior to February 22, 2014, such repayments will be made at (i) 105.0% of the amount repaid if such repayment occurs on or after February 22, 2011 and prior to February 22, 2012, (ii) 103.0% of the amount repaid if such repayment occurs on or after February 22, 2012 and prior to February 22, 2013 and (iii) 101.0% of the amount repaid if such repayment occurs on or after February 22, 2013 and prior to February 22, 2014.

        Subject to specified exceptions, the Credit Facilities require that the proceeds from certain asset sales, casualty insurance, certain debt issuances and 75% (subject to step downs based on certain leverage ratios) of the excess cash flow for each fiscal year must be used to pay down outstanding borrowings. Required debt principal repayments, excluding those from excess cash flows, total $8.3 million for 2008; $15.7 million in 2009; $26.6 million in 2010; $48.5 million in 2011; $134.4 million in 2012; and $797.2 million thereafter.

        The loan documentation for the Credit Facilities contains, among other terms, representations and warranties, covenants, events of default and indemnification customary for loan agreements for similar leveraged acquisition financings and other representations and warranties, covenants and events of default deemed by the administrative agent of the First Lien Facilities or the Second Lien Facility, as applicable, to be appropriate for the specific transaction. The First Lien Facilities require Holdings and its subsidiaries to maintain a minimum interest coverage ratio and a maximum leverage ratio, the Second Lien Facility requires Holdings and its subsidiaries to maintain a maximum leverage ratio and the Credit Facilities limit the ability of Holdings and its subsidiaries to make capital expenditures.

        In connection with the Acquisition, we entered into the Seller Note with Boise Cascade, as partial consideration. With the exception of the subsidiaries party to the Credit and Guaranty Agreement, dated as of February 22, 2008, by and among Boise Paper Holdings, L.L.C., BZ Intermediate Holding Sub LLC, our other subsidiaries party thereto, the lenders and agents party thereto, Goldman Sachs Credit Partners L.P., as joint lead arranger, administrative agent, and collateral agent, and Lehman Brothers Inc., as joint lead arranger, each of our current and future domestic subsidiaries are joint and several obligors under this Seller Note. On February 22, 2008, certain of our subsidiaries entered into a Subordinated Guaranty Agreement, guaranteeing our obligations to Boise Cascade under the Seller Note.

        On May 22, 2008, we and our wholly owned subsidiary, Boise Paper Holdings, L.L.C., entered into a letter agreement with Boise Cascade and its wholly owned subsidiary, Boise Cascade, L.L.C., confirming the final settlement of the post closing working capital adjustments required by Sections 1E(iv) and 1F(i) of the Purchase and Sale Agreement between and among such entities and certain of their affiliates dated September 7, 2007, as amended. The letter agreement confirms that, as a result of such post closing working capital adjustments, the principal amount of the Promissory Note dated February 22, 2008, which was issued by Boise Inc. to Boise Cascade Holdings, L.L.C. pursuant to the requirements of the Purchase and Sale Agreement, was increased by $17,333,850.44, to a revised principal amount of $58,333,850.44. Under the terms of the Seller Note and the Purchase and Sale Agreement, such change was effective February 22, 2008. Boise Cascade may freely transfer the Seller Note to one or more parties. Such a transfer would neither affect the amount of nor the terms of the Seller Note.

        The Seller Note bears interest at 15.75% per annum (computed on the basis of a 360-day year), payable quarterly (each such quarterly payment date, an Interest Payment Date). Interest will accrue on the Seller Note and be added to the principal amount of the Seller Note on each Interest Payment Date. The Seller Note matures on August 21, 2015, provided that if such date is more than 181 days after the scheduled maturity date of the indebtedness under the Credit Facilities, then the maturity date shall automatically be deemed to be 181 days after the latest maturity date of any such indebtedness. The amount of the Seller Note at maturity is expected to be approximately $180.2 million.

        We may prepay the Seller Note at any time in whole or in part, without premium or penalty, subject to any restrictions contained in our senior credit facilities. We must prepay the Seller Note upon the occurrence of the following events: (i) a Change of Control (as defined in the Credit Facilities); (ii) a sale or transfer of 50% or more of our assets; and (iii) Events of Default (as provided in the Seller Note). We must use the proceeds from the sale of equity or debt securities or borrowings to repay the Seller Note, subject to any restrictions contained in our senior credit facilities. Any post-closing adjustments to the purchase price in connection with the Acquisition resulting in a payment owed to us will be effected by means of a reduction in the principal amount of the Seller Note.

        At March 31, 2008, we had $81.1 million of costs recorded in "Deferred financing costs" on our Consolidated Balance Sheet related to the Acquisition. The amortization of these costs is recorded in interest expense using the effective interest method over the life of the loans. We recorded $0.8 million of amortization expense for the three months ended March 31, 2008.

Contractual Obligations

        In the table below, we set forth our enforceable and legally binding obligations as of March 31, 2008. Some of the amounts included in the table are based on management's estimates and assumptions about these obligations, including their duration, the possibility of renewal, anticipated actions by third parties, and other factors. Because these estimates and assumptions are necessarily subjective, our actual payments may vary from those reflected in the table. Purchase orders made in the ordinary course of business are excluded from the table below. Any amounts for which we are liable under purchase orders are reflected on the Consolidated Balance Sheets as accounts payable and accrued liabilities.

	Payments Due by Period
	Remainder of 2008	2009-2010	2011-2012	Thereafter	Total
	(millions)
Long-term debt, including current portion(a)	$8.3	$42.3	$182.9	$797.2	$1,030.7
Interest(b)	62.7	164.5	154.9	112.9	495.0
Note payable to related-party(c)	—	—	—	180.2	180.2
Operating leases(d)	8.7	20.4	14.6	22.4	66.1
Purchase obligations
Raw materials and finished goods inventory(e)	73.0	75.9	20.5	19.5	188.9
Utilities(f)	18.0	11.5	0.6	0.4	30.5
Capital spending	0.4	—	—	—	0.4
Other	8.9	6.7	0.1	—	15.7
Other long-term liabilities reflected on our Balance Sheet
Compensation and benefits(g)	0.6	31.0	27.7	0.3	59.6
Other	3.0	6.2	6.4	17.8	33.4

	$183.6	$358.5	$407.7	$1,150.7	$2,100.5

(a)
These borrowings are further explained in "Financing Activities" under "Liquidity and Capital Resources" in this Management's Discussion and Analysis of Financial Condition and Results of

  Operations. The table assumes our long-term debt is held to maturity and includes the current portion of long-term debt.

(b)
Amounts represent estimated interest payments as of March 31, 2008, and assume our long-term debt is held to maturity.

(c)
In connection with the Acquisition, Boise Inc. issued a $41.0 million subordinated 15.75% Related-Party Note Payable that compounds quarterly and matures in 2015 to Boise Cascade. Subsequently, Boise Cascade transferred the note to its parent company, Boise Cascade Holdings, L.L.C. The interest on the Related-Party Note is not paid in cash, but accumulates and is added to the principal amount outstanding on the Related-Party Note. The table above assumes that the accumulated interest is paid in 2015 with the principle balance of the note. Subsequent to the Acquisition, the Related-Party Note increased by approximately $16.8 million for estimated working capital adjustments, the amount by which the working capital of the acquired paper and packaging businesses exceeded $329.0 million.

(d)
We enter into operating leases in the normal course of business. We lease our distribution centers as well as other property and equipment under operating leases. Some lease agreements provide us with the option to renew the lease or purchase the leased property. Our operating lease obligations would change if we exercised these renewal options and/or we entered into additional operating lease agreements. For more information, see Note 7, Leases, of the Notes to Unaudited Quarterly Consolidated Financial Statements in this document.

(e)
Included among our raw materials purchase obligations are contracts to purchase approximately $185.6 million of wood fiber. Under most of these log and fiber supply agreements, we have the right to cancel or reduce our commitments in the event of a mill curtailment or shutdown. The prices under most of these agreements are set quarterly or semiannually based on regional market prices, and the estimate is based on contract terms or current quarter pricing. Our log and fiber obligations are subject to change based on, among other things, the effect of governmental laws and regulations, our manufacturing operations not operating in the normal course of business, log and fiber availability, and the status of environmental appeals. Except for deposits required pursuant to wood supply contracts, these obligations are not recorded in our consolidated financial statements until contract payment terms take effect.

(f)
We enter into utility contracts for the purchase of electricity and natural gas. We also purchase these services under utility tariffs. The contractual and tariff arrangements include multiple-year commitments and minimum annual purchase requirements. Our payment obligations were based upon prices in effect on December 31, 2007, or upon contract language, if available. Because we consume the energy in the manufacture of our products, these obligations represent the face value of the contracts, not resale value.

(g)
Amounts consist primarily of pension and other postretirement benefit obligations, including current portion.

        In addition to the contractual obligations quantified in the table above, we have other obligations for goods and services and raw materials entered into in the normal course of business.

Off-Balance-Sheet Activities

        At March 31, 2008, and December 31, 2007 and 2006, we had no material off-balance-sheet arrangements with unconsolidated entities. The Predecessor had no material off-balance-sheet arrangements with unconsolidated entities at December 31, 2007.

Guarantees

        Note 16, Commitments and Guarantees, of the notes to BPP's consolidated financial statements describes the nature of BPP's guarantees, including the approximate terms of the guarantees, how the guarantees arose, the events or circumstances that would require us to perform under the guarantees, and the maximum potential undiscounted amounts of future payments we could be required to make.

Inflationary and Seasonal Influences

        Other than the effects of higher energy costs, which is described elsewhere in this document, we believe inflation has not had a material effect on its financial condition or results of operations. However, there can be no assurance that we will not be affected by inflation in the future. Our paper businesses experience some seasonality, based primarily on buying patterns associated with particular products. For example, the demand for our corrugated container plants are influenced by changes in agricultural shipments in the Pacific Northwest. In addition, seasonally cold weather increases costs, especially energy consumption, at most of our manufacturing facilities.

Disclosures of Financial Market Risks

        We are exposed to market risks such as changes in interest rates and energy prices.

Interest rates

        The consolidated financial statements of BPP do not include an allocation of Boise Cascade's debt or interest because none of these items was identified as corporate advances to, or borrowings by, BPP. Boise Cascade used interest rate swaps to hedge variable interest rate risk; however, because debt and interest costs were not allocated to BPP, the effects of the interest rate swaps are not included in BPP's consolidated financial statements.

        Following the Acquisition, our market risks relate primarily to changes in interest rates. The indebtedness under the new credit facilities bears interest at variable rates and indebtedness the Seller Note also bears interest at variable rates. Because this debt bears variable interest rates tied to market indices, our results of operations and cash flows are exposed to changes in interest rates. At May 31, 2008 we have approximately $1,051 million of variable debt under our new credit facilities and approximately $61 million under the subordinated promissory note to Boise Cascade. Following the Acquisition, our initial cash interest payments and fees per annum (assuming interest rates and debt outstanding at May 31, 2008 levels) are approximately $84 million These rates reflect assumptions with respect to the Debt Financing, which assumptions are subject to changes that could be material. If interest rates increased 100 basis points, the Company's annual interest expense would increase by approximately $6 million based on rates at May 31, 2008. See the section entitled "Unaudited Pro Forma Condensed Consolidated Financial Statements" to this prospectus.

        In April 2008, we entered into interest rate derivative instruments to hedge a portion of our interest rate risk as required under the terms of the First Lien Facilities. We purchased interest rate caps with a term of 3 years and a cap rate of 5.50% on a notional amount of $260.0 million to hedge the interest rate on our Second Lien Facility. We also purchased interest rate caps to hedge part of the interest rate risk on our Tranche B Term Loan Facility with a cap rate of 5.00% on a notional amount of $425 million for the period April 21, 2008, through March 31, 2009; a notional amount of $350 million for the period March 31, 2009, through March 31, 2010; a notional amount of $300 million for the period March 31, 2010, through March 31, 2011.

Energy Risk

        We have had significant exposure to price changes for energy, particularly for natural gas. To reduce its exposure, Boise Cascade entered into a variety of contracts to limits its susceptibility to short-term changes in energy costs. Boise Cascade enters into natural gas swaps, options, or a combination of these instruments to hedge its exposure to natural gas price movements. As of December 31, 2007, Boise Cascade has also entered into derivative instruments related to approximately 23% of forecasted natural gas purchases through March 2008, 3% of forecasted natural gas purchases from July 2008 through October 2008, and 2% of forecasted natural gas purchases from November 2008 through March 2009. BPP has elected to account for these instruments as economic hedges and record the changes in fair value in "Materials, labor, and operating expenses" in the Consolidated Statements of Income (Loss). In April and May 2008, we entered into derivative instruments to hedge additional exposure related to natural gas prices.

Environmental

        We are subject to a wide range of general and industry-specific environmental laws and regulations. In particular, we are affected by laws and regulations covering air emissions, wastewater discharges, solid and hazardous waste management, and site remediation. Compliance with these laws and regulations is a significant factor in our operations. We believe we have a corporate culture of strong compliance by taking a conservative approach to environmental issues in order to assure that we are operating well within the bounds of regulatory requirements. However, we cannot assure you that it will at all times be in full compliance with environmental requirements, and it cannot assure you that it will not incur fines and penalties in the future. In 2007, Boise Cascade paid $4,125 in environmental fines and penalties across all of its segments.

        BPP has incurred, and we expect to incur, substantial capital and operating expenditures to comply with federal, state, and local environmental laws and regulations. Failure to comply with these laws and regulations could result in civil or criminal fines or penalties or in enforcement actions. Our failure to comply could also result in governmental or judicial orders that stop or interrupt our operations or require us to take corrective measures, install additional pollution control equipment, or take other remedial actions. During 2007, BPP spent approximately $4.0 million on capital expenditures to comply with environmental requirements. We anticipate capital expenditures of approximately $1.0 million in 2008 to comply with environmental requirements and expect to spend similar or greater amounts on environmental capital expenditures in the years ahead.

        As an owner and operator of real estate, we may be liable under environmental laws for the cleanup of past and present spills and releases of hazardous or toxic substances on or from its properties and operations. We can be found liable under these laws if we knew of, or were responsible for, the presence of such substances. In some cases, this liability may exceed the value of the property itself.

        OfficeMax retained responsibility for environmental liabilities that occurred with respect to businesses, facilities, and other assets not purchased by Madison Dearborn Partners, L.L.C. ("Madison Dearborn") from OfficeMax in the 2004 Transaction. In addition, OfficeMax generally indemnifies our operating subsidiaries, Boise White Paper and BP&N for hazardous substance releases and other environmental violations that occurred prior to the 2004 Transaction at the businesses, facilities, and other assets purchased by such subsidiaries. However, OfficeMax may not have sufficient funds to fully satisfy its indemnification obligations when required, and in some cases, we may not be contractually entitled to indemnification by OfficeMax.

Critical Accounting Estimates

        Critical accounting estimates are those that are most important to the portrayal of our financial condition and results. These estimates require management's most difficult, subjective, or complex judgments, often as a result of the need to estimate matters that are inherently uncertain. We review the development, selection, and disclosure of our critical accounting estimates with the Audit Committee of our board of directors. Our current critical accounting estimates are as follows:

  Acquisitions—Purchase Price Allocation

        We account for acquisitions in accordance with the provisions of SFAS No. 141, Business Combinations. We assign to all identifiable assets acquired (including intangible assets), and to all identifiable liabilities assumed, a portion of the cost of the acquired company equal to the estimated fair value of such assets and liabilities at the date of acquisition. We record the excess of the cost of the acquired company over the sum of the amounts assigned to identifiable assets acquired less liabilities assumed, if any, as goodwill.

        We have made a preliminary purchase price allocation in connection with our Acquisition of the Paper, Packaging, and most of the Corporate and Other segments of Boise Cascade. This purchase price allocation is preliminary and will remain so until we complete a third-party valuation and have obtained all the necessary information to make fair value determinations. Once our purchase price allocation is completed, we may have changes to the amounts recorded in our preliminary allocation. If necessary, we have up to one year after the closing date of our Acquisition to finish these fair value determinations and finalize the purchase price allocation.

  Long-Lived Asset Impairment

        We account for the impairment of long-lived assets in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. An impairment of a long-lived asset exists when the carrying value of an asset exceeds its fair value and when the carrying value is not recoverable through future undiscounted cash flows from operations. We review the carrying value of long-lived assets for impairment when events or changes in circumstances indicate that the carrying amount of assets may not be recoverable.

        Long-lived asset impairment is a critical accounting estimate, as it is susceptible to change from period to period. To estimate whether the carrying value of an asset or asset group is impaired, we estimate the undiscounted cash flows that could be generated under a range of possible outcomes. To measure future cash flows, we are required to make assumptions about future production volumes, future product pricing, and future expenses to be incurred. In addition, estimates of future cash flows may change based on the availability of logs and fiber, environmental requirements, capital spending, and other strategic management decisions. We estimate the fair value of an asset or asset group based on quoted market prices (the amount for which the asset(s) could be bought or sold in a current transaction with a third party) when available. When quoted market prices are not available, we use a discounted cash flow model to estimate fair value.

        We currently believe that we have adequate support for the carrying value of all of our assets based on anticipated cash flows that will result from our estimates of future demand, pricing, and production costs, assuming certain levels of capital expenditures. However, should the markets for our products deteriorate significantly or should we decide to invest capital differently and should other cash flow assumptions change, it is possible that we will be required to record noncash impairment charges that could have a material impact on our results of operations. Due to the numerous variables associated with our judgments and assumptions relating to the valuation of assets and the effects of changes on these valuations, both the precision and reliability of our estimates are subject to uncertainty. As additional information becomes known, we may change our estimates.

  Goodwill and Intangible Asset Impairment

        We account for acquisitions under the purchase method of accounting, typically resulting in goodwill. Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible and intangible assets of businesses acquired. We account for goodwill in accordance with the provisions of SFAS No. 142, Goodwill and Other Intangible Assets, which requires assessing acquired goodwill and intangible assets with indefinite lives for impairment at least annually in the absence of an indicator of possible impairment and immediately upon an indicator of possible impairment. We assess goodwill and intangible assets with indefinite lives in the fourth quarter of each year using a fair-value-based approach. We also evaluate the remaining useful lives of their finite-lived purchased intangible assets to determine whether any adjustments to the useful lives are necessary. At December 31, 2007, intangible assets with indefinite lives consisted of some trade names and trademarks, while finite-lived intangible assets consisted of customer relationships, technology, and other trade names.

        At December 31, 2007, BPP had $42.2 million of goodwill recorded on its Consolidated Balance Sheet, of which $33.9 million was in the paper segment and $8.3 million was in the packaging and newsprint segment. At December 31, 2007, intangible assets with indefinite lives was $13.9 million and the net carrying amount of finite-lived purchase intangible assets was $10.1 million.

        Because the selling price for the paper and packaging and newsprint segments reached in the Purchase Agreement exceeds the carrying value of the assets held for sale, no impairment exists for the assets included in these segments. During fourth quarter 2007, BPP performed its annual impairment assessment of goodwill and indefinite-lived intangible assets for all of its segments in accordance with the provisions of SFAS No. 142. BPP concluded that no impairment existed in any of its segments. BPP also evaluated the remaining useful lives of its finite-lived purchased intangible assets and determined no adjustments to the useful lives were necessary.

        In testing for potential impairment, BPP measured the estimated fair value of BPP's reporting units based upon discounted future operating cash flows using a discount rate reflecting its estimated average cost of funds. Differences in assumptions used in projecting future operating cash flows and cost of funds could have a significant impact on the determination of the fair value of BPP's reporting units.

        In estimating future cash flows for BPP's segments, BPP used internal budgets. The budgets were based on recent sales data for existing products, planned timing of capital projects, and customer commitments related to new and existing products. These budgets also included assumptions of future production volumes and pricing of commodity products. Due to the inherent volatility of commodity product pricing, pricing assumptions were based on the average pricing over the commodity cycle. These prices were estimated from information gathered from industry research firms, research reports published by investment analysts, and other published forecasts. If Boise Cascade's estimates of projected future cash flows from income from operations were too high by 10%, there would be no impact on the reported value of goodwill on Boise Cascade's Consolidated Balance Sheet.

        BPP assessed the finite-lived purchased intangible assets, noting that no impairment indicators were present to suggest that the amortization period needed to be adjusted.

        Due to the numerous variables associated with BPP's judgments and assumptions relating to the valuation of the reporting units and the effects of changes in circumstances on these valuations, both the precision and reliability of the resulting estimates are subject to uncertainty. As additional information becomes known, the Company may change these estimates.

  Pensions

        Prior to completion of the Acquisition, BPP participated in Boise Cascade's noncontributory defined benefit pension plans, and its employees are treated as participants in multiemployer plans. Accordingly, there are no assets or liabilities related to defined benefit pension plans recorded on the BPP's Consolidated Balance Sheets. BPP did, however, incur costs associated with BPP's employees who participated in Boise Cascade's plans in the Consolidated Statements of Income. During 2005, 2006, and 2007, BPP incurred $13.8 million, $14.4 million and $13.1 million of pension expenses, respectively. In connection with the Acquisition, Boise Cascade spun off the pension plan assets and liabilities that pertained to the employees of Boise Paper Holdings. As of the closing date, Boise Paper Holdings assumed the sponsorship of and responsibilities under the spun off pension plans. Boise Paper Holdings also assumed the sponsorship of two additional pension plans that related solely to Boise Paper Holdings employees.

        BPP and the Company account for pension expense in accordance with SFAS No. 87, Employers' Accounting for Pensions. This statement requires the calculation of pension expense and liabilities using actuarial assumptions, including discount rates, expected return on plan assets, expected rate of compensation increases, retirement rates, mortality rates, expected contributions, and other factors. BPP based the assumptions used in this analysis to calculate pension expense on the following factors:

        Discount Rate Assumption.    The discount rate assumption was determined using a spot rate yield curve constructed to replicate Aa-graded corporate bonds. The plan's projected cash flows were duration-matched to this yield curve to develop an appropriate discount rate.

        Asset Return Assumption.    The expected rate of return on plan assets was based on the average rate of earnings expected on invested funds.

        Rate of Compensation Increases.    This assumption reflected long-term actual experience, the near-term outlook, and assumed inflation.

        Retirement and Mortality Rates.    These rates were developed to reflect actual and projected plan experience.

        Expected Contributions.    Plan obligations and expenses were based on existing retirement plan provisions. No assumption was made regarding future changes to benefit provisions beyond those to which the Company is presently committed. For example, changes the Company might commit to in future labor contracts are not included.

        We believe that the accounting estimate related to pensions is a critical accounting estimate because it is highly susceptible to change from period to period. As discussed above, the future effects of pension plans on our financial position and results of operations will depend on economic conditions, employee demographics, mortality rates, retirement rates, investment performance, and funding decisions, among other factors. The following table presents selected assumptions used and expected to be used in the measurement of pension expense in the following periods:

		Year Ended December 31,
	Year Ending December 31, 2008
		2007	2006
	(millions, except for percentages)
Pension expense	$10.0	$13.1	$14.4
Discount rate	6.50%	5.90%	5.60%
Expected rate of return on plan assets	7.25%	7.25%	7.25%
Rate of compensation increases	4.25%	4.25%	4.25%

        A change of 0.25% in either direction to the discount rate, the expected rate of return on plan assets, or the rate of compensation increases would have had the following effect on 2008 and 2007 pension expense. These sensitivities are specific to 2008 and 2007. The sensitivities may not be additive, so the impact of changing multiple factors simultaneously cannot be calculated by combining the individual sensitivities shown.

		Increase (Decrease) in Pension Expense
	Base Expense	0.25% Increase	0.25% Decrease
	(millions)
2007 Expense
Discount rate	$13.1	$(0.4)	$0.4
Expected rate of return on plan assets	13.1	(0.8)	0.8
Rate of compensation increases	13.1	0.2	(0.2)
2008 Expense
Discount rate	$10.0	$(0.3)	$0.3
Expected rate of return on plan assets	10.0	(0.7)	0.7
Rate of compensation increases	10.0	0.2	(0.2)

New and Recently Adopted Accounting Standards

        In March 2008, the Financial Accounting Standards Board (FASB) issued SFAS No. 161, Disclosures About Derivative Instruments and Hedging Activities. SFAS No. 161 requires enhanced disclosures about derivative instruments and hedging activities to enable investors to better understand their effects on financial position, financial performance, and cash flows. These requirements include the disclosure of the fair values of derivative instruments and their gains and losses in a tabular format. SFAS No. 161 is effective for fiscal years beginning after November 15, 2008, which will require us to adopt these provisions in 2009. Early adoption of SFAS No. 161 is permitted. We are currently evaluating the impact SFAS No. 161 will have on our consolidated financial statement disclosures.

        In December 2007, the FASB issued SFAS No. 141(R), Business Combinations, and SFAS No. 160, Accounting and Reporting of Noncontrolling Interest in Consolidated Financial Statements, an Amendment of Accounting Research Bulletin (ARB) No. 51. These new standards will significantly change the accounting for and reporting of business combination transactions and noncontrolling (minority) interests in consolidated financial statements. SFAS Nos. 141(R) and 160 are required to be adopted simultaneously and are effective for the first annual reporting period beginning on or after December 15, 2008. Thus, we are required to adopt these standards on January 1, 2009. Earlier adoption is prohibited. We are currently evaluating the impact of adopting SFAS Nos. 141(R) and 160 on our consolidated financial statements. However, its impact will be limited to business combinations occurring on or after January 1, 2009.

        In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This statement defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this statement does not require any new fair value measurements. We adopted this standard January 1, 2008, and the adoption did not have an impact on our financial position or results of operations. In February 2008, the FASB issued Staff Position No. 157-2, which provides a one-year delayed application of SFAS No. 157 for nonfinancial assets and liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). We must adopt these new requirements no later than our first quarter of fiscal 2009.

        In December 2006, BPP adopted SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans—An Amendment of FASB Statements No. 87, 88, 106, and 132(R), which required companies to recognize the funded status of their pension and other postretirement benefit plans on their balance sheets. It also required companies to recognize the actuarial and experience gains and losses and the prior service costs and credits as a component of other comprehensive income, net of tax. Most of BPP's employees participated in Boise Cascade's defined benefit pension plans prior to the closing of the Acquisition. BPP has treated its participants in these plans as participants in multiemployer plans. Accordingly, BPP has not reflected any assets or liabilities related to the defined benefit pension plans on its Consolidated Balance Sheets. The adoption of SFAS No. 158 did not have a material impact on BPP's financial position or results of operations.

        In January 2006, BPP adopted EITF 04-13, Accounting for Purchases and Sales of Inventory With the Same Counterparty. The consensus identifies circumstances under which two or more transactions involving inventory with the same counterparty should be viewed as a single nonmonetary transaction within the scope of Accounting Principles Board (APB) Opinion No. 29, Accounting for Nonmonetary Transactions. BPP adopted this standard effective January 2006, and it required BPP to report its inventory buy/sell transactions on a net basis in its Consolidated Statements of Income. Previously, in accordance with EITF 99-19, Reporting Revenue Gross as a Principal Versus Net as an Agent, and SAB No. 104, Revenue Recognition, BPP recorded sales and purchases related to its inventory buy/sell arrangements on a gross basis. This consensus had no impact on net income. Had this consensus previously been in effect, it would have reduced sales $76.1 million for the year ended December 31, 2005, and would have reduced "Materials, labor, and other operating expenses" by about the same amount. In accordance with the provisions of EITF 04-13, prior-period financial information has not been recast to conform with the current period's presentation.

Changes in and disagreements with accountants on accounting and financial disclosure

        On January 25, 2008, we were notified that the partners of Goldstein Golub Kessler LLP ("GGK"), the Company's independent registered public accounting firm, became partners of McGladrey & Pullen, LLP ("M&P") in a limited asset purchase agreement and that, as a result thereof, GGK had resigned as our independent registered public accounting firm. M&P was engaged as our new independent registered public accounting firm on January 25, 2008. The decision to engage M&P was approved by the audit committee of our board of directors.

        The audit reports of GGK on our financial statements at June 22, 2007 and from the period February 1, 2007 (inception) to June 22, 2007 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

        During the period from February 1, 2007 (inception) through January 25, 2008, there were: (i) no disagreements between us and GGK on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of GGK, would have caused GGK to make reference to the subject matter of the disagreement in their report on our financial statements for the financial year ended December 31, 2007 and (ii) any matter that was subject of any disagreement, as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions, no reportable events within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.

        During our recent fiscal year from February 1, 2007 (inception) through February 21, 2008, we did not consult with M&P on (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that may be rendered on our financial statements, and M&P did not provide either a written report or oral advice to us that M&P concluded was an important factor considered by us in reaching a decision as to any accounting, auditing, or financial reporting issue; or (ii) any matter that was the subject of any disagreement, as defined in

Item 304(a)(1)(iv) of Regulation S-K and the related instructions, or a reportable event within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.

        On February 22, 2008, we dismissed M&P as our independent registered public accounting firm. As of February 22, 2008, the audit committee of the Board appointed KPMG LLP as our independent registered public accounting firm to audit our financial statements and internal control over financial reporting for the fiscal year ending December 31, 2008. KPMG LLP had previously been Boise Cascade's independent auditors.

        The audit reports of M&P on our financial statements at December 31, 2007, and the results of our operations and our cash flows for the period from February 1, 2007 (date of inception) to December 31, 2007, did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

        From February 1, 2007 (date of inception) through February 21, 2008, we did not consult with KPMG LLP on (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that may be rendered on our financial statements, and KPMG LLP did not provide either a written report or oral advice to us that KPMG LLP concluded was an important factor considered by us in reaching a decision as to any accounting, auditing, or financial reporting issue; or (ii) any matter that was the subject of any disagreement, as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions, or a reportable event within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.

        From February 1, 2007 (date of inception) through February 21, 2008, we have not consulted with KPMG LLP regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, as well as any matters or reportable events described in Items 304(a)(2)(i) or (ii) of Regulation S-K.

        During the period from January 25, 2008 through February 22, 2008, there were: (i) no disagreements between us and M&P on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of M&P, would have caused M&P to make reference to the subject matter of the disagreement in their report on our financial statements for the financial year ended December 31, 2007 and (ii) any matter that was subject of any disagreement, as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions, no reportable events within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.

        We have given permission to M&P to respond fully to the inquiries of the successor auditors, including concerning the subject matter of any reportable events.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

        The following unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2007, combines the audited historical statement of income of the Company from February 1, 2007 (date of inception) through December 31, 2007, and the audited historical statement of income of BPP for the year ended December 31, 2007. The unaudited pro forma condensed consolidated statement of income (loss) for the three months ended March 31, 2008, combines the unaudited statement of income of the Company for the three months ended March 31, 2008, including the effects of the Acquisition subsequent to February 21, 2008, and the unaudited statement of income of BPP for the period January 1, 2008 through February 21, 2008. The pro forma income statements give effect to the Acquisition and the Debt Financing as if they had occurred on January 1, 2007.

        The historical financial information has been adjusted to give effect to pro forma events that are directly attributable to the transaction, are factually supportable and, in the case of the pro forma income statements, have a recurring impact.

        The Acquisition has been accounted for under the purchase method of accounting. The purchase price allocation has not been finalized and is subject to change based upon recording actual transaction costs, finalization of working capital adjustments, and completion of appraisals of tangible and intangible assets of the acquired BPP business.

        This information is provided to aid you in your analysis of the financial aspects of the Acquisition and the Debt Financing. The unaudited pro forma condensed consolidated financial statements described above should be read in conjunction with the historical financial statements of the Company and BPP and the related notes. The unaudited pro forma information is not necessarily indicative of the financial position or results of operations that may have actually occurred had the Acquisition and the Debt Financing taken place on the dates noted, or the future financial position or operating results of the combined company.

Unaudited Pro Forma Condensed Consolidated Statement of Income
for the Year Ended December 31, 2007

	Aldabra	Boise Paper Products	Pro Forma Adjustments		Pro Forma
	(dollars in thousands)
Sales
Trade	$—	$1,636,605	$615,661	(a)	$2,252,266
Related parties	—	695,998	(615,661	)(a)	80,337

	—	2,332,603	—		2,332,603

Costs and expenses
Materials, labor and other operating expenses	—	1,948,230	—		1,948,230
Fiber costs from related parties	—	39,352	—		39,352
Depreciation, amortization, and depletion	—	84,649	53,003	(b)	135,310
			(1,038	)(b)
			(1,304	)(c)
Selling and distribution expenses	—	59,488	—		59,488
General and administrative expenses	340	44,549	—	(d)	44,889
Other (income) expense, net	—	(4,142)	—		(4,142)

	340	2,172,126	50,661		2,223,127

Income (loss) from operations	(340)	160,477	(50,661)		109,476

Foreign exchange gain	—	1,184	—		1,184
Interest expense	—	—	(90,793	)(e)	(113,310)
			(9,105	)(e)
			(13,412	)(f)
Interest income	10,422	697	—		11,119

Income before income taxes	10,082	162,358	(163,971)		8,469
Income tax provision	(4,590)	(2,767)	3,775	(g)	(3,582)

Net income	$5,492	$159,591	$(160,196)		$4,887

Earnings per share:
Basic	$0.16	—	—		$0.06
Diluted	$0.16	—	—		$0.06

See the accompanying notes to the unaudited pro forma condensed consolidated financial statements, which are an integral part of these statements.

Unaudited Pro Forma Condensed Consolidated Statements of Income (Loss)
for the Three Months Ended March 31, 2008

	Boise Inc	Boise Paper Products January 1– February 21, 2008	Pro Forma Adjustments		Pro Forma
	(dollars in thousands)
Sales
Trade	$226,044	$258,430	$90,053	(a)	$574,527
Related parties	1,944	101,490	(90,053	)(a)	13,381

	227,988	359,920	—		587,908

Costs and expenses
Materials, labor and other operating expenses	195,429	313,931	—		509,360
Fiber costs from related parties	18,629	7,662	—		26,291
Depreciation, amortization, and depletion	12,747	477	18,053 (98 305	(b) )(b) (c)	31,484
Selling and distribution expenses	5,943	9,097	—		15,040
General and administrative expenses	4,549	6,606	—		11,155
Other (income) expense, net	(28)	(989)	—		(1,017)

	237,269	336,784	18,260		592,313

Income (loss) from operations	(9,281)	23,136	(18,260)		(4,405)

Foreign exchange gain	(853)	54	—		(799)
Interest expense	(11,435)	(2)	(12,899 (1,294 (1,905	)(d) )(d) )(e)	(27,535)
Interest income	1,821	161	—		1,982

	(10,467)	213	(16,098)		(26,352)

Income (loss) before income taxes	(19,748)	23,349	(34,358)		(30,757)
Income tax provision	3,377	(563)	563	(f)	3,377

Net income (loss)	$(16,371)	$22,786	$(33,795)		$(27,380)

Earnings per share:
Basic	$(0.21)	—	—		$(0.35)
Diluted	$(0.21)	—	—		$(0.35)

See the accompanying notes to the unaudited pro forma condensed consolidated financial statements, which are an integral part of these statements.

1.    Calculation of Purchase Price

        At the closing of the Acquisition, we delivered cash and securities equal to a base purchase price of $1.571 billion plus an incremental amount equal to the sum of (i) the Paper Group's cash and cash equivalents, (ii) plus or minus the amount by which BPP's paper and packaging businesses' net working capital was greater or less than $329 million, and (iii) plus the amount by which our net working capital was less than $404.4 million.

2.    Sources and Uses

        The following table reflects the sources and uses related to the Acquisition (dollars in millions):

Sources

Cash in trust held for payment to Boise Inc. stockholders that exercised their conversion rights	$120	(1)

Boise Inc. cash	270	(2)
Cash proceeds from new debt, net of issuance fees	1,008
Subordinated note payable to Boise Cascade	41	(3)

Non-equity consideration	1,319

Contributed cash by Boise Cascade	(38	)(4)

Net non-equity consideration	1,281

Equity consideration, net of lack of marketability discount	290	(5)

Purchase price before working capital adjustments and new debt issuance fees	1,571

Our working capital adjustment paid with equity consideration	15	(3)
Post-closing working capital adjustments paid with subordinated note payable to Boise Cascade	17	(3)
Debt issuance fees payable from proceeds of new debt	57
Other fees and expenses	4

Total purchase price after Boise Inc. working capital adjustment and new debt issuance fees, net of contributed cash	$1,664

Uses

Cash paid to Boise Inc. shareholders that exercised their conversion rights	$120

Cash paid to Boise Cascade	1,253
Subordinated note payable to Boise Cascade	41
Cash paid to Boise Cascade for financing and other fees	25

Total paid	1,319

Contributed cash by Boise Cascade	(38)

Net amount paid	1,281

Equity consideration, net of lack of marketability discount	290

Purchase price before working capital adjustments and new debt issuance fees	1,571

Boise Inc.'s working capital adjustment paid with equity consideration	15
Post-closing working capital adjustment paid with subordinated note payable to Boise Cascade	17
New debt issuance fees	57
Other fees and expenses	4

Total purchase price after Boise Inc. working capital adjustment and new debt issuance fees, net of contributed cash	$1,664

(1)
To reflect the cash payment to those of our stockholders that elected to exercise their conversion rights for their pro rata interest in the trust fund.

(2)
Calculated based on $404.4 million of cash available at closing, less $120.2 million of cash payments to those of our stockholders that elect to exercise their conversion rights for their pro rata interest in the trust fund, less $12.4 million to pay the deferred underwriting fees related to our initial public offering, as well as other transaction-related expenses incurred.

(3)
We paid the non-cash portion of the purchase price in our stock, valued at the Average Trading Price described in (5) below, but issued a subordinated promissory note in lieu of our stock to the extent that the issuance of shares caused Boise Cascade to own greater than 49% of our outstanding common stock. These pro forma statements assume Boise Cascade receives approximately $15.5 million of additional equity consideration for our working capital adjustment and holds a subordinated promissory note with an outstanding principal balance of $41.0 million to fund the base purchase price. The $41.0 million principal balance represents an estimate of the principal balance of the note at the time of closing of the Acquisition. The note was further adjusted for the amount by which BPP's paper and packaging and newsprint businesses' net working capital was greater than $329 million, which is approximately $16.8 million.

(4)
Immediately prior to the Acquisition, Boise Cascade contributed $38 million of cash to BPP.

(5)
The PSA states that the actual price paid per share will equal the average per share closing price of our common stock for the 20 trading days ending on the third trading day immediately prior to the consummation of the Acquisition. However, since the average per share price of the stock during the 20 trading days was below the $9.54 floor provided in the purchase agreement, we determined a new measurement date in accordance with Issue No. 2 of EITF 99-12, Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business Combination. We calculated a $9.15 average price per share based on a reasonable period before and after the Acquisition measurement date. In addition we applied an approximately 12% discount of $41.6 million for lack of marketability since the shares are unregistered.

3.    Purchase Price Allocation

        The allocation of the purchase price is estimated to be as follows (dollars in millions):

Current assets	$591
Property and equipment	1,292
Fiber farms and deposits	11
Intangible assets	23
Deferred financing costs	82
Other assets	5
Current liabilities	(252)
Long-term liabilities	(88)

Total purchase price	$1,664

        The purchase price allocation is preliminary. The final determination of the purchase price allocation will be based on the fair values of assets acquired and liabilities assumed. The purchase price allocation will remain preliminary until we complete a third-party valuation and determine these fair values, determine actual transaction costs, and finalize working capital adjustments. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the preliminary amounts presented in the unaudited pro forma condensed consolidated financial statements.

4.    Adjustments to the Unaudited Pro Forma Condensed Consolidated Statement of Income for the year ended December 31, 2007

a.
to reclassify sales to OfficeMax to trade sales since it is no longer a related party;

b.
to increase depreciation and amortization expenses approximately $11.2 million as a result of increasing the value of property and equipment and decrease depletion by $1.0 million as part of the purchase price allocation and $41.8 million for depreciation and amortization related to the assets BPP stopped depreciating in September 2007 as a result of classifying them as "held for sale."

c.
to decrease amortization expense as a result of a change in the nature and terms of intangible assets as part of the purchase price allocation;

d.
the total annual corporate and other segment EBITDA losses (including transportation, finance, accounting, legal, information technology, and the human resource functions) estimated for running BPP as a stand-alone entity is approximately $18 million per year. After taking the gains related to changes in retiree healthcare programs into consideration, the BPP financial statements reflect approximately $10 million of these EBITDA losses. Had BPP operated on a stand-alone basis, we estimate that our corporate and other segment EBITDA losses would have increased approximately $6 million to $8 million for the year ended December 31, 2007, over the amounts included in the consolidated financial statements for BPP. However, since these costs are estimates and not currently factually supportable, they have not been included as pro forma adjustments;

e.
to record interest expense, excluding amortization of deferred financing costs, as follows (dollars in millions):

	Principal Amount	Interest Rate	Interest Expense
Revolving credit facility	$80.0	6.38%	$5.1
Term loan A	250.0	6.38%	15.9
Term loan B	475.0	7.50%	35.6
Second lien facility	260.7	12.50%	32.6
Note payable to related party	57.8	15.75%	9.1

	$1,123.5

Interest, excluding amortization of deferred financing costs (1)			98.3
Ongoing fees on credit facilities			1.6

Total interest expense			99.9
Interest on note payable to related party (2)			(9.1)

Total cash interest expense			$90.8

Increase in interest expense
if rates on variable rate debt increased by 25 basis points			$2.7

(1)
The interest rates for the revolving credit facility and the Term loan A are based on LIBOR of 3.125% as of February 22, 2008, plus 3.25%. The interest rate for the Term loan B is based on the greater of LIBOR or a 4% LIBOR floor plus 3.5% and the interest rate for the second lien facility is based on the greater of LIBOR or a 5.5% LIBOR floor plus 7.0%.

(2)
Interest on the note payable to related party that is not paid in cash will accumulate and be added to the principal amount outstanding on the note. This assumes the interest is paid-in-kind.

f.
to record amortization of deferred financing costs;

g.
to reflect the recording of an income tax provision at a 42.3% effective tax rate.

5.    Adjustments to the Unaudited Pro Forma Condensed Consolidated Statement of Income (Loss) for the three months ended March 31, 2008

a.
to reclassify sales to OfficeMax to trade sales since it is no longer a related party.

b.
to adjust depreciation and amortization expense prior to the Acquisition for the period from January 1, 2008 through February 21, 2008.

c.
to adjust amortization expense prior to the Acquisition for the period from January 1, 2008 through February 21, 2008.

d.
to record interest expense, excluding amortization of deferred financing costs, prior to the Acquisition for the period from January 1, 2008 through February 21, 2008.

e.
to record amortization of deferred financing costs prior to the Acquisition for the period from January 1, 2008 through February 21, 2008.

f.
to adjust the income tax provision for the effects of the Acquisition.

6.    Pro Forma Income Per Share

        Pro forma income per share was calculated by dividing pro forma net income by the weighted average number of shares as follows, assuming our initial public offering occurred on January 1, 2007.

	Year Ended December 31, 2007	Three Months Ended March 31, 2008
Boise Inc.	39,402,573	39,402,573
Boise Cascade, L.L.C.	37,857,374	37,857,374

Pro forma weighted average shares—basic	77,259,947	77,259,947
Incremental shares on exercise of warrants	10,137,705	—	(1)

Pro forma weighted average shares—diluted	87,397,652	77,259,947

(1)
Warrants to purchase 44.4 million shares of common stock were not included in the computation of diluted net income (loss) per share because the trading price of the stock was below the exercise price of the warrants at March 31, 2008.

        For purposes of the pro forma per share calculation, we assumed the stockholders that exercised their conversion rights exercised the rights on January 1, 2007.

BUSINESS

General

        We were originally a blank check company organized under the laws of the State of Delaware on February 1, 2007. We were formed with the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. From inception through February 21, 2008, we did not have any business or operations. Our activities were limited to raising capital in our IPO and subsequently identifying and acquiring an operating business.

        On February 22, 2008, we completed the acquisition of BPP through our acquisition of Boise Paper Holdings, L.L.C. The transaction was approved by our shareholders on February 5, 2008. In conjunction with the completion of the transaction, we changed our name from Aldabra 2 Acquisition, Corp. to Boise Inc.

        The paper and packaging and newsprint business units of BPP have operated as three segments: the paper segment, the packaging and newsprint segment, and the corporate and other segment (which includes BPP's transportation business and corporate staff support).

Paper

Products

        Our paper segment manufactures and sells uncoated free sheet paper (including cut-size office papers, commercial printing paper, envelope papers, and a wide range of premium and specialty papers), market pulp, and corrugating medium (a component of containerboard). For all years presented, the paper segment's annual paper production was approximately 1.8 million short tons (a short ton is equal to 2,000 pounds) and its annual paper production capacity was approximately 1.9 million short tons. Many of BPP's paper products are commodity products, while others have specialized features that make these products premium or specialty grades. Our premium grades include 100% recycled, high-bright and colored cut-size office papers, and our specialty grades include custom-developed papers for such uses as label and release and flexible food packaging. We ship to customers both directly from our mills and through distribution centers. In 2007, BPP was the third largest manufacturer of uncoated free sheet paper in North America, with annual uncoated free sheet paper production capacity of approximately 1.5 million short tons and market share of approximately 12% in 2007. During 2007, uncoated free sheet paper accounted for approximately 87% of segment sales.

        The following table sets forth the capacity and production by product for the periods indicated:

	OfficeMax		Boise Paper Products (as operated by Boise Cascade)
			October 29 (inception) through December 31, 2004
		January 1 through October 28, 2004		Year Ended December 31
	Year Ended December 31, 2003
				2005	2006	2007
Capacity(a)
Uncoated free sheet	1,580,000	1,576,000	1,576,000	1,550,000	1,547,000	1,484,000
Containerboard (medium)	130,000	134,000	134,000	130,000	134,000	138,000
Market pulp	230,000	232,000	232,000	228,000	224,000	229,000

	1,940,000	1,942,000	1,942,000	1,908,000	1,905,000	1,851,000

Production
Uncoated free sheet	1,379,000	1,203,000	256,000	1,487,000	1,520,000	1,458,000
Containerboard (medium)	127,000	109,000	23,000	128,000	132,000	134,000
Market pulp	202,000	184,000	39,000	229,000	187,000	221,000

	1,708,000	1,496,000	318,000	1,844,000	1,839,000	1,813,000

(1)
Capacity assumes production 24 hours per day, 365 days per year, less days allotted for planned maintenance and capital improvements. Accordingly, production can exceed calculated capacity under some operating conditions.

        Our strategy is to increase our presence in the growing premium and specialty paper markets, while reducing our exposure to shrinking commodity markets, such as converting paper for business forms. BPP increased sales of premium and specialty papers from approximately 28% of uncoated free sheet tons sold during 2004 to approximately 33% of uncoated free sheet tons sold during 2007. Some traditional communications paper markets have been declining as electronic media has developed. These declines have varied by specific products; for example, roll stock for business forms has declined significantly, while cut-size copy paper consumption has been essentially flat over the past several years as increased printer placements in home and manufacturing environments has offset reductions in office consumption. Many premium paper markets, such as recycled and colored papers have been growing. Other paper markets, such as label and release papers and flexible packaging papers, are not impacted negatively by electronic substitution. While we produce some uncoated free sheet paper for forms converting use, our commodity uncoated free sheet paper production is heavily weighted to cut-size copy paper sold through OfficeMax, which also helps facilitate sales of premium office papers, such as recycled and colored copy paper.

        The following table sets forth packaging and newsprint segment sales; segment income (loss) before interest and taxes; depreciation, amortization, and depletion; and EBITDA for the periods indicated:

	OfficeMax		Boise Paper Products (as operated by Boise Cascade)
			October 29 (inception) through December 31, 2004
		January 1 through October 28, 2004		Year Ended December 31,
	Year Ended December 31, 2003
				2005	2006	2007
	(dollars in millions)
Sales	$1,254.8	$1,141.5	$237.6	$1,415.2	$1,494.7	$1,596.2
Segment income (loss) before interest and taxes	(22.9)	(35.2)	17.7	57.5	63.3	133.5
Depreciation, amortization and depletion(a)	136.3	118.5	8.4	55.2	62.3	45.0

EBITDA(b)	$113.4	$83.3	$26.2	$112.6	$125.6	$178.5

(a)
The year ended December 31, 2007, included approximately $21.7 million of lower depreciation and amortization expense as a result of discontinuing depreciation and amortization on the assets recorded as held for sale.

(b)
Segment EBITDA is calculated as segment income (loss) before interest, income tax provision (benefit) and depreciation, amortization and depletion. EBITDA is the primary measure used by the Company's chief operating decision makers to evaluate segment operating performance and to decide how to allocate resources to segments. See the section entitled "Summary Financial Data" contained in this prospectus for a description of Boise Cascade's and our reasons for using EBITDA, for a discussion of the limitations of such a measure and for a reconciliation of Boise Cascade's and our EBITDA to net income.

        Our commodity-grade paper products are produced primarily on our larger paper machines in long, high-volume production runs that achieve economies of scale. On our smaller paper machines, we cost-competitively manufacture premium and specialty grades, which are increasingly displacing the production of commodity grades. Premium and specialty grades tend to require shorter production runs, generate higher and more stable prices, and have higher margins over time. Sales volumes of premium and specialty grades are more than 10% above the 436,000-ton level achieved in 2005. This increased focus on premium and specialty grades is an important component of our strategy. In support of this strategy, as of December 31, 2007, BPP had spent approximately $80 million to modify its uncoated free sheet paper machine at its Wallula, Washington mill to enable it to produce pressure sensitive papers in addition to the commodity grades it has historically produced. Pressure sensitive papers include those used in the manufacture of labels and other adhesive papers.

        We also manufacture and sells market pulp. The quantity of market pulp we sell is approximately equal to the market pulp we purchase across our operating segments; therefore, any changes in the price and cost of pulp generally tend to offset one another.

Facilities

        We manufacture uncoated free sheet paper at four mills in the United States. These mills had an annual capacity of 1.5 million short tons of uncoated free sheet paper as of December 31, 2007. Our uncoated free sheet paper mills are supported by converting machines that, on a net basis, can produce approximately 1 million short tons of cut- and folio-size sheets annually.

        The following table sets forth the annual capacities of manufacturing locations in BPP's paper segment as of December 31, 2007, and production for the year then ended:

	Number of Machines	Capacity(1)	Production
	(short tons)
PULP AND PAPER MILLS
Jackson, Alabama
Uncoated free sheet	2	492,000	488,000
International Falls, Minnesota
Uncoated free sheet	4	533,000	526,000
St. Helens, Oregon
Uncoated free sheet	3	263,000	260,000
Market pulp	—	81,000	94,000
Wallula, Washington
Uncoated free sheet	1	196,000	184,000
Market pulp	1	148,000	127,000
Containerboard (medium)	1	138,000	134,000

	12	1,851,000	1,813,000

ANNUAL CAPACITY BY PRODUCT
Uncoated free sheet		1,484,000
Containerboard (medium)		138,000
Market pulp		229,000

		1,851,000

(1)
Capacity assumes production 24 hours per day, 365 days per year, less days allotted for planned maintenance and capital improvements. Accordingly, production can exceed capacity under some operating conditions.

Raw Materials and Input Costs

        Wood fiber is the principal raw material in this segment. The primary sources of wood fiber are timber and its byproducts, such as wood chips, wood shavings, and sawdust. Most of our manufacturing facilities are located in close proximity to active wood markets. We have long-term market-based contracts for a portion of our fiber needs. We obtain some of our wood residuals from Boise Cascade's sawmills and wood products facilities in the Pacific Northwest and, to a lesser extent, in the South, and the remainder are purchased from outside sources. As a part of the transaction, we entered into contracts (based on market price) with Boise Cascade to continue to source this fiber based on terms and conditions traditionally used between the businesses when they operated as fully-owned segments of Boise Cascade. We also obtain fiber for our pulp mills in the Pacific Northwest from our cottonwood fiber farm near Wallula, Washington. In addition, the Company will continue to enter into fiber supply contracts with other third parties, which enable the Company to source wood at market prices.

        All of our paper mills have on-site pulp production facilities. Some of our paper mills also purchase pulp from third parties pursuant to contractual arrangements. At the time these arrangements were negotiated, pulp markets were relatively soft and, as a result, we were able to negotiate attractive terms. Because the current pulp market is relatively tight, we may not be able to achieve new purchase arrangements with similarly attractive terms.

        We generally purchase raw materials through contracts or open-market purchases. These contracts are generally with suppliers located in closest proximity to the specific facility they supply, and they generally contain price adjustment mechanisms to account for market price and expense volatility.

        Our paper segment consumes substantial amounts of energy, such as electricity, natural gas, and a modest amount of fuel oil. During 2007, energy costs accounted for approximately 15% of the aggregate amount of materials, labor, and other operating expenses, including fiber costs, in this segment. We purchase substantial portions of our natural gas and electricity under supply contracts, most of which are between a specific plant and a specific local provider. Under most of these contracts, the providers are bound to provide us with all of our needs for a particular type of energy at a specific facility. Most of these contracts have pricing mechanisms that adjust or set prices based on current market prices. In addition, we also uses derivative instruments such as natural gas swaps, options, or a combination of these instruments to partially mitigate price risk for our energy requirements. In addition, we have been increasing our use of renewable biomass fuels to displace fossil fuels. Historically, these fuels have cost less than fossil fuels per unit of energy output. Some of this shift has required capital investment to convert power boilers to be able to handle biomass fuels. For example, in 2007 BPP completed a $9 million project in Wallula, Washington, which allows one of its boilers to burn wood waste (hog fuel) instead of natural gas.

Sales, Marketing, and Distribution

        Our uncoated free sheet paper is sold primarily by our own sales personnel. We ship to customers both directly from our mills and through distribution centers. This allows us to respond quickly to customer requirements.

        The following table sets forth sales volumes of paper and paper products for the periods indicated:

	OfficeMax		Boise Paper Products (as operated by Boise Cascade)
			October 29 (inception) through December 31, 2004
		January 1 through October 28, 2004		Year Ended December 31,
	Year Ended December 31, 2003
				2005	2006	2007
	(thousands of short tons)
Commodity	1,022	891	178	1,080	999	995
Premium and specialty	374	358	68	436	498	480

Uncoated free sheet	1,396	1,249	246	1,516	1,497	1,475
Containerboard (medium)	126	110	23	128	132	134
Market pulp	146	138	27	142	112	145

	1,668	1,497	296	1,786	1,741	1,754

Customers

        Our largest customer in this segment is OfficeMax. In 2007, sales to OfficeMax accounted for $615.7 million of paper segment sales. Sales to OfficeMax constituted 44% of BPP's total uncoated free sheet sales volume and 78% of its office papers sales volume. In October 2004, OfficeMax agreed to purchase from BPP its full North American requirements for cut-size office paper, to the extent BPP chooses to supply such paper to them, through December 2012. OfficeMax's purchase obligations under the Paper Supply Agreement will phase out over a four-year period (25% per year) beginning one year after the delivery of notice of termination, but in no event will the purchase obligation be reduced prior to December 31, 2012. The price for paper sold under the Paper Supply Agreement approximates market prices. However, due to the structure of the contract, price changes to OfficeMax lag the market approximately 60 days. The Paper Supply Agreement was transferred to the Company on closing of the Acquisition. The Paper Supply Agreement provides the Company with access to one of North America's largest office products sales and distribution networks, giving it a competitive advantage from the perspective of market access and customer supply-chain management.

        Prior to the Acquisition, BPP also had an agreement in place whereby it received or made additional payments to OfficeMax each year based on the average price of uncoated free sheet paper. For the first and second anniversary periods, which ended October 29, 2005 and 2006, neither BPP nor OfficeMax owed additional consideration for the purchase price. For the third anniversary period ended October 29, 2007, BPP paid OfficeMax $32.5 million. This agreement terminated as a result of the Acquisition, and consequently, the Company and BPP will neither receive payments from, nor make payments to, OfficeMax under this agreement.

        In addition to OfficeMax, we have approximately 800 uncoated free sheet paper customers, none of which individually represents a material portion of our sales. Our customers include paper merchants, commercial and financial printers, paper converters such as envelope and form manufacturers, and customers who use its paper for specialty applications such as label and release products. The majority of these customers purchase products through individual purchase orders. In addition to its paper supply agreement with OfficeMax, we have long-term relationships with other customers, although no single relationship, other than the one with OfficeMax, is material to our business.

Business Plan

        Our strategy in our paper segment is to maximize profitability by operating our two largest paper manufacturing machines at full capacity in the production of cut-size commodity office paper while dedicating as much production as possible on smaller machines to premium and specialty papers for a variety of markets and end uses.

        We work closely with our customers to develop and manufacture innovative premium and specialty papers and to provide related service programs that respond to our customers' changing needs and technical requirements. On our smaller machines, we will continue to displace the production of commodity grades with higher-margin premium and specialty grades. By leveraging our existing customer relationships, design capabilities, competitive cost position, and efficient logistics network, we seek to expand our position as a leading North American supplier of premium and specialty papers. In support of this strategy, at December 31, 2007, BPP had spent approximately $80 million to modify its uncoated free sheet paper machine at its Wallula, Washington mill (the Wallula #3 machine), which historically produced a variety of commodity paper grades, to enable it to produce pressure sensitive papers, as well as commodity grades. Significant to the execution of our strategy is the ability to produce and sell pressure sensitive papers from the Wallula #3 machine and the ability to develop, produce and sell other premium and specialty grades on its smaller machines. Pressure sensitive paper grades, as well as other specialty grade products, are important because these categories are generally growing, while North American demand for commodity uncoated free sheet paper in total has declined over the last five years.

        The long-term supply agreement with OfficeMax allows us to focus our largest paper machines on producing commodity products in long, high-volume production runs. This relationship allows us to continue to improve the capacity utilization of our largest paper machines, achieve supply-chain efficiencies, and develop and test product and packaging innovations. We plan to leverage the expertise developed in this relationship to better serve our other customers and develop new customers and products while pursuing productivity improvements and cost reductions.

Packaging

Products

        Our packaging segment manufactures and sells containerboard (linerboard) and corrugated containers and sheets, as well as newsprint. For all years presented, the packaging segment's annual linerboard and newsprint production and production capacity was approximately 1.0 million short tons. BPP consumed approximately 71% of its own linerboard and medium production (including industry trades) to make corrugated containers and sheets in this segment.

        The following table sets forth the capacity and production by product for the periods indicated:

	OfficeMax		Boise Paper Products (as operated by Boise Cascade)
			October 29 (inception) through December 31, 2004
		January 1 through October 28, 2004		Year Ended December 31
	Year Ended December 31, 2003
				2005	2006	2007
	(short tons)
Capacity(1)
Containerboard (linerboard)	560,000	555,000	555,000	554,000	559,000	575,000
Newsprint	440,000	448,000	448,000	434,000	426,000	425,000

	1,000,000	1,003,000	1,003,000	988,000	985,000	1,000,000

Production
Containerboard (linerboard)	525,000	427,000	94,000	533,000	554,000	573,000
Newsprint	413,000	352,000	75,000	411,000	415,000	409,000

	938,000	779,000	169,000	944,000	969,000	982,000

(1)
Capacity assumes production 24 hours per day, 365 days per year, less days allotted for planned maintenance and capital improvements. Accordingly, production can exceed calculated capacity under some operating conditions.

        The following table sets forth packaging and newsprint segment sales; segment income (loss) before interest and taxes; depreciation, amortization, and depletion; and EBITDA for the periods indicated:

	OfficeMax		Boise Paper Products (as operated by Boise Cascade)
			October 29 (inception) through December 31, 2004
		January 1 through October 28, 2004		Year Ended December 31,
	Year Ended December 31, 2003
				2005	2006	2007
	(dollars in millions)
Sales	$642.7	$565.6	$128.9	$731.6	$766.5	$783.1
Segment income (loss) before interest and taxes	(14.4)	(2.1)	7.0	23.8	45.3	40.1
Depreciation, amortization and depletion(a)	40.4	34.7	6.0	37.2	50.8	37.7

EBITDA(b)	$26.0	$32.5	$13.0	$61.0	$96.1	$77.8

(a)
The year ended December 31, 2007, included approximately $19.1 million of lower depreciation and amortization expense as a result of discontinuing depreciation and amortization on the assets recorded as held for sale.

(b)
Segment EBITDA is calculated as segment income (loss) before interest, income tax provision (benefit) and depreciation, amortization and depletion. EBITDA is the primary measure used by the Company's chief operating decision makers to evaluate segment operating performance and to decide how to allocate resources to segments. See the section entitled "Summary Financial Data" contained in this prospectus for a description of BPP's reasons for using EBITDA, for a discussion of the limitations of such a measure and for a reconcilitation of BPP EBITDA to net income.

        Containerboard is used in the production of corrugated containers and sheets. Our corrugated containers are used in the packaging of fresh fruit and vegetables, processed food, beverages, and other industrial and consumer products. Growth of corrugated containers is driven by durable and non-durable goods production as more packaging gets used in the sale of these products. Corrugated sheets are primarily sold to converters who finish the sheets into corrugated container products. In 2007, BPP's packaging and newsprint segment produced approximately 573,000 short tons of linerboard and its paper segment produced approximately 134,000 tons of corrugating medium, both of which are used in the production of corrugated containers. In 2007, BPP's two segments produced 707,000 short tons of linerboard and medium, while BPP's corrugated container and sheet plants consumed approximately 502,000 tons of containerboard (including both linerboard and corrugating medium) or the equivalent of 71% of its containerboard production.

        BPP manufactured approximately 410,000 tons of newsprint during 2007, primarily for use in printing daily newspapers and other publications in North America. Of the machines at its mills in DeRidder, Louisiana, two machines are currently used in the production of newsprint. It is possible that these machines can be switched to other paper grades (such as linerboard, corrugating medium, unbleached kraft pulp, or packaging papers) provided that the Company makes additional capital expenditures and can economically source sufficient fiber.

Facilities

        We manufacture containerboard (linerboard) and newsprint at our mill in DeRidder, Louisiana. This mill is one of the largest paper mills in North America, with an approximate annual production capacity of 1 million short tons as of December 31, 2007. We also manufacture corrugated containers and sheets at five plants in the Pacific Northwest and one sheet feeder plant in Texas, with an aggregate annual capacity of approximately 9.3 billion square feet, (which assumes operating the plants five days a week, 24 hours a day).

        The following table sets forth annual capacities of the containerboard (linerboard) and newsprint mill in DeRidder, Louisiana, as of December 31, 2007, and production for the year then ended:

	Number of Machines	Capacity(1)	Production
	(short tons)
PULP AND PAPER MILL
DeRidder, Louisiana
Containerboard (linerboard)	1	575,000	573,000
Newsprint	2	425,000	409,000

	3	1,000,000	982,000

(1)
Capacity assumes production 24 hours per day, 365 days per year, less days allotted for planned maintenance and capital improvements. Accordingly, production can exceed calculated capacity under some operating conditions.

Raw Materials and Input Costs

        Wood fiber is the principal raw material in this segment. The primary sources of wood fiber are timber and its byproducts, such as wood chips. Our DeRidder manufacturing facility is located in close proximity to active wood markets. It relies on market-based contracts for a significant portion of its fiber needs. It obtains some of its wood residuals from Boise Cascade's wood products plants in the South, and the remainder are purchased from outside sources. After the Acquisition and pursuant to written arrangements, the Company and Boise Cascade will continue to jointly source wood requirements to maximize cost efficiencies.

        We generally purchase raw materials through contracts or open-market purchases. Our contracts are generally with suppliers located in close proximity to the specific facility they supply, and they generally contain price adjustment mechanisms to account for market price and expense volatility.

        Our packaging segment consumes substantial amounts of energy, such as electricity and natural gas. During 2007, energy costs accounted for approximately 14% of the sum of materials, labor, and other operating expenses, including fiber costs, in this segment. We purchase substantial portions of our natural gas and electricity under supply contracts. Under most of these contracts, the providers are bound to supply us with all of our needs for a particular type of energy at a specific facility. Our gas contracts have pricing mechanisms based primarily on current market prices, and our electricity contracts have pricing mechanisms based primarily on published tariffs. We also use derivative instruments such as natural gas swaps, options, or a combination of these instruments to partially mitigate price risk. For more information about the use of derivative instruments, see the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Disclosures of Financial Market Risks" in this prospectus. At the end of first quarter 2008 we completed a major capital project to reduce fiber and energy costs and increase production of linerboard through the addition of a shoe press in our DeRidder manufacturing facility.

Sales, Marketing, and Distribution

        Our containerboard (linerboard) and corrugated containers and sheets are sold by our own sales personnel or brokers. We market our newsprint through a subsidiary of AbitibiBowater Inc. (AbitibiBowater) pursuant to an arrangement whereby AbitibiBowater purchases all of the newsprint BPP produces at a price equal to the price AbitibiBowater's mills in the southern United States receive from customers, less associated expenses and a sales and marketing discount. The newsprint price is verified through a third-party review. AbitibiBowater is one of the world's largest producers and marketers of newsprint. AbitibiBowater sells our newsprint primarily in regional markets near the Company's DeRidder, Louisiana, manufacturing facility. The Company's contract with AbitibiBowater expires on December 31, 2008, and will renew automatically for one additional five-year term. Either party may terminate the contract on eight months' prior written notice.

        The following table sets forth sales volumes of containerboard (linerboard), newsprint, and corrugated containers and sheets for the periods indicated:

	OfficeMax		Boise Paper Products (as operated by Boise Cascade)
			October 29 (inception) through December 31, 2004	Year Ended December 31,
		January 1 through October 28, 2004
	Year Ended December 31, 2003
				2005	2006	2007
	(thousands of short tons)
Containerboard (linerboard)(1)	451	382	81	452	266	239
Newsprint	416	349	81	408	411	415
	(millions of square feet)
Corrugated containers and sheets	4,591	3,876	787	4,770	6,599	6,609

(1)
Includes the impact of adopting Emerging Issues Task Force ("EITF") 04-13, Accounting for Purchases and Sales of Inventory With the Same Counterparty, effective January 1, 2006, which required BPP to report its inventory buy/sell transactions on a net basis. In accordance with the provisions of EITF 04-13, prior-period financial information has not been reclassified to conform with the current period's presentation. See the consolidated financial statements of BPP (as operated by Boise Cascade) included in this prospectus for more information.

Customers

        During 2007, BPP sold approximately 42% of its linerboard in the open market, both domestically and in the export market. However, once trades (linerboard sales to other producers who, in turn, sell linerboard to BPP to achieve freight benefits) are included, approximately 71% of its total containerboard production (including both linerboard and corrugating medium) was effectively consumed by its own corrugated container and sheet plants. We sell our finished corrugated containers to over 1,000 active customers, including large agricultural producers and food and beverage processors. We sell corrugated sheets to over 200 converters who use the sheets to manufacture corrugated containers for a variety of customers.

        We sell all of our newsprint to AbitibiBowater, one of the largest manufacturers of newsprint in the world, which sells to a number of newspaper publishers located near our mill. In October 2007, Abitibi-Consolidated Inc., which sold the newsprint BPP produces at its DeRidder mill pursuant to a long-standing marketing agreement, completed a merger with Bowater Incorporated, another major newsprint producer. As a part of the merger, the merged company, AbitibiBowater, assumed rights and responsibilities of Abitibi-Consolidated Inc. It is uncertain what the effects of this merger will be, if any, on the newsprint industry in general.

Business Plan

        We operate our packaging segment to optimize cash flow through integration between our containerboard and converting operations and operational improvements in our facilities to lower costs and improve efficiency. The acquisition of Central Texas Corrugated ("CTC") in February 2006 was a significant step in increasing our integration. We are a low-volume producer of newsprint, all of which is sold through AbitibiBowater. Our strategy for newsprint is to reduce exposure to that market by identifying an opportunity to convert current newsprint production capacity to serve packaging markets or, if no attractive conversion alternative is identified, to run our newsprint production capacity only if it generates positive cash flow. Should our newsprint production fail to continue to generate positive cash flow, we will consider a shutdown of one or both of the newsprint machines and associated pulp and utility operations.

Corporate and Other

        Historically our corporate and other segment primarily included an allocation of BPP's and OfficeMax's corporate support staff services and related assets and liabilities. These support services included, but were not limited to, finance, accounting, legal, information technology, and human resource functions. This segment also includes certain rail and truck transportation businesses and related assets that support our manufacturing facilities. Rail cars and trucks are generally leased. We provide transportation service not only to our own facilities but also, on a limited basis, to third parties when geographic proximity and logistics are favorable. During the years ended December 31, 2007, 2006, and 2005, segment sales related primarily to the BPP's rail and truck transportation business and were $58.9 million, $61.4 million, and $66.5 million, respectively. Segment sales were $11.2 million and $54.2 million for the period of October 29 (inception) through December 31, 2004 and the period of January 1 through October 28, 2004, respectively.

        The following table sets forth segment sales; segment income (loss) before interest and taxes; depreciation, amortization, and depletion; and EBITDA for the periods indicated:

	OfficeMax		Boise Paper Products (as operated by Boise Cascade)
			October 29 (inception) through December 31, 2004
		January 1 through October 28, 2004		Year Ended December 31
	Year Ended December 31, 2003
				2005	2006	2007
	(millions)
Sales	$56.8	$54.2	$11.2	$66.5	$61.4	$58.9
Segment loss before interest and taxes	(20.7)	(27.9)	(2.7)	(7.7)	(14.9)	(11.9)
Depreciation, amortization, and depletion(a)	5.5	4.5	0.6	3.0	3.3	1.9

EBITDA(b)	$(15.2)	$(23.3)	$(2.2)	$(4.6)	$(11.6)	$(10.0)

(a)
The year ended December 31, 2007, included approximately $1.0 million of lower depreciation and amortization expense as a result of discontinuing depreciation and amortization on the assets recorded as held for sale.

(b)
Segment EBITDA is calculated as segment income (loss) before interest, income tax provision (benefit), and depreciation, amortization and depletion. EBITDA is the primary measure used by the Company's chief operating decision makers to evaluate segment operation performance and to decide how to allocate resources to segments. See the section entitled "Summary Financial Data" contained in this Prospectus for a description of Boise Cascade's and our reasons for using EBITDA, for a discussion of the limitations of such a measure, and for a reconciliation of Boise Cascade's EBITDA to net income.

Competition

        The markets in each of our operating segments are large and highly competitive. Our products and services compete with similar products manufactured and distributed by others. Many factors influence our competitive position in each of its operating segments. Those factors include price, service, quality, product selection, and convenience of location.

Paper

        The markets in which our paper segment competes are large and highly competitive. Commodity grades of uncoated free sheet paper are globally traded, with numerous worldwide manufacturers, and as a result, these products compete primarily on the basis of price. All of our paper manufacturing facilities are located in the United States, and although they compete largely in the domestic market, they face competition from foreign producers, some of which have lower operating costs. The level of this competition varies, depending on domestic and foreign demand and foreign currency exchange rates. In general, paper production does not rely on proprietary processes or formulas, except in highly specialized or custom grades.

        Four major manufacturers in the North American uncoated free sheet paper market account for approximately 72% of capacity. As of December 2007, BPP was the third-largest producer of uncoated free sheet paper in North America. Our competitors include Domtar (the largest producer), International Paper, and Georgia-Pacific. Although price is the primary basis for competition in most of BPP's paper grades, quality and service are important competitive determinants, especially in premium and specialty grades. Some of BPP's paper products also compete with other paper grades, and other technologies such as electronic transmission and document storage alternatives. As the use of these alternatives continues to grow, BPP may see variances in overall demand for paper products or shifts from one type of paper to another.

        In early 2007, two of BPP's major competitors in the uncoated free sheet paper business, Domtar Inc. and Weyerhaeuser Company, combined their uncoated free sheet paper businesses. This combination has resulted in a larger and potentially much stronger competitor than the two companies operating their paper businesses independently. It is uncertain what the long-term effects of this merger will be on the paper industry in general.

        The execution of our strategy is partially dependent upon the ability to produce and sell pressure sensitive papers from the Wallula #3 machine and the ability to develop, produce and sell other premium and specialty grades on our smaller machines.

Packaging

        Containerboard (corrugating medium and linerboard) and newsprint are globally traded commodities with numerous worldwide manufacturers, and as a result, these products compete primarily on the basis of price. The intensity of competition in these industries fluctuates based on demand and supply levels, as well as prevailing foreign currency exchange rates. Our corrugated container operations in the Pacific Northwest have a leading regional market position and compete with several national and regional manufacturers. Our plant in Waco, Texas, known as CTC, produces corrugated sheets that are sold to sheet plants in the Southwest, where they are converted into corrugated containers for a variety of customers. Some of our competitors have lower operating costs and/or enjoy greater integration between their containerboard production and corrugated container production.

        In October 2007, Abitibi-Consolidated Inc., which sells the newsprint we produce at our DeRidder mill pursuant to a long-standing marketing agreement, completed a merger, with Bowater Incorporated another major newsprint producer. It is uncertain what the long-term effects of the merger will be, if any, on the newsprint industry in general.

Seasonality

        Our paper businesses experience some seasonality, based primarily on buying patterns associated with particular products. For example, the demand for corrugated container products is influenced by changes in agricultural shipments in the Pacific Northwest. In addition, seasonally cold weather increases costs, especially energy consumption, at all of our manufacturing plants.

Working Capital

        We have no unusual working capital practices. We believe our management practices with respect to working capital conform to common business practices in the United States.

Employees

        The number of persons employed by the Company is approximately 4,600 employees.

MANAGEMENT

Directors and Executive Officers

        The following information is provided regarding our directors and executive officers as of May 1, 2008:

Name	Age	Position
Alexander Toeldte	48	President and Chief Executive Officer, Director
Jeffrey P. Lane	52	Senior Vice President, Packaging
Robert M. McNutt	48	Senior Vice President and Chief Financial Officer
Robert E. Strenge	54	Senior Vice President, Paper Manufacturing
Robert A. Warren	55	Senior Vice President, Paper and Supply Chain Management
Samuel K. Cotterell	57	Vice President and Controller
Judith M. Lassa	49	Vice President, Packaging
Carl A. Albert	66	Board Chair and Non-Executive Director
Zaid F. Alsikafi	32	Non-Executive Director
Jonathan W. Berger	49	Non-Executive Director
Jack Goldman	67	Non-Executive Director
Nathan D. Leight	48	Non-Executive Director
Thomas S. Souleles	39	Non-Executive Director
W. Thomas Stephens	65	Non-Executive Director
Jason G. Weiss	38	Non-Executive Director

Alexander Toeldte, President and Chief Executive Officer, Director

        Mr. Toeldte serves as the Company's president and chief executive officer and a director. Prior to the Acquisition, Mr. Toeldte was Boise Cascade's executive vice president, paper and packaging and newsprint segments, since October 28, 2005. Since October 1, 2005, he had served as president of Boise Cascade's packaging and newsprint segment. From 2004 to 2006, Mr. Toeldte served as chair of Algonac Limited, a private management and consulting firm based in Auckland, New Zealand. From 2001 to 2003, Mr. Toeldte served as executive vice president of Fonterra Co-operative Group, Ltd., and chief executive officer of Fonterra Enterprises. Fonterra, based in New Zealand, is a global dairy company. From 1999 to 2001, Mr. Toeldte served in various capacities with Fletcher Challenge Limited, which was formerly one of the largest companies in New Zealand with holdings in paper, forestry, building materials and energy. From 2000 to 2001, he was chief executive officer of Fletcher Challenge Building and from 1999 to 2000, he was chief executive officer of Fletcher Challenge Paper. Prior to 1999, Mr. Toeldte was a partner at McKinsey & Company, where he had served since 1986 in Toronto, Brussels, Montreal and Stockholm. Mr. Toeldte completed his undergraduate studies in economics at the Albert-Ludwigs-Universität in Freiburg, Germany, and received a Master of Business Administration from McGill University in Montreal.

Jeffrey P. Lane, Senior Vice President and General Manager, Packaging

        Mr. Lane joined the Company and was elected senior vice president and general manager of the Company's packaging operations on April 30, 2008. Prior to joining the Company, Mr. Lane was a partner at McKinsey & Company from 1989 to 1995 and from 1998 until 2008. From 2000 until 2008, Mr. Lane led McKinsey's global packaging industry practice. Mr. Lane served as the president of

MicroCoating Technologies, an advanced materials technology startup during 1997 and served as the vice president of marketing and business development for Westinghouse Security Systems, a division of Westinghouse Electric Corporation during 1996. From 1983 to 1989, Mr. Lane served as brand manager at The Procter & Gamble Company, a global consumer products company. Mr. Lane received a B.S. (Biology) from Georgia Institute of Technology and an M.B.A. from Kellogg Graduate School of Management, Northwestern University.

Robert M. McNutt, Senior Vice President and Chief Financial Officer

        Mr. McNutt serves as the Company's senior vice president and chief financial officer. Prior to the Acquisition, Mr. McNutt was Boise Cascade's vice president, Investor Relations and Public Policy, since June 1, 2005. From October 2004 to May 2005, Mr. McNutt served as Boise Cascade's financial manager, Building Products where he was the senior financial manager overseeing Boise Cascade's Wood Products and Building Materials Distribution segments with responsibility for strategy, information systems, accounting and credit functions. Between 1999 and October 2004, Mr. McNutt had the same responsibilities for OfficeMax. Prior to 1999, Mr. McNutt held a variety of positions with Boise Cascade including treasury, audit and business development roles. Mr. McNutt has experience in acquisitions and divestitures, project finance, international business development and internal control including development of Sarbanes-Oxley compliant processes.

Robert E. Strenge, Senior Vice President, Paper Manufacturing

        Mr. Strenge was elected senior vice president of the Company's paper manufacturing operations on April 30, 2008. Since the Acquisition, Mr. Strenge had served as vice president of the Company's newsprint segment, a position that he also held with Boise Cascade from October 29, 2004 to the date of the Acquisition. Mr. Strenge was Boise Cascade Corporation's vice president, DeRidder Operations, from 2003 to 2004. From 1997 to 2003, Mr. Strenge served as mill manager of Boise Cascade Corporation's St. Helens, Oregon, paper mill. Mr. Strenge received a B.S. (Pulp and Paper Technology) from Syracuse University.

Robert A. Warren, Senior Vice President and General Manager, Paper and Supply Chain Management

        Mr. Warren was elected senior vice president and general manager of the Company's paper operations and supply chain management function on April 30, 2008. Since the Acquisition, Mr. Warren had served as general manager of the Company's supply chain function, a position that he also held with Boise Cascade since 2006. From 2004 to 2005, Mr. Warren was the business leader for Boise Cascade's printing papers business and from 2003 to 2004 was a project leader for Boise Cascade Corporation. Prior to joining Boise Cascade Corporation, Mr. Warren was the president and chief executive officer for Strategy in Action Group, a private business consulting firm. Mr. Warren received a B.S. (General Engineering) from Oregon State University and an M.B.A. from Kellogg Graduate School of Management, Northwestern University.

Samuel K. Cotterell, Vice President and Controller

        Mr. Cotterell serves as the Company's vice president and controller. Prior to the Acquisition, Mr. Cotterell was Boise Cascade's vice president and controller since October 29, 2004. From 1999 to October 2004, Mr. Cotterell served as director of financial reporting of Boise Cascade Corporation. Mr. Cotterell received a B.A. (Spanish) from the University of Idaho, a B.S. (Accounting) from Boise State University and a Masters of International Business from the American Graduate School of International Management. Mr. Cotterell is a certified public accountant.

Judith M. Lassa, Vice President, Packaging

        Ms. Lassa serves as vice president of the Company's packaging segment, or "Packaging." Prior to the Acquisition, Ms. Lassa was Boise Cascade's vice president, Packaging, since October 29, 2004. From 2000 to October 2004, Ms. Lassa served as vice president, Packaging, of Boise Cascade Corporation. From 1997 to 2000, Ms. Lassa served as Packaging business leader of Boise Cascade Corporation. Ms. Lassa received a B.S. (Paper Science and Engineering) from the University of Wisconsin-Stevens Point.

Carl A. Albert, Board Chair

        Mr. Albert serves as the Company's board chair. He has been a member of the Company's board of directors since its inception. Since April 2000, Mr. Albert has served as the chairman of the board and chief executive officer of Fairchild Venture Capital Corporation, a private investment firm. From September 1990 to April 2000, he was the majority owner, chairman of the board and chief executive officer of Fairchild Aerospace Corporation and Fairchild Dornier Corporation, and chairman of the supervisory board of Dornier Luftfahrt, GmbH, all aircraft manufacturing companies. From 1989 to 1990, Mr. Albert was a private investor. After providing start up venture capital, he served from 1981 to 1988 as chairman of the board and chief executive officer of Wings West Airlines, a California-based regional airline that completed an IPO in 1983 and was acquired by AMR Corporation, parent of American Airlines, in 1988. Following the acquisition, Mr. Albert served as president until 1989. Prior to this, he was an attorney specializing in business, real estate and corporate law. Mr. Albert is also a member of the board of directors of Tulip Corporation, a privately-held manufacturing company, and the National Asthma Campaign. Mr. Albert received a B.A. from the University of California at Los Angeles and an L.L.B. from the University of California at Los Angeles School of Law.

Zaid F. Alsikafi, Director

        Mr. Alsikafi serves as a director of the Company. He has been employed by Madison Dearborn since 2003 and currently serves as a director. From 2001 to 2003, Mr. Alsikafi attended Harvard Business School. From 1999 to 2001, he was employed by MDP as an associate. Mr. Alsikafi received a B.S. from The Wharton School of the University of Pennsylvania and an M.B.A. from the Harvard Graduate School of Business Administration. Mr. Alsikafi is also a member of the boards of directors of Forest Products Holdings, L.L.C. (d.b.a. Boise Cascade); Univision Communications Inc.; UPC Wind Management, L.L.C.; and US Power Generating Company.

Jonathan W. Berger, Director

        Mr. Berger serves as a director of the Company. He has been a member of the Company's board of directors since its inception. Mr. Berger has been associated with Navigant Consulting, Inc., a NYSE-listed consulting firm, since December 2001, and is the managing director and co-practice area leader for that firm's corporate finance practice. He has also been president of Navigant Capital Advisors, L.L.C., Navigant Consulting, Inc.'s registered broker-dealer, since October 2003. From January 2000 to March 2001, Mr. Berger was president of DotPlanet.com, an Internet services provider. From August 1983 to December 1999, Mr. Berger was employed by KPMG, LLP, an independent public accounting firm, and served as a partner from August 1991 to December 1999 where he was in charge of the corporate finance practice for three of those years. Mr. Berger received a B.S. from Cornell University and an M.B.A. from Emory University. Mr. Berger is a certified public accountant. Mr. Berger is also a member of the board of directors of Great Lakes Dredge & Dock Corporation and is chairman of its audit committee. Mr. Berger is the cousin of Nathan D. Leight.

Jack Goldman, Director

        Mr. Goldman serves as a director of the Company. Since January 2006 he has been a partner in the law firm of Theodora, Oringher, Miller & Richman PC in Los Angeles. From May 2002 until January 2006, he was of counsel to the law firm of Miller & Holguin, at which time it merged with Mr. Goldman's current firm. Mr. Goldman was a partner in the law firm of Arter & Hadden from May 1994 through May 2000 and thereafter was of counsel to that firm until May 2002. Prior to this, Mr. Goldman was a partner in the law firm of Keck, Mahin & Cate from June 1989 until May 1994. Mr. Goldman was General Counsel of Superscope, Inc., an NYSE-listed multinational manufacturer and distributor of brand name consumer audio products from June 1975 through November 1980. While at Superscope, Mr. Goldman also served as Treasurer and then Vice President of Administration. Mr. Goldman was admitted to practice law in California in January 1966 and engaged in private practice from 1966 until June 1975. He returned to private practice through his own law firm beginning in November 1980 and through May 1989. Mr. Goldman specializes in corporate and business law. From April 2001 until December 31, 2007 and from May 2008 to present, Mr. Goldman served as chairman and chief executive officer of Business Protection Systems International, Inc., a provider of proprietary software solutions for business continuity and risk management programs for business and public sector clients. He received a B.A. in Chemistry from Lafayette College and a J.D. from the University of California at Los Angeles School of Law.

Nathan D. Leight, Director

        Mr. Leight serves as a director of the Company. Until the Acquisition, he was the Company's chairman of the board. Mr. Leight is the co-founder, chief investment officer and a senior managing member of Terrapin Partners, LLC, Terrapin Asset Management, LLC and TWF Management Company, all private investment entities. From 2004 to 2006, Mr. Leight was Chairman of the Board of Aldabra Acquisition Corporation, a previously publicly traded blank check company. In December 2006, the Company merged with Great Lakes Dredge & Dock Corporation (NASDAQ:GLDD), and since that time, Mr. Leight has served as a director. From September 1998 to March 1999, Mr. Leight served as the interim chief executive officer of e-STEEL L.L.C., and from January 2000 to May 2002, he served as interim chief executive officer of VastVideo, Inc. From February 1995 to August 1998, Mr. Leight was employed by Gabriel Capital LP, a hedge fund with assets exceeding $1 billion, and from February 1995 to August 1997, he served as its chief investment officer. From December 1991 to February 1995, Mr. Leight served as a managing director of Dillon Read & Co., where he oversaw the firm's proprietary trading department. Mr. Leight received a B.A. from Harvard College (cum laude). Mr. Leight is the cousin of Jonathan W. Berger.

Thomas S. Souleles, Director

        Mr. Souleles serves as a director of the Company. Mr. Souleles has been employed by Madison Dearborn since 1995 and currently serves as a managing director, concentrating on investments in the basic industries sector. Mr. Souleles received an A.B. from Princeton University, a J.D. from Harvard Law School and an M.B.A. from the Harvard Graduate School of Business Administration. Mr. Souleles is also a member of the Boards of Directors of Forest Products Holdings, L.L.C. (d.b.a. Boise Cascade LLC); Great Lakes Dredge & Dock Corporation; Magellan GP, LLC; Magellan Midstream Holdings GP, LLC; The Children's Memorial Medical Center; and US Power Generating Company; and the Board of Trustees of the National Multiple Sclerosis Society, Greater Illinois Chapter.

W. Thomas Stephens, Director

        Mr. Stephens serves as a director of the Company. Prior to the Acquisition, Mr. Stephens was Boise Cascade's chief executive officer and chairman and one of its directors in October 2004 following a period of retirement. Mr. Stephens served as president and chief executive officer of MacMillan

Bloedel, a Canadian forest products company, from 1997 until his retirement in 1999. From 1986 to 1996, Mr. Stephens served as the president and chief executive officer of Manville Corporation. From 1982 to 1985, Mr. Stephens served as the chief executive officer of Riverwood Corporation. Mr. Stephens received a B.S. (Engineering) from the University of Arkansas and a Master of Engineering from the University of Arkansas. Mr. Stephens is also a member of the board of directors of TransCanada Pipelines Limited.

Jason G. Weiss, Director

        Mr. Weiss serves as a director of the Company. Until the Acquisition, he was the Company's chief executive officer, secretary, and a member of the Company's board of directors. Mr. Weiss is the co-founder and a managing member of Terrapin Partners, LLC, Terrapin Asset Management, LLC and TWF Management Company. From 2004 to 2006, Mr. Weiss was CEO of Aldabra Acquisition Corporation, a previously publicly traded blank check company. In December 2006, Aldabra merged with Great Lakes Dredge & Dock Corporation (NASDAQ:GLDD), and since that time, Mr. Weiss has served as a director. From March 1999 to December 1999, he served as the chief executive officer of PaperExchange.com, Inc, and from December 1999 to March 2000, he served as executive vice president of strategy. Mr. Weiss served as a managing member of e-STEEL L.L.C. from September 1998 to March 1999 and from August 1998 to December 2000 and from January 2004 to March 2004 he served as a managing member of American Classic Sanitation LLC. Mr. Weiss received a B.A. from the University of Michigan (with Highest Distinction) and a J.D. (cum laude) from Harvard Law School.

Composition of the Company's Board of Directors

        The Company's board of directors consists of three staggered classes of directors, designated as Class I, Class II, and Class III. The term of the initial Class I directors will terminate on the date of the 2009 annual meeting; the term of the initial Class II directors will terminate on the date of the 2010 annual meeting; and the term of the initial Class III directors will terminate on the date of the 2011 annual meeting. At each succeeding annual meeting of the stockholders, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term. If the number of directors is changed, any increase or decrease will be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class will hold office for a term that will coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

        The members of each class are:

  •
  Class I directors—Messrs. Albert, Souleles and Weiss;

  •
  Class II directors—Messrs. Berger, Goldman and Stephens; and

  •
  Class III directors—Messrs. Alsikafi, Leight and Toeldte.

Director Independence

        The NYSE requires that a majority of the Company's board of directors must be composed of "independent directors," which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship that, in the opinion of the company's board of directors, would interfere with the director's exercise of independent judgment in carrying out the responsibilities of a director.

        The Company has determined that Messrs. Albert, Alsikafi, Berger, Goldman and Souleles are independent directors as defined under the listing standards of the NYSE, which directors constitute a majority of the Company's board of directors.

Committees of the Board of Directors

        The Company's board of directors has established an audit committee, compensation committee, executive committee, governance committee, and nominating committee. The composition, duties and responsibilities of these committees are set forth in written charters that the Company's board of directors has adopted for each committee.

Audit Committee

        The Company's audit committee consists of Messrs. Albert, Berger (as chair) and Goldman. The Company's board of directors has determined that Mr. Berger is an "audit committee financial expert" as that term is defined in Item 407(d)(5) of Regulation S-K.

        The Company's audit committee is responsible for:

  •
  selecting the independent auditor;

  •
  approving the overall scope of the audit;

  •
  annually reviewing the independent auditor's formal written statement describing the Company's internal quality-control procedures, any material issues raised by such review and steps taken to deal with such issues, all relationships between the auditors and the Company, and the independence of the auditors;

  •
  establishing clear hiring policies for employees or former employees of the external auditors;

  •
  preapproving all audit services and nonaudit services to be performed for the Company by the independent auditors;

  •
  annually obtaining from the independent auditors a formal written statement of fees billed for audit and nonaudit services rendered by the independent auditors for the most recent fiscal year;

  •
  providing oversight of the Company's accounting and financial reporting principles, policies, controls, procedures and practices and reviewing significant changes, as suggested by the independent auditors or management;

  •
  discussing the annual audited financial statements and quarterly financial statements, including matters required to be reviewed under applicable legal and regulatory requirements, with management and the independent auditor;

  •
  recommending to the board of directors the inclusion of the Company's audited financial statements in the company's Annual Report on Form 10-K, and ensuring that the independent auditors have fulfilled their responsibilities under AICPA SAS 61 "Communication with Audit Committees";

  •
  annually preparing a report to be included in the Company's proxy statement, as required by the rules of the SEC, and submitting such report to the board of directors for approval;

  •
  discussing earnings press releases and other financial information provided to the public with management and the independent auditor, as appropriate;

  •
  discussing with management and/or the Company's general counsel any legal matters that may have a material impact on the Company's financial statements or that might require disclosure therein, and any material reports or inquiries from regulatory or governmental agencies;

  •
  reviewing with management the appointment and replacement of the senior internal auditing executive and annually evaluating his or her performance;

  •
  reviewing with the senior internal auditing executive the significant reports to management prepared by the internal auditing department and management's responses;

  •
  reviewing with the senior internal auditing executive, the independent auditor, and management the internal audit department responsibilities, budget and staffing and the internal audit plan for the coming year;

  •
  establishing procedures for the receipt, retention and treatment of complaints from the Company's employees on accounting, internal controls or auditing matters, and for confidential, anonymous submissions by the Company's employees of concerns regarding questionable accounting or reporting matters;

  •
  discussing with management the Company's risk assessment and risk management policies;

  •
  meeting separately with management, the corporate audit staff and the independent auditor;

  •
  handling such other matters that are specifically delegated to the audit committee by the board of directors from time to time; and

  •
  reporting regularly to the full board of directors.

Compensation Committee

        The Company's compensation committee consists of Messrs. Albert, Alsikafi and Souleles (as chair).

        The Company's compensation committee is responsible for:

  •
  reviewing and approving corporate goals and objectives relevant to the compensation of the Company's chief executive officer and annually evaluating the chief executive officer's performance in light of these goals;

  •
  reviewing and approving the compensation and incentive opportunities of the Company's elected officers;

  •
  reviewing and approving employment contracts, severance arrangements, incentive arrangements, change-in-control arrangements and other similar arrangements between the Company and its elected officers;

  •
  annually reviewing the Company's compensation programs as they affect all employees;

  •
  reviewing executive succession plans for business and staff organizations;

  •
  producing an annual report on executive compensation for inclusion in the Company's proxy statement; and

  •
  handling such other matters that are specifically delegated to the compensation committee by the board of directors from time to time.

Executive Committee

        The Company's executive committee consists of Messrs. Albert (as chair), Berger, Goldman, Souleles and Toeldte.

        The Company's executive committee is responsible for exercising all the powers and authority of the board of directors in the management of the Company's business and affairs, subject to the direction of the board of directors and subject to the limitations under Section 141(c) of the Delaware General Corporation Law.

Governance Committee

        The Company's governance committee consists of Messrs. Albert, Alsikafi and Goldman (as chair).

        The Company's governance committee is responsible for:

  •
  annually reviewing director compensation and benefits;

  •
  recommending to the board of directors the response to any shareholder proposal received by the Company;

  •
  developing and recommending to the board of directors for its approval a set of corporate governance guidelines, and reviewing such guidelines at least annually and recommending changes as necessary; and

  •
  developing and recommending to the board of directors for its approval an annual self-evaluation process of the board and its committees, and annually overseeing the self-evaluations and reporting findings to the board of directors.

Nominating Committee

        The Company's nominating committee consists of Messrs. Albert (as chair), Alsikafi and Berger.

        The Company's nominating committee is responsible for identifying and recommending for election individuals who meet the criteria the board of directors has established for board membership.

        The nominating committee's guidelines for selecting director nominees will generally provide that persons to be nominated:

  •
  should have demonstrated notable or significant achievements in business, education or public service;

  •
  should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

  •
  should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.

        The nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person's candidacy for membership on the board of directors. The nominating committee may require skills or attributes, such as financial or accounting experience, to meet specific board needs that arise.

Other Committees

        The Company's board of directors may establish other committees as it deems necessary or appropriate from time to time.

Code of Ethics and Committee Charters

        The Company's board of directors has adopted a code of ethics that applies to its directors and all of its employees, including its chief executive officer, chief financial officer, and principal accounting officer. Copies of the Company's Code of Ethics and committee charters are available, free of charge, on the Company's website at www.BoiseInc.com by clicking on Investors and then Corporate Governance. You may also obtain copies of the Company's Code of Ethics by contacting the Company's Investor Relations Department, 1111 West Jefferson Street, Suite 200, Boise, Idaho 83702-5388, or by calling 208/384-7803. If the Company amends or grants a waiver of one or more of the provisions of the Company's Code of Ethics, the Company intends to disclose such amendments or waivers by posting the required information on the Company's website at the above address. The Company's Code of Ethics is included as Exhibit 14.1 to the Company's Current Report on Form 8-K filed with the SEC on February 28, 2008 and is incorporated herein by reference.

COMPENSATION OF EXECUTIVE OFFICERS

        We have agreed to maintain for at least one year following the closing of the Acquisition for each of our executive officers, executive compensation and benefits at levels that are substantially comparable, in the aggregate, to the levels of executive compensation and benefits that Boise Cascade had maintained for these individuals. The following discussion is based upon Boise Cascade's compensation decisions in 2007 and compensation decisions we have made to date in 2008.

Executive Compensation Program Objectives

        The compensation committee's overall compensation objectives applicable to our executive officers were to provide a compensation package intended to:

  •
  closely align compensation with our performance on both a short-term and long-term basis;

  •
  link each executive officer's compensation to his or her performance and the areas for which he or she was responsible;

  •
  attract, motivate, reward and retain the broad-based management talent critical to achieving our business goals; and

  •
  encourage executive officers to own Boise Cascade's management equity units and Boise Inc. stock.

        To ensure that compensation levels remained competitive, the committee surveyed and analyzed information on executive compensation practices and data from a wide variety of sources, including compensation practices and data for executives holding comparable positions throughout general industry and in the forest products industry.

        The committee and management used information, surveys and data compiled by outside human resource consulting firms to assist them in structuring our compensation programs. In 2007 and 2008, we used services provided by Hewitt Associates and the Forest Products Industry Compensation Association (FPICA) to obtain market rates of compensation for base salary and annual incentives for all officer positions.

        We targeted total compensation for executive officers (the sum of base salary, annual variable incentive compensation and long-term incentive compensation) at the 50th percentile of our surveyed companies. We believe our annual variable incentive compensation component linked executive compensation directly to our financial performance, and the long-term incentive compensation component linked executive compensation to changes in our equity value.

Executive Compensation Program Elements

        The elements of our executive compensation program were:

  •
  base salary;

  •
  annual variable incentive compensation (Incentive and Performance Plan);

  •
  long-term incentive compensation (Boise Cascade Management Equity Plan);

  •
  long-term incentive compensation (Boise Inc. Restricted Stock Shares and Restricted Stock Units); and

  •
  other compensation and benefit plans.

        Our compensation plans reflected the committee's intent and general practice to pay compensation that we could deduct for purposes of federal income tax.

Base Salary

        The committee reviewed base salaries for executive officers annually and at the time of promotions or other changes in responsibilities. Almost all salaried positions, including each executive officer position, had an established salary guideline. The midpoint of each salary guideline approximated the median salary, adjusted for company size (in sales), of equivalent positions at our surveyed companies. While the salary target range for our executive officers was the midpoint of the salary guideline, an individual's salary may have fallen above or below the midpoint based on a subjective evaluation of factors such as the individual's level of responsibility, performance and years of experience.

Annual Variable Incentive Compensation (Incentive and Performance Plan)

        For 2007, each of the Named Executive Officers (as defined below) earned an incentive award pursuant to Boise Cascade's Incentive and Performance Plan. These awards were based on the attainment of annual financial goals at corporate and business unit levels and for achieving individual annual performance objectives. Awards were calculated as a percentage of base salary, based on the extent to which the financial goals and performance objectives were met during the year. The 2007 target incentive award for Mr. Toeldte was 65% of his base salary. The 2007 target incentive award for Miles A. Hewitt, our former Senior Vice President, Paper who stepped down from his position on May 2, 2008, was 55% of his base salary. The 2007 target incentive awards for Ms. Lassa and Messrs. McNutt and Strenge were 45% of their base salaries. Depending on the achievement of their predetermined financial goals and performance objectives, the annual incentive awards for the Named Executive Officers may have been less than or greater than the target incentive amounts. In 2007, all incentive award payouts were also subject to an incentive compensation cap based on Boise Cascade's financial performance.

        For 2008, each of the Named Executive Officers other than Mr. Hewitt will earn an incentive award pursuant to the Boise Inc. Incentive and Performance Plan. The 2008 incentive awards will be based on the attainment of financial goals at corporate and business unit levels and for achieving individual performance objectives. The awards will be calculated as a percentage of base salary, based on the extent to which the financial goals and performance objectives were met during the year. The 2008 target incentive award for Mr. Toeldte is 100% of his base salary. The 2008 target incentive award for Messrs. McNutt and Strenge are 65% of their base salaries. The 2008 target incentive award for Ms. Lassa is 50% of her base salary. Depending on the achievement of their predetermined financial goals and performance objectives, the 2008 annual incentive awards for the Named Executive Officers may be less than or greater than the target incentive amounts.

Long-Term Incentive Compensation (Boise Cascade Management Equity Plan)

        Pursuant to an equity incentive program established shortly after Madison Dearborn acquired the forest products assets from OfficeMax, Boise Cascade's management-level employees were given the opportunity to purchase, at fair market value, Series B equity units in Forest Products Holdings, L.L.C. ("FPH"). Purchasers of Series B equity units in this program also received, at no additional cost, Series C equity units (2004 Series C equity units) representing the right to participate in Boise Cascade's profits after the holders of the Series B equity units had received a return of all of their invested capital. The 2004 Series C equity units had no value to the holder until equity value appreciated above a specified level.

        On April 3, 2006, shortly after joining Boise Cascade, Mr. Toeldte purchased, at fair market value, Series B equity units for $560,000 and also received, at no additional cost, a new series of Series C equity units (2006 Series C equity units). Also on April 3, 2006, Mr. McNutt received, at no cost, 2006 Series C equity units. The 2006 Series C equity units had a higher threshold for participation in Boise Cascade's profits than did the 2004 Series C equity units. Like the 2004 Series C equity units,

Messrs. Toeldte's and McNutt's 2006 Series C equity units had no value until equity value appreciated above a specified level.

        All Series B equity units, 2004 Series C equity units and 2006 Series C equity units vested on a pro rata basis from December 31, 2004, to the closing date of the Acquisition. Boise Cascade's Management Equity Plan allowed unitholders whose employment was transferred to us to require FPH to repurchase (1) all vested and unvested Series B equity units and (2) all vested 2004 Series C equity units and 2006 Series C equity units. All of our executive officers exercised this repurchase requirement and in March 2008, FPH repurchased all vested Series B equity units, 2004 Series C equity units and 2006 Series C equity units at fair market value. FPH repurchased all unvested Series B equity units at the original cost. Any unvested 2004 Series C equity units and 2006 Series C equity units were forfeited for no consideration.

        Set forth below are the numbers of shares of Series B equity units, 2004 Series C equity units and 2006 Series C equity units held by the Named Executive Officers as of December 31, 2007:

Name	Series B Equity Units	2004 Series C Equity Units	2006 Series C Equity Units
Alexander Toeldte	280,000	—	4,500,000
Robert M. McNutt	125,000	205,010	600,000
Miles A. Hewitt	660,000	1,598,000	—
Judith M. Lassa	225,000	431,000	—
Robert E. Strenge	250,000	431,000	—

Long-Term Incentive Compensation (Boise Inc. Restricted Stock Shares and Restricted Stock Units)

        As approved by the compensation committee of our board of directors, on May 2, 2008, certain of our managerial employees, including the following Named Executive Officers, received grants of restricted stock shares or restricted stock units:

Name	Restricted Stock Shares	Restricted Stock Units
Alexander Toeldte	975,100	—
Robert M. McNutt	213,400	—
Judith M. Lassa	77,000	—
Robert E. Strenge	—	107,000

        Approximately seventy percent of the restricted stock shares vest only if the Company achieves specific performance hurdles (performance-vesting restricted stock shares). A portion of the performance-vesting restricted stock shares will vest on February 28, 2011, if, at some point before this date, the stock price of our stock has closed at or above $10.00 on 20 of any consecutive 30 trading days. The other portion of the performance-vesting restricted stock shares will vest on February 28, 2011, if, at some point before this date, the stock price of our stock has closed at or above $12.50 on 20 of any consecutive 30 trading days.

        Approximately thirty percent of the restricted stock shares vest with the passage of time (time-vesting restricted stock shares). One-third of the time-vesting restricted stock shares will vest on each of February 28, 2009; February 28, 2010; and February 28, 2011, subject to certain EBITDA goals.

        All employees, including Mr. Strenge, who are eligible for retirement on or before February 28, 2011, received restricted stock units in lieu of restricted stock shares. The restricted stock units vest in the same manner as do the restricted stock shares. Once vested, the restricted stock units are payable to the employee in stock. Any shares or units not vested on or before February 28, 2011, are forfeited by the employee.

        The restricted stock shares and restricted stock units were granted, at no cost to the employee, under the Boise Inc. Incentive and Performance Plan, pursuant to a Restricted Stock (Restricted Stock Unit) Award Agreement, the forms of which were filed as Exhibits 99.1 and 99.2 to the Company's Current Report on Form 8-K filed with the SEC on May 6, 2008, and which are incorporated herein by reference.

Other Compensation and Benefit Plans

        Our executive officers received additional compensation in the form of payments, allocations or accruals under various other compensation and benefit plans. Among these plans and benefits were:

  •
  supplemental pension plans;

  •
  a deferred compensation plan;

  •
  formalized agreements that covered potential severance benefits; and

  •
  a supplemental life plan.

        These plans are further described below and were an important part of our executive compensation program. We believe that providing attractive retirement and savings benefits to our executive officers and key managers helped us to remain competitive in the market for top talent.

Summary Compensation Table

        The following table presents compensation information for the fiscal years ended December 31, 2007 and 2006, for Mr. Toeldte, the Company's president and chief executive officer, Mr. McNutt, the Company's senior vice president and chief financial officer, and Ms. Lassa and Messrs. Hewitt and Strenge, the Company's three most highly compensated executive officers other than Messrs. Toeldte and McNutt (collectively, the "Named Executive Officers").

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)		Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Alexander Toeldte President and Chief Executive Officer	2007 2006	$500,000 500,000	$	— —	$85,500 171,000	$314,876 410,000	$4,375 725	$49,321 151,945	$954,072 1,233,670
Robert M. McNutt Senior Vice President and Chief Financial Officer	2007 2006	215,000 200,000		17,989 —	23,906 35,306	92,011 80,000	57,127 68,252	12,687 12,870	418,720 396,428
Miles A. Hewitt(7) Senior Vice President, Paper	2007 2006	337,500 330,000		— —	97,478 97,478	151,599 176,055	163,250 131,651	17,552 14,845	767,379 750,029
Judith M. Lassa Vice President, Packaging	2007 2006	283,750 251,667		— —	26,291 26,291	157,780 220,000	176,558 74,977	28,510 21,008	672,889 593,943
Robert E. Strenge(8) Vice President, Newsprint	2007 2006	301,928 266,667		478 —	26,291 26,291	186,878 224,000	220,196 115,218	18,496 17,992	754,267 650,168

(1)
Includes amounts deferred under Boise Cascade's Savings Plan and Deferred Compensation Plan. The Savings Plan was a defined contribution plan intended to be qualified under Section 401(a) of the Code that contained a cash or deferred arrangement that met the requirements of Section 401(k) of the Code. The Deferred Compensation Plan was a nonqualified savings plan offered to a select group of management and key employees.

(2)
The 2007 amount reported for Mr. McNutt represented a discretionary bonus paid to him for his exemplary work in connection with the Acquisition. The 2007 amount reported for Mr. Strenge represented a safety award.

(3)
In connection with the purchase of their Series B equity units on November 29, 2004, Ms. Lassa and Messrs. McNutt, Hewitt and Strenge were granted, at no additional cost, 431,000, 205,010, 1,598,000 and 431,000 2004 Series C equity units, respectively. In connection with Mr. Toeldte's purchase of Series B equity units on April 3, 2006, he was granted, at no additional cost, 4,500,000 2006 Series C equity units. Additionally, on April 3, 2006, Mr. McNutt was granted, at no cost, 600,000 2006 Series C equity units. For further information on these awards, please refer to the Compensation Discussion and Analysis—Long-Term Incentive Compensation (Boise Cascade Management Equity Plan) section above. The amounts reported for the 2004 Series C equity units and 2006 Series C equity units reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2007 and 2006, in accordance with Statement of Financial Accounting Standards (SFAS) No. 123(R), Share-Based Payment.

(4)
Represents payments awarded under Boise Cascade's annual variable Incentive and Performance Plan. The specific financial goals and performance objectives at corporate and business unit levels used to calculate these payments were as follows:

Name	2007 Financial Goals and Performance Objectives	2006 Financial Goals and Performance Objectives
Alexander Toeldte	25% corporate incentive cash flow 50% paper incentive cash flow 25% packaging and newsprint incentive cash flow Less 10% safety adjustment if corporate recordable incident rate (RIR) not met	25% corporate incentive cash flow 32.5% paper incentive cash flow 19.5% packaging and newsprint incentive cash flow 13% CTC EBITDA and volume 10% safety based on corporate RIR
Robert M. McNutt	100% corporate incentive cash flow Less 10% safety adjustment if corporate RIR not met	100% corporate incentive cash flow Less 10% safety adjustment if corporate RIR not met
Miles A. Hewitt	10% corporate incentive cash flow 90% paper incentive cash flow Less 10% safety adjustment if corporate RIR not met	10% corporate incentive cash flow 80% paper incentive cash flow 10% safety based on corporate RIR
Judith M. Lassa	10% corporate incentive cash flow 50% packaging and newsprint incentive cash flow 40% packaging incentive cash flow Less 10% safety adjustment if corporate RIR not met	10% corporate incentive cash flow 25% packaging and newsprint incentive cash flow 35% packaging incentive cash flow 20% CTC EBITDA and volume 10% safety based on corporate RIR
Robert E. Strenge	10% corporate incentive cash flow 50% packaging and newsprint incentive cash flow 40% DeRidder incentive cash flow Less 10% safety adjustment if corporate RIR not met	10% corporate incentive cash flow 35% packaging and newsprint incentive cash flow 25% DeRidder incentive cash flow 20% CTC EBITDA and volume 10% safety based on corporate RIR

On April 30, 2008, the compensation committee of our board of directors approved the 2008 annual incentive award criteria for our Named Executive Officers pursuant to the Boise Inc. Incentive and Performance Plan. The 2008 incentive awards will be based on the attainment of financial goals at corporate and business unit levels and for achieving individual performance objectives. The awards will be calculated as a percentage of base salary, based on the extent to which the financial goals and performance objectives were met during the year. The specific 2008 financial goals and performance objectives that will be used to calculate the awards are set forth below.

Name	2008 Financial Goals and Performance Objectives	2008 Target Incentive Percentage Payout
Alexander Toeldte	90% corporate incentive cash flow 10% safety based on corporate recorded incident rate (RIR)	100%
Robert M. McNutt	90% corporate incentive cash flow 10% safety based on corporate RIR	65%
Judith M. Lassa	20% corporate incentive cash flow 70% packaging incentive cash flow 10% safety based on corporate RIR	50%
Robert E. Strenge	90% corporate incentive cash flow 10% safety based on corporate RIR	65%(a)

  (a)
  Mr. Strenge's target incentive percentage payout was increased from 50% to 65% in connection with his promotion to Senior Vice President, Paper Manufacturing, on April 30, 2008.

(5)
Amounts disclosed in this column include the following:

Name	Year	Change in Pension Value(a)		Nonqualified Deferred Compensation Earnings(b)
Alexander Toeldte	2007 2006	$	— —	$4,374 725
Robert M. McNutt	2007 2006		51,160 65,844	5,967 2,408
Miles A. Hewitt	2007 2006		162,800 131,651	450 —
Judith M. Lassa	2007 2006		172,630 73,601	3,928 1,376
Robert E. Strenge	2007 2006		220,196 115,218	— —
  (a)
  The amounts reported for Ms. Lassa and Messrs. McNutt, Hewitt and Strenge reflect the actuarial increase in the present value of their benefits under all pension plans established by Boise Cascade using interest rate and mortality rate assumptions consistent with those used in Boise Cascade's financial statements and include amounts that such officers may not have been entitled to receive because such amounts were not vested. Mr. Toeldte was not eligible to participate in Boise Cascade's pension plans.

  (b)
  The amounts reported for Ms. Lassa and Messrs. Toeldte, McNutt and Hewitt reflect the above-market portion of the interest they earned on their deferred compensation. Mr. Hewitt did not participate in Boise Cascade's Deferred Compensation Plan during 2006 and Mr. Strenge did not participate during 2007 or 2006.

(6)
Amounts disclosed in this column include the following:

Name	Year	Company-Matching Contributions to Savings and Deferred Compensation Plans(a)	Company-Paid Portion of Executive Officer Life Insurance	Reportable Perquisites(b)
Alexander Toeldte	2007 2006	$48,961 22,535	$360 360	$	— 129,050
Robert M. McNutt	2007 2006	12,390 12,600	297 270		— —
Miles A. Hewitt	2007 2006	9,118 6,090	8,434 8,755		— —
Judith M. Lassa	2007 2006	21,158 13,930	7,352 7,078		— —
Robert E. Strenge	2007 2006	9,450 9,240	9,046 8,752		— —
  (a)
  Boise Cascade's Savings Plan was a defined contribution plan intended to be qualified under Section 401(a) of the Code that contained a cash or deferred arrangement that met the requirements of Section 401(k) of the Code. The Deferred Compensation Plan was a nonqualified savings plan offered to a select group of management and key employees. Participants in the Deferred Compensation Plan could choose to have matching contributions made under the Deferred Compensation Plan in lieu of receiving matching contributions under the Savings Plan.

  (b)
  Boise Cascade's costs in 2007 for various perquisites provided to the Named Executive Officers are not reflected because the total amount for each officer did not exceed $10,000. Boise Cascade's costs in 2006 for various perquisites provided to Ms. Lassa and Messrs. McNutt, Hewitt and Strenge are not reflected because the total amount for each officer did not exceed $10,000. The amount disclosed in this column for various other perquisites provided to Mr. Toeldte in 2006 include the following:

Name	Year	Nonbusiness Memberships	Supplemental Healthcare		Legal Fees	Relocation Expenses
Alexander Toeldte	2006	$20,160	$	*	$14,621	$94,269

  *
  Pursuant to federal healthcare privacy regulations, the amount incurred by Mr. Toeldte under Boise Cascade's Supplemental Healthcare Plan for Executive Officers has not been reflected. None of the Named Executive Officers incurred costs under the plan in excess of $10,000 in either year. After reviewing competitive plans of Boise Cascade's surveyed companies and as a result of changes in Boise Cascade's salaried healthcare plan, Boise Cascade terminated the Supplemental Healthcare Plan for Executive Officers on December 31, 2006.

(7)
On May 2, 2008, Miles A. Hewitt stepped down from his position as Senior Vice President, Paper. In connection with his departure from the Company, the compensation committee of our board of directors approved the entry into a severance arrangement with Mr. Hewitt. Such arrangement described and confirmed the benefits and responsibilities set forth in the Officer Severance Agreement between Mr. Hewitt and the Company. Mr. Hewitt's departure was deemed a "Qualifying Termination" under the Officer Severance Agreement. The severance arrangement included the following material provisions:

•
An employment termination date of May 2, 2008;

•
Payment of a lump sum severance equal to Mr. Hewitt's base salary and target annual incentive ($527,000);

•
Healthcare and insurance benefits continued for 12 months following departure (estimated company cost, $11,000);

•
Supplemental life insurance premiums continued for 12 months following termination ($9,000);

•
Financial counseling allowance of up to $10,000 during next 12 months;

•
Nonqualified pension under the Supplemental Early Retirement Plan for Elected Officers, beginning January 1, 2014;

•
Covenants of confidentiality, nonsolicitation of employees and nondisparagement;

  •
  Compliance with the other provisions outlined in the Officer Severance Agreement by and between Mr. Hewitt and the Company; and

  •
  Mr. Hewitt to sign a release as a condition to receiving benefits.

A copy of the final severance arrangement between Mr. Hewitt and the Company is attached as Exhibit 10.22 and is incorporated herein by reference.

(8)
On April 30, 2008, our board of directors elected Robert E. Strenge as Senior Vice President, Paper Manufacturing; Robert A. Warren as Senior Vice President and General Manager, Paper and Supply Chain; and Jeffrey P. Lane as Senior Vice President and General Manager, Packaging.

Grants of Plan-Based Equity Awards

        The following table reflects the 2007 target incentive awards for the Named Executive Officers under Boise Cascade's annual variable Incentive and Performance Plan. For further information on the terms of these incentive awards, please refer to the Compensation Discussion and Analysis—Annual Variable Incentive Compensation (Incentive and Performance Plan) section above. The Named Executive Officers' actual 2007 incentive awards were paid by Boise Cascade in February 2008 and are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. Boise Cascade did not grant any equity incentive plan awards to the Named Executive Officers in 2007.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name
	Grant Date	Target ($)
Alexander Toeldte	3/13/07	$325,000
Robert M. McNutt	3/13/07	99,000
Miles A. Hewitt	3/13/07	187,000
Judith M. Lassa	3/13/07	130,500
Robert E. Strenge	3/13/07	135,000

        On May 2, 2008, the Named Executive Officers received the following grants of restricted stock shares and restricted stock units pursuant to the Boise Inc. Incentive and Performance Plan. For further information on the terms of these 2008 equity incentive awards, please refer to the Compensation Discussion and Analysis—Long-Term Incentive Compensation (Boise Inc. Restricted Stock Shares and Restricted Stock Units) section above.

Name	Restricted Stock Shares	Restricted Stock Units
Alexander Toeldte	975,100	—
Robert M. McNutt	213,400	—
Judith M. Lassa	77,000	—
Robert E. Strenge	—	107,000

Outstanding Equity Awards at Fiscal Year-End

        The following table reflects the number of the Named Executive Officers' 2004 Series C equity units and 2006 Series C equity units that had not vested as of December 31, 2007:

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Value of Shares or Units of Stock That Have Not Vested ($)(1)
Alexander Toeldte	3,150,000	$279,000
Robert M. McNutt	563,507	71,437
Miles A. Hewitt	1,118,600	266,866
Judith M. Lassa	301,700	71,977
Robert E. Strenge	301,700	71,977

(1)
Because these units were not publicly traded, there was no ascertainable value for the units. Accordingly, the values shown reflect the fair value of these units on the grant date.

        In connection with the closing of the Acquisition, the Named Executive Officers were no longer participants in Boise Cascade's Management Equity Plan. On March 31, 2008, FPH paid the Named Executive Officers the following amounts for their vested Series B equity units and Series C equity units and their unvested Series B equity units.

Name	Amount
Alexander Toeldte	$740,397.20
Robert M. McNutt	367,674.87
Miles A. Hewitt	2,165,498.92
Judith M. Lassa	662,381.44
Robert E. Strenge	704,049.94

Option Exercises and Stock Vested

        The following table reflects the number of the Named Executive Officers' 2004 Series C equity units and 2006 Series C equity units that vested during 2007:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Alexander Toeldte	450,000	$49,500
Robert M. McNutt	80,501	16,030
Miles A. Hewitt	159,800	73,508
Judith M. Lassa	43,100	19,826
Robert E. Strenge	43,100	19,826

(1)
Because these units were not publicly traded, there was no ascertainable value for the units on the vesting date. Accordingly, the values shown reflect the fair value of these units on the grant date.

        In connection with the closing of the Acquisition, the Named Executive Officers were no longer participants in Boise Cascade's Management Equity Plan. On March 31, 2008, FPH paid the Named

Executive Officers the following amounts for their vested Series B equity units and Series C equity units and their unvested Series B equity units:

Name	Amount
Alexander Toeldte	$740,397.20
Robert M. McNutt	367,674.87
Miles A. Hewitt	2,165,498.92
Judith M. Lassa	662,381.44
Robert E. Strenge	704,049.94

Pension Benefits

        Boise Cascade maintained a defined benefit pension plan, referred to as the Salaried Pension Plan, as well as supplemental pension plans for certain salaried employees, including four of the Named Executive Officers—Ms. Lassa and Messrs. McNutt, Hewitt and Strenge. The Salaried Pension Plan was available only to Boise Cascade's employees who were formerly employed by OfficeMax before November 2003. Accordingly, Mr. Toeldte was not eligible to participate in Boise Cascade's pension plans.

        Boise Cascade's Salaried Pension Plan entitled each vested employee to receive a pension benefit at normal retirement age equal to 1.25% of the average of the highest five consecutive years of compensation out of the last ten years of employment multiplied by the participant's years of service through December 31, 2003, plus 1% of the average of the highest five consecutive years of compensation out of the last ten years of employment multiplied by the participant's years of service after December 31, 2003. Under the Salaried Pension Plan, "compensation" was defined as the employee's base salary plus any amounts earned under Boise Cascade's variable incentive compensation programs. Benefits were computed on a straight-life annuity basis and were not offset by Social Security or other retirement-type benefits. An employee was 100% vested in his or her pension benefit after five years of service, except for breaks in service.

        If an employee was entitled to a greater benefit under the Salaried Pension Plan formula than the Code allowed for tax-qualified plans, the excess benefits were to have been paid from Boise Cascade's general assets under its unfunded Supplemental Pension Plan, referred to as the SUPP. The SUPP would have also provided payments to the extent that participation in the deferred compensation plans had the effect of reducing an individual's pension benefit under the qualified plan.

        Under Boise Cascade's Supplemental Early Retirement Plan, referred to as the SERP, an officer who was an officer of OfficeMax immediately prior to the 2004 Transaction, who was 55 years old or older, had ten or more years of service, had served as an officer for at least five full years and retired before the age of 65 was eligible for benefits under the plan. Eligible officers received an early retirement benefit prior to the age of 65 equal to the benefit calculated under the Salaried Pension Plan without reduction due to the officer's early retirement. Benefits payable under the SERP were offset by benefits payable under a similar plan maintained by OfficeMax.

        The following table reflects the present value of accumulated benefits payable to Ms. Lassa and Messrs. McNutt, Hewitt and Strenge, including the number of years of service credited to each of them, under the Salaried Pension Plan, the SUPP and the SERP. Ms. Lassa and Messrs. McNutt,

Hewitt and Strenge did not receive any payments under any of Boise Cascade's pension plans during 2007.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)
Alexander Toeldte	Salaried Pension Plan SUPP SERP	— — —	$	— — —
Robert M. McNutt	Salaried Pension Plan SUPP SERP	23 23 23		258,951 79,813 —
Miles A. Hewitt	Salaried Pension Plan SUPP SERP	26 26 26		294,699 185,306 236,443
Judith M. Lassa	Salaried Pension Plan SUPP SERP	26 26 26		289,606 133,555 180,501
Robert E. Strenge	Salaried Pension Plan SUPP SERP	20 20 20		280,496 165,000 226,218

(1)
Number of years credited service for Ms. Lassa and Messrs. McNutt, Hewitt and Strenge include amounts attributable to employment with OfficeMax prior to the 2004 Transaction.

        Prior to the Acquisition, Boise Cascade's Salaried Pension Plan was split and the assets and liabilities relating to transferred employees were spun off to the Boise Cascade, L.L.C. Spun-off Pension Plan for Salaried Employees. Upon the closing of the Acquisition, the Company assumed sponsorship of the Boise Cascade, L.L.C. Spun-off Pension Plan for Salaried Employees, and adopted the Boise Paper Holdings, L.L.C. Supplemental Pension Plan (Boise SUPP) and the Boise Paper Holdings, L.L.C. Supplemental Early Retirement Plan (Boise SERP). The Boise SUPP and Boise SERP are substantially the same as Boise Cascade's SUPP and SERP except that the Boise SUPP contains an offset for benefits payable under the Boise Cascade SUPP and/or the OfficeMax Supplemental Pension Plan.

Nonqualified Deferred Compensation

        With the exception of Mr. Strenge, all of the Named Executive Officers participated in Boise Cascade's Deferred Compensation Plan during 2007. Boise Cascade's Deferred Compensation Plan was an unfunded plan. Under the plan, officers could irrevocably elect to defer receipt of a portion of their base salary and incentive compensation. A participant's account was credited with imputed interest at a rate equal to 130% of Moody's Composite Average of Yields on Corporate Bonds. In addition, participants could elect to receive their company-matching contribution in Boise Cascade's Deferred Compensation Plan in lieu of any matching contribution in Boise Cascade's 401(k) Savings Plan. For Ms. Lassa and Messrs. McNutt, Hewitt and Strenge (who participated in Boise Cascade's defined benefit pension plan), the matching contribution was equal to $0.70 on the dollar up to the first 6% of eligible compensation. For Mr. Toeldte (who did not participate in Boise Cascade's defined benefit pension plan), the matching contribution was equal to $0.70 on the dollar up to the first 6% of eligible compensation, plus an additional discretionary match that could vary from year to year. In 2007, the discretionary match was equal to $0.30 on the dollar up to the first 6% of eligible compensation. Participants elected the form and timing of distributions of their deferred compensation balances. Participants could receive payment in cash in a lump sum or in monthly installments over a specified period of years following the termination of their employment with Boise Cascade.

        None of the Named Executive Officers had withdrawals or distributions under Boise Cascade's Deferred Compensation Plan during 2007.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Balance at Last FYE ($)
Alexander Toeldte	$79,200	$47,220	$11,791	$202,075
Robert M. McNutt	73,750	12,390	16,118	259,713
Miles A. Hewitt	33,750	—	1,205	34,955
Judith M. Lassa	50,375	21,158	10,603	172,922
Robert E. Strenge	—	—	—	—

(1)
These amounts are included in the Salary column of the Summary Compensation Table.

(2)
These amounts are included in the All Other Compensation column of the Summary Compensation Table.

(3)
The above-market portion of these amounts is included in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table.

        Upon the closing of the Acquisition, the Company adopted the Boise Paper Holdings, L.L.C. Deferred Compensation Plan, which is substantially the same as Boise Cascade's Deferred Compensation Plan. Mr. Toeldte has elected to defer 6% of his 2008 compensation under this plan, and he is the only Named Executive Officer who has elected to participate in the program in 2008.

Agreements With, and Potential Payments to, Named Executive Officers

        The following summaries provide a description of the agreements we have entered into with the individuals who, on closing of the Acquisition, became executive officers of the Company. The following tables reflect an estimate of the compensation we would have been required to pay in the event of termination of these employees with us due to:

  •
  voluntary termination with good reason;

  •
  involuntary termination without cause;

  •
  for cause termination or voluntary termination without good reason;

  •
  death;

  •
  disability; or

  •
  sale of a Division (as defined under the Boise Cascade Management Equity Plan).

        The amounts shown assume that such termination was effective as of December 31, 2007, but are based on the severance agreements entered into between the executive officers and the Company in 2008. The actual amounts we would have been required to pay could only have been determined at the time of separation.

Alexander Toeldte

        Boise Cascade entered into an Offer of Future Employment with Mr. Toeldte on October 1, 2005. Pursuant to the terms of the agreement, Mr. Toeldte was subject to regular performance reviews and was eligible to receive an annual incentive award with a target value of 65% of his base pay. Mr. Toeldte was also eligible for standard benefits offered to officers, which included an annual financial counseling allowance of $5,000 and participation in Boise Cascade's Deferred Compensation Plan. Mr. Toeldte was eligible to receive the maximum paid time off available to Boise Cascade's salaried employees, which was 31 days annually. If Mr. Toeldte was involuntarily terminated (other than for disciplinary reasons), he would have been eligible to receive the severance benefits set forth in his severance agreement described below.

        Boise Cascade also entered into a Foreign Service Policy (Relocation) Agreement with Mr. Toeldte on October 1, 2005, pursuant to which Boise Cascade assisted Mr. Toeldte in the process of obtaining permanent residency and paid his legal expenses associated with that process. If, due to immigration requirements, Mr. Toeldte or members of his family could not continue to reside in the United States, Boise Cascade would have provided for his repatriation to New Zealand.

        Boise Cascade entered into a severance agreement with Mr. Toeldte on October 1, 2005, which was superseded by a new severance agreement dated February 6, 2008. Pursuant to the terms of the agreement, if Mr. Toeldte voluntarily terminated employment with good reason or his employment was involuntarily terminated without cause, as defined in the agreement, and subject to his execution of a valid release of employment-related claims, he would have been entitled to severance pay equal to two times his annual base salary plus his target annual incentive for the year in which the termination occurred. To the extent not already paid, he would have received a lump-sum amount equal to the value of his unused and accrued time off, less any advanced time off. Mr. Toeldte would have also received a lump-sum payment equal to (a) 36 times the monthly group premium for healthcare, disability and accident insurance plans plus (b) three times the annual allowance for financial counseling services. The agreement also imposed on Mr. Toeldte confidentiality and nondisparagement provisions, as well as a non-solicitation provision that would have continued for one year after his employment terminated. Mr. Toeldte was not entitled to receive payment under his severance agreement as a result of the Acquisition; however, the agreement was assigned to the Company as part of the Acquisition.

Alexander Toeldte
President and Chief Executive Officer

Benefits	Voluntary Termination With Good Reason(1)	Involuntary Termination Without Cause(1)	For Cause Termination or Voluntary Termination Without Good Reason(1)	Death(1)	Disability(1)	Sale of a Division (as Defined Under the Management Equity Plan)
Base Salary (2 × base salary of $500,000)	$1,000,000	$1,000,000	$—	$—	$—	$—
Incentive and Performance Plan (2 × target 65% award)	650,000	650,000	—	—	—	—
Insurance—Healthcare, Disability and Accident (for 36 months)	31,352	31,352	—	—	—	—
Financial Counseling (3 × annual allowance)	15,000	15,000	—	—	—	—
Unused Vacation Time (328 hours)	78,846	78,846	78,846	78,846	78,846	—
MEP Units(2)	833,240	833,240	560,000	934,400	934,400	1,076,240

TOTAL(3)	$2,608,438	$2,608,438	$638,846	$1,013,246	$1,013,246	$1,076,240

(1)
Mr. Toeldte would have received his base salary through the date of termination.

(2)
Amount shown reflects payment as of December 31, 2007 under Boise Cascade's Management Equity Plan, assuming Mr. Toeldte would have exercised his right to require FPH to repurchase all vested Series B equity units and Series C equity units at fair market value and all unvested Series B equity units at original cost.

In connection with the closing of the Acquisition, Mr. Toeldte was no longer a participant in Boise Cascade's Management Equity Plan. On March 31, 2008, FPH paid Mr. Toeldte $740,397.20 for his vested Series B equity units and Series C equity units and his unvested Series B equity units.

(3)
Total amounts shown are in addition to payments Mr. Toeldte would have been entitled to receive under Boise Cascade's Savings Plan and Deferred Compensation Plan.

Robert M. McNutt, Miles A. Hewitt, Judith M. Lassa, Robert E. Strenge

        Prior to Madison Dearborn's acquisition of the forest products assets from OfficeMax in 2004, OfficeMax had entered into agreements with Ms. Lassa and Messrs. Hewitt and Strenge to provide for severance benefits if they were terminated after the acquisition. These agreements expired in October 2007 and new severance agreements were not entered into with these officers at that time.

        Following the termination of the severance agreements described above, Ms. Lassa and Messrs. McNutt, Hewitt and Strenge were subject to Boise Cascade's Executive Officer Severance Pay Policy. Under the policy, if the officer's employment was involuntarily terminated, except if terminated for disciplinary reasons, such executive officer would have been entitled to receive severance pay equal to one year's base salary. The severance payment would be made in a lump sum. Also, group insurance coverage could be continued for up to 12 months following the date of termination.

        Following the closing of the Acquisition, the Company entered into new severance agreements with Ms. Lassa and Messrs. McNutt, Hewitt and Strenge on February 25, 2008 (the form of which was filed as Exhibit 10.19 to the Company's Current Report on Form 8-K filed with the SEC on February 28, 2008, and which is incorporated herein by reference). Pursuant to the terms of the agreements, if these executive officers voluntarily terminate employment with good reason or their employment is involuntarily terminated without cause, as defined in their agreements, and subject to their execution of a valid release of employment-related claims, Mr. McNutt would be entitled to severance pay equal to two times his (a) annual base salary plus (b) target annual incentive for the year in which the termination occurs, and Ms. Lassa and Messrs. Hewitt and Strenge would be entitled to severance pay equal to one times their (a) annual base salary plus (b) target annual incentive for the year in which the termination occurs. To the extent not already paid, they would receive a lump-sum amount equal to the value of their unused and accrued time off, less any advanced time off. The Company would maintain group insurance coverage (healthcare, disability, term life, and accident) and financial counseling services for 12 months following the executive officer's date of termination, subject to the officer's payment of any applicable premium at the active employee rate. Also, the Company would continue to pay the Company-paid premium under the Company's Supplemental Life Plan (if the executive officer was a participant in such plan) for 12 months (24 months for the Company's CEO, CFO and COO).

Robert M. McNutt
Senior Vice President and Chief Financial Officer

Benefits	Voluntary Termination With Good Reason(1)	Involuntary Termination Without Cause(1)	For Cause Termination or Voluntary Termination Without Good Reason(1)	Death(1)	Disability(1)	Sale of a Division (as Defined Under the Management Equity Plan)
Base Salary (2 × base salary of $220,000)	$440,000	$440,000	$—	$—	$—	$—
Incentive and Performance Plan (2 × target 45% award)	198,000	198,000	—	—	—	—
Insurance—Healthcare, Disability and Accident (12 months)	10,292	10,292	—	—	—	—
Financial Counseling (1 × annual allowance)	5,000	5,000	—	—	—	—
Unused Vacation Time (148 hours)	15,654	15,654	15,654	15,654	15,654	—
MEP Units(2)	318,474	318,474	125,000	412,465	412,465	423,447

TOTAL(3)	$987,420	$987,420	$140,654	$428,119	$428,119	$423,447

(1)
Mr. McNutt would have received his base salary through the date of termination.

(2)
Amount shown reflects payment as of December 31, 2007 under Boise Cascade's Management Equity Plan, assuming Mr. McNutt would have exercised his right to require FPH to repurchase all vested Series B equity units and Series C equity units at fair market value and all unvested Series B equity units at original cost.

In connection with the closing of the Acquisition, Mr. McNutt was no longer a participant in Boise Cascade's Management Equity Plan. On March 31, 2008, FPH paid Mr. McNutt $367,674.87 for his vested Series B equity units and Series C equity units and his unvested Series B equity units.

(3)
Total amounts shown are in addition to payments Mr. McNutt would have been entitled to receive under Boise Cascade's Savings Plan and Deferred Compensation Plan.

Miles A. Hewitt(4)
Senior Vice President, Paper

Benefits	Voluntary Termination With Good Reason(1)	Involuntary Termination Without Cause(1)	For Cause Termination or Voluntary Termination Without Good Reason(1)	Death(1)	Disability(1)	Sale of a Division (as Defined Under the Management Equity Plan)
Base Salary (1 × base salary of $340,000)	$340,000	$340,000	$—	$—	$—	$—
Incentive and Performance Plan (1 × target 55% award)	187,000	187,000	—	—	—	—
Insurance—Healthcare, Disability and Accident (12 months)	9,395	9,395	—	—	—	—
Life Insurance (Premiums for 12 months)	8,434	8,434	—	—	—	—
Financial Counseling (1 × annual allowance)	5,000	5,000	—	—	—	—
Unused Vacation Time (100 hours)	16,346	16,346	16,346	16,346	16,346	—
MEP Units(2)	1,692,972	1,692,972	660,000	2,193,056	2,193,056	2,258,664

TOTAL(3)	$2,259,147	$2,259,147	$676,346	$2,209,402	$2,209,402	$2,258,664

(1)
Mr. Hewitt would have received his base salary through the date of termination.

(2)
Amount shown reflects payment as of December 31, 2007 under Boise Cascade's Management Equity Plan, assuming Mr. Hewitt would have exercised his right to require FPH to repurchase all vested Series B equity units and Series C equity units at fair market value and all unvested Series B equity units at original cost.

In connection with the closing of the Acquisition, Mr. Hewitt was no longer a participant in Boise Cascade's Management Equity Plan. On March 31, 2008, FPH paid Mr. Hewitt $2,165,498.92 for his vested Series B equity units and Series C equity units and his unvested Series B equity units.

(3)
Total amounts shown are in addition to payments Mr. Hewitt would have been entitled to receive under Boise Cascade's Savings Plan and Deferred Compensation Plan.

(4)
On May 2, 2008, Mr. Hewitt stepped down from his position as Senior Vice President, Paper. In connection with his departure from the Company, the compensation committee of our board of directors approved the entry into a severance arrangement with Mr. Hewitt. Such arrangement described and confirmed the benefits and responsibilities set forth in the Officer Severance Agreement between Mr. Hewitt and the Company. Mr. Hewitt's departure was deemed a "Qualifying Termination" under the Officer Severance Agreement. The severance arrangement included the following material provisions:

•
An employment termination date of May 2, 2008;

•
Payment of a lump sum severance equal to Mr. Hewitt's base salary and target annual incentive ($527,000);

•
Healthcare and insurance benefits continued for 12 months following departure (estimated company cost, $11,000);

•
Supplemental life insurance premiums continued for 12 months following termination ($9,000);

•
Financial counseling allowance of up to $10,000 during next 12 months;

•
Nonqualified pension under the Supplemental Early Retirement Plan for Elected Officers, beginning January 1, 2014;

•
Covenants of confidentiality, nonsolicitation of employees and nondisparagement;

•
Compliance with the other provisions outlined in the Officer Severance Agreement by and between Mr. Hewitt and the Company; and

•
Mr. Hewitt to sign a release as a condition to receiving benefits.

Judith M. Lassa
Vice President, Packaging

Benefits	Voluntary Termination With Good Reason(1)	Involuntary Termination Without Cause(1)	For Cause Termination or Voluntary Termination Without Good Reason(1)	Death(1)	Disability(1)	Sale of a Division (as Defined Under the Management Equity Plan)
Base Salary (1 × base salary of $290,000)	$290,000	$290,000	$—	$—	$—	$—
Incentive and Performance Plan (1 × target 45% award)	130,500	130,500	—	—	—	—
Insurance—Healthcare, Disability and Accident (12 months)	1,211	1,211	—	—	—	—
Life Insurance (Premiums for 12 months)	7,352	7,352	—	—	—	—
Financial Counseling (1 × annual allowance)	5,000	5,000	—	—	—	—
Unused Vacation Time (112 hours)	15,615	15,615	15,615	15,615	15,615	—
MEP Units(2)	536,874	536,874	225,000	693,932	693,932	689,448

TOTAL(3)	$986,552	$986,552	$240,615	$709,547	$709,547	$689,448

(1)
Ms. Lassa would have received her base salary through the date of termination.

(2)
Amount shown reflects payment as of December 31, 2007 under Boise Cascade's Management Equity Plan, assuming Ms. Lassa would have exercised her right to require FPH to repurchase all vested Series B equity units and Series C equity units at fair market value and all unvested Series B equity units at original cost.

In connection with the closing of the Acquisition, Ms. Lassa was no longer a participant in Boise Cascade's Management Equity Plan. On March 31, 2008, FPH paid Ms. Lassa $662,381.44 for her vested Series B equity units and Series C equity units and her unvested Series B equity units.

(3)
Total amounts shown are in addition to payments Ms. Lassa would have been entitled to receive under Boise Cascade's Savings Plan and Deferred Compensation Plan.

Robert E. Strenge(4)
Vice President, Newsprint

Benefits	Voluntary Termination With Good Reason(1)	Involuntary Termination Without Cause(1)	For Cause Termination or Voluntary Termination Without Good Reason(1)	Death(1)	Disability(1)	Sale of a Division (as Defined Under the Management Equity Plan)
Base Salary (1 × base salary of $300,000)	$300,000	$300,000	$—	$—	$—	$—
Incentive and Performance Plan (1 × target 45% award)(4)	135,000	135,000	—	—	—	—
Insurance—Healthcare, Disability and Accident (12 months)	6,899	6,899	—	—	—	—
Life Insurance (Premiums for 12 months)	9,046	9,046	—	—	—	—
Financial Counseling (1 × annual allowance)	5,000	5,000	—	—	—	—
Unused Vacation Time (128 hours)	18,462	18,462	18,462	18,462	18,462	—
MEP Units(2)	579,574	579,574	250,000	748,432	748,432	732,148

TOTAL(3)	$1,053,981	$1,053,981	$268,462	$766,894	$766,894	$732,148

(1)
Mr. Strenge would have received his base salary through the date of termination.

(2)
Amount shown reflects payment as of December 31, 2007 under Boise Cascade's Management Equity Plan, assuming Mr. Strenge would have exercised his right to require FPH to repurchase all vested Series B equity units and Series C equity units at fair market value and all unvested Series B equity units at original cost.

In connection with the closing of the Acquisition, Mr. Strenge was no longer a participant in Boise Cascade's Management Equity Plan. On March 31, 2008, FPH paid Mr. Strenge $704,049.94 for his vested Series B equity units and Series C equity units and his unvested Series B equity units.

(3)
Total amounts shown are in addition to payments Mr. Strenge would have been entitled to receive under Boise Cascade's Savings Plan.

(4)
Mr. Strenge was promoted to Senior Vice President, Paper Manufacturing, on April 30, 2008. Mr. Strenge's target incentive percentage payout was increased to 65% in connection with this promotion.

Supplemental Life Plan

        During 2007, Ms. Lassa and Messrs. Hewitt and Strenge participated in Boise Cascade's Supplemental Life Plan, which provided them with an insured death benefit during their employment with Boise Cascade. Officers who participated in the plan could purchase a life insurance policy from a designated insurance carrier, with policy premiums to be paid by Boise Cascade as described in the plan. The plan provided the officer with a target death benefit equal to two times his or her base salary while employed at Boise Cascade and a target postretirement death benefit equal to one times his or her final base salary, both of which were less any amount payable under Boise Cascade's group term life insurance policy.

        Upon the closing of the Acquisition, the Company adopted the Boise Paper Holdings, L.L.C. Supplemental Life Plan, which is substantially the same as Boise Cascade's Supplemental Life Plan.

Compensation of Directors

        Effective February 25, 2008, our directors receive the following compensation for their board service:

Director Fees(1)
Cash Retainer	$50,000
Equity Grant	$100,000
Initial Year Equity Grant	$50,000
Special Equity Grant(2)	$50,000
Committee Chairs
Audit	$15,000
Compensation	$10,000
Other Committees	$8,000
Non-Chair Committee Membership
Audit	$10,000
Compensation	$8,000
Other Committees	$5,000
Board Chair(3)
Equity	$250,000

(1)
Equity portion to be restricted stock share or restricted stock unit grants determined by the compensation committee.

(2)
Directors eligible are those with no prior service to Boise Cascade or the Company.

(3)
This equity grant is in addition to director fees and committee membership compensation.

        As approved by our board of directors, on May 2, 2008, our non-employee directors received the following grants of restricted stock shares (director restricted stock shares) and restricted stock units (director restricted stock units):

Name	Director Restricted Stock Shares	Director Restricted Stock Units
Carl A. Albert	96,200	—
Zaid F. Alsikafi	36,100	—
Jonathan W. Berger	—	48,100
Jack Goldman	—	48,100
Nathan D. Leight	36,100	—
Thomas S. Souleles	36,100	—
W. Thomas Stephens	—	36,100
Jason G. Weiss	36,100	—

        The director restricted stock shares granted to Messrs. Albert, Alsikafi, Leight, Souleles and Weiss vest on February 28, 2009, except in cases of voluntary resignation from our board of directors, in which case the vesting of the director restricted stock shares will be prorated, and except in other cases of termination of service as a director such as termination due to death, in which case the director restricted stock shares will vest in full.

        The director restricted stock units granted to Messrs. Berger, Goldman and Stephens represent a contingent right to receive one share of Boise Inc. common stock for each unit. The director restricted stock units vest on February 28, 2009, except in cases of voluntary resignation from our board of directors, in which case the vesting of the director restricted stock units will be prorated, and except in other cases of termination of service as a director such as termination due to death, in which case the director restricted stock units will vest in full.

Directors Deferred Compensation Plan

        On April 4, 2008, our board of directors approved the Boise Inc. Directors Deferred Compensation Plan. The plan allows each director who receives compensation for board service to defer all or a portion of such compensation in a calendar year. Amounts deferred are credited with imputed interest at a rate equal to 130% of Moody's Composite Average of Yields on Corporate Bonds. Participants elect the form and timing of distributions of their deferred compensation balances. Participants may receive payment in cash in a lump sum or in annual installments following their service on our board of directors. Mr. Berger has elected to defer 50% of his 2008 compensation under this plan, and he is the only director who has elected to participate in the program in 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth, as of June 24, 2008, the actual beneficial ownership of our common stock by (i) each person owning greater than 5% of our outstanding Common Stock; and (ii) each of our current director and named executive officers:

Name of Beneficial Owner and Management(1)	# of shares(2)%
Boise Cascade Holdings, L.L.C.(9)	37,857,374	45.75%
Terrapin Partners Venture Partnership and Terrapin Partners Employee Partnership	10,215,000	12.34%
Alexander Toeldte	1,015,100	1.23%
Robert M. McNutt	223,400	*
Judith M. Lassa	77,000	*
Robert E. Strenge	—	*
Carl A. Albert(3)	261,000	*
Zaid F. Alsikafi(9)	36,100	*
Jonathan W. Berger(4)	55,500	*
Jack Goldman(5)	5,000	*
Nathan D. Leight(6)(7)(8)	12,302,300	14.87%
Thomas S. Souleles(9)	36,100	*
W. Thomas Stephens	—	*
Jason G. Weiss(6)(8)	12,376,100	14.96%
All directors and executive officers as a group (15 persons)(10)(11)	16,472,600	19.91%

*
Less than 1%.

(1)
Unless otherwise indicated, the business address of each of the individuals is c/o Boise Inc., 1111 West Jefferson Street, Suite 200, Boise, Idaho 83702-5388.

(2)
On February 25, 2008, 89,607,374 shares of our common stock were outstanding. Holders of approximately 12,347,427 shares of our common stock issued in our IPO elected to exercise conversion rights, reducing the number of shares outstanding to 77,259,947. On May 2, 2008, we granted 2,480,700 shares of restricted stock to some of our non-employee directors and certain of our managerial employees, including some of our Named Executive Officers, increasing the number of shares outstanding to 79,740,647. Percentage ownership in the above table is based on a total of 82,753,547 shares, representing the actual number of shares outstanding plus an additional 3,012,900 shares underlying warrants exercisable within the next 60 days.

(3)
The business address of Mr. Albert is 10940 Bellagio Road, Suite C, Los Angeles, California 90077-3203.

(4)
The business address of Mr. Berger is 1180 Peachtree Street, N.E., Atlanta, Georgia 30309. Includes 10,000 warrants purchased by Mr. Berger after the IPO, which are exercisable commencing on June 19, 2008.

(5)
Mr. Goldman's business address is c/o Theodora Oringher Miller & Richman P.C., 2029 Century Park East, Sixth Floor, Los Angeles, California 90067-2907.

(6)
Includes (a) 9,913,500 shares of our common stock held by the Terrapin Partners Venture Partnership and (b) 301,500 shares of our common stock held by the Terrapin Partners Employee Partnership. Messrs. Leight and Weiss are the general partners of the Terrapin Partners Venture Partnership and they and/or their family trusts are the owners of the Terrapin Partners Venture Partnership. Terrapin Partners, LLC is the general partner of the Terrapin Partners Employee Partnership and Messrs. Leight and Weiss are the co-managers of Terrapin Partners, LLC.

  Accordingly, all shares held by the Terrapin Partners Venture Partnership and the Terrapin Partners Employee Partnership are deemed to be beneficially owned by them. Terrapin Partners Venture Partnership has allocated 621,000 shares to Sanjay Arora and 165,000 shares to Guy Barudin, both of whom are employees of Terrapin Partners, LLC, and 10,000 shares to each of Sheli Rosenberg and Peter R. Deutsch, both former special advisors to the Company. The remaining shares held by Terrapin Partners Venture Partnership have been allocated to Messrs. Leight and Weiss (or their affiliates). Messrs. Arora's and Barudin's shares vested on consummation of the Acquisition. The shares allocated to Messrs. Leight and Weiss (or their affiliates) and Ms. Rosenberg and Mr. Deutsch have no vesting requirements and have already vested in full in the individuals or entities. Terrapin Partners Employee Partnership has allocated certain of its shares to employees and affiliates of Terrapin Partners, LLC. These shares vest in full in the employees and affiliates when the shares are released from escrow, provided such individuals are still employed by or affiliated with Terrapin Partners, LLC at such time.

(7)
Includes 2,900 warrants underlying the 2,900 units purchased by Mr. Leight post-IPO, which are exercisable commencing on June 19, 2008.

(8)
Includes 1,500,000 warrants which are exercisable commencing on June 19, 2008.

(9)
Boise Cascade is controlled by FPH, which is controlled by Madison Dearborn Capital Partners IV, L.P. ("MDCP IV"). Madison Dearborn Partners IV, L.P. ("MDP IV") is the general partner of MDCP IV. John A. Canning, Jr., Paul J. Finnegan and Samuel M. Mencoff are the sole members of a limited partner committee of MDP IV that has the power, acting by majority vote, to vote or dispose of the shares beneficially owned by MDCP IV. Each of MDCP IV and MDP IV and the members of the limited partner committee of MDP IV disclaims beneficial ownership of shares held by FPH, except to the extent of its or his respective pecuniary interests therein. The address for FPH is c/o Boise Cascade Holdings, L.L.C., 1111 West Jefferson Street, Suite 300, Boise, Idaho 83702-5389. The address for MDCP IV and MDP IV is c/o Madison Dearborn Partners, LLC, Three First National Plaza, Suite 3800, 70 West Madison Street, Chicago, Illinois 60602. Mr. Souleles is a Managing Director, and Mr. Alsikafi is a Director of MDP; their address is c/o Madison Dearborn Partners, LLC.

(10)
Includes 3,000,000 warrants which are exercisable commencing on June 19, 2008. Does not include 401,300 restricted stock units granted on May 2, 2008, to Messrs. Berger (48,100 units); Goldman (48,100 units); Stephens (36,100 units); Cotterell (55,000 units); Strenge (107,000 units); and Warren (107,000 units), all of which have not yet vested. Once vested, these restricted stock units are payable in common shares. Also does not include 1,551,440 contingent value rights purchased on May 2, 2008 by Messrs. Leight (775,720 rights) and Weiss (775,720 rights).

(11)
Includes 300,000 shares of our common stock held by Mr. Lane, an executive officer. Messrs. Cotterell and Warren, both executive officers, currently hold no shares of our common stock.

        On February 1, 2008, the Company announced that certain institutional shareholders had entered into contingent value rights agreements with Terrapin Partners Venture Partnership, Boise Cascade and the Company. Under the contingent value rights agreements, the institutional shareholders received from Terrapin Partners Venture Partnership and Boise Cascade certain contingent value rights to receive payments in cash and/or shares of our common stock; such shareholders agreed to vote in favor of certain proposals at our special meeting of stockholders, which took place on February 5, 2008. Our sole obligation under these agreements is with respect to effecting a resale registration of any such shares transferred as payment. For additional information regarding the contingent value rights agreements, see the Company's Schedule 14As filed with the SEC on February 1, 2008 and February 4, 2008.

CERTAIN TRANSACTIONS

Agreements with Stockholders

        Subscription Agreements.    Pursuant to written subscription agreements with the Company and Lazard Capital Markets, LLC, Messrs. Leight and Weiss agreed to purchase the 3,000,000 Insider Warrants (for a total purchase price of $3,000,000) from the Company. These purchases took place on a private placement basis simultaneously with the consummation of our initial public offering. The Insider Warrants are identical to the public shareholder warrants except that the Insider Warrants (i) are exercisable on a cashless basis, (ii) may be exercised whether or not a registration statement relating to the common stock issuable upon exercise of the warrants is effective and current and (iii) are not redeemable by the Company so long as they are still held by the purchasers or their affiliates. Messrs. Leight and Weiss have agreed that the Insider Warrants will not be sold or transferred by them (except to employees of Terrapin Partners, LLC or to the Company's directors at the same cost per warrant originally paid by them) until June 19, 2008. Pursuant to the agreement signed on February 22, 2008, the holders of the majority of these Insider Warrants (or underlying shares) will be entitled to certain registration rights pursuant to the Investor Rights Agreement described below.

        Investor Rights Agreement.    On February 22, 2008, in connection with the Acquisition, the Company, Boise Cascade and certain other stockholders of the Company named therein entered into the Investor Rights Agreement. From and after the closing date of the Acquisition, holders of at least a majority of Seller Registrable Securities, or Aldabra Registrable Securities, as the case may be, will have the right to demand registration under the Securities Act of all or any portion of their registrable securities, subject to amount and time limitations. Holders of a majority of Seller Registrable Securities may demand five long-form registrations and an unlimited number of short-form registrations, while holders of Aldabra Registrable Securities may demand two long-form registrations and an unlimited number of short-form registrations; provided that, in the case of any long-form registration, the aggregate offering value of the registrable securities requested to be registered in such long-form registration must equal at least $25,000,000, and, in the case of any short-form registration, the aggregate offering value of the registrable securities requested to be registered in such short-form registration must equal at least $5,000,000. Additionally, whenever we propose to register any of our securities under the Securities Act and the registration form to be used may be used for the registration of registrable securities, holders of Aldabra Registrable Securities, Seller Registrable Securities or Other Registrable Securities will have the right to request the inclusion of their registrable securities in such registration pursuant to piggyback registration rights granted under the Investor Rights Agreement.

        Pursuant to the Investor Rights Agreement, the holders of a majority of Seller Registrable Securities will have the right to nominate to be elected to our board a number of directors proportional to the voting power represented by the shares of our common stock that the holders of Seller Registrable Securities own until such time as the holders of Seller Registrable Securities own less than 5% of the voting power of all of our outstanding common stock. Similarly, pursuant to the Investor Rights Agreement, the holders of a majority of the Aldabra Registrable Securities will have the right to nominate to be elected to our board a number of directors proportional to the voting power represented by the shares of our capital stock that the holders of Aldabra Registrable Securities own until such time as the holders of Aldabra Registrable Securities own less than 5% of our voting power of all of the outstanding capital stock.

        Holders of registrable securities representing at least 5% of our common stock will have information and inspection rights with respect to us and our subsidiaries (including the right to receive copies of our quarterly and annual consolidated financial statements and copies of annual budgets and the right to visit and inspect any of our properties and to examine our corporate and financial records and those of our subsidiaries). Additionally, the Investor Rights Agreement sets forth affirmative and negative covenants to which we will be subject to as long as the holders of Seller Registrable Securities own at least 33% of the shares of our common stock issued to the holders of Seller Registrable Securities as of the closing date of the Acquisition. In addition, the Investor Rights Agreement sets forth additional affirmative covenants to which we and our subsidiaries will be subject during any period(s) in which the Boise Cascade and/or any person or entity affiliated with Boise Cascade is required to consolidate results of operations and financial position and/or any of our subsidiaries or to account for its investment in us under the equity method of accounting (determined in accordance with GAAP and consistent with the SEC reporting requirements).

Agreements with Officers and Directors

        We will reimburse our officers and directors for reasonable travel expenses incurred by them in connection with certain activities on our behalf. We have made no reimbursements of expenses for our officers and directors (other than reasonable travel expenses) since the Acquisition.

Agreements with Boise Cascade

        Contribution Agreement.    In connection with the Acquisition and as a condition for its completion, prior to the closing of the Acquisition, Boise Cascade and Boise Paper Holdings, L.L.C. (the "Target") entered into a contribution agreement pursuant to which the Boise Cascade contributed, and caused certain of its subsidiaries to contribute, to the Target certain assets of Boise Cascade and its subsidiaries to the extent predominantly used in the operation of BPP, and Boise Cascade assigned, and caused certain of its subsidiaries to assign, to the Target, and the Target assumed from Boise Cascade and certain of its subsidiaries, certain liabilities related to the operation of BPP, the contributed assets and/or the Paper Group.

        Timber Procurement and Management Agreement.    In connection with the Acquisition and as a condition for its completion, prior to the closing of the Acquisition, Louisiana Timber Procurement Company, L.L.C., or "LTPC", was formed as a limited liability company in the State of Delaware. LTPC is managed as a joint venture between us and Boise Cascade. In connection with the Acquisition and as a condition for its completion, each of BP&N and Boise Building Solutions Manufacturing, L.L.C. ("BBSM"), a post-closing subsidiary of Boise Cascade, have (i) become members of the LTPC, with each owning 50% of the outstanding units, and (ii) entered into a timber procurement and management agreement with LTPC pursuant to which LTPC will manage the procurement for each of BP&N and BBSM of their respective requirements for saw logs and pulpwood for BP&N's pulp and paper mill in DeRidder, Louisiana, and for BBSM's plywood mills in Oakdale, Louisiana and Florien, Louisiana.

        Outsourcing Agreement.    In connection with the Acquisition and as a condition for its completion, the Company and Boise Cascade entered into an outsourcing services agreement, dated as of February 22, 2008. Pursuant to this agreement, the parties provide administrative services, such as information technology, accounting, financial management, and human resources services, to each other for a price equal to the provider's fully allocable cost. The initial term of the agreement is for three years. It will automatically renew for one-year terms unless either party provides notice of termination to the other party at least 12 months in advance of the applicable term.

        Because the headquarters operations (including a majority of legacy corporate functions) of Boise Cascade were purchased by us as part of the Acquisition, substantially all of the services provided under this agreement will be provided by us to Boise Cascade The provision of our services to Boise Cascade is important to the operating success of Boise Cascade. Either Boise Cascade or the Company may terminate the agreement before its expiration only if (i) Boise Cascade has failed to pay undisputed invoiced amounts due on three consecutive monthly invoices or for a total of 100 days; and

(ii) after receipt of notice of the other party's intent to terminate the agreement the party receiving such notice has failed to cure such default. A party that is receiving services pursuant to the agreement may terminate the agreement with respect to the services that it receives (but not with respect to the services it provides) at any time without cause. If Boise Cascade terminates the agreement with respect to the services that it receives without cause during the three-year initial term, it will be required to pay us a termination fee that decreases over time. We are not required to pay any termination fee if it terminates the agreement with respect to the services that it receives at any time during the term of the agreement.

        Intellectual Property License Agreement.    In connection with the Acquisition and as a condition for its completion, the Company and Boise Cascade and (on behalf of itself and its affiliates) entered into an intellectual property license agreement, dated as of February 22, 2008, pursuant to which Boise Cascade provides us with a royalty-free, fully-paid, worldwide, non-transferable (except under certain circumstances (e.g., to any affiliate or a successor-in-interest to the BPP)) and exclusive right and license (subject to specified retained rights of Boise Cascade) to use specified trademarks of Boise Cascade in connection with the operation of the BPP (on the terms and conditions set forth therein). Specifically, Boise Cascade has licensed to us the tradename "Boise" for exclusive use in all product categories associated with paper and packaging. Boise Cascade has also licensed to us the trademark BOISE for exclusive use in all product categories other than those associated with wood and building products.

Agreements with OfficeMax

        Purchase Agreement for 2004 Transaction.    The asset purchase agreement for the 2004 Transaction contained customary representations, warranties and covenants in favor of the purchaser thereunder, certain "permitted affiliate purchasers" (including Boise White Paper, BP&N and Boise Transportation) and certain other persons (collectively, the "indemnitees"). Among other things, under the asset purchase agreement OfficeMax agreed to indemnify these indemnitees for certain matters, including, among other things, breaches of representations, warranties and covenants and certain liabilities retained by OfficeMax. OfficeMax's indemnification obligations with respect to breaches of representations and warranties generally survived until April 29, 2006, with indemnification obligations with respect to breaches of representations and warranties relating to employee and environmental law matters surviving until October 29, 2009 and representations regarding certain fundamental matters and certain representations regarding brokerage, ownership and sufficiency of assets surviving forever. OfficeMax's indemnification obligations for breaches of representations and warranties are, with certain exceptions, subject to a deductible of $20.7 million and an aggregate cap of $248.9 million. To date, the indemnitees have made no claims for indemnification against OfficeMax for any losses for breaches of representations or warranties.

        OfficeMax also indemnified the indemnitees with respect to its covenants in such asset purchase agreement and with respect to certain pre-closing liabilities without limitation. Among other things, OfficeMax agreed to indemnify the indemnitees for all liabilities not expressly assumed by the purchasers as part of the transaction, including, without limitation, pre-closing benefits, environmental, tax, and asbestos liabilities and other liabilities not related to the facilities or businesses acquired as part of such transaction ("Retained Liabilities"). Furthermore, OfficeMax agreed, for the benefit of the indemnitees, that until October 29, 2009, it would neither compete with any of the acquired businesses (including BPP) nor induce or attempt to induce any customer to terminate or reduce its relationship with any of the indemnitees. To date, OfficeMax has handled all claims for Retained Liabilities such that Boise Cascade and the other indemnitees have paid no monies or incurred any liability with respect to any Retained Liabilities.

        Paper Supply Agreement.    In connection with the 2004 Transaction, BPP entered into a 12-year paper supply agreement with OfficeMax. Under this Paper Supply Agreement OfficeMax is required to purchase from BPP all of its North American requirements for cut-size office paper, to the extent BPP chooses to supply such paper to OfficeMax, through December 2012, with a four-year phase out beginning one year after the delivery of notice of termination, but not prior to December 31, 2012.

        All ongoing and future transactions between us and any of our officers and directors or their respective affiliates, including loans by our officers and directors, will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions or loans, including any forgiveness of loans, will require prior approval by a majority of our uninterested "independent" directors (to the extent we have any) or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our disinterested "independent" directors (or, if there are no "independent" directors, our disinterested directors) determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties.

Seller Note

        In connection with the Acquisition, we entered into the Seller Note with Boise Cascade, as partial consideration for the Acquisition. For a discussion of the Seller Note, see "Following the Acquisition" on page 43 of this prospectus.

DESCRIPTIONS OF SECURITIES

General

        We are authorized to issue 250,000,000 shares of common stock, par value $.0001, and 1,000,000 shares of preferred stock, par value $.0001. As of the date of this prospectus, 79,740,647 shares of common stock are outstanding, held by stockholders of record. No shares of preferred stock are currently outstanding.

Common stock

        Holders of Common Stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of Common Stock do not have cumulative voting rights. Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of Common Stock are entitled to share in all dividends that the Board, in its discretion, declares from legally available funds. In the event of the Company's liquidation, dissolution or winding up, subject to preferences that may be applicable to any then-outstanding preferred stock, each outstanding Common Stock share entitles its holders to participate in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the Common Stock.

        Holders of Common Stock have no conversion, preemptive or other subscription rights, and there are no redemption or sinking fund provisions applicable to the Common Stock. The rights of holders of Common Stock are subject to any rights that may be fixed for holders of preferred stock. All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable.

        Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares eligible to vote for the election of directors can elect all of the directors.

Preferred stock

        Our certificate of incorporation authorizes the issuance of 1,000,000 shares of preferred stock with such designation, rights and preferences as may be determined from time to time by our board of directors. No shares of preferred stock are being issued or registered in this offering. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock.

Warrants

        44,400,000 warrants are currently outstanding. Each warrant entitles the registered holder to purchase one share of Common Stock at a price of $7.50 per share, subject to adjustment as discussed below, at any time commencing on June 19, 2008.

        However, the warrants will be exercisable only if a registration statement relating to the common stock issuable upon exercise of the warrants is effective and current. The warrants will expire on June 19, 2011 at 5:00 p.m., New York City time.

        We may call the warrants for redemption (excluding any insider warrants held by Nathan Leight or Jason Weiss or their affiliates), without the prior consent of the underwriters,

  •
  in whole and not in part,

  •
  at a price of $.01 per warrant at any time after the warrants become exercisable,

  •
  upon not less than 30 days' prior written notice of redemption to each warrant holder, and

  •
  if, and only if, the reported last sale price of the common stock equals or exceeds $14.25 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.

        The right to exercise will be forfeited unless they are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder's warrant upon surrender of such warrant.

        The redemption criteria for our warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing common stock price and the warrant exercise price so that if the stock price declines as a result of our redemption call, the redemption will not cause the stock price to drop below the exercise price of the warrants.

        We have agreed that the insider warrants may be exercised on a "cashless basis" and will not be redeemable by us so long as they are held by the initial purchasers or their affiliates. The reason that we agreed to this is because it was not known at the time of our initial public offering whether they would be affiliated with us following the Acquisition. As they are, their ability to sell our securities in the open market is significantly limited. As they remain insiders, we have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time, an insider cannot trade in our securities if he is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their warrants and sell the shares of common stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis or restrict our ability to redeem such warrants is appropriate.

        The warrants are issued and registered under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which has been filed as an exhibit to our registration statement dated June 20, 2007, for a complete description of the terms and conditions applicable to the warrants.

        The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

        The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

        No warrants held by public stockholders will be exercisable and we will not be obligated to issue shares of common stock unless at the time a holder seeks to exercise such warrant, a registration statement relating to the common stock issuable upon exercise of the warrants is effective and current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so and, if we do not maintain a current prospectus relating to the common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants and we will not be required to settle any such warrant exercise. If the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, we will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

        No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up or down to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

  Dividends

        We have not paid any cash dividends on our common stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to the Acquisition. The payment of any dividends will be within the discretion of our board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future.

  New York Stock Exchange Listing

        The Company's Common Stock and warrants trade on the New York Stock Exchange (the "NYSE"). The common stock and warrants are listed under the symbols "BZ" and "BZ.WS", respectively.

  Shares Eligible for Future Sale

        As of today's date, we have 79,740,647 shares of common stock outstanding. Of these shares, 37,857,374 shares sold in the offering are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining shares are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. None of those shares would have been eligible for sale under Rule 144 prior to February 1, 2008. However, as described below, the Securities and Exchange Commission has taken the position that these securities would not be eligible for transfer under Rule 144. Furthermore, all of those shares have been placed in escrow and will not be transferable for a period of one year from the Acquisition and will be released prior to that date only if, following the Acquisition, (i) the last sales price of our common stock equals or exceeds $18.00 per share for any 20 trading days within any 30-trading day period or (ii) we consummate a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property.

  Rule 144

        In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

        A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of our common stock or the average weekly trading volume of our common stock reported through the New York Stock Exchange during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

  SEC Position on Rule 144 Sales

        The Securities and Exchange Commission has taken the position that promoters or affiliates of a blank check company and their transferees, both before and after a business combination act as "underwriters" under the Securities Act when reselling the securities of a blank check company acquired prior to the consummation of its initial public offering. Accordingly, the Securities and Exchange Commission believes that those securities can be resold only through a registered offering and that Rule 144 would not be available for those resale transactions despite technical compliance with the requirements of Rule 144.

  Registration Rights

        The holders of our initial shares issued and outstanding on the date of our prospectus dated June 20, 2007, as well as the holders of the insider warrants (and underlying securities), are entitled to registration rights pursuant the Investor Rights Agreement. The holders of the majority of these securities are entitled to make up to two demands that we register such securities. The holders of the majority of the initial shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. The holders of a majority of the insider warrants (or underlying securities) can elect to exercise these registration rights at any time after the Acquisition. In addition, the holders have certain "piggy-back" registration rights with respect to registration statements filed subsequent to the Acquisition. We will bear the expenses incurred in connection with the filing of any such registration statements.

LEGAL MATTERS

        Kramer Levin Naftalis & Frankel LLP, New York, New York acted as counsel in connection with the offering of our securities under the Securities Act of 1933, and as such, passed upon the validity of the securities offered in this prospectus. Cleary Gottlieb Steen & Hamilton LLP, New York, New York, acted as counsel for the underwriters in the offering.

EXPERTS

        The financial statements of Boise Inc. at December 31, 2007 and for the period then ended included in this prospectus and in the registration statement have been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, to the extent set forth in their report appearing elsewhere in this prospectus and in the registration statement. The financial statements and the report of McGladrey & Pullen, LLP are included in reliance upon their report given upon the authority of McGladrey & Pullen, LLP as experts in auditing and accounting.

        The consolidated financial statements of BPP as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the consolidated financial statements refers to a change in accounting method for the adoption of EITF 04-13, Accounting for Purchases and Sales of Inventory With the Same Counterparty, for the year ended December 31, 2006.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the SEC a registration statement on Form S-1/A, which includes exhibits, schedules and amendments, under the Securities Act, with respect to the offering of our securities. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by rules and regulations of the SEC. We refer you to the registration statement and its exhibits for further information about us, our securities and the offering. The registration statement and its exhibits, as well as our other reports filed with the SEC, can be inspected and copied at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site at http://www.sec.gov which contains the Form S-1 and other reports, proxy and information statements and information regarding issuers that file electronically with the SEC.

        The Company's Internet address is http://boiseinc.com. We make available on or through our investor relations page on our website, free of charge, our Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and beneficial ownership reports on Forms 3, 4, and 5 and amendments to those reports as soon as reasonably practicable after this material is electronically filed or furnished to the SEC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Boise Inc. Unaudited Quarterly Consolidated Financial Statements:
Consolidated Statements of Income (Loss) for the three-month period ended March 31, 2008	F-2
Consolidated Balance Sheets as of March 31, 2008	F-3
Consolidated Statements of Cash Flows for the three-month period ended March 31, 2008	F-5
Notes to Unaudited Quarterly Consolidated Financial Statements	F-6
Boise Paper Products Consolidated Financial Statements:
Consolidated Statements of Income for the Years Ended December 31, 2007, 2006, and 2005	F-33
Consolidated Balance Sheets as of December 31, 2007 and 2006	F-34
Consolidated Statements of Cash Flows for the Years Ended December 31, 2007, 2006, and 2005	F-35
Consolidated Statements of Capital for the Years Ended December 31, 2007, 2006 and 2005	F-36
Notes to Consolidated Financial Statements	F-37
Independent Auditors' Report	F-64
Aldabra 2 Acquisition Corp Consolidated Financial Statements:
Report of Independent Registered Public Accounting Firm	F-65
Consolidated Balance Sheet	F-66
Consolidated Statement of Income for the period February 1, 2007 (inception) to December 31, 2007	F-67
Consolidated Statement of Stockholders' Equity for the Year Ended December 31, 2007	F-68
Consolidated Statement of Cash Flows for the period February 1, 2007 (inception) to December 31, 2007	F-69
Notes to Consolidated Financial Statements	F-70
Unaudited Consolidated Financial Statements:
Unaudited Pro Forma Condensed Consolidated Statement of Income for the Year Ended December 31, 2007	F-80
Unaudited Pro Forma Condensed Consolidated Statements of Income (Loss) for the Three Months Ended March 31, 2008	F-81
Notes to Unaudited Pro Forma Consolidated Financial Statements	F-82

Boise Inc.

(Formerly Aldabra 2 Acquisition Corp., a Corporation in the Development Stage)

Consolidated Statements of Income (Loss)

(unaudited, in thousands, except for share data)

	Boise Inc.		Predecessor
	Three Months Ended March 31, 2008	February 1 (Inception) Through March 31, 2007	January 1 Through February 21, 2008	Three Months Ended March 31, 2007
Sales
Trade	$226,044	$—	$258,430	$402,912
Related parties	1,944	—	101,490	175,789

	227,988	—	359,920	578,701

Costs and expenses
Materials, labor, and other operating expenses	195,429	—	313,931	487,954
Fiber costs from related parties	18,629	—	7,662	11,027
Depreciation, amortization, and depletion	12,747	—	477	30,771
Selling and distribution expenses	5,943	—	9,097	14,322
General and administrative expenses	4,549	1	6,606	9,450
Other (income) expense, net	(28)	—	(989)	2,408

	237,269	1	336,784	555,932

Income (loss) from operations	(9,281)	(1)	23,136	22,769

Foreign exchange gain (loss)	(853)	—	54	72
Interest expense	(11,435)	—	(2)	—
Interest income	1,821	—	161	128

	(10,467)	—	213	200

Income (loss) before income taxes	(19,748)	(1)	23,349	22,969
Income tax (provision) benefit	3,377	—	(563)	(978)

Net income (loss)	$(16,371)	$(1)	$22,786	$21,991

Weighted average common shares outstanding:
Basic and diluted	62,682,834	10,350,000	—	—
Net loss per common share:
Basic and diluted	$(0.26)	$—	$—	$—

See accompanying notes to unaudited quarterly consolidated financial statements.

Boise Inc.

(Formerly Aldabra 2 Acquisition Corp., a Corporation in the Development Stage)

Consolidated Balance Sheets

(unaudited, in thousands)

	Boise Inc.		Predecessor
	March 31, 2008	December 31, 2007	December 31, 2007
ASSETS
Current
Cash and cash equivalents	$24,961	$186	$8
Cash held in trust	—	403,989	—
Receivables
Trade, less allowances of $786, $0, and $1,063	205,574	—	181,799
Related parties	$11,038	—	36,452
Other	12,215	—	10,224
Inventories	338,403	—	324,679
Other	14,612	144	6,936

	606,803	404,319	560,098

Property
Property and equipment, net	1,293,258	—	1,192,344
Fiber farms and deposits	11,383	—	17,843

	1,304,641	—	1,210,187

Deferred financing costs	81,091	—	—
Goodwill	—	—	42,218
Intangible assets, net	22,839	—	23,967
Other assets	7,209	3,293	9,242

Total assets	$2,022,583	$407,612	$1,845,712

See accompanying notes to unaudited quarterly consolidated financial statements.

Boise Inc.

(Formerly Aldabra 2 Acquisition Corp., a Corporation in the Development Stage)

Consolidated Balance Sheets (Continued)

(unaudited, in thousands, except for share data)

	Boise Inc.		Predecessor
	March 31, 2008	December 31, 2007	December 31, 2007
LIABILITIES AND STOCKHOLDERS' EQUITY
Current
Current portion of long-term debt	$11,000	$—	$—
Income taxes payable	172	1,280	306
Accounts payable
Trade	212,495	—	178,686
Related parties	12,954	—	299
Accrued liabilities
Compensation and benefits	39,380	—	53,573
Interest payable	1,132	—	—
Deferred underwriting fee	—	12,420	—
Other	17,594	1,015	16,716

	294,727	14,715	249,580

Debt
Long-term debt, less current portion	1,019,700	—	—
Note payable to related-party	58,793	—	—

	1,078,493	—	—

Other
Deferred income taxes	235	—	896
Compensation and benefits	58,971	—	6,030
Other long-term liabilities	28,974	—	29,427

	88,180	—	36,353

Common stock subject to possible conversion	—	159,760	—

(16,555,860 shares at conversion value at December 31, 2007)
Commitments and contingent liabilities
Stockholders' Equity
Business unit equity	—	—	1,559,779
Preferred stock, $.0001 par value per share: 1,000,000 shares authorized; none issued	—	—	—
Common stock, $.0001 par value per share: 250,000,000 shares authorized; 77,259,947 shares and 51,750,000 shares issued and outstanding (which included 16,555,860 shares subject to possible conversion at December 31, 2007)	8	5	—
Additional paid-in capital	572,054	227,640	—
Income accumulated during development stage	—	5,492	—
Accumulated deficit	(10,879)	—	—

Total stockholders' equity	561,183	233,137	1,559,779

Total liabilities and stockholders' equity	$2,022,583	$407,612	$1,845,712

See accompanying notes to unaudited quarterly consolidated financial statements.

Boise Inc.

(Formerly Aldabra 2 Acquisition Corp., a Corporation in the Development Stage)

Consolidated Statements of Cash Flows

(unaudited, in thousands)

	Boise Inc.		Predecessor
	Three Months Ended March 31, 2008	February 1 (Inception) Through March 31, 2007	January 1 Through February 21, 2008	Three Months Ended March 31, 2007
Cash provided by (used for) operations
Net income (loss)	$(16,371)	$(1)	$22,786	$21,991
Items in net income (loss) not using (providing) cash
Depreciation, amortization, and depletion of deferred financing costs and other	13,554	—	477	30,771
Related-party interest expense	986	—	—	—
Pension and other postretirement benefit expense	1,237	—	1,826	3,163
Deferred income taxes	(3,377)	—	11	21
(Gain) loss on sales of assets, net	(3)	—	(943)	1,026
Other	649	—	(91)	349
Decrease (increase) in working capital, net of acquisitions
Receivables	23,485	—	(23,522)	(6,515)
Inventories	(5,158)	—	5,343	(14,429)
Prepaid expenses	(7,451)	—	875	1,614
Accounts payable and accrued liabilities	23,654	1	(10,718)	(11,125)
Current and deferred income taxes	1,806	—	335	888
Pension and other postretirement benefit payments	(47)	—	(1,826)	(3,163)
Other	(1,155)	—	2,326	3,197

Cash provided by (used for) operations	31,809	—	(3,121)	27,788

Cash provided by (used for) investment
Acquisition of businesses and facilities	(1,219,421)	—	—	—
Cash released from trust	403,989	—	—	—
Expenditures for property and equipment	(10,224)	—	(10,168)	(32,966)
Sales of assets	—	—	17,662	3,284
Other	2,410	—	863	242

Cash provided by (used for) investment	(823,246)	—	8,357	(29,440)

Cash provided by (used for) financing
Issuances of long-term debt	1,065,700	—	—	—
Payments of long-term debt	(35,000)	—	—	—
Issuances of short-term debt	—	100	—	—
Payments to stockholders for exercise of conversion rights	(120,170)	—	—	—
Payments of deferred financing fees	(81,898)	—	—	—
Payments of deferred underwriters fees	(12,420)	—	—	—
Proceeds from sale of shares of common stock to initial stockholders	—	25	—	—
Net equity transactions with related parties	—	—	(5,237)	1,652
Other	—	(97)	—	—

Cash provided by (used for) financing	816,212	28	(5,237)	1,652

Increase (decrease) in cash and cash equivalents	24,775	28	(1)	—
Balance at beginning of the period	186	—	8	7

Balance at end of the period	$24,961	$28	$7	$7

See accompanying notes to unaudited quarterly consolidated financial statements.

Notes to Unaudited Quarterly Consolidated Financial Statements

1.    Nature of Operations and Basis of Presentation

        Boise Inc. (formerly Aldabra 2 Acquisition Corp.) or "the Company," "we," "us," or "our" was a blank check company, created on February 1, 2007 (inception), and organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, or other similar business combination with an operating business. On February 22, 2008, Boise Inc. completed the acquisition (the Acquisition) of Boise White Paper, L.L.C., Boise Packaging & Newsprint, L.L.C., Boise Cascade Transportation Holdings Corp. (collectively, the Paper Group), and other assets and liabilities related to the operation of the paper, packaging and newsprint, and transportation businesses of the Paper Group and part of the headquarters operations of Boise Cascade, L.L.C. (Boise Cascade). The business we acquired is referred to in this report on Form 10-Q as the "Predecessor." The Acquisition was accomplished through the Company's acquisition of Boise Paper Holdings, L.L.C. See Note 2, Acquisition of Boise Cascade's Paper and Packaging Operations, for more information related to the Acquisition.

        The following sets forth our corporate structure following the Acquisition:

        Boise Inc. operates its business in three reportable segments, Paper, Packaging, and Corporate and Other (support services), and is headquartered in Boise, Idaho. Boise Inc. manufactures packaging products and papers, including corrugated containers, containerboard, label and release and flexible packaging papers, imaging papers for the office and home, printing and converting papers, newsprint, and market pulp.

        The accompanying consolidated statements of income (loss) and cash flows for the three months ended March 31, 2008 include the activities of Aldabra 2 Acquisition Corp. prior to the Acquisition and the operations of the acquired businesses from February 22, 2008, through March 31, 2008. For the

Notes to Unaudited Quarterly Consolidated Financial Statements (Continued)

1.    Nature of Operations and Basis of Presentation (Continued)

period of January 1 through February 21, 2008, and for the three months ended March 31, 2007, the consolidated statements of income and cash flows of the Predecessor are presented for comparative purposes. The period of February 1 (inception) through March 31, 2007, represents the activities of Aldabra 2 Acquisition Corp.

        The quarterly consolidated financial statements presented have not been audited by an independent registered public accounting firm, but, in the opinion of management, include all adjustments, consisting of normal, recurring adjustments, necessary to present fairly the results for the periods presented. The preparation of the consolidated financial statements involves the use of estimates and accruals. Actual results may vary from those estimates. Quarterly results are not necessarily indicative of results that may be expected for the full year. These condensed notes to unaudited consolidated financial statements should be read in conjunction with our 2007 Annual Report on Form 10-K and the audited consolidated financial statements and footnotes included in Boise Inc.'s Current Report on Form 8-K filed with the Securities and Exchange Commission (SEC) on February 28, 2008, which includes the accounting policies of the Predecessor which we adopted in conjunction with the Acquisition.

        For the Predecessor periods presented, the consolidated financial statements include accounts specifically attributed to the Paper Group and a portion of Boise Cascade's shared corporate general and administrative expenses. These shared services include, but are not limited to, finance, accounting, legal, information technology, and human resource functions. Some corporate costs related solely to the Predecessor and were allocated totally to these operations. Shared corporate general and administrative expenses not specifically identifiable to the Paper Group were allocated primarily based on average sales, assets, and labor costs. The Predecessor consolidated financial statements do not include an allocation of Boise Cascade's debt, interest, and deferred financing costs, because none of these items were specifically identified as corporate advances to, or borrowings by, the Predecessor. Boise Cascade used interest rate swaps to hedge variable interest rate risk. Because debt and interest costs are not allocated to the Predecessor, the effects of the interest rate swaps are not included in the consolidated financial statements. During the Predecessor periods presented, income taxes, where applicable, were calculated as if the Predecessor were a separate taxable entity. For the period of January 1 through February 21, 2008, and the three months ended March 31, 2007, the majority of the businesses and assets of the Predecessor were held and operated by limited liability companies, which are not subject to entity-level federal or state income taxation. In addition to the businesses and assets held and operated by limited liability companies, the Predecessor had taxable corporations subject to federal, state, and local income taxes for which taxes were recorded. Information on the allocations and related-party transactions is included in Note 4, Transactions With Related Parties.

2.    Acquisition of Boise Cascade's Paper and Packaging Operations

        On February 22, 2008, we acquired the paper, packaging, and most of the corporate and other segments of Boise Cascade for cash and securities. We have five pulp and paper mills, five corrugated container plants, a corrugated sheet plant, and two paper distribution facilities located in the United States. Our corporate headquarters office is in Boise, Idaho.

        The Acquisition was accounted for in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations. Upon completion of the transaction, Boise Cascade owned 37.9 million, or 49%, of our outstanding shares. Subsequent to the transaction, Boise Cascade transferred the shares to its parent company, Boise Cascade Holdings, L.L.C.

Notes to Unaudited Quarterly Consolidated Financial Statements (Continued)

2.    Acquisition of Boise Cascade's Paper and Packaging Operations (Continued)

        The purchase price was paid with cash, the issuance of shares of our common stock, and a note payable. These costs, including estimated direct transaction costs, are summarized as follows:

(thousands)
Cash paid to Boise Cascade	$1,252,281
Cash paid to Boise Cascade for financing and other fees	24,915
Less: cash contributed by Boise Cascade	(38,000)

Net cash	1,239,196

Equity at $9.15 average price per share	346,395
Lack of marketability discount	(41,567)

Total equity	304,828

Note payable to Boise Cascade at closing	41,000
Working capital adjustment	16,807

Total note payable to Boise Cascade	57,807

Fees and expenses	62,123

Total purchase price	$1,663,954

Cash

        Upon closing, we paid Boise Cascade $1,252.3 million in cash related to the base purchase price plus $24.9 million incurred by Boise Cascade for transaction financing costs and fees. Immediately prior to the Acquisition, Boise Cascade contributed $38.0 million of cash to the acquired businesses.

Equity

        The number of shares issued to Boise Cascade totaled 37,857,374. The equity price per share was calculated based on the average per-share closing price of our common stock for the 20 trading days ending on the third trading day immediately prior to the consummation of the Acquisition. Since that average price was below the $9.54 floor provided in the purchase agreement, we determined a new measurement date in accordance with Issue No. 2 of Emerging Issues Task Force (EITF) 99-12, Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business Combination. We calculated a $9.15 average price per share based on two days before and after the Acquisition measurement date, which was February 14, 2008. The value of stock consideration paid to Boise Cascade was reduced by a 12% discount for a lack of marketability, since the stock delivered as consideration was not registered for resale.

Note payable

        In connection with the transaction, Boise Inc. entered into a note payable with Boise Cascade for $41.0 million. Subsequently, Boise Cascade transferred the note payable to its parent company, Boise Cascade Holdings, L.L.C. After the transaction, and pursuant to the purchase agreement, the note increased by $16.8 million for estimated working capital adjustments, the amount by which the working capital of the acquired paper and packaging businesses exceeded $329.0 million. Final working capital

Notes to Unaudited Quarterly Consolidated Financial Statements (Continued)

2.    Acquisition of Boise Cascade's Paper and Packaging Operations (Continued)

adjustments will be made in the second quarter of 2008, and are expected to increase the note by approximately $0.5 million. See Note 4, Transactions With Related Parties, and Note 13, Debt, for further information on the note payable.

        Fees and expenses primarily consist of debt issuance fees and direct costs of the transaction.

        The purchase price allocation is preliminary. The final purchase price allocation will be based on the fair value of assets acquired and liabilities assumed. The purchase price allocation will remain preliminary until we complete a third-party valuation. Once fair values are finalized, we may have changes to the amounts we have included in our preliminary allocation below. We may also have adjustments to our depreciation and amortization expense, which will be made prospectively. The following table summarizes the preliminary fair value allocation of the assets acquired and liabilities assumed at the date of the Acquisition:

February 22, 2008 Fair Value
(thousands)
Current assets	$590,538
Property and equipment	1,292,198
Fiber farms and deposits	10,972
Intangible assets:
Trademark and trade name	6,800
Customer list	11,400
Technology	5,040
Deferred financing costs	81,898
Other long-term assets	4,446
Current liabilities	(251,518)
Long-term liabilities	(87,820)

Total purchase price	$1,663,954

        The following pro forma results are based on the individual historical results of Boise Inc. and the Predecessor (prior to the Acquisition on February 22, 2008) with adjustments to give effect to the combined operations as if the Acquisition had been consummated on January 1, 2007. The pro forma results are intended for information purposes only and do not purport to represent what the combined companies' results of operations would actually have been had the transaction in fact occurred on January 1, 2007.

	Pro Forma Three Months Ended March 31
	2008	2007
	(thousands, except per-share amounts)
Sales	$587,908	$578,701
Net loss	(27,022)	(6,515)
Net loss per share—basic and diluted	(0.35)	(0.08)

Notes to Unaudited Quarterly Consolidated Financial Statements (Continued)

3.    Net Income (Loss) Per Common Share

        For the three months ended March 31, 2008, when Boise Inc. had publicly traded shares outstanding, net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted net income (loss) per share reflects the potential dilution assuming common shares were issued for the exercise of outstanding in-the-money warrants and assuming the proceeds thereof were used to purchase common shares at the average market price during the period such warrants were outstanding. Basic and diluted net income (loss) per-share is calculated as follows (in thousands, except per-share amounts):

Boise Inc.
Three Months Ended March 31, 2008
Net loss	$(16,371)
Weighted average number of common shares for basic net loss per share	62,683
Incremental effect of dilutive common stock equivalents:	—
Common stock warrants(a)	—
Weighted average number of shares for diluted net loss per share	62,683
Net loss per share—basic and diluted(a)	$(0.26)

  (a)
  Warrants to purchase 44.4 million shares of common stock were not included in the computation of diluted net income (loss) per share because the trading price of the stock was below the exercise price of the warrants.

4.    Transactions With Related Parties

        During the Predecessor periods of January 1 through February 21, 2008, and the three months ended March 31, 2007, the Predecessor participated in Boise Cascade's centralized cash management system. Cash receipts attributable to the Predecessor's operations were collected by Boise Cascade, and cash disbursements were funded by Boise Cascade. The net effect of these transactions has been reflected as "Net equity transactions with related parties" in the Consolidated Statements of Cash Flows. The following table includes the components of these related-party transactions:

	Predecessor
	January 1 Through February 21, 2008	Three Months Ended March 31, 2007
	(thousands)
Cash collections	$(354,222)	$(575,598)
Payment of accounts payable	336,605	540,857
Capital expenditures and acquisitions	10,168	32,966
Income taxes	217	69
Corporate general and administrative expense allocation	1,995	3,358

Net equity transactions with related parties	$(5,237)	$1,652

Notes to Unaudited Quarterly Consolidated Financial Statements (Continued)

4.    Transactions With Related Parties (Continued)

Related-Party Sales

        During the Predecessor periods of January 1 through February 21, 2008, and the three months ended March 31, 2007, the Predecessor sold paper and paper products to OfficeMax Incorporated (OfficeMax) at sales prices that were designed to approximate market prices. For the Predecessor periods of January 1 through February 21, 2008, and the three months ended March 31, 2007, sales to OfficeMax were $90.1 million and $157.8 million. During each of these periods, sales to OfficeMax represented 25% and 27% of total sales, respectively. These sales are included in "Sales, Related parties" in the Consolidated Statements of Income (Loss). Subsequent to the Acquisition, OfficeMax is no longer a related party. During the three months ended March 31, 2008, sales to OfficeMax were $63.2 million, or 28% of total sales.

        Boise Inc. and the Predecessor provided transportation services to Boise Cascade. For the three months ended March 31, 2008, and the Predecessor periods of January 1 through February 21, 2008, and the three months ended March 31, 2007, Boise Inc. and the Predecessor recorded $0.4 million, $0.6 million, and $1.1 million of sales for transportation services, respectively. The Predecessor sold $10.8 million and $16.9 million of wood to Boise Cascade's building materials distribution and wood products businesses. These sales are included in "Sales, Related parties" in the Consolidated Statements of Income (Loss).

        In connection with the Acquisition, we entered into an outsourcing services agreement under which we provide a number of corporate staff services to Boise Cascade at our cost. These services include information technology, accounting, and human resource services. The initial term of the agreement is for three years. It will automatically renew for one-year terms unless either party provides notice of termination to the other party at least 12 months in advance of the applicable term. For the three months ended March 31, 2008, we recognized $1.5 million in "Sales, Related parties" in our Consolidated Statement of Income (Loss) related to this agreement.

Related-Party Costs and Expenses

        Boise Inc. and the Predecessor purchased fiber from related parties at prices that approximated market prices. During the three months ended March 31, 2008, and the Predecessor periods of January 1 through February 21, 2008, and the three months ended March 31, 2007, fiber purchases from related parties were $18.6 million, $7.7 million, and $11.0 million, respectively. Most of these purchases related to chip and log purchases from Boise Cascade's wood products business and, subsequent to the Acquisition, Louisiana Timber Procurement Company, L.L.C., an entity that is 50% owned by Boise Cascade and 50% owned by us. All of the costs associated with these purchases were recorded as "Fiber costs from related parties" in the Consolidated Statements of Income (Loss).

        During the Predecessor periods, the Predecessor used services and administrative staff of Boise Cascade. These services included, but were not limited to, finance, accounting, legal, information technology, and human resource functions. The costs not specifically identifiable to the Predecessor were allocated based primarily on average sales, assets, and labor costs. These costs are included in "General and administrative expenses" in the Consolidated Statements of Income (Loss). The Predecessor believes the allocations are a reasonable reflection of its use of the services. However, had the Predecessor operated on a stand-alone basis, it estimates that its Corporate and Other segment would have reported approximately $2.5 million and $4.5 million of segment expenses before interest, taxes, depreciation, and amortization for the Predecessor periods of January 1 through February 21, 2008, and the three months ended March 31, 2007, respectively.

Notes to Unaudited Quarterly Consolidated Financial Statements (Continued)

4.    Transactions With Related Parties (Continued)

        During the Predecessor periods, some of the Predecessor's employees participated in Boise Cascade's noncontributory defined benefit pension and contributory defined contribution savings plans. The Predecessor treated its participants in the pension plans as participants in multiemployer plans. Accordingly, the Predecessor has not reflected any assets or liabilities related to the plans on the Consolidated Balance Sheet at December 31, 2007. The Predecessor, however, recorded costs associated with the employees who participated in these plans in the Consolidated Statements of Income (Loss). For the Predecessor periods of January 1 through February 21, 2008, and the three months ended March 31, 2007, the Statements of Income (Loss) included $3.9 million and $5.5 million, respectively, of expenses attributable to its participation in Boise Cascade's defined benefit and defined contribution plans.

        During the Predecessor periods presented, the Predecessor's employees and former employees also participated in Boise Cascade's other postretirement healthcare benefit plans. All of the Predecessor's postretirement healthcare benefit plans were unfunded (see Note 16, Retirement and Benefit Plans). In addition, some of the Predecessor's employees participated in equity compensation programs.

Note Payable

        In connection with the Acquisition, we issued a $41.0 million subordinated promissory note to Boise Cascade. Subsequently, Boise Cascade transferred the note payable to its parent company, Boise Cascade Holdings, L.L.C. After the Acquisition, and pursuant to the purchase agreement, the note payable increased by $16.8 million for estimated working capital adjustments. Final working capital adjustments will be made in the second quarter of 2008, and are expected to increase the note by approximately $0.5 million. The note bears interest at 15.75%, compounded quarterly. To the extent that interest is not paid in cash, the interest is added to the principal amount of the note. The note matures on August 21, 2015, provided that if such date is more than 181 days after the scheduled maturity date of the indebtedness under our credit agreements, then the maturity date shall automatically be deemed to be 181 days after the latest maturity date of any such indebtedness. We may prepay the note at any time in whole or in part, subject to restrictions contained in our credit agreements. During the three months ended March 31, 2008, we recorded $1.0 million of related-party interest expense in our Consolidated Statement of Loss and at March 31, 2008, we had $58.8 million recorded in "Note payable to related party" on our Consolidated Balance Sheet.

Notes to Unaudited Quarterly Consolidated Financial Statements (Continued)

5.    Other (Income) Expense, Net

        "Other (income) expense, net" includes miscellaneous income and expense items. The components of "Other (income) expense, net" in the Consolidated Statements of Income (Loss) are as follows (in thousands):

	Boise Inc.		Predecessor
	Three Months Ended March 31, 2008	February 1 (Inception) Through March 31, 2007	January 1 Through February 21, 2008	Three Months Ended March 31, 2007
Sales of assets, net	$(3)	$—	$(941)	$1,026
Project costs	—	—	—	157
Other, net	(25)	—	(48)	1,225

	$(28)	$—	$(989)	$2,408

6.    Income Taxes

        During the Predecessor periods of January 1 through February 21, 2008, and the three months ended March 31, 2007, the majority of the Predecessor businesses and assets were held and operated by limited liability companies, which are not subject to entity-level federal or state income taxation. For the separate Predecessor subsidiaries that are taxed as corporations, the effective tax rates were 37.6% and 42.4%, respectively. The primary reason for the difference in tax rates is the effect of state income taxes.

        For the three months ended March 31, 2008, we recorded $3.4 million of income tax benefits related to losses incurred during the quarter. We have not recognized $4.1 million of tax benefit from the losses resulting from our first-quarter operations, because the realization of these benefits is not considered more likely than not. Because of its pass-through tax structure, the Predecessor recorded tax expense related only to small subsidiaries that are taxed as corporations. Income tax expense during the Predecessor periods of January 1 through February 21, 2008, and the three months ended March 31, 2007, was $0.6 million and $1.0 million, respectively, consisting of federal and state income taxes.

        During the three months ended March 31, 2008, cash paid for taxes, net of refunds due, was $1.5 million. During the Predecessor period of January 1 through February 21, 2008, the period of February 1, 2007 (inception) through March 31, 2007, and the Predecessor three months ended March 31, 2007, cash paid for taxes, net of refunds due, was not material.

7.    Leases

        We lease our distribution centers as well as other property and equipment under operating leases. During the Predecessor periods presented, the Predecessor leased its distribution centers as well as other property and equipment under operating leases. For purposes of determining straight-line rent expense, the lease term is calculated from the date of possession of the facility, including any periods of free rent and any option periods that are reasonably assured of being exercised. Straight-line rent

Notes to Unaudited Quarterly Consolidated Financial Statements (Continued)

7.    Leases (Continued)

expense is also adjusted to reflect any allowances or reimbursements provided by the lessor. Rental expense for operating leases and sublease rental income received was as follows (in thousands):

	Boise Inc.		Predecessor
	Three Months Ended March 31, 2008	February 1 (Inception) Through March 31, 2007	January 1 Through February 21, 2008	Three Months Ended March 31, 2007
Rental expenses	$1,395	$—	$2,044	$3,562
Sublease rental income	—	—	—	—

	$1,395	$—	$2,044	$3,562

        For noncancelable operating leases with remaining terms of more than one year, the minimum lease payment requirements are $8.7 million for the remainder of 2008, $10.7 million in 2009, $9.7 million in 2010, $7.9 million in 2011, $6.7 million in 2012, and $4.9 million in 2013, with total payments thereafter of $17.5 million. These future minimum lease payment requirements have not been reduced by sublease rentals due in the future under noncancelable subleases. Minimum sublease income received in the future is not expected to be material.

        Substantially all lease agreements have fixed payment terms based on the passage of time. Some lease agreements provide us with the option to purchase the leased property. Additionally, some agreements contain renewal options averaging seven years, with fixed payment terms similar to those in the original lease agreements.

8.    Receivables

        We have a large, diversified customer base. A large portion of our uncoated free sheet and office paper sales volume is sold to OfficeMax. We (as did the Predecessor) market our newsprint through a subsidiary of Abitibi-Consolidated Inc. (Abitibi) pursuant to an arrangement whereby Abitibi purchases all of the newsprint we produce at a price equal to the price at which Abitibi sells newsprint produced at its mills located in the southern United States, less associated expenses and a sales and marketing discount. Sales to OfficeMax and Abitibi represent concentrations in the volumes of business transacted and concentrations of credit risk. At March 31, 2008, we had $46.0 million and $20.7 million of accounts receivable due from OfficeMax and Abitibi, respectively.

9.    Inventories

        Inventories include the following (in thousands):

	Boise Inc.		Predecessor
	March 31, 2008	December 31, 2007	December 31, 2007
Finished goods and work in process	$166,748	$—	$163,554
Raw materials	82,928	—	72,712
Supplies and other	88,727	—	88,413

	$338,403	$—	$324,679

Notes to Unaudited Quarterly Consolidated Financial Statements (Continued)

10.    Property and Equipment, Net

        Property and equipment consisted of the following asset classes (in thousands):

	Boise Inc.		Predecessor
	March 31, 2008	December 31, 2007	December 31, 2007
Land and land improvements	$31,875	$—	$31,592
Buildings and improvements	249,049	—	185,509
Machinery and equipment	961,631	—	1,212,425
Construction in progress	62,717	—	36,535

	1,305,272	—	1,466,061
Less accumulated depreciation	(12,014)	—	(273,717)

	$1,293,258	$—	$1,192,344

        Property and equipment acquired in the Acquisition was recorded at estimated fair value on the date of the Acquisition. The purchase price allocation is preliminary and will remain so until we complete a third-party valuation. Once our purchase price allocation is completed, we will have changes to the amounts shown above (see Note 2, Acquisition of Boise Cascade's Paper and Packaging Operations, for more information).

11.    Goodwill and Intangible Assets

        Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible and intangible assets of businesses acquired. We account for goodwill in accordance with the provisions of SFAS No. 142, Goodwill and Other Intangible Assets, which requires us to assess our acquired goodwill and intangible assets with indefinite lives for impairment at least annually in the absence of an indicator of possible impairment and immediately upon an indicator of possible impairment. We assess goodwill and intangible assets with indefinite lives in the fourth quarter of each year using a fair-value-based approach. We also evaluate the remaining useful lives of our finite-lived purchased intangible assets to determine whether any adjustments to the useful lives are necessary.

        We account for acquisitions using the purchase method of accounting. As a result, we allocate the purchase price to the tangible and intangible assets acquired and liabilities assumed based on their respective fair values as of the date of acquisition. In accordance with SFAS No. 141, Business Combinations, we have one year from the purchase date to finalize or receive information to determine changes in estimates of the fair value of assets acquired and liabilities assumed.

        We have not allocated any amounts related to the Acquisition to goodwill pending completion of the purchase price allocation valuations. Previously recorded goodwill of the Predecessor of approximately $42.2 million at December 31, 2007, was eliminated as part of the preliminary purchase price allocation.

        Intangible assets represent the preliminary values assigned to trade names and trademarks, customer relationships, and technology in connection with the Acquisition. Customer relationships will be amortized over ten years, and technology will be amortized over five years. During the three months ended March 31, 2008, the Predecessor periods of January 1 through February 21, 2008, and the three months ended March 31, 2007, intangible asset amortization was $0.4 million, $0, and $1.0 million, respectively. Our estimated amortization expense is $1.4 million for the remainder of 2008, $2.1 million

Notes to Unaudited Quarterly Consolidated Financial Statements (Continued)

11.    Goodwill and Intangible Assets (Continued)

in 2009, 2010, 2011, and 2012, and $1.4 million in 2013. These estimates may change based on the final purchase price allocation.

	Three Months Ended March 31, 2008
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(thousands)
Trade names and trademarks	$6,800	$—	$6,800
Customer relationships	11,400	(249)	11,151
Technology	5,040	(152)	4,888

	$23,240	$(401)	$22,839

        Intangible assets of the Predecessor totaling $24.0 million at December 31, 2007, were eliminated as part of the preliminary purchase price allocations.

12.    Asset Retirement Obligations

        We account for asset retirement obligations in accordance with SFAS No. 143, Accounting for Asset Retirement Obligations, and Financial Accounting Standards Board (FASB) Interpretation (FIN) No. 47, Accounting for Conditional Asset Retirement Obligations—an Interpretation of FASB Statement No. 143. We accrue for asset retirement obligations in the period in which they are incurred if sufficient information is available to reasonably estimate the fair value of the obligation. When we record the liability, we capitalize the cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its settlement value, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, we will recognize a gain or loss for any difference between the settlement amount and the liability recorded.

        At March 31, 2008, we had $13.8 million of asset retirement obligations recorded on the Consolidated Balance Sheet. At December 31, 2007, the Predecessor had $13.3 million of asset retirement obligations recorded on the Consolidated Balance Sheet. These liabilities related primarily to landfill closure and closed-site monitoring costs. These liabilities are based on the best estimate of current costs and are updated periodically to reflect current technology, laws and regulations, inflation, and other economic factors. No assets are legally restricted for purposes of settling asset retirement obligations. The table below describes changes to the asset retirement obligations for Boise Inc. for the

Notes to Unaudited Quarterly Consolidated Financial Statements (Continued)

12.    Asset Retirement Obligations (Continued)

three months ended March 31, 2008, and the Predecessor's year ended December 31, 2007 (in thousands):

	Boise Inc.	Predecessor
	March 31, 2008	December 31, 2007
Asset retirement obligation at beginning of period	$—	$10,771
Asset retirement liability recorded in preliminary purchase price allocation of purchase price	13,655	—
Liabilities incurred	—	—
Accretion expense	113	869
Payments	(4)	(37)
Revisions in estimated cash flows	—	1,700

Asset retirement obligation at end of period	$13,764	$13,303

        We have additional asset retirement obligations with indeterminate settlement dates. The fair value of these asset retirement obligations cannot be estimated due to the lack of sufficient information to estimate the settlement dates of the obligations. These asset retirement obligations include, for example, (i) removal and disposal of potentially hazardous materials related to equipment and/or an operating facility if the equipment and/or facilities were to undergo major maintenance, renovation, or demolition; (ii) wastewater treatment ponds that may be required to be drained and/or cleaned if the related operating facility is closed; and (iii) storage sites or owned facilities for which removal and/or disposal of chemicals and other related materials are required if the operating facility is closed. We will recognize a liability in the period in which sufficient information becomes available to reasonably estimate the fair value of these obligations.

13.    Debt

        At March 31, 2008, our short- and long-term debt was as follows:

Boise Inc.
March 31, 2008
(thousands)
Revolving credit facility, due 2013	$45,000
Tranche A Term Loan, due 2013	250,000
Tranche B Term Loan, due 2014	475,000
Second Lien Term Loan, due 2015	260,700
Current portion of long-term debt	(11,000)

Long-term debt, less current portion	1,019,700
Current portion of long-term debt	11,000

1,030,700
15.75% Related-party note, due 2015	58,793

$1,089,493

Notes to Unaudited Quarterly Consolidated Financial Statements (Continued)

13.    Debt (Continued)

Senior Secured Credit Facilities

        Our new senior secured credit facilities consist of:

  •
  A five-year nonamortizing $250.0 million senior secured revolving credit facility with interest at either the London Interbank Offered Rate (LIBOR) plus 325 basis points or a calculated base rate plus 325 basis points (the Revolving Credit Facility and, collectively with the Tranche A Term Loan Facility and the Tranche B Term Loan Facility, the First Lien Facilities);

  •
  A five-year amortizing $250.0 million senior secured Tranche A term loan facility with interest at LIBOR plus 325 basis points or a calculated base rate plus 325 basis points (the Tranche A Term Loan Facility);

  •
  A six-year amortizing $475.0 million senior secured Tranche B term loan facility with interest at LIBOR plus 350 basis points (subject to a floor of 4.00%) or a calculated base rate plus 250 basis points (the Tranche B Term Loan Facility); and

  •
  A seven-year nonamortizing $260.7 million second lien term loan facility with interest at LIBOR plus 700 basis points (subject to a floor of 5.5%) or a calculated base rate plus 600 basis points (the Second Lien Facility and together with the First Lien Facilities, the Credit Facilities).

        All borrowings under the Credit Facilities bear interest at a rate per annum equal to an applicable margin plus a customary base rate or Eurodollar rate. The base rate means, for any day, a rate per annum equal to the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. In addition to paying interest, the Company pays a commitment fee to the lenders under the Revolving Credit Facility at a rate of 0.50% per annum (which shall be reduced to 0.375% when the leverage ratio is less than 2.25:1.00) times the daily average undrawn portion of the Revolving Credit Facility (reduced by the amount of letters of credit issued and outstanding), which fee will accrue from the Acquisition closing date and shall be payable quarterly in arrears. At March 31, 2008, we had $45.0 million of borrowings outstanding under the Revolving Credit Facility. For the three months ended March 31, 2008, the average interest rate for our borrowings under our Revolving Credit Facility was 6.3%. The minimum and maximum borrowings under the Revolving Credit Facility were zero and $80.0 million for the three months ended March 31, 2008. The weighted average amount of borrowings outstanding under the Revolving Credit Facility during the three months ended March 31, 2008, was $73.7 million. At March 31, 2008, we had availability of $196.0 million, which is net of outstanding letters of credit of $9.0 million, above the amount we had borrowed.

        The Company's obligations under its Credit Facilities are guaranteed by each of Boise Paper Holdings, L.L.C.'s (the Borrower) existing and subsequently acquired domestic (and, to the extent no material adverse tax consequences to BZ Intermediate Holdings LLC (Holdings) or Borrower would result therefrom and as reasonably requested by the administrative agent under each Credit Facility, foreign) subsidiaries and Holdings (collectively, the Guarantors). The First Lien Facilities are secured by a first-priority security interest in substantially all of the real, personal, and mixed property of Borrower and the Guarantors, including a first-priority security interest in 100% of the equity interests of Borrower and each domestic subsidiary of Holdings, 65% of the equity interests of each of Holdings' foreign subsidiaries (other than Boise Hong Kong Limited so long as Boise Hong Kong Limited does not account for more than $2,500,000 of consolidated earnings before interest, taxes, depreciation, and amortization (EBITDA) during any fiscal year of Borrower), and all intercompany debt. The Second Lien Facility is secured by a second-priority security interest in substantially all of the real, personal,

Notes to Unaudited Quarterly Consolidated Financial Statements (Continued)

13.    Debt (Continued)

and mixed property of Borrower and the Guarantors, including a second-priority security interest in 100% of the equity interests of Borrower and each domestic subsidiary of Holdings, 65% of the equity interests of each of Holdings' foreign subsidiaries (other than Boise Hong Kong Limited so long as Boise Hong Kong Limited does not account for more than $2,500,000 of consolidated EBITDA during any fiscal year of Borrower), and all intercompany debt.

        In the event all or any portion of the Tranche B Term Loan Facility is repaid pursuant to any voluntary prepayments or mandatory prepayments with respect to asset sale proceeds or proceeds received from the issuance of debt prior to the second anniversary of the Acquisition closing date, such repayments will be made at (a) 102.0% of the amount repaid if such repayment occurs prior to the first anniversary of the Acquisition closing date and (b) 101.0% of the amount repaid if such repayment occurs on or after the first anniversary of the Acquisition closing date and prior to the second anniversary of the Acquisition closing date.

        Subject to the provisions of the intercreditor agreement between the First Lien Facility and the Second Lien Facility, in the event the Second Lien Facility is prepaid as a result of a voluntary or mandatory prepayment (other than as a result of a mandatory prepayment with respect to insurance/condemnation proceeds or excess cash flow) at any time prior to the third anniversary of the Acquisition closing date, Borrower shall pay a prepayment premium equal to the "make-whole premium" as described below.

        At any time after the third anniversary of the Acquisition closing date and prior to the sixth anniversary of the Acquisition closing date, subject to the provisions of the First Lien Facilities, the Second Lien Facility may be prepaid in whole or in part subject to the "call premium" as described below, provided that loans bearing interest with reference to the reserve-adjusted Eurodollar rate will be prepayable only on the last day of the related interest period unless Borrower pays any related breakage costs.

        The "make-whole premium" means, with respect to a Second Lien Facility loan on any date of prepayment, the present value of (a) all required interest payments due on such Second Lien Facility loan from the date of prepayment through and including the make-whole termination date, excluding accrued interest (assuming that the interest rate applicable to all such interest is the swap rate at the close of business on the third business day prior to the date of such prepayment with the termination date nearest to the make-whole termination date plus 7.00%), plus (b) the prepayment premium that would be due if such prepayment were made on the day after the make-whole termination date, in each case discounted to the date of prepayment on a quarterly basis (assuming a 360-day year and actual days elapsed) at a rate equal to the sum of such swap rate plus 0.50%.

        The "call premium" means that in the event all or any portion of the Second Lien Facility is repaid as a result of a voluntary prepayment or mandatory prepayment with respect to asset sale proceeds or proceeds received from the issuance of debt after the third anniversary of the Acquisition closing date and prior to the sixth anniversary of the Acquisition closing date, such repayments will be made at (i) 105.0% of the amount repaid if such repayment occurs on or after the third anniversary of the Acquisition closing date and prior to the fourth anniversary of the Acquisition closing date, (ii) 103.0% of the amount repaid if such repayment occurs on or after the fourth anniversary of the Acquisition closing date and prior to the fifth anniversary of the Acquisition closing date, and (iii) 101.0% of the amount repaid if such repayment occurs on or after the fifth anniversary of the Acquisition closing date, and prior to the sixth anniversary of the Acquisition closing date.

Notes to Unaudited Quarterly Consolidated Financial Statements (Continued)

13.    Debt (Continued)

        Subject to specified exceptions, the Credit Facilities require that the proceeds from certain asset sales, casualty insurance, certain debt issuances, and 75% (subject to step-downs based on certain leverage ratios) of the excess cash flow for each fiscal year must be used to pay down outstanding borrowings. Required debt principal repayments, excluding those from excess cash flows, total $8.3 million for the balance of 2008; $15.7 million in 2009; $26.6 million in 2010; $48.5 million in 2011; $134.4 million in 2012; and $797.2 million thereafter.

        The loan documentation for the Credit Facilities contains, among other terms, representations and warranties, covenants, events of default and indemnification customary for loan agreements for similar leveraged acquisition financings, and other representations and warranties, covenants, and events of default deemed by the administrative agent of the First Lien Facilities or the Second Lien Facility, as applicable, to be appropriate for the specific transaction. The First Lien Facilities require Holdings and its subsidiaries to maintain a minimum interest coverage ratio and a maximum leverage ratio, the Second Lien Facility requires Holdings and its subsidiaries to maintain a maximum leverage ratio, and the Credit Facilities limit the ability of Holdings and its subsidiaries to make capital expenditures.

        In connection with the Acquisition, Boise Inc. entered into a note (the Related-Party Note) with Boise Cascade, as partial consideration. Subsequently, Boise Cascade transferred the note payable to its parent company, Boise Cascade Holdings, L.L.C. With the exception of the subsidiaries party to the Credit and Guaranty Agreement, dated as of February 22, 2008, by and among Boise Paper Holdings, L.L.C., BZ Intermediate Holding Sub LLC, the other subsidiaries of the Company party thereto, the lenders and agents party thereto, Goldman Sachs Credit Partners L.P., as joint lead arranger, administrative agent, and collateral agent, and Lehman Brothers Inc., as joint lead arranger, each of the Company's current and future domestic subsidiaries are joint and several obligors under this Related-Party Note. On February 22, 2008, certain subsidiaries of the Company entered into a Subordinated Guaranty Agreement, guaranteeing the obligations of the Company to Boise Cascade under the Related-Party Note.

        The Related-Party Note bears interest at 15.75% per annum (computed on the basis of a 360-day year), payable quarterly (each such quarterly payment date, an Interest Payment Date). Interest will accrue on the Related-Party Note and be added to the principal amount of the Related-Party Note on each Interest Payment Date. The Related-Party Note matures on August 21, 2015, provided that if such date is more than 181 days after the scheduled maturity date of the indebtedness under the Credit Facilities, then the maturity date shall automatically be deemed to be 181 days after the latest maturity date of any such indebtedness. At maturity, the amount of the Related-Party Note will be approximately $180.2 million.

        The Company may prepay the Related-Party Note at any time in whole or in part, without premium or penalty, subject to any restrictions contained in the Company's senior credit facilities. The Company must prepay the Related-Party Note upon the occurrence of the following events: (i) a Change of Control (as defined in the Credit Facilities); (ii) a sale or transfer of 50% or more of the Company's assets; and (iii) Events of Default (as provided in the Related-Party Note). The Company must use the proceeds from the sale of equity or debt securities or borrowings to repay the Related-Party Note, subject to any restrictions contained in the Company's senior credit facilities. Any postclosing adjustments to the purchase price in connection with the Acquisition resulting in a payment owed to the Company will be effected by means of a reduction in the principal amount of the Related-Party Note.

        The Predecessor had no short- or long-term debt outstanding at December 31, 2007.

Notes to Unaudited Quarterly Consolidated Financial Statements (Continued)

13.    Debt (Continued)

Other

        At March 31, 2008, we had $81.1 million of costs recorded in "Deferred financing costs" on our Consolidated Balance Sheet related to the Acquisition. The amortization of these costs is recorded in interest expense using the effective interest method over the life of the loans. We recorded $0.8 million of amortization expense for the three months ended March 31, 2008.

        For the three months ended March 31, 2008, cash payments for interest, net of interest capitalized, was $8.5 million.

14.    Financial Instruments

        We are exposed to market risks including changes in interest rates, energy prices, and foreign currency exchange rates. We employ a variety of practices to manage these risks, including operating and financing activities and, where deemed appropriate, the use of derivative instruments. Derivative instruments are used only for risk management purposes and not for speculation or trading. Derivatives are such that a specific debt instrument, contract, or anticipated purchase determines the amount, maturity, and other specifics of the hedge. If a derivative contract is entered into, we either determine that it is an economic hedge or we designate the derivative as a cash flow or fair value hedge. We formally document all relationships between hedging instruments and the hedged items, as well as our risk management objectives and strategies for undertaking various hedged transactions. For those derivatives designated as cash flow or fair value hedges, we formally assess, both at the derivatives' inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in the hedged items. The ineffective portion of hedging transactions is recognized in income (loss).

        In accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, we record all derivative instruments as assets or liabilities on our Consolidated Balance Sheets at fair value. The fair value of these instruments is determined by third parties. Changes in the fair value of derivatives are recorded in either "Net income (loss)" or "Other comprehensive income," as appropriate. The gain or loss on derivatives designated as cash flow hedges is included in "Other comprehensive income" in the period in which changes in fair value occur and is reclassified to income (loss) in the period in which the hedged item affects income (loss), and any ineffectiveness is recognized currently in our Consolidated Statements of Income (Loss). The gain or loss on derivatives designated as fair value hedges and the offsetting gain or loss on the hedged item attributable to the hedged risk are included in income (loss) in the period in which changes in fair value occur. The gain or loss on derivatives that have not been designated as hedging instruments is included in income (loss) in the period in which changes in fair value occur.

Interest Rate Risk

        With the exception of the Related-Party Note, our debt is variable-rate debt. In late April 2008, we entered into interest rate derivative financial instruments to hedge a portion of our exposure to changes in interest rates.

Energy Risk

        We enter into natural gas swaps, options, or a combination of these instruments to hedge the variable cash flow risk of natural gas purchases at index prices. As of March 31, 2008, we had entered

Notes to Unaudited Quarterly Consolidated Financial Statements (Continued)

14.    Financial Instruments (Continued)

into derivative instruments related to approximately 3% of our forecasted natural gas purchases from July 2008 through October 2008 and approximately 2% of our forecasted natural gas purchases from November 2008 through March 2009. We have elected to account for these instruments as economic hedges and record the changes in fair value in "Materials, labor, and operating expenses" in our Consolidated Statements of Income (Loss). In April 2008, we entered into derivative instruments to hedge additional exposure related to natural gas prices.

Foreign Currency Risk

        At March 31, 2008, we had no material foreign currency risk.

Predecessor

        During the Predecessor periods presented, Boise Cascade occasionally used interest rate swaps to hedge variable interest rate risk. Because debt and interest costs were not allocated to the Predecessor, the effects of the interest rate swaps were not included in the Predecessor consolidated financial statements.

15.    New and Recently Adopted Accounting Standards

        In March 2008, the FASB issued SFAS No. 161, Disclosures About Derivative Instruments and Hedging Activities. SFAS No. 161 requires enhanced disclosures about derivative instruments and hedging activities to enable investors to better understand their effects on financial position, financial performance, and cash flows. These requirements include the disclosure of the fair values of derivative instruments and their gains and losses in a tabular format. SFAS No. 161 is effective for fiscal years beginning after November 15, 2008, which will require us to adopt these provisions in 2009. Early adoption of SFAS No. 161 is permitted. We are currently evaluating the impact SFAS No. 161 will have on our consolidated financial statement disclosures.

        In December 2007, the FASB issued SFAS No. 141(R), Business Combinations, and SFAS No. 160, Accounting and Reporting of Noncontrolling Interest in Consolidated Financial Statements, an Amendment of Accounting Research Bulletin (ARB) No. 51. These new standards will significantly change the accounting for and reporting of business combination transactions and noncontrolling (minority) interests in consolidated financial statements. SFAS Nos. 141(R) and 160 are required to be adopted simultaneously and are effective for the first annual reporting period beginning on or after December 15, 2008. Thus, we are required to adopt these standards on January 1, 2009. Earlier adoption is prohibited. The impact of adopting these standards will be limited to business combinations occurring on or after January 1, 2009.

        In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This statement defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this statement does not require any new fair value measurements. We adopted this standard January 1, 2008, and the adoption did not have an impact on our financial position or results of operations. In February 2008, the FASB issued Staff Position No. 157-2, which provides a one-year delayed application of SFAS No. 157 for nonfinancial assets and liabilities, except for items that are recognized or disclosed at fair

Notes to Unaudited Quarterly Consolidated Financial Statements (Continued)

15.    New and Recently Adopted Accounting Standards (Continued)

value in the financial statements on a recurring basis (at least annually). We must adopt these new requirements no later than our first quarter of fiscal 2009.

16.    Retirement and Benefit Plans

        During the periods presented, some of our employees participated in our retirement plans and some of the Predecessor's employees participated in Boise Cascade's retirement plans. These plans consist of noncontributory defined benefit pension plans, contributory defined contribution savings plans, deferred compensation plans, and postretirement healthcare benefit plans. Compensation expense was calculated based on costs directly attributable to our employees and, in the case of the Predecessor employees of the Paper Group, an allocation of expense related to corporate employees that serviced all Boise Cascade business units.

        Some of our employees participate in noncontributory defined pension plans that were either transferred from or spun off from Boise Cascade. The salaried defined benefit pension plan is available only to employees who were formerly employed by OfficeMax before November 2003. The pension benefit for salaried employees is based primarily on the employees' years of service and highest five-year average compensation. The benefit for hourly employees is generally based on a fixed amount per year of service. The Predecessor treated participants in these plans as participants in multiemployer plans. Accordingly, the Predecessor did not reflect any assets or liabilities related to the noncontributory defined benefit pension plans on its Consolidated Balance Sheet. The Predecessor did, however, record costs associated with the employees who participated in these plans in its Consolidated Statements of Income (Loss). Expenses attributable to participation in noncontributory defined benefit plans for the three months ended March 31, 2008, and the Predecessor periods of January 1 through February 21, 2008, and the three months ended March 31, 2007, were $1.2 million, $1.8 million, and $3.0 million, respectively.

        Some of our and the Predecessor's employees participated in contributory defined contribution savings plans, which covered most of our salaried and hourly employees. Expenses related to matching contributions attributable to participation in contributory defined contribution savings plans for the three months ended March 31, 2008, and the Predecessor periods of January 1 through February 21, 2008, and the three months ended March 31, 2007, were $0.8 million, $2.1 million, and $2.5 million, respectively. Employees that are not eligible to participate in the noncontributory defined benefit pension plans are eligible for additional discretionary company matching contributions based on a percentage approved each plan year.

        Some of our and the Predecessor's employees participated in deferred compensation plans, in which key managers and nonaffiliated directors may irrevocably elect to defer a portion of their base salary and bonus or director's fees until termination of employment or beyond. A participant's account is credited with imputed interest at a rate equal to 130% of Moody's composite average of yields on corporate bonds. In addition, participants other than directors may elect to receive their company matching contributions in the deferred compensation plan in lieu of any matching contribution in the contributory defined contribution savings plan. The deferred compensation plans are unfunded; therefore, benefits are paid from general assets of the company. At March 31, 2008, we had no liabilities attributable to participation in our new deferred compensation plan, which is effective on April 1, 2008, on our Consolidated Balance Sheet. At December 31, 2007, the Predecessor had $3.8 million of liabilities attributable to participation in Boise Cascade's deferred compensation plan

Notes to Unaudited Quarterly Consolidated Financial Statements (Continued)

16.    Retirement and Benefit Plans (Continued)

recorded on the Predecessor's Consolidated Balance Sheet. This liability is not an obligation of Boise Inc. and is not recorded on our Consolidated Balance Sheet at March 31, 2008.

        Some of our and the Predecessor's employees participated in Boise Cascade's postretirement healthcare benefit plans. The type of retiree healthcare benefits and the extent of coverage vary based on employee classification, date of retirement, location, and other factors. All of the postretirement healthcare plans are unfunded. The postretirement benefit plans have a December 31 measurement date.

Obligations and Funded Status of Postretirement Benefits and Pensions

        The Predecessor treated participants in its pension plans as participants in multiemployer plans; accordingly, the Predecessor has not reflected any assets or liabilities related to the noncontributory defined benefit pension plans on its Consolidated Balance Sheet at December 31, 2007. In connection with the Acquisition, we have treated the pension and postretirement benefit plans as company-sponsored and have measured the benefit obligation and funded status as of February 22, 2008. The funded status changes from period to period based on the investment return from plan assets, contributions, benefit payments, and the discount rate used to measure the obligation. The funded status of the pension and postretirement plans recorded in connection with the Acquisition is shown in the table below as of February 22, 2008 (in thousands):

	Pension Benefits	Other Benefits
Projected benefit obligation	$(379,390)	$(2,723)
Market value of assets	323,640	—

Funded status	$(55,750)	$(2,723)

        The accumulated benefit obligation for pension benefits at February 22, 2008 was $339.1 million.

Notes to Unaudited Quarterly Consolidated Financial Statements (Continued)

16.    Retirement and Benefit Plans (Continued)

Components of Net Periodic Benefit Cost

        The components of net periodic benefit cost are as follows (in thousands):

	Pension Benefits			Other Benefits
	Boise Inc.	Predecessor	Predecessor	Boise Inc.	Predecessor	Predecessor
	Three Months Ended March 31, 2008	January 1 Through February 21, 2008	Three Months Ended March 31, 2007	Three Months Ended March 31, 2008	January 1 Through February 21, 2008	Three Months Ended March 31, 2007
Service cost	$1,134	$1,566	$2,998	$—	$—	$53
Interest cost	2,572	3,458	5,667	5	18	103
Expected return on plan assets	(2,517)	(3,452)	(5,855)	—	—	—
Recognized actuarial (gain) loss	—	(21)	67	—	(12)	—
Amortization of prior service costs and other	—	194	176	—	—	—
Plan settlement/curtailment (gain)	—	—	(46)	—	—	—

Company-sponsored plans	1,189	1,745	3,007	5	6	156
Multiemployer pension plans	43	75	—	—	—	—

Net periodic benefit costs	$1,232	$1,820	$3,007	$5	$6	$156

Assumptions

        The assumptions used in accounting for the plans are estimates of factors that will determine, among other things, the amount and timing of future benefit payments. The following table presents the assumptions used in the measurement of our benefits obligation:

	Pension Benefits	Other Benefits
	Boise Inc.	Boise Inc.	Predecessor
	February 22, 2008	February 22, 2008	December 31, 2007
Discount rate	6.50%	5.50%	5.75%
Rate of compensation increase	4.25%	—%	—%

Notes to Unaudited Quarterly Consolidated Financial Statements (Continued)

16.    Retirement and Benefit Plans (Continued)

        The following table presents the assumptions used in the measurement of net periodic benefit cost:

	Pension Benefits			Other Benefits
	Boise Inc.	Predecessor	Predecessor	Boise Inc.	Predecessor
						Predecessor
	Three Months Ended March 31, 2008			Three Months Ended March 31, 2008
		January 1 Through February 21, 2008	Three Months Ended March 31, 2007		January 1 Through February 21, 2008	Three Months Ended March 31, 2007
Discount rate	6.50%	6.40%	5.90%	4.70%	5.50%	5.75%
Expected long-term rate of return on plan assets	7.25%	7.25%	7.25%	—%	—%	—%
Rate of compensation increase	4.25%	4.25%	4.25%	—%	—%	—%

        Discount Rate Assumption.    In all periods presented, the discount rate assumption was determined using a spot rate yield curve constructed to replicate Aa-graded corporate bonds. The plan's projected cash flows were duration-matched to this yield curve to develop an appropriate discount rate.

        Asset Return Assumption.    The expected long-term rate of return on plan assets was based on a weighted average of the expected returns for the major investment asset classes. Expected returns for the asset classes are based on long-term historical returns, inflation expectations, forecasted gross domestic product, earnings growth, and other economic factors. The weights assigned to each asset class were based on the investment strategy.

        Rate of Compensation Increases.    This assumption reflects the long-term actual experience, the near-term outlook, and assumed inflation.

        The following table presents our assumed healthcare cost trend rates at March 31, 2008, and the Predecessor's at December 31, 2007:

	2008	2007
Weighted average assumptions:
Healthcare cost trend rate assumed for next year	9.50%	9.50%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2017	2017

        Assumed healthcare cost trend rates affect the amounts reported for the healthcare plans. At March 31, 2008, a one-percentage-point change in our assumed healthcare cost trend rate would not significantly affect our total service or interest costs or our postretirement benefit obligation.

        During the remainder of 2008, we are not required to make minimum contributions to our pension plans.

Notes to Unaudited Quarterly Consolidated Financial Statements (Continued)

17.    Stockholders' Equity

Preferred Stock

        The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting, and other rights and preferences as may be determined from time to time by the Board of Directors. No shares were issued or outstanding at March 31, 2008, and December 31, 2007.

Common Stock

        We are authorized to issue 250,000,000 shares of common stock, of which 77,259,947 shares were issued and outstanding at March 31, 2008. At December 31, 2007, we had 51,750,000 shares of common stock issued and outstanding, of which 16,555,860 shares were subject to possible conversion.

        On February 5, 2008, stockholders owning 12,543,778 shares exercised their conversion rights and voted against the Acquisition of Boise Cascade. Such stockholders were entitled to receive their per-share interest in the proceeds from our initial public offering, which had been held in trust. At December 31, 2007, cash held in trust was $403,989,389. In connection with the Acquisition, we paid $120,169,890 from our cash held in trust to these stockholders. The remaining cash held in trust was used to effect the Acquisition.

Warrants

        In connection with our public offering in June 2007, we issued 41,400,000 units (the Units). Each Unit consists of one share of our common stock and one Redeemable Common Stock Purchase Warrant (the Warrants). Each Warrant entitles the holder to purchase one share of common stock at an exercise price of $7.50, commencing on the later of the completion of a business combination and one year from the effective date of the public offering and expiring four years from the effective date of the public offering. We may redeem the Warrants, at a price of $0.01 per Warrant, upon 30 days' notice while the Warrants are exercisable, only in the event that the last sale price of the common stock is at least $14.25 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given.

        Simultaneously with the consummation of the public offering, Aldabra 2 Acquisition Corp.'s chairman and chief executive officer purchased a total of 3,000,000 Warrants (the Insider Warrants) at $1.00 per Warrant (for an aggregate purchase price of $3,000,000) privately. The amount paid for the Warrants approximated fair value on the date of issuance. All of the proceeds received from these purchases were placed in cash held in trust. The Insider Warrants purchased were identical to the Warrants underlying the Units issued in the public offering except that the Warrants may not be called for redemption and the Insider Warrants may be exercisable on a "cashless basis," at the holder's option, so long as such securities are held by such purchaser or his affiliates.

18.    Equity Compensation

        During the Predecessor periods presented, equity compensation was granted to the Predecessor's employees under Boise Cascade's equity compensation plans. During the Predecessor periods of January 1 through February 21, 2008, and the three months ended March 31, 2007, the Predecessor recognized $0.2 million and $0.4 million of compensation expense, most of which was recorded in "General and administrative expenses" in the Consolidated Statements of Income (Loss).

        During the three months ended March 31, 2008, we made no equity compensation awards.

Notes to Unaudited Quarterly Consolidated Financial Statements (Continued)

19.    Comprehensive Income (Loss)

        Comprehensive income (loss) includes the following (in thousands):

	Boise Inc.		Predecessor
	Three Months Ended March 31, 2008	February 1 (Inception) Through March 31, 2007	January 1 Through February 21, 2008	Three Months Ended March 31, 2007
Net income (loss)	$(16,371)	$(1)	$22,786	$21,991
Other comprehensive income (loss) cash flow hedges	—	—	—	(9,376)

Comprehensive income (loss)	$(16,371)	$(1)	$22,786	$12,615

20.    Segment Information

        There are no material differences in Boise Inc.'s basis of segmentation or in Boise Inc.'s basis of measurement of segment profit or loss from those disclosed in the Predecessor's Note 15, Segment Information, of the Predecessor's Notes to Consolidated Financial Statements in Exhibit 99.2 of Boise Inc.'s Current Report on Form 8-K filed with the SEC on February 28, 2008. We have not included segment information related to the period of February 1 (inception) through March 31, 2007, which represents the activities of Aldabra 2 Acquisition Corp., as the segment results related to this period are insignificant.

        An analysis of operations by segment is as follows:

Boise Inc.
	Sales
					Income (Loss) Before Taxes	Depreciation, Amortization, and Depletion
	Trade	Related Parties	Inter- segment	Total			EBITDA(a)
	(millions)
Three Months Ended March 31, 2008
Paper	$165.1	$—	$7.1	$172.2	$11.8	$7.1	$19.0
Packaging	59.5	—	0.4	59.9	(19.8)	5.2	(14.5)
Corporate and Other	1.5	1.9	4.7	8.1	(2.1)	0.4	(1.9)

	226.1	1.9	12.2	240.2	(10.1)	12.7	2.6

Intersegment eliminations	—	—	(12.2)	(12.2)	—	—	—
Interest expense	—	—	—	—	(11.4)	—	—
Interest income	—	—	—	—	1.8	—	—

	$226.1	$1.9	$—	$228.0	$(19.7)	$12.7	$2.6

Notes to Unaudited Quarterly Consolidated Financial Statements (Continued)

20.    Segment Information (Continued)

Predecessor
	Sales
					Income (Loss) Before Taxes	Depreciation, Amortization, and Depletion
	Trade	Related Parties	Inter- segment	Total			EBITDA(a)
	(millions)
January 1 Through February 21, 2008
Paper	$154.4	$90.0	$9.1	$253.5	$20.7	$0.3	$21.1
Packaging	102.2	10.9	0.4	113.5	5.7	0.1	5.7
Corporate and Other	1.8	0.6	6.1	8.5	(3.2)	0.1	(3.1)

	258.4	101.5	15.6	375.5	23.2	0.5	23.7

Intersegment eliminations	—	—	(15.6)	(15.6)	—	—	—
Interest expense	—	—	—	—	—	—	—
Interest income	—	—	—	—	0.2	—	—

	$258.4	$101.5	$—	$359.9	$23.4	$0.5	$23.7

Predecessor
	Sales
					Income (Loss) Before Taxes	Depreciation, Amortization, and Depletion
	Trade	Related Parties	Inter- segment	Total			EBITDA(a)
	(millions)
Three Months Ended March 31, 2007
Paper	$222.9	$157.8	$14.3	$395.0	$18.1	$16.6	$34.7
Packaging	176.7	16.9	0.4	194.0	8.1	13.4	21.5
Corporate and Other	3.3	1.1	9.5	13.9	(3.4)	0.8	(2.6)

	402.9	175.8	24.2	602.9	22.8	30.8	53.6

Intersegment eliminations	—	—	(24.2)	(24.2)	—	—	—
Interest expense	—	—	—	—	—	—	—
Interest income	—	—	—	—	0.1	—	—

	$402.9	$175.8	$—	$578.7	$23.0	$30.8	$53.6

(a)
EBITDA represents income (loss) before interest, income tax provision (benefit), and depreciation, amortization, and depletion. EBITDA is the primary measure used by our chief operating decision makers to evaluate segment operating performance and to decide how to allocate resources to segments. We believe EBITDA is useful to investors because it provides a means to evaluate the operating performance of our segments and our company on an ongoing basis using criteria that are used by our internal decision makers and because it is frequently used by investors and other interested parties in the evaluation of companies with substantial financial leverage. We believe EBITDA is a meaningful measure because it presents a transparent view of our recurring operating performance and allows management to readily view operating trends, perform analytical comparisons, and identify strategies to improve operating performance. For example, we believe that the inclusion of items such as taxes, interest expense, and interest income distorts management's ability to assess and view the core operating trends in our segments. EBITDA,

Notes to Unaudited Quarterly Consolidated Financial Statements (Continued)

20.    Segment Information (Continued)

  however, is not a measure of our liquidity or financial performance under generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income (loss), income (loss) from operations, or any other performance measure derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our liquidity. The use of EBITDA instead of net income (loss) or segment income (loss) has limitations as an analytical tool, including the inability to determine profitability; the exclusion of interest and associated significant cash requirements; and the exclusion of depreciation, amortization, and depletion, which represent significant and unavoidable operating costs, given the level of our indebtedness and the capital expenditures needed to maintain our businesses. Management compensates for these limitations by relying on our GAAP results. Our measures of EBITDA are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

The following is a reconciliation of net income (loss) to EBITDA (in millions):

	Three Months Ended March 31, 2008	January 1 Through February 21, 2008	Three Months Ended March 31, 2007
Net income (loss)	$(16.4)	$22.8	$22.0
Interest expense	11.4	—	—
Interest income	(1.8)	(0.2)	(0.1)
Income tax provision (benefit)	(3.4)	0.6	1.0
Depreciation, amortization, and depletion	12.7	0.5	30.8

EBITDA	$2.6	$23.7	$53.6

21.    Commitments and Guarantees

Commitments

        We have commitments for fiber, leases, and utilities. Our lease commitments are discussed further in Note 7, Leases. In addition, we have purchase obligations for goods and services, capital expenditures, and raw materials entered into in the normal course of business.

        We are a party to a number of long-term log and fiber supply agreements. At March 31, 2008, our total obligation for log and fiber purchases under contracts with third parties was approximately $185.6 million. Under most of the log and fiber supply agreements, we have the right to cancel or reduce our commitments in the event of a mill curtailment or shutdown. The prices under most of these agreements is set quarterly or semiannually based on regional market prices, and the estimate is based on contract terms or current quarter pricing. Our log and fiber obligations are subject to change based on, among other things, the effect of governmental laws and regulations, our manufacturing operations not operating in the normal course of business, log and fiber availability, and the status of environmental appeals. Except for deposits required pursuant to wood supply contracts, these obligations are not recorded in our consolidated financial statements until contract payment terms take effect.

        We enter into utility contracts for the purchase of electricity and natural gas. We also purchase these services under utility tariffs. The contractual and tariff arrangements include multiple-year commitments and minimum annual purchase requirements. At March 31, 2008, we had approximately

Notes to Unaudited Quarterly Consolidated Financial Statements (Continued)

21.    Commitments and Guarantees (Continued)

$30.5 million of utility purchase commitments. These payment obligations were valued at prices in effect on December 31, 2007, or contract language, if available. Because we consume the energy in the manufacture of our products, these obligations represent the face value of the contracts, not resale value.

Guarantees

        We provide guarantees, indemnifications, and assurances to others, which constitute guarantees as defined under FIN No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. See Note 13, Debt, included in this Form 10-Q for a description of guarantees, including the approximate terms of the guarantees, how the guarantees arose, the events or circumstances that would require us to perform under the guarantees, and the maximum potential undiscounted amounts of future payments we could to required to make.

22.    Legal Proceedings and Contingencies

        We are a party to routine legal proceedings that arise in the course of our business. We are not currently a party to any legal proceedings or environmental claims that we believe would have a material adverse effect on our financial position, results of operations, or cash flows.

BOISE PAPER PRODUCTS

CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2007 and 2006
For the years ended December 31, 2007, 2006, and 2005

Boise Paper Products

Consolidated Statements of Income

	Year Ended December 31
	2007	2006	2005
	(thousands)
Sales
Trade	$1,636,605	$1,567,421	$1,479,584
Related parties	695,998	654,536	649,453

	2,332,603	2,221,957	2,129,037

Costs and expenses
Materials, labor, and other operating expenses	1,948,230	1,874,344	1,840,277
Fiber costs from related parties	39,352	30,418	32,390
Depreciation, amortization, and depletion	84,649	116,398	95,425
Selling and distribution expenses	59,488	59,756	55,238
General and administrative expenses	44,549	44,498	36,418
Other (income) expense, net	(4,142)	2,724	(4,264)

	2,172,126	2,128,138	2,055,484

Income from operations	160,477	93,819	73,553

Foreign exchange gain (loss)	1,184	(86)	33
Interest income	697	569	234

	1,881	483	267

Income before income taxes	162,358	94,302	73,820
Income tax provision	(2,767)	(1,381)	(2,248)

Net income	$159,591	$92,921	$71,572

See accompanying notes to consolidated financial statements.

Boise Paper Products

Consolidated Balance Sheets

	December 31,
	2007	2006
	(thousands)
ASSETS
Current
Cash	$8	$7
Receivables
Trade, less allowances of $1,063 and $901	181,799	176,886
Related parties	36,452	37,492
Other	10,224	10,172
Inventories	324,679	322,876
Assets held for sale (a)	—	18,126
Other	6,936	6,103

	560,098	571,662

Property
Property and equipment, net	1,192,344	1,126,311
Fiber farms and deposits	17,843	18,226

	1,210,187	1,144,537

Goodwill	42,218	9,676
Intangible assets, net	23,967	27,335
Other assets	9,242	5,619

Total assets	$1,845,712	$1,758,829

LIABILITIES AND CAPITAL
Current
Income taxes payable	$306	$—
Accounts payable
Trade	178,686	169,875
Related parties	299	371
Accrued liabilities
Compensation and benefits	53,573	51,031
Other	16,716	19,586
Liabilities related to assets held for sale (a)	—	214

	249,580	241,077

Other
Deferred income taxes	896	440
Compensation and benefits	6,030	9,553
Other long-term liabilities	29,427	26,527

	36,353	36,520

Commitments and contingent liabilities
Capital
Business unit equity	1,559,779	1,490,608
Accumulated other comprehensive loss	—	(9,376)

Total capital	1,559,779	1,481,232

Total liabilities and capital	$1,845,712	$1,758,829

(a)
For more information, see Note 3, Assets Held for Sale.

See accompanying notes to consolidated financial statements.

Boise Paper Products

Consolidated Statements of Cash Flows

	Year Ended December 31
	2007	2006	2005
	(thousands)
Cash provided by (used for) operations
Net income	$159,591	$92,921	$71,572
Items in net income (loss) not using (providing) cash
Depreciation, amortization, and depletion	84,649	116,398	95,425
Pension and other postretirement benefit expense	13,334	14,971	15,009
Deferred income taxes	253	—	(3)
Gain on changes in retiree healthcare programs	(4,367)	(3,741)	(5,200)
Other	(864)	4,295	(33)
Decrease (increase) in working capital, net of acquisitions
Receivables	(4,357)	(6,443)	(34,601)
Inventories	(4,402)	(45,416)	(20,207)
Accounts payable and accrued liabilities	18,414	14,634	31,974
Current and deferred income taxes	509	(1,224)	1,401
Pension and other postretirement benefit payments	(13,334)	(14,971)	(15,009)
Other	(655)	1,474	3,097

Cash provided by operations	248,771	172,898	143,425

Cash provided by (used for) investment
Expenditures for property and equipment	(141,801)	(109,073)	(100,873)
Acquisitions of businesses and facilities	—	(42,609)	—
Sales of assets	14,224	3,824	14,512
Additional Consideration Agreement payment	(32,542)	—	—
Other	1,769	1,949	4,421

Cash used for investment	(158,350)	(145,909)	(81,940)

Cash provided by (used for) financing
Net equity transactions with related parties	(90,420)	(26,990)	(61,486)

Cash used for financing	(90,420)	(26,990)	(61,486)

Increase (decrease) in cash	1	(1)	(1)
Balance at beginning of the year	7	8	9

Balance at end of the year	$8	$7	$8

See accompanying notes to consolidated financial statements.

Boise Paper Products

Consolidated Statements of Capital

	Business Unit Equity	Accumulated Other Comprehensive Income (Loss)	Total Capital
	(thousands)

Balance at December 31, 2004	$1,414,591	$—	$1,414,591

Comprehensive income (loss):
Net income	71,572	—	71,572
Other comprehensive loss, net of tax
Cash flow hedges	—	(144)	(144)

Comprehensive income (loss)	71,572	(144)	71,428
Net equity transactions with related parties	(61,486)	—	(61,486)

Balance at December 31, 2005	1,424,677	(144)	1,424,533

Comprehensive income (loss):
Net income	92,921	—	92,921
Other comprehensive loss, net of tax
Cash flow hedges	—	(9,232)	(9,232)

Comprehensive income (loss)	92,921	(9,232)	83,689
Net equity transactions with related parties	(26,990)	—	(26,990)

Balance at December 31, 2006	1,490,608	(9,376)	1,481,232

Comprehensive income:
Net income	159,591	—	159,591
Other comprehensive loss, net of tax
Cash flow hedges	—	9,376	9,376

	159,591	9,376	168,967
Comprehensive income
Net equity transactions with related parties	(90,420)	—	(90,420)

Balance at December 31, 2007	$1,559,779	$—	$1,559,779

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements

1.    Organization and Business Description

        As used in these consolidated financial statements, the terms "Boise Paper Products," "we," or "the Company" refer to the paper and packaging and newsprint business units of Boise Cascade Holdings, L.L.C. (Boise Cascade). We are a diversified North American paper company headquartered in Boise, Idaho. We operate our business in the following three reportable segments: Paper, Packaging & Newsprint, and Corporate and Other. See Note 15, Segment Information, for additional information about our reportable segments.

        On October 29, 2004 (inception), Boise Cascade, through its equity sponsor Forest Products Holdings, L.L.C. (FPH), a holding company controlled by Madison Dearborn Partners (MDP), acquired the forest products and paper assets of OfficeMax (the Forest Products Acquisition). Our operations consist of the paper and packaging and newsprint business units of Boise Cascade.

2.    Summary of Significant Accounting Policies

Basis of Presentation

        The accompanying consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles. The consolidated financial statements include the accounts of the company after elimination of intercompany balances and transactions.

        These consolidated financial statements include accounts specifically attributed to Boise Paper Products and a portion of Boise Cascade's shared corporate general and administrative expenses. These shared services include, but are not limited to, finance, accounting, legal, information technology, and human resource functions. Some corporate costs relate solely to Boise Paper Products and are allocated totally to these operations. Shared corporate general and administrative expenses not specifically identifiable to Boise Paper Products have been allocated primarily based on average sales, assets, and labor costs.

        The consolidated financial statements do not include an allocation of Boise Cascade's debt, interest, and deferred financing costs, because none of these items were specifically identified as corporate advances to, or borrowings by, Boise Paper Products. Boise Cascade used interest rate swaps to hedge variable interest rate risk. Because debt and interest costs are not allocated to Boise Paper Products, the effects of the interest rate swaps are not included in our consolidated financial statements.

        Income taxes, where applicable, in these consolidated financial statements have been calculated as if Boise Paper Products were a separate taxable entity. For the years ended December 31, 2007, 2006, and 2005, the majority of the businesses and assets of Boise Paper Products were held and operated by limited liability companies, which are not subject to entity-level federal or state income taxation. In addition to the businesses and assets held and operated by limited liability companies, we have taxable corporations that are subject to federal, state, and local income taxes for which we have recorded taxes.

Consolidation and Use of Estimates

        The consolidated financial statements include the accounts of Boise Paper Products and its subsidiaries after elimination of intercompany balances and transactions. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Some of our accounting estimates include the assessment of the recoverability of long-lived

Notes to Consolidated Financial Statements (Continued)

2.    Summary of Significant Accounting Policies (Continued)

assets, the assessment of goodwill and intangible assets, and the valuation and recognition of pension expense and liabilities. The actual results experienced by the company may differ from management's estimates.

Foreign Currency Translation

        The functional currency for all of our operations is the U.S. dollar. Monetary assets and liabilities are remeasured into U.S. dollars using the exchange rates as of the Consolidated Balance Sheet date. Revenue and expense items are remeasured into U.S. dollars using an average exchange rate prevailing during the year. The foreign exchange gains (losses) reported in the Consolidated Statements of Income resulted from the remeasurements into the U.S. dollar.

Revenue Recognition

        We recognize revenue when the following criteria are met: persuasive evidence of an agreement exists, delivery has occurred or services have been rendered, our price to the buyer is fixed and determinable, and collectibility is reasonably assured. Delivery is not considered to have occurred until the customer takes title and assumes the risks and rewards of ownership. The timing of revenue recognition is dependent on shipping terms. Revenue is recorded at the time of shipment for terms designated free on board (f.o.b) shipping point. For sales transactions designated f.o.b destination, revenue is recorded when the product is delivered to the customer's delivery site. Fees for shipping and handling charged to customers for sales transactions are included in "Sales." Costs related to shipping and handling are included in "Materials, labor, and other operating expenses."

        We sell all of the newsprint we produce to AbitibiBowater Inc. (AbitibiBowater) at a price equal to the price AbitibiBowater's mills receive from customers, less associated expenses and a sales and marketing discount. In accordance with Emerging Issues Task Force (EITF) 01-09, Accounting for Consideration Given by a Vendor to a Customer (including a Reseller of the Vendor's Products), the discount is presumed to be a reduction of the selling price of the product and, therefore, is characterized as a reduction of revenue in our Consolidated Statements of Income (Loss).

Equity Compensation

        For the years ended December 31, 2007, 2006, and 2005, equity compensation awards were granted to our employees under Boise Cascade's compensation plans and we accounted for the awards under SFAS No. 123(R), Share-Based Payment. Awards granted during this period vest over periods up to five years. In 2007, 2006, and 2005, we recognized $1.7 million, $1.8 million, and $1.4 million of compensation expense. Compensation expense was calculated based on the units granted to employees of Boise Paper Products plus an allocation of expense related to units granted to corporate employees that serviced all business units. See Note 14, Equity Compensation.

Research and Development Costs

        We expense research and development costs as incurred. For the years ended December 31, 2007, 2006, and 2005, research and development expenses were $0.7 million, $0.6 million, and $1.0 million, respectively.

Notes to Consolidated Financial Statements (Continued)

2.    Summary of Significant Accounting Policies (Continued)

Advertising Costs

        We expense the cost of advertising as incurred. For the years ended December 31, 2007, 2006, and 2005, advertising expenses were $4.0 million, $3.9 million, and $3.1 million, respectively. These expenses were recorded in "Selling and distribution expenses."

Cash

        For the years ended December 31, 2007, 2006, and 2005, we participated in Boise Cascade's centralized cash management system (see Note 5, Transactions With Related Parties). We do not record interest income or expense related to these transactions, except for transactions related to our taxable subsidiaries. In all years presented, the interest income related to these transactions was not significant. The net effect of these transactions was included in "Business unit equity" on our Consolidated Balance Sheets. As such, the amount of cash recorded on our Consolidated Balance Sheets does not represent the amount required or generated by Boise Paper Products.

Trade Accounts Receivables and Allowance for Doubtful Accounts

        Trade accounts receivable are stated at the amount we expect to collect. Trade accounts receivable do not bear interest. The allowance for doubtful accounts is our best estimate of the losses we expect will result from the inability of our customers to make required payments. We generally determine the allowance based on a combination of actual historical write-off experience and an analysis of specific customer accounts. We periodically review our allowance for doubtful accounts, and adjustments to the valuation allowance are charged to income. Trade accounts receivable balances that remain outstanding after we have used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable. We may at times insure or arrange for guarantees on our receivables.

Financial Instruments

        Our financial instruments are cash, accounts receivable, and accounts payable. The recorded values of cash, accounts receivable, and accounts payable approximate fair values based on their short-term nature.

Inventory Valuation

        Inventories are valued at the lower of cost or market. Cost is based on the average or first-in, first-out (FIFO) method of inventory valuation. Manufactured inventories include costs for materials, labor, and factory overhead.

        Inventories include the following:

	December 31
	2007	2006
	(thousands)
Finished goods and work in process	$163,554	$173,539
Raw materials	74,676	64,957
Supplies and other	86,449	84,380

	$324,679	$322,876

Notes to Consolidated Financial Statements (Continued)

2.    Summary of Significant Accounting Policies (Continued)

Property and Equipment, Net

        Property and equipment are recorded at cost. Cost includes expenditures for major improvements and replacements. Effective January 1, 2007, we began expensing all repair and maintenance costs as incurred in accordance with Financial Accounting Standards Board (FASB) Staff Position (FSP) No. AUG AIR-1, Accounting for Planned Major Maintenance Activities. When property and equipment are retired, sold, or otherwise disposed of, the asset's carrying amount and related accumulated depreciation are removed from the accounts and any gain or loss is included in income (loss). In all years presented, we used the straight-line method of depreciation.

        Additionally, after reviewing the estimated useful lives of some of our depreciable assets, we determined that some of our assets would be used for a shorter period of time than the depreciable lives previously assigned to them. As a result, we revised the depreciation estimates to reflect the remaining expected use of the assets. This change in estimate decreased net income approximately $11 million in 2007 and $10 million in 2006.

        Property and equipment consisted of the following asset classes and the following general range of estimated useful lives:

	Year Ended December 31
			General Range of Estimated Useful Lives in Years
	2007	2006
	(thousands)
Land and land improvements	$31,592	$23,134	12-20
Buildings and improvements	185,509	135,065	10-40
Machinery and equipment	1,212,426	1,107,142	3-20
Construction in progress	36,535	67,072	N/A

	1,466,062	1,332,413
Less accumulated depreciation	(273,718)	(206,102)	N/A

	$1,192,344	$1,126,311

Fiber Farm and Deposits

        The consolidated financial statements include our cottonwood fiber farm. Our cottonwood fiber farm is a short-rotation fiber farm that has a growing cycle averaging six to eight years.

        Costs for activities related to the establishment of a new crop of trees, including planting, thinning, fertilization, pest control, herbicide application, irrigation, and land lease costs, are capitalized, while costs for administration, insurance, and property taxes are expensed. The capitalized costs are accumulated by specifically identifiable farm or irrigation blocks. We charge capitalized costs, excluding land, to "Depreciation, amortization, and depletion" in the accompanying Consolidated Statements of Income (Loss) at the time the fiber is harvested based on actual accumulated costs associated with fiber cut.

        We are a party to a number of long-term log and fiber supply agreements. At December 31, 2007, Boise Paper Products' total obligation for log and fiber purchases under contracts with third parties was approximately $108.4 million. Except for deposits required pursuant to wood supply contracts, these obligations are not recorded in our consolidated financial statements until contract payment terms take effect. The obligations are subject to change based on, among other things, the effect of governmental

Notes to Consolidated Financial Statements (Continued)

2.    Summary of Significant Accounting Policies (Continued)

laws and regulations, our manufacturing operations not operating in the normal course of business, log and fiber availability, and the status of environmental appeals.

Long-Lived Asset Impairment

        We account for the impairment of long-lived assets in accordance with Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. An impairment of long-lived assets exists when the carrying value of an asset exceeds its fair value and when the carrying value is not recoverable through future undiscounted cash flows from operations. We review the carrying value of long-lived assets for impairment when events or changes in circumstances indicate that the carrying amount of assets may not be recoverable.

Goodwill

        We account for goodwill and other intangible assets in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible and intangible assets of businesses acquired. We assess goodwill in the fourth quarter of each year using a fair-value-based approach. We completed our annual assessment in accordance with SFAS No. 142 in fourth quarter 2007 and 2006 and determined that there was no impairment.

Deferred Software Costs

        We defer internal-use software costs that benefit future years. These costs are amortized using the straight-line method over the expected life of the software, typically three to five years. "Other assets" in the Consolidated Balance Sheets includes $0.7 million and $1.0 million of deferred software costs at December 31, 2007 and 2006, respectively. For the years ended December 31, 2007, 2006, and 2005, amortization of deferred software costs totaled $0.6 million, $0.7 million, and $0.9 million, respectively.

Asset Retirement Obligations

        We account for asset retirement obligations in accordance with SFAS No. 143, Accounting for Asset Retirement Obligations, and FASB Interpretation (FIN) No. 47, Accounting for Conditional Asset Retirement Obligations—an Interpretation of FASB Statement No. 143. This standard primarily affects the way we account for landfill closure and closed-site monitoring costs. We accrue for asset retirement obligations in the period in which they are incurred if sufficient information is available to reasonably estimate the fair value of the obligation. When we record the liability, we capitalize the cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its settlement value, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, we will recognize a gain or loss for any difference between the settlement amount and the liability recorded. See Note 11, Asset Retirement Obligations, for additional information.

Taxes Collected

        We account for taxes collected from customers and remitted to governmental authorities in accordance with EITF 06-3, How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross Versus Net Presentation). We present taxes on a net basis in our Consolidated Statements of Income (Loss).

Notes to Consolidated Financial Statements (Continued)

2.    Summary of Significant Accounting Policies (Continued)

New and Recently Adopted Accounting Standards

        In December 2007, the FASB issued SFAS No. 141(R), Business Combinations, and SFAS No. 160, Accounting and Reporting of Noncontrolling Interest in Consolidated Financial Statements, an Amendment of Accounting Research Bulletin (ARB) No. 51. These new standards will significantly change the accounting for and reporting of business combination transactions and noncontrolling (minority) interests in consolidated financial statements. SFAS Nos. 141(R) and 160 are required to be adopted simultaneously and are effective for the first annual reporting period beginning on or after December 15, 2008. Thus, we are required to adopt these standards on January 1, 2009. Earlier adoption is prohibited. We are currently evaluating the impact of adopting SFAS Nos. 141(R) and 160 on our consolidated financial statements. However, its impact will be limited to business combinations occurring on or after January 1, 2009.

        In December 2006, we adopted SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans—An Amendment of FASB Statements No. 87, 88, 106, and 132(R), which required companies to recognize the funded status of their pension and other postretirement benefit plans on their balance sheets. It also required companies to recognize the actuarial and experience gains and losses and the prior service costs and credits as a component of other comprehensive income, net of tax. Most of our employees participate in Boise Cascade's defined benefit pension plans. We have treated our participants in these plans as participants in multiemployer plans. Accordingly, we have not reflected any assets or liabilities related to the defined benefit pension plans on our Consolidated Balance Sheets. The adoption of SFAS No. 158 did not have a material impact on our financial position or results of operations.

        In January 2006, we adopted EITF 04-13, Accounting for Purchases and Sales of Inventory With the Same Counterparty. The consensus identifies circumstances under which two or more transactions involving inventory with the same counterparty should be viewed as a single nonmonetary transaction within the scope of Accounting Principles Board (APB) Opinion No. 29, Accounting for Nonmonetary Transactions. We adopted this standard effective January 2006, and it required us to report our inventory buy/sell transactions on a net basis in our Consolidated Statements of Income. Previously, in accordance with EITF 99-19, Reporting Revenue Gross as a Principal Versus Net as an Agent, and SAB No. 104, Revenue Recognition, we recorded sales and purchases related to our inventory buy/sell arrangements on a gross basis. This consensus had no impact on net income. Had this consensus previously been in effect, it would have reduced sales $76.1 million for the year ended December 31, 2005, and would have reduced "Materials, labor, and other operating expenses" by about the same amount. In accordance with the provisions of EITF 04-13, prior-period financial information has not been recast to conform with the current period's presentation.

3.    Assets Held for Sale

December 31, 2007, Consolidated Balance Sheet

        In September 2007, Boise Cascade, L.L.C. (Boise LLC), a wholly owned direct subsidiary of Boise Cascade, entered into a purchase and sale agreement (PSA) with Aldabra 2 Acquisition Corp. (Aldabra) for the sale of Boise LLC's Paper and Packaging & Newsprint segments and most of Boise LLC's Corporate and Other segment for cash and securities equal to approximately $1.625 billion, plus working capital adjustments. The transaction closed on February 22, 2008 and Aldabra changed its name to Boise Inc. Following the transaction, Boise LLC maintains 100%

Notes to Consolidated Financial Statements (Continued)

3.    Assets Held for Sale (Continued)

ownership of the Building Materials Distribution and Wood Products segments, and Boise LLC owns up to 49% of Boise Inc.'s shares. Both companies are headquartered in Boise, Idaho.

        In 2006, the Vancouver, Washington, asset group was the only asset group that met the definition of "held for sale." In September 2007, in connection with Boise LLC signing the PSA with Aldabra, Boise LLC determined that all of the assets and liabilities of the Paper and Packaging & Newsprint segments, as well as some of the assets and liabilities of the Corporate and Other segment, met the requirements of "held for sale" in SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. As all of our assets are now considered held for sale, we have not separately shown them as such on our Consolidated Balance Sheet. Under SFAS No. 144, once the assets had been classified as held for sale by Boise LLC we stopped depreciating and amortizing the assets. The year ended December 31, 2007, included approximately $41.8 million of lower depreciation and amortization expense as a result of discontinuing depreciation and amortization on the assets held for sale. Of the $41.8 million of lower depreciation and amortization expense, $21.7 million related to our Paper segment, $19.1 million related to our Packaging & Newsprint segment, and $1.0 million related to our Corporate and Other segment. Based on the terms of the PSA and the carrying value of the assets held for sale, Boise LLC concluded that no impairment exists.

December 31, 2006, Consolidated Balance Sheet

        In 2005, the board of directors authorized management to pursue closing and divesting of our converting business in Vancouver, Washington. We decided to close the operations because we concluded there were more cost-effective alternatives to produce security grades. Prior to closing the operations, the business received paper from our mills and converted the paper to security grades. After the closure, we continue to develop and market the security grades, but we outsource the converting operations. We recorded the facility's assets as held for sale on our Consolidated Balance Sheets. In 2006, this was the only asset group that met the definition of "held for sale" and, accordingly, was the only asset group that was recorded as held for sale on our 2006 Consolidated Balance Sheet. We did not record the results of its operations as discontinued, because the business is part of a larger cash-flow-generating group and on its own is not a component of an entity as defined in SFAS No. 144. We tested the recoverability of the long-lived assets in accordance with SFAS No. 144, and recorded no impairment. In January 2008, we sold the converting business in Vancouver, Washington, for $19 million.

        The assets and liabilities of our converting business in Vancouver, Washington, which are included in our Paper segment, are presented in the 2006 Consolidated Balance Sheet as "Assets held for sale"

Notes to Consolidated Financial Statements (Continued)

3.    Assets Held for Sale (Continued)

and "Liabilities related to assets held for sale." The carrying amounts of the major classes of these assets and liabilities were as follows:

December 31, 2006
(thousands)
Assets
Inventories	$930
Property and equipment, net	13,290
Other	3,906

Assets held for sale	$18,126

Liabilities
Accounts payable	$33
Accrued liabilities	181

Liabilities related to assets held for sale	$214

4.    Purchase of Central Texas Corrugated's Assets

        On February 1, 2006, we purchased the assets of Central Texas Corrugated (CTC) in Waco, Texas, for an aggregate purchase price of $43.8 million, including fees and expenses, but before working capital adjustments. In 2006, we paid approximately $42.6 million of cash for the acquisition, which is net of a $2.0 million holdback that is payable in five years. At December 31, 2007 and 2006, "Other long-term liabilities" on our Consolidated Balance Sheets included a $1.5 million and a $1.4 million discounted holdback (including accrued accretion expense). CTC manufactures corrugated sheets that it sells primarily to regional container plants in Texas, Louisiana, Arkansas, and Mexico. CTC is located close to our mill in DeRidder, Louisiana, which produces linerboard used in CTC's manufacturing processes.

        We accounted for the acquisition using the purchase method of accounting. As a result, the purchase price was allocated to the tangible and intangible assets acquired and liabilities assumed based on their respective fair values as of the date of the acquisition. The following table summarizes the estimated fair value of the assets acquired and liabilities assumed as of February 1, 2006. We had one year from the purchase date to finalize or receive information to determine changes in estimates of the

Notes to Consolidated Financial Statements (Continued)

4.    Purchase of Central Texas Corrugated's Assets (Continued)

fair value of assets acquired and liabilities assumed. Adjustments recorded during the years ended December 31, 2007 and 2006, were not material.

February 1, 2006
(thousands)
Current assets	$16,407
Property and equipment	15,368
Goodwill	7,046
Intangible assets	9,400
Other assets	66

Assets acquired	48,287

Current liabilities	4,438

Liabilities assumed	4,438

Net assets acquired	$43,849

        The excess of the purchase price over the fair value of assets acquired and liabilities assumed was allocated to goodwill. We recorded $7.0 million of goodwill in our Packaging & Newsprint segment. During the years ended December 31, 2007 and 2006, we recorded zero and $0.3 million of purchase price adjustments that decreased the recorded amount of goodwill. See Note 10, Goodwill and Intangible Assets, for more information.

        The amount allocated to intangible assets was attributed to the following categories of intangibles:

February 1, 2006
(thousands)
Trade name	$1,800
Customer relationships	6,400
Noncompete agreements	1,200

$9,400

        In September 2007, we stopped amortizing intangible assets when the long-lived assets were classified as held for sale. Prior to September 2007, the intangible assets were amortized over their expected useful lives. The trade name asset represents the fair value of the Central Texas Corrugated name and was amortized over five years. Customer relationships were amortized over ten years, and the noncompete agreements were amortized over approximately two years.

        Pro forma results of operations have not been presented, because the effects of the acquisition were not material to prior periods.

5.    Transactions With Related Parties

        For the years ended December 31, 2007, 2006, and 2005, we participated in Boise Cascade's centralized cash management system. Cash receipts attributable to our operations were collected by Boise Cascade, and cash disbursements were funded by Boise Cascade. The net effect of these transactions has been reflected as "Net equity transactions with related parties" in the Consolidated

Notes to Consolidated Financial Statements (Continued)

5.    Transactions With Related Parties (Continued)

Statements of Cash Flows. The following table includes the components of these related-party transactions:

	Year Ended December 31
	2007	2006	2005
	(thousands)
Cash collections	$(2,343,598)	$(2,219,907)	$(2,109,189)
Payment of accounts payable	2,094,226	2,021,972	1,929,502
Capital expenditures and acquisitions	141,801	151,682	100,873
Income taxes	1,990	2,604	849
Corporate general and administrative expense allocation	15,161	16,659	16,479

Net equity transactions with related parties	$(90,420)	$(26,990)	$(61,486)

Related-Party Sales

        During each of the years presented, we sold paper and paper products to OfficeMax at sales prices that were designed to approximate market prices. For the years ended December 31, 2007, 2006, and 2005, sales to OfficeMax were $615.7 million, $575.9 million, and $562.3 million, respectively. During each of these years, sales to Office Max represented 26% of total sales. These sales are included in "Sales, Related parties" in the Consolidated Statements of Income.

        During each of the years presented, we sold wood and provided transportation services to Boise Cascade. For the years ended December 31, 2007, 2006, and 2005, we sold $75.3 million, $73.0 million, and $81.5 million, respectively, of wood to Boise Cascade's building materials distribution and wood products businesses. For the years ended December 31, 2007, 2006, and 2005, we recorded $5.0 million, $5.6 million, and $5.7 million of sales for transportation services. These sales are included in "Sales, Related parties" in the Consolidated Statements of Income.

Related-Party Costs and Expenses

        During each of the years presented, we purchased fiber from related parties at prices that approximated market prices. During the years ended December 31, 2007, 2006, and 2005, fiber purchases from related parties were $39.4 million, $30.4 million, and $32.4 million. Most of these purchases relate to chip purchases from Boise Cascade's wood products business. All of the costs associated with these purchases are recorded as "Fiber costs from related parties" in the Consolidated Statements of Income.

        During all years presented, we used services and administrative staff of Boise Cascade. These services included, but were not limited to, finance, accounting, legal, information technology, and human resource functions. The costs not specifically identifiable to Boise Paper Products were allocated based primarily on average sales, assets, and labor costs. These costs are included in "General and administrative expenses" in the Consolidated Statements of Income. We believe the allocations are a reasonable reflection of our use of the services. However, had we operated on a stand-alone basis, and excluding gains related to changes in retiree healthcare programs, we estimate that our Corporate and Other segment would have reported approximately $18 million of segment expenses before interest, taxes, depreciation, and amortization in all years presented.

Notes to Consolidated Financial Statements (Continued)

5.    Transactions With Related Parties (Continued)

        During all years presented, some of our employees participated in Boise Cascade's noncontributory defined benefit pension and contributory defined contribution savings plans. We have treated our participants in the pension plans as participants in multiemployer plans. Accordingly, we have not reflected any assets or liabilities related to the plans on our Consolidated Balance Sheets. We have, however, recorded costs associated with the employees who participated in these plans in our Consolidated Statements of Income. For the years ended December 31, 2007, 2006, and 2005, the Statements of Income included $22.4 million, $21.9 million, and $21.2 million, respectively, of expenses attributable to our participation in Boise Cascade's defined benefit and defined contribution plans.

        Our employees and former employees also participated in Boise Cascade's other postretirement benefit plans. All of the postretirement benefit plans are unfunded (see Note 13, Retirement and Benefit Plans). In addition, employees participated in equity compensation programs. See Note 14, Equity Compensation, for a discussion of these programs.

6.    Other (Income) Expense, Net

        "Other (income) expense, net" includes miscellaneous income and expense items. The components of "Other (income) expense, net" in the Consolidated Statements of Income are as follows:

	Year Ended December 31
	2007	2006	2005
	(thousands)
Changes in retiree healthcare programs(a)	$(4,367)	$(3,741)	$(5,200)
Sales of assets, net	(112)	3,019	838
Project costs	276	2,771	—
Other, net	61	675	98

	$(4,142)	$2,724	$(4,264)

(a)
See Note 13, Retirement and Benefit Plans, for more information.

7.    Income Taxes

  Tax Distributions

        For all the years presented, the majority of the businesses and assets of Boise Paper Products were held and operated by limited liability companies, which are not subject to entity-level federal or state income taxation. The income taxes in respect to these operations are payable by Boise Cascade's equity holders in accordance with their respective ownership percentages.

Income Tax (Provision) Benefit

        During the years ended December 31, 2007, 2006, and 2005, our effective tax rates for our separate subsidiaries that are taxed as corporations were 44.1%, 37.4%, and 40.8%, respectively. The primary reason for the difference in tax rates is the effect of state income taxes. At December 31, 2007 and 2006, we had $661,000 and $440,000, respectively, of deferred tax liability related to these subsidiaries recorded on our Consolidated Balance Sheets.

Notes to Consolidated Financial Statements (Continued)

7.    Income Taxes (Continued)

        At December 31, 2007 and 2006, our tax basis was $467.6 million and $340.2 million lower than the reported amount of net assets recorded on our Consolidated Balance Sheets, primarily due to accelerated depreciation recorded for tax purposes.

        For all years presented, all of Boise Paper Products' pretax income was from domestic sources.

FIN No. 48

        In January 2007, we adopted the provisions of FIN No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109, and it did not have a significant impact on our financial position or results of operations. At December 31, 2007, we had an insignificant amount of unrecognized tax benefits, none of which would affect our effective tax rate if recognized. We do not anticipate that the amount of unrecognized tax benefits will significantly increase or decrease within the next 12 months. Our policy is to recognize interest and penalties on unrecognized tax benefits in "Income tax provision" in the Consolidated Statements of Income. For the years ended December 31, 2007 and 2006, we recognized an insignificant amount of interest and penalties.

        Boise Cascade Holdings, L.L.C., or one of its subsidiaries files federal income tax returns in the U.S. and Canada and various state and foreign income tax returns in the major state jurisdictions of Alabama, Idaho, Louisiana, Oregon, Minnesota, Texas, and Washington. Boise Cascade Holdings, L.L.C., is subject to tax examinations from October 29, 2004 (inception) to present. In December 2007, the United States Internal Revenue Service notified Boise Cascade Holdings, L.L.C., that they will audit Boise Cascade Holdings, L.L.C., 2005 and 2006 tax years.

8.    Leases

        We lease a portion of our distribution centers as well as other property and equipment under operating leases. For purposes of determining straight-line rent expense, the lease term is calculated from the date we first take possession of the facility, including any periods of free rent and any option periods we are reasonably assured of exercising. Straight-line rent expense is also adjusted to reflect any allowances or reimbursements provided by the lessor. Rental expense for operating leases and sublease rental income received was as follows:

	December 31
	2007	2006	2005
	(thousands)
Rental expense	$13,314	$11,172	$10,438
Sublease rental income	5	—	70

        For noncancelable operating leases with remaining terms of more than one year, the minimum lease payment requirements are $10.6 million in 2008, $9.6 million in 2009, $8.7 million in 2010, $6.9 million in 2011, and $5.6 million in 2012, with total payments thereafter of $14.7 million. These future minimum lease payment requirements have not been reduced by sublease rentals due in the future under noncancelable subleases. Minimum sublease income received in the future is not expected to be material.

        Substantially all lease agreements have fixed payment terms based on the passage of time. Some lease agreements provide us with the option to purchase the leased property. Additionally, some agreements contain renewal options averaging 11 years, with fixed payment terms similar to those in the original lease agreements.

Notes to Consolidated Financial Statements (Continued)

9.    Receivables

        We have a large, diversified customer base. A large portion of our uncoated free sheet and office paper sales volume is sold to OfficeMax. We market our newsprint through AbitibiBowater pursuant to an arrangement whereby AbitibiBowater purchases all of the newsprint we produce at a price equal to the price at which AbitibiBowater sells newsprint produced at its mills located in the southern United States, less associated expenses and a sales and marketing discount. Sales to OfficeMax and AbitibiBowater represent concentrations in the volumes of business transacted and concentrations of credit risk. At December 31, 2007, we had $36.0 million and $27.9 million of accounts receivable due from OfficeMax and AbitibiBowater, respectively, and at December 31, 2006, we had $37.2 million and $30.1 million. See Note 2, Summary of Significant Accounting Policies, for information about our accounting policy related to trade receivables and our allowance for doubtful accounts.

        In all years presented, a large portion of our receivables were used to secure borrowings under Boise Cascade's accounts receivable securitization program. Under the program, Boise Cascade sells its interest in a defined pool of accounts receivables generated by its domestic operations on a revolving basis to Birch Creek Investments, L.L.C. (Birch Creek) a consolidated, wholly owned, special-purpose subsidiary of Boise Cascade. Because Boise Cascade has the right to repurchase the sold receivables, it accounts for the sale of the receivables under the program as a secured borrowing, and the costs of the program are recorded in interest expense. Our Consolidated Balance Sheets include all of Boise Paper Products' receivables, including those used to secure borrowings under the receivable securitization program. Our consolidated financial statements do not include an allocation of the secured borrowings or costs under the program because none of the debt was specifically identified as corporate advances to or borrowings by Boise Paper Products.

Notes to Consolidated Financial Statements (Continued)

10.    Goodwill and Intangible Assets

        Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible and intangible assets of businesses acquired. We account for goodwill in accordance with the provisions of SFAS No. 142, Goodwill and Other Intangible Assets, which requires us to assess our acquired goodwill and intangible assets with indefinite lives for impairment at least annually in the absence of an indicator of possible impairment and immediately upon an indicator of possible impairment. We assess goodwill and intangible assets with indefinite lives in the fourth quarter of each year using a fair-value-based approach. We also evaluate the remaining useful lives of our finite-lived purchased intangible assets to determine whether any adjustments to the useful lives are necessary. We completed our annual assessment in accordance with SFAS No. 142 in fourth quarter 2007 and 2006 and determined that there was no impairment.

        We account for acquisitions using the purchase method of accounting. As a result, we allocate the purchase price to the tangible and intangible assets acquired and liabilities assumed based on their respective fair values as of the date of acquisition. In accordance with SFAS No. 141, Business Combinations, we have one year from the purchase date to finalize or receive information to determine changes in estimates of the fair value of assets acquired and liabilities assumed. During 2007, we recorded $32.5 million of purchase price adjustments that increased the recorded amount of goodwill. The adjustments were for amounts paid to OfficeMax under an Additional Consideration Agreement related to the Forest Products Acquisition. During 2006, we recorded $0.3 million of net purchase price adjustments that decreased the recorded amount of goodwill. The 2006 adjustments were for fair value adjustments related to our acquisition of CTC.

        Changes in the carrying amount of our goodwill by segment are as follows:

	Paper	Packaging & Newsprint	Total
	(thousands)
Balance at December 31, 2005	$1,341	$1,590	$2,931
Goodwill acquired during 2006(a)	—	7,046	7,046
Purchase price adjustments	—	(301)	(301)

Balance at December 31, 2006	1,341	8,335	9,676

Purchase price adjustments(b)	32,542	—	32,542

Balance at December 31, 2007	$33,883	$8,335	$42,218

(a)
On February 1, 2006, we purchased the assets of Central Texas Corrugated (CTC) in Waco, Texas, for an aggregate purchase price of $43.8 million, including fees and expenses. In connection with the acquisition, we recorded a net $6.7 million of goodwill.

(b)
As part of the Forest Products Acquisition, Boise Cascade entered into an Additional Consideration Agreement with OfficeMax, pursuant to which it agreed to adjust the purchase price based on changes in paper prices over the six-year period following the Forest Products Acquisition. For the first and second anniversary periods, which ended October 29, 2005 and 2006, neither Boise Cascade nor OfficeMax owed additional consideration for the purchase price. Based on paper prices during the third anniversary period ended October 29, 2007, Boise Cascade paid OfficeMax $32.5 million. This payment increased goodwill in the Paper segment.

Notes to Consolidated Financial Statements (Continued)

10.    Goodwill and Intangible Assets (Continued)

        Intangible assets represent the values assigned to trade names and trademarks, customer relationships, noncompete agreements, and technology. In September 2007, we stopped amortizing the intangible assets related to the Paper and Packaging & Newsprint segments when the long-lived assets were classified as held for sale. Prior to discontinuing amortization, the Central Texas Corrugated trade name was amortized over five years. All other trade names and trademark assets had an indefinite life and were not amortized. Customer relationships were amortized over five to ten years, noncompete agreements were amortized over approximately two years, and technology was amortized over three to five years. Intangible asset amortization expense was $3.5 million, $3.6 million, and $2.1 million for the years ended December 31, 2007, 2006, and 2005. Because the assets are classified as held for sale, no future amortization expense is expected.

	Year Ended December 31, 2007
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(thousands)
Trade names and trademarks	$15,800	$(599)	$15,201
Customer relationships	11,300	(4,540)	6,760
Noncompete agreements	1,200	(1,200)	—
Technology	5,043	(3,037)	2,006

	$33,343	$(9,376)	$23,967

	Year Ended December 31, 2006
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(thousands)
Trade names and trademarks	$15,800	$(346)	$15,454
Customer relationships	11,300	(2,976)	8,324
Noncompete agreements	1,200	(281)	919
Technology	4,960	(2,322)	2,638

	$33,260	$(5,925)	$27,335

11.    Asset Retirement Obligations

        We account for asset retirement obligations in accordance with SFAS No. 143, Accounting for Asset Retirement Obligations, and FIN No. 47, Accounting for Conditional Asset Retirement Obligations—an Interpretation of FASB Statement No. 143. We accrue for asset retirement obligations in the period in which they are incurred if sufficient information is available to reasonably estimate the fair value of the obligation. When we record the liability, we capitalize the cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its settlement value, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, we will recognize a gain or loss for any difference between the settlement amount and the liability recorded.

        At December 31, 2007 and 2006, we had $13.3 million and $10.8 million of asset retirement obligations recorded on our Consolidated Balance Sheets. These liabilities related primarily to landfill closure and closed-site monitoring costs. The liabilities are based on the best estimate of current costs and are updated periodically to reflect current technology, laws and regulations, inflation, and other economic factors. We do not have any assets legally restricted for purposes of settling asset retirement

Notes to Consolidated Financial Statements (Continued)

11.    Asset Retirement Obligations (Continued)

obligations. The table below describes changes to our asset retirement obligations for the years ended December 31, 2007 and 2006:

	December 31
	2007	2006
	(thousands)
Asset retirement obligation at beginning of year	$10,771	$11,160
Liabilities incurred	—	1,114
Accretion expense	869	923
Payments	(37)	(34)
Revisions in estimated cash flows	1,700	(2,392)

Asset retirement obligation at end of year	$13,303	$10,771

        We have additional asset retirement obligations with indeterminate settlement dates. The fair value of these asset retirement obligations cannot be estimated due to the lack of sufficient information to estimate the settlement dates of the obligations. These asset retirement obligations include, for example, (i) removal and disposal of potentially hazardous materials related to equipment and/or an operating facility if the equipment and/or facilities were to undergo major maintenance, renovation, or demolition; (ii) wastewater treatment ponds that may be required to be drained and/or cleaned if the related operating facility is closed; and (iii) storage sites or owned facilities for which removal and/or disposal of chemicals and other related materials are required if the operating facility is closed. We will recognize a liability in the period in which sufficient information becomes available to reasonably estimate the fair value of these obligations.

12.    Financial Instruments

        As described in Note 2, Summary of Significant Accounting Policies, Boise Cascade occasionally used interest rate swaps to hedge variable interest rate risk. Because debt and interest costs are not allocated to Boise Paper Products, the effects of the interest rate swaps are not included in our consolidated financial statements.

        Boise Cascade enters into natural gas swaps, options, or a combination of these instruments to hedge the variable cash flow risk of natural gas purchases at index prices. As of December 31, 2007, Boise Cascade had entered into derivative instruments related to approximately 23% of forecasted natural gas purchases through March 2008, 3% of forecasted natural gas purchases from July 2008 through October 2008, and 2% of forecasted natural gas purchases from November 2008 through March 2009. Boise Cascade has elected to account for these instruments as economic hedges and records the changes in fair value in "Materials, labor, and other operating expenses" in the Consolidated Statements of Income.

13.    Retirement and Benefit Plans

Retirement and Benefit Plans

        During all years presented, some of our employees participated in Boise Cascade's retirement plans. These plans consist of noncontributory defined benefit pension plans, contributory defined contribution savings plans, deferred compensation plans, and postretirement healthcare benefit plans.

Notes to Consolidated Financial Statements (Continued)

13.    Retirement and Benefit Plans (Continued)

Compensation expense was calculated based on costs directly attributable to employees of Boise Paper Products plus an allocation of expense related to corporate employees that service all business units.

        Some of our employees participated in Boise Cascade's noncontributory defined benefit pension plans. The salaried defined benefit pension plan is available only to employees who were formerly employed by OfficeMax before November 2003. The pension benefit for salaried employees is based primarily on the employees' years of service and highest five-year average compensation. The benefit for hourly employees is generally based on a fixed amount per year of service. We have treated our participants in these plans as participants in multiemployer plans. Accordingly, we have not reflected any assets or liabilities related to the noncontributory defined benefit pension plans on our Consolidated Balance Sheets. We have, however, recorded costs associated with the employees who participated in these plans in our Consolidated Statements of Income. For the years ended December 31, 2007, 2006, and 2005, the Statements of Income included $13.1 million, $14.4 million, and $13.8 million of expenses attributable to participation in Boise Cascade's noncontributory defined benefit plans.

        Some of our employees participated in Boise Cascade's contributory defined contribution savings plans, which covered most of our salaried and hourly employees. For the years ended December 31, 2007, 2006, and 2005, we recognized $9.3 million, $7.5 million, and $7.4 million, respectively, of expense related to matching contributions attributable to participation in Boise Cascade's contributory defined contribution savings plans. In Boise Cascade's plans, employees that are not eligible to participate in the noncontributory defined benefit pension plans are eligible for additional discretionary company matching contributions based on a percentage approved each plan year.

        Some of our employees participated in Boise Cascade's deferred compensation plan, in which key managers and nonaffiliated directors may irrevocably elect to defer a portion of their base salary and bonus or director's fees until termination of employment or beyond. A participant's account is credited with imputed interest at a rate equal to 130% of Moody's composite average of yields on corporate bonds. In addition, participants other than directors may elect to receive their company matching contributions in the deferred compensation plan in lieu of any matching contribution in the contributory defined contribution savings plan. The deferred compensation plan is unfunded; therefore, benefits are paid from general assets. At December 31, 2007 and 2006, we had $3.8 million and $2.1 million of liabilities attributable to participation in Boise Cascade's deferred compensation plan recorded on our Consolidated Balance Sheets.

        Some of our employees participated in Boise Cascade's postretirement healthcare benefit plans. The type of retiree healthcare benefits and the extent of coverage vary based on employee classification, date of retirement, location, and other factors. All of the postretirement healthcare plans are unfunded. In 2007, 2006, and 2005, we communicated to our employees changes to the retiree healthcare programs. We discontinued healthcare coverage for most of our post-65 retirees. In addition, we eliminated the company subsidy for some of our pre-65 hourly retirees. This change shifts retiree medical costs to the plan participants. As a result of this change, we recorded a $4.4 million, $3.7 million, and $5.2 million gain in our Consolidated Statements of Income for the years ended December 31, 2007, 2006, and 2005. The postretirement benefit plans have a December 31 measurement date.

Notes to Consolidated Financial Statements (Continued)

13.    Retirement and Benefit Plans (Continued)

Obligations and Funded Status of Postretirement Benefits Other Than Pensions

        The following table, which includes only company-sponsored plans, reconciles the beginning and ending balances of our benefit obligation for postretirement benefits other than pensions. We have treated our participants in the pension plans as participants in multiemployer plans; accordingly, we have not reflected any assets or liabilities related to the noncontributory defined benefit pension plans on our Consolidated Balance Sheets. The table also shows the funded status of our plans. The funded status changes from year to year based on the investment return from plan assets, contributions, and benefit payments and the discount rate used to measure the liability.

	Other Benefits
	2007	2006
	(thousands)
Change in benefit obligation
Benefit obligation at beginning of year	$7,502	$10,782
Service cost	75	212
Interest cost	230	368
Actuarial gain	(593)	(94)
Closure and curtailment gain	(4,300)	(3,741)
Benefits paid	(270)	(25)

Benefit obligation at end of year	$2,644	$7,502

Funded status	$(2,644)	$(7,502)

Components of Net Periodic Benefit Cost

        The components of net periodic benefit cost are as follows:

	Pension Benefits			Other Benefits
	2007	2006	2005	2007	2006	2005
	(thousands)
Service cost	$12,103	$13,040	$13,334	$75	$212	$476
Interest cost	22,718	19,098	16,144	230	368	754
Expected return on plan assets	(23,173)	(19,214)	(15,895)	—	—	—
Recognized actuarial (gain) loss	271	155	196	(34)	—	—
Amortization of prior service costs and other	1,190	490	—	—	—	—
Plan settlement/curtailment (gain) loss	(46)	822	—	—	—	—

Net periodic benefit cost	$13,063	$14,391	$13,779	$271	$580	$1,230

Assumptions

        The assumptions used in accounting for the plans are estimates of factors that will determine, among other things, the amount and timing of future benefit payments. The weighted average discount rate assumption used in the measurement of our postretirement benefit obligations, other than pensions, was 5.50% and 5.75% at December 31, 2007 and 2006, respectively.

Notes to Consolidated Financial Statements (Continued)

13.    Retirement and Benefit Plans (Continued)

        The following table presents the assumptions used in the measurement of net periodic benefit cost:

	Pension Benefits			Other Benefits
	2007	2006	2005	2007	2006	2005
Weighted average assumptions as of December 31
Discount rate	5.90%	5.60%	5.75%	5.75%	5.40%	5.50%
Expected long-term rate of return on plan assets	7.25%	7.25%	7.25%	—	—	—
Rate of compensation increases	4.25%	4.25%	4.25%	—	—	—

        Discount Rate Assumption.    In all years presented, the discount rate assumption was determined using a spot rate yield curve constructed to replicate Aa-graded corporate bonds. The plan's projected cash flows were duration-matched to this yield curve to develop an appropriate discount rate.

        Asset Return Assumption.    The expected long-term rate of return on plan assets was based on a weighted average of our expected returns for the major asset classes in which we invest. Expected returns for the asset classes are based on long-term historical returns, inflation expectations, forecasted gross domestic product, earnings growth, and other economic factors. The weights assigned to each asset class were based on the investment strategy.

        Rate of Compensation Increases.    This assumption reflects the long-term actual experience, the near-term outlook, and assumed inflation.

        The following table presents our assumed healthcare cost trend rates at December 31, 2007 and 2006:

	2007	2006
Weighted average assumptions as of December 31 Healthcare cost trend rate assumed for next year	9.50%	6.00%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2017	2008

        Assumed healthcare cost trend rates affect the amounts reported for the healthcare plans. At December 31, 2007, a one-percentage-point change in our assumed healthcare cost trend rate would not significantly affect our total service or interest costs or our postretirement benefit obligation.

14.    Equity Compensation

        Equity compensation was granted to our employees under Boise Cascade's equity compensation plans.

Equity Units

        In April 2006 and December 2004, key managers of Boise Paper Products and Boise Cascade corporate employees purchased, pursuant to the terms of a Management Equity Agreement (Equity Plan), 0.3 million and 13.9 million equity units in Forest Products Holdings, L.L.C. (FPH) at $2.00 and $1.00 per unit, respectively, which was approximately equal to the estimated fair value on the date of purchase. Those who purchased FPH's Series B equity units in April 2006 and December 2004 received grants of 5.3 million and 29.0 million, respectively, of FPH's Series C equity units (profit interests) that

Notes to Consolidated Financial Statements (Continued)

14.    Equity Compensation (Continued)

represent the right to participate in profits after capital is returned to the holders of FPH's Series B equity units. FPH's Series C equity units participate in equity value appreciation above a specified level. In addition, in April 2006, FPH issued 2.6 million 2006 Series C equity units of FPH to two other key corporate managers and Boise Cascade's four nonaffiliated directors for no consideration. During 2007, no purchases or grants were made under the Equity Plan. We account for awards granted under the Equity Plan in our consolidated financial statements in accordance with SFAS No. 123(R).

        Generally, the appreciation in the value of FPH's Series B equity units issued under the Equity Plan and 50% of its Series C equity units (service condition-vesting units) vest 20% each year on December 31, 2005 through 2009. The other 50% of the Series C equity units (market condition-vesting units) generally vest at the end of 2009 if specific criteria tied to internal rates of return are met. Upon either the sale of the company as defined in the Equity Plan or an initial public offering, vesting is accelerated for all management investors. For management investors whose employment is terminated as a result of a sale of a division (such as Boise Cascade's proposed sale of the Paper and Packaging & Newsprint segments), the investor's Series B units and the service condition-vesting Series C equity units will vest on a pro rata basis from December 31, 2004, through the date of termination. The investor's market condition-vesting Series C equity units will also vest on a pro rata basis as if the units were service condition-vesting. Other events may accelerate vesting for specifically affected management investors, but none of these events are within the control of the investor. The vesting schedules are shortened for managers who were at least 60 years old as of the grant date, so that the units fully vest by December 31 of the year in which the manager reaches age 65 and at least two vesting periods have been met. Vesting does not trigger a right or obligation on the part of FPH or us to repurchase equity units held by management investors.

        We did not recognize compensation expense on the date of grant for the Series B equity units because the fair value of the units issued by FPH was equal to or less than the amount each employee was required to pay. The Series C equity units are accounted for as restricted stock. We accrue compensation expense for the Series C equity units based on the fair value on the date of the grant. Compensation expense is recognized ratably over the vesting period for the Series C equity units that vest over time and ratably over the award period for the units that vest based on internal rates of return. During the years ended December 31, 2007, 2006 and 2005, we recognized $1.7 million, $1.8 million, and $1.4 million, respectively, of compensation expense, most of which was recorded in "General and administrative expenses" in our Consolidated Statements of Income. Compensation expense was calculated based on the number of Series C units granted to employees of Boise Paper Products plus an allocation of expense related to the Series C units granted to corporate employees that serviced the paper business units. The allocation was based on average sales, assets, and labor costs. Management believes these allocations are reasonable. However, they are not necessarily indicative of costs to be incurred in the future.

        As part of the Aldabra transaction (discussed in Note 3 above), Boise Cascade expects approximately 75 participants in the Equity Plan to terminate employment. These employees collectively hold 6.7 million Series B and 16.1 million Series C units. Under the terms of the Equity Plan, participants whose employment is terminated as a result of the Aldabra transaction are allowed to "put" their equity units to FPH and require FPH to repurchase vested Series B and C equity units at fair value. By analogy to EITF 96-05, Recognition of Liabilities for Contractual Termination Benefits or Changing Benefit Plan Assumptions in Anticipation of a Business Combination, the carrying value of management's investment should not be adjusted to redemption value until the sale of the Paper and Packaging & Newsprint assets is completed.

Notes to Consolidated Financial Statements (Continued)

15.    Segment Information

        We operate our business in the following three reportable segments: Paper, Packaging & Newsprint, and Corporate and Other. These segments represent distinct businesses that are managed separately because of differing products and services. Each of these businesses requires distinct operating and marketing strategies. Management reviews the performance of the company based on these segments.

        Our Paper segment manufactures and sells uncoated free sheet (including cut-size office papers, commercial printing paper, envelope papers, and a wide range of premium and specialty papers), market pulp, and corrugating medium (a component of containerboard). Many of our paper products are commodity products, while others have specialized features that make these products premium and specialty grades. Our premium grades include 100% recycled, high-bright and colored cut-size office papers, and our specialty grades include custom-developed papers for such uses as label and release and flexible food packaging. We ship to customers both directly from our mills and through distribution centers. In 2007, approximately 44% of our uncoated free sheet paper sales volume, including about 78% of our office papers sales volume, was sold to OfficeMax.

        Our Packaging & Newsprint segment manufactures and sells containerboard (linerboard) and newsprint at our mill in DeRidder, Louisiana. We also operate five corrugated container plants in the Northwest and a sheet feeder plant in Waco, Texas, which we acquired in February 2006 for $43.8 million. Our corrugated containers are used primarily in the packaging of fresh fruit and vegetables, processed food, beverages, and other industrial and consumer products. Our Waco plant, known as Central Texas Corrugated, or CTC, produces corrugated sheets that are sold to sheet plants in the Southwest region, where they are converted into corrugated containers for a variety of customers. Our containerboard and corrugated products are sold by our own sales personnel and by brokers.

        We market our newsprint through AbitibiBowater pursuant to an arrangement whereby AbitibiBowater purchases all of the newsprint we produce at a price equal to the price at which AbitibiBowater sells newsprint produced at its mills located in the southern United States, less associated expenses and a sales and marketing discount. The newsprint price is verified through a third-party review. Either party may terminate the agreement by giving eight months' prior written notice of termination.

        Our Corporate and Other segment primarily includes an allocation of Boise Cascade's corporate support staff services and related assets and liabilities. These support services include, but are not limited to, finance, accounting, legal, information technology, and human resource functions. This segment also includes transportation assets such as rail cars and trucks that we use to transport our products from our manufacturing sites. Rail cars and trucks are generally leased. We provide transportation services not only to our own facilities but also, on a limited basis, to third parties when geographic proximity and logistics are favorable. During the years ended December 31, 2007, 2006, and 2005, segment sales related primarily to our rail and truck transportation business were $58.9 million, $61.4 million, and $66.5 million, respectively.

        The segments' profits and losses are measured on operating profits before interest. Specified expenses are allocated to the segments. For many of these allocated expenses, the related assets and liabilities remain in the Corporate and Other segment.

        The segments follow the accounting principles described in Note 2, Summary of Significant Accounting Policies.

Notes to Consolidated Financial Statements (Continued)

15.    Segment Information (Continued)

        Sales to OfficeMax represent a concentration in the volume of business transacted and revenue generated from these transactions. Sales to OfficeMax were $615.7 million, $575.9 million, and $562.3 million during the years ended December 31, 2007, 2006, and 2005, respectively, representing 26% of total sales during these years. No other single customer accounted for 10% or more of consolidated trade sales or of total sales. Export sales to foreign unaffiliated customers were $222.1 million, $182.4 million, and $211.6 million. In all years presented, net sales were generated domestically, and long-lived assets were held by domestic operations.

        Segment sales to external customers by product line are as follows:

	Year Ended December 31
	2007	2006	2005
	(millions)
Paper
Uncoated free sheet	$1,392.1	$1,319.9	$1,151.8
Containerboard (medium)	1.5	0.7	10.1
Market pulp	139.3	118.7	214.1

	1,532.9	1,439.3	1,376.0

Packaging & Newsprint
Containerboard (linerboard)	104.3	107.4	179.7
Newsprint	217.1	230.4	210.1
Corrugated containers and sheets	364.5	342.3	250.3
Other	94.5	82.3	90.9

	780.4	762.4	731.0

Corporate and Other	19.3	20.3	22.0

	$2,332.6	$2,222.0	$2,129.0

Notes to Consolidated Financial Statements (Continued)

15.    Segment Information (Continued)

        An analysis of our operations by segment is as follows:

							Depre- ciation, Amorti- zation, and Depletion
	Sales
					Income (Loss) Before Taxes
	Trade	Related Parties	Inter- segment	Total					EBITDA(g)		Capital Expendi- tures		Assets
	(millions)
Year Ended December 31, 2007
Paper	$917.2	$615.7	$63.3	$1,596.2	$133.5	(a)	$45.0	(a)	$178.5		$103.4		$1,265.6
Packaging & Newsprint	705.1	75.3	2.7	783.1 (c)	40.1	(a)	37.7	(a)	77.8		38.2		579.1
Corporate and Other	14.3	5.0	39.6	58.9	(11.9	)(a)(b)	1.9	(a)	(10.0)	(b)	0.2		12.4

	1,636.6	696.0	105.6	2,438.2	161.7		84.6		246.3		141.8		1,857.1

Intersegment eliminations	—	—	(105.6)	(105.6)	—		—		—		—		(11.4)
Interest income	—	—	—	—	0.7		—		—		—		—

	$1,636.6	$696.0	$—	$2,332.6	$162.4		$84.6		$246.3		$141.8		$1,845.7

Year Ended December 31, 2006
Paper	$863.7	$575.6	$55.4	$1,494.7	$63.3		$62.3		$125.6		$85.5		$1,188.0
Packaging & Newsprint	689.0	73.4	4.1	766.5 (c)	45.3		50.8		96.1		66.1	(e)	565.1
Corporate and Other	14.7	5.6	41.1	61.4	(14.9)	(d)	3.3		(11.6)	(d)	0.1		15.7

	1,567.4	654.6	100.6	2,322.6	93.7		116.4		210.1		151.7		1,768.8

Intersegment eliminations	—	—	(100.6)	(100.6)	—		—		—		—		(10.0)
Interest income	—	—	—	—	0.6		—		—		—		—

	$1,567.4	$654.6	$—	$2,222.0	$94.3		$116.4		$210.1		$151.7		$1,758.8

Year Ended December 31, 2005
Paper	$812.8	$563.2	$39.2	$1,415.2	$57.5		$55.2		$112.6		$83.4		$1,129.2
Packaging & Newsprint	650.4	80.6	0.6	731.6	23.8		37.2		61.0		17.3		535.0
Corporate and Other	16.3	5.7	44.5	66.5	(7.7)	(f)	3.0		(4.6)	(f)	0.2		19.5

	1,479.5	649.5	84.3	2,213.3	73.6		95.4		169.0		100.9		1,683.7

Intersegment eliminations	—	—	(84.3)	(84.3)	—		—		—		—		(5.4)
Interest income	—	—	—	—	0.2		—		—		—		—

	$1,479.5	$649.5	$—	$2,129.0	$73.8		$95.4		$169.0		$100.9		$1,678.3

(a)
We had approximately $21.7 million, $19.1 million, and $1.0 million of lower depreciation and amortization expense in our Paper, Packaging & Newsprint, and Corporate and Other segments as a result of discontinuing depreciation and amortization.

(b)
Included a $4.4 million gain for changes in our retiree healthcare programs.

(c)
Included the impact of adopting EITF 04-13 effective January 1, 2006, which required us to report our inventory buy/sell transactions with the same counterparty on a net basis. For more information about the impact of adopting this EITF, see Note 2, Summary of Significant Accounting Policies.

(d)
Included a $3.7 million gain for changes in our retiree healthcare programs.

(e)
Included $42.6 million of cash paid for the purchase of CTC's assets in Waco, Texas.

Notes to Consolidated Financial Statements (Continued)

15.    Segment Information (Continued)

(f)
Included a $5.2 million gain for changes in our retiree healthcare programs.

(g)
EBITDA represents income (loss) before interest, income tax provision (benefit), and depreciation, amortization, and depletion. EBITDA is the primary measure used by our chief operating decision makers to evaluate segment operating performance and to decide how to allocate resources to segments. We believe EBITDA is useful to investors because it provides a means to evaluate the operating performance of our segments and our company on an ongoing basis using criteria that are used by our internal decision makers and because it is frequently used by investors and other interested parties in the evaluation of companies with substantial financial leverage. We believe EBITDA is a meaningful measure because it presents a transparent view of our recurring operating performance and allows management to readily view operating trends, perform analytical comparisons, and identify strategies to improve operating performance. For example, we believe that the inclusion of items such as taxes, interest expense, and interest income distorts management's ability to assess and view the core operating trends in our segments. EBITDA, however, is not a measure of our liquidity or financial performance under generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income (loss), income (loss) from operations, or any other performance measure derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our liquidity. The use of EBITDA instead of net income (loss) or segment income (loss) has limitations as an analytical tool, including the inability to determine profitability; the exclusion of interest and associated significant cash requirements; and the exclusion of depreciation, amortization, and depletion, which represent significant and unavoidable operating costs, given the level of our indebtedness and the capital expenditures needed to maintain our businesses. Management compensates for these limitations by relying on our GAAP results. Our measures of EBITDA are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

        The following is a reconciliation of net income to EBITDA:

	Year Ended December 31
	2007	2006	2005
	(millions)
Net income	$159.6	$92.9	$71.6
Interest income	(0.7)	(0.6)	(0.2)
Income tax provision	2.8	1.4	2.2
Depreciation, amortization, and depletion	84.6	116.4	95.4

EBITDA	$246.3	$210.1	$169.0

16.    Commitments and Guarantees

Commitments

        We have commitments for fiber, leases, and utilities. Our lease commitments are discussed further in Note 8, Leases. In addition, we have purchase obligations for goods and services, capital expenditures, and raw materials entered into in the normal course of business.

        We are a party to a number of long-term log and fiber supply agreements. At December 31, 2007, our total obligation for log and fiber purchases under contracts with third parties was approximately $108.4 million. Under most of the log and fiber supply agreements, we have the right to cancel or reduce our commitments in the event of a mill curtailment or shutdown. The prices under most of these agreements is set quarterly or semiannually based on regional market prices, and the estimate is based on contract terms or first quarter 2008 pricing. Our log and fiber obligations are subject to change based on, among other things, the effect of governmental laws and regulations, our manufacturing operations not operating in the normal course of business, log and fiber availability, and the status of environmental appeals. Except for deposits required pursuant to wood supply contracts,

Notes to Consolidated Financial Statements (Continued)

16.    Commitments and Guarantees (Continued)

these obligations are not recorded in our consolidated financial statements until contract payment terms take effect.

        We enter into utility contracts for the purchase of electricity and natural gas. We also purchase these services under utility tariffs. The contractual and tariff arrangements include multiple-year commitments and minimum annual purchase requirements. At December 31, 2007, we had approximately $33.5 million of utility purchase commitments. These payment obligations were valued at prices in effect on December 31, 2007, or contract language, if available. Because we consume the energy in the manufacture of our products, these obligations represent the face value of the contracts, not resale value.

Additional Consideration Agreement

        Pursuant to an Additional Consideration Agreement between OfficeMax and us, Boise Cascade may be required to make substantial cash payments to, or receive substantial cash payments from, OfficeMax. Under the Additional Consideration Agreement, the purchase price paid for the forest products and paper assets may be adjusted upward or downward based on paper prices during the six years following the Forest Products Acquisition, subject to annual and aggregate caps. Neither party will be obligated to make a payment under the Additional Consideration Agreement in excess of $45 million in any one year. Payments are also subject to an aggregate cap of $125 million that declines to $115 million in the fifth year and $105 million in the sixth year. After each anniversary of the Forest Products Acquisition, Boise Cascade reviews paper prices with the provisions of the Additional Consideration Agreement to determine whether any amounts are owed or receivable under the agreement. For the first and second anniversary periods, which ended October 29, 2005 and 2006, neither Boise Cascade nor OfficeMax owed additional consideration for the purchase price. Based on paper prices during the third anniversary period ended October 29, 2007, Boise Cascade paid OfficeMax $32.5 million under the Additional Consideration Agreement. Pursuant to the Additional Consideration Agreement, the payment was treated as an adjustment to the purchase price and, therefore, is not reported in the Consolidated Statement of Income. If the Aldabra transaction is completed before the fourth anniversary period ended October 29, 2008, the agreement will be terminated and we will neither receive payments from, nor make subsequent payments to, OfficeMax under this agreement.

Guarantees

        We provide guarantees, indemnifications, and assurances to others, which constitute guarantees as defined under FIN No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.

        Although the accompanying consolidated financial statements do not include an allocation of Boise Cascade Holdings, L.L.C., debt, Boise Paper Products and its respective direct and indirect domestic subsidiaries, excluding foreign subsidiaries and Birch Creek, are parties to a third amended and restated Credit Agreement dated as of May 3, 2007, with JPMorgan Chase Bank, as Administrative Agent, and certain lenders named therein and to a related Guarantee and Collateral Agreement of the same date (collectively the Bank Credit Agreements). Boise Cascade, L.L.C. (Boise LLC), a wholly owned direct subsidiary of Boise Cascade Holdings, L.L.C., acts as borrower under the Bank Credit Agreements for the $521.1 million Tranche E term loan (amount outstanding at December 31, 2007) and a $450.0 million revolving credit facility that had no outstanding balance at December 31, 2007,

Notes to Consolidated Financial Statements (Continued)

16.    Commitments and Guarantees (Continued)

and contingent reimbursement obligations in respect of $32.3 million of standby letters of credit issued under the revolving facility. Boise Cascade Holdings, L.L.C., also obtained $200 million of commitments for a delayed-draw term loan. Boise LLC's loans and reimbursement obligations are guaranteed by Boise Paper Products along with Boise Cascade Holdings, L.L.C., and each of their respective domestic subsidiaries (other than Boise LLC and Birch Creek).

        Boise LLC and its wholly owned subsidiary, Boise Cascade Finance Corporation, have jointly issued $400.0 million of 7.125% senior subordinated notes due in 2014. The subordinated notes are guaranteed on a subordinated basis by Boise Paper Products along with Boise Cascade Holdings, L.L.C., and each of their respective domestic subsidiaries, excluding foreign subsidiaries of Boise Cascade Holdings, L.L.C., and Birch Creek, other than Boise LLC and Boise Cascade Finance Corporation, which are the issuers of the notes.

17.    Legal Proceedings and Contingencies

Legal Proceedings

        We are a party to routine legal proceedings that arise in the course of our business. We are not currently a party to any legal proceedings or environmental claims that we believe would have a material adverse effect on our financial position, results of operations, or cash flows.

Contingencies

        We market our newsprint through AbitibiBowater pursuant to an arrangement whereby AbitibiBowater purchases all of the newsprint we produce at a price equal to the price at which AbitibiBowater sells newsprint produced at its mills located in the southern United States, less associated expenses and a sales and marketing discount. The term of the agreement runs from January 1, 2004, through December 31, 2013. Either party may terminate the agreement by giving eight months' prior written notice.

Notes to Consolidated Financial Statements (Continued)

18.    Quarterly Results of Operations (unaudited)

	2007
	First Quarter	Second Quarter (a)	Third Quarter(b)	Fourth Quarter (b)
	(millions)
Net sales	$578.7	$582.6	$583.7	$587.6
Income from operations	22.8	16.6	50.7	70.4
Net income	22.0	16.5	50.2	70.8

	2006
	First Quarter (a)	Second Quarter	Third Quarter	Fourth Quarter
	(millions)
Net sales	$542.2	$563.3	$569.1	$547.4
Income from operations	1.2	22.3	42.4	27.9
Net income	0.4	22.9	42.1	27.6

(a)
Second quarter 2007 and first quarter 2006 included a $4.4 million and $3.7 million gain, respectively, for changes in our retiree healthcare programs. See Note 13, Retirement and Benefit Plans, for more information.

(b)
In third quarter 2007 and fourth quarter 2007 we had approximately $10.2 million and $31.6 million of lower depreciation and amortization expense as a result of discontinuing depreciation and amortization on the assets Boise LLC recorded as held for sale.

Independent Auditors' Report

The Board of Directors of Boise Cascade Holdings, L.L.C.:

        We have audited the accompanying consolidated balance sheets of Boise Paper Products as of December 31, 2007 and 2006, and the related consolidated statements of income, capital, and cash flows for each of the years in the three-year period ended December 31, 2007. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Boise Paper Products as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.

        As discussed in Note 2 to the consolidated financial statements, the Company adopted EITF 04-13, Accounting for Purchases and Sales of Inventory With the Same Counterparty, for the year ended December 31, 2006.

/s/ KPMG LLP

Boise, Idaho
February 27, 2008

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders Aldabra 2 Acquisition Corp.

        We have audited the accompanying consolidated balance sheet of Aldabra 2 Acquisition Corp. (a corporation in the development stage) and subsidiary (the "Company") as of December 31, 2007 and the related consolidated statements of income, stockholders' equity and cash flows for the period from February 1, 2007 (inception) to December 31, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Aldabra 2 Acquisition Corp. and subsidiary as of December 31, 2007, and the results of their operations and their cash flows for the period from February 1, 2007 (date of inception) to December 31, 2007, in conformity with United States generally accepted accounting principles.

/s/ McGladrey & Pullen, LLP
New York, New York
February 21, 2008

Aldabra 2 Acquisition Corp.

(a corporation in the development stage)

Consolidated Balance Sheet

December 31, 2007
ASSETS
Current assets:
Cash	$185,691
Cash held in trust	403,989,389
Prepaid expenses	58,872

Total current assets	404,233,952
Capitalized acquisition costs	3,293,350
Deferred tax asset	85,031

Total assets	$407,612,333

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accrued expenses	$926,623
Franchise tax payable	88,665
Income and capital taxes payable	1,280,198
Deferred underwriting fee	12,420,000

Total current liabilities	14,715,486

COMMON STOCK SUBJECT TO POSSIBLE CONVERSION
(16,555,860—shares at conversion value)	159,760,000

Commitments
Stockholders' equity Preferred stock, $.0001 par value, authorized 1,000,000 shares; none issued	—
Common stock, $.0001 par value, authorized 100,000,000 shares, issued and outstanding 51,750,000 shares (which includes 16,555,860 shares subject to possible conversion)	5,175
Additional paid-in capital	227,639,650
Income accumulated during development stage	5,492,022

Total stockholders' equity	233,136,847

Total liabilities and stockholders' equity	$407,612,333

See notes to Financial Statements.

Aldabra 2 Acquisition Corp.

(a corporation in the development stage)

Consolidated Statement of Income

For the period February 1, 2007 (inception) to December 31, 2007
Interest income	$10,421,536

EXPENSES
Formation costs	1,000
Professional fees	138,912
Insurance expense	42,763
Administrative fees	48,000
Travel and entertainment	9,423
Franchise tax expense	88,665
Interest expense	5,790
Miscellaneous expenses	4,794

Total expenses	339,347

Net income before income taxes	10,082,189
Provision for income taxes	(4,590,167)

Net income	$5,492,022

Weighted average shares outstanding, basic and diluted	34,272,754

Basic and diluted net income per share	$0.16

See notes to Financial Statements.

Aldabra 2 Acquisition Corp.

(a corporation in the development stage)

Consolidated Statement of Stockholders' Equity

				Income accumulated during development stage
	Common Stock
			Additional paid-in capital		Total stockholders' equity
	Shares	Amount
Issuance of common stock to initial stockholders on February 1, 2007 at $.002 per share	10,350,000	$1,035	$23,965	$—	$25,000
Proceeds from issuance of warrants	—	—	3,000,000	—	3,000,000
Sale of 41,400,000 Units through public offering net of underwriter's discount and offering expenses (which includes 16,555,860 shares subject to conversion)	41,400,000	4,140	384,375,685	—	384,379,825
Less 16,555,860 shares of common stock subject to possible conversion	—	—	(159,760,000)	—	(159,760,000)
Net Income	—	—		5,492,022	5,492,022

Balance, December 31, 2007	51,750,000	$5,175	$227,639,650	$5,492,022	$233,136,847

Aldabra 2 Acquisition Corp.

(a corporation in the development stage)

Consolidated Statement of Cash Flows

For the period February 1, 2007 (inception) to December 31, 2007
Cash Flows from Operating Activities
Net income	$5,492,022
Adjustments to reconcile net income with net cash used in operating activities:
Interest income on investments held in trust	(10,414,388)
Change in operating assets and liabilities:
Increase in prepaid expenses	(58,872)
Increase in accrued expenses	257,689
Increase in deferred tax asset	(85,031)
Increase in franchise tax payable	88,665
Increase in income and capital taxes payable	1,280,198

Net cash used in operating activities	(3,439,717)
Cash used in investing activities
Cash deposited in trust	(399,500,000)
Proceeds from trust	5,925,000
Payment of acquisition costs	(2,624,416)

Net cash used in investing activities	(396,199,416)
Cash Flows from Financing Activities
Proceeds from sale of shares of common stock to
Initial Stockholders	25,000
Proceeds from notes payable to Initial Stockholders	137,000
Payment of notes payable to Initial Stockholders	(137,000)
Proceeds from public offering	414,000,000
Proceeds from issuance of insider warrants	3,000,000
Payment of costs associated with Offering	(17,200,176)

Net cash provided by financing activities	399,824,824

Net increase in cash	185,691
Cash at beginning of the period	—

Cash at end of the period	$185,691

Supplemental disclosure of non-cash investing and financing activities
Accrual of deferred underwriting fee	$12,420,000

Accrual of acquisition costs	$668,934

See notes to Financial Statements.

Aldabra 2 Acquisition Corp.

(a corporation in the development stage)

Notes to Consolidated Financial Statements

1.    Organization and Business Operations

        Aldabra 2 Acquisition Corp., a corporation in the development stage, was incorporated in Delaware on February 1, 2007 for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. The consolidated financial statements include the accounts of Aldabra 2 Acquisition Corp. and its wholly owned subsidiary, Aldabra Sub LLC (together, the "Company"). All intercompany transactions and balances have been eliminated. The Company is considered to be in the development stage, as defined in Statement of Financial Accounting Standards No. 7, "Accounting and Reporting by Development Stage Enterprises," and is subject to the risks associated with activities of development stage companies.

        The registration statement for the Company's initial public offering (the "Offering") was declared effective June 19, 2007. The Company consummated the Offering on June 22, 2007 and received net proceeds of approximately $384,380,000. The Company's management had broad discretion with respect to the specific application of the net proceeds of this Offering, although substantially all of the net proceeds of this Offering were intended to be generally applied toward consummating a business combination with an operating business (the "Business Combination"). As described in Note 3, the Company has entered into a Purchase Agreement with Boise White Paper, L.L.C., Boise Packaging & Newsprint, L.L.C., Boise Cascade Transportation Holdings Corp. (collectively, the "Paper Group") Boise Cascade, L.L.C. (the "Seller") and Boise Paper Holdings, L.L.C. (the "Target"). The Company's stockholders approved the transaction February 5, 2008, and the closing is expected to take place on February 22, 2008.

        Upon the closing of the Offering, an aggregate of $399,500,000, including the $3,000,000 proceeds of the private placement (the "Private Placement") described in Note 2 and the $12,420,000 of deferred underwriters discounts described in Note 2, was placed in a trust account (the "Trust Account"), which was required to be invested in United States "government securities" within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 until the earlier of (i) the consummation of the Company's first Business Combination and (ii) liquidation of the Company. The placing of funds in the Trust Account may not protect those funds from third-party claims against the Company. Although the Company sought to have all vendors and service providers (which included any third parties we engaged to assist us in any way in connection with our search for a target business) and prospective target businesses execute agreements with the Company waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that, even though such entities executed such agreements with us, they will not seek recourse or that a court would not conclude that such agreements are not legally enforceable. The Company's Chairman of the Board and the Company's Chief Executive Officer have agreed that they will be liable under certain circumstances for ensuring that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by the Company for services rendered or contracted for, or products sold to, the Company. However, there can be no assurance that these entities will be able to satisfy those obligations. Furthermore, they will not have any personal liability as to any claimed amounts owed to a third party who executed a waiver (including a prospective target business). Additionally, in the case of a prospective target business that did not execute a waiver, such liability would only have been in an amount necessary to ensure that public stockholders receive no less than $10.00 per share upon liquidation. The remaining net proceeds (not held in the Trust Account) were

Aldabra 2 Acquisition Corp.

(a corporation in the development stage)

Notes to Consolidated Financial Statements (Continued)

1.    Organization and Business Operations (Continued)

permitted to be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. Additionally, up to an aggregate of $3,100,000 of interest earned on the Trust Account balance was permitted to be released to the Company to fund working capital requirements and additional amounts were permitted to be released to the Company as necessary to satisfy tax obligations.

        The Company, after signing a definitive agreement for the acquisition of a target business, was required to submit such transaction for stockholder approval. In the event that stockholders owning 40% or more of the shares sold in the Offering vote against the Business Combination and exercise their conversion rights described below, the Business Combination would not be consummated. All of the Company's stockholders prior to the Offering, including all of the officers and directors of the Company (the "Initial Stockholders"), agreed to vote their founding shares of common stock in accordance with the vote of the majority in interest of all other stockholders of the Company (the "Public Stockholders") with respect to any Business Combination. After consummation of a Business Combination, these voting safeguards will no longer be applicable.

        With respect to a Business Combination that is approved and consummated, any Public Stockholder who voted against the Business Combination had the ability to demand that the Company convert such Public Stockholder's shares. The per share conversion price is equal to the amount in the Trust Account, net of accrued taxes and expenses, calculated as of two business days prior to the consummation of the Business Combination, divided by the number of shares of common stock held by Public Stockholders at the consummation of the Offering. Accordingly, Public Stockholders holding up to 39.99% of the aggregate number of shares owned by all Public Stockholders (approximately 16,555,860 shares) could seek conversion of their shares in the event of a Business Combination. Accordingly, a portion of the net proceeds from the Offering (39.99% of the amounts originally placed in the Trust Account) has been classified as common stock subject to possible conversion in the accompanying balance sheet. On February 5, 2008, shareholders owning 12,543,778 shares voted against the Business Combination of which 12,347,427 shares have been presented for conversion. Such Public Stockholders are entitled to receive their per share interest in the Trust Account computed without regard to the shares held by Initial Stockholders.

        The Company's Amended and Restated Certificate of Incorporation provides that the Company will continue in existence only until 24 months from June 19, 2007, the effective date of the Offering. If the Company had not completed a Business Combination by such date, its corporate existence would cease, and the Company would dissolve and liquidate for the purposes of winding up its affairs. In the event of liquidation, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Fund assets) would be less than the Offering price per share in the Offering (assuming no value is attributed to the Warrants contained in the Units sold in the Offering).

        Concentration of Credit Risk—The Company maintains cash in a bank deposit account that exceeds federally insured (FDIC) limits. The Company has not experienced any losses on this account.

        Capitalized Acquisition Costs—Capitalized Acquisition costs includes direct costs related to the Business Combination described in Note 3. Indirect and general expenses are expensed as incurred.

        Deferred Income Taxes—Deferred income tax assets and liabilities are computed for differences between the financial statements and tax basis of assets and liabilities that will result in future taxable

Aldabra 2 Acquisition Corp.

(a corporation in the development stage)

Notes to Consolidated Financial Statements (Continued)

1.    Organization and Business Operations (Continued)

or deductible amounts and are based on enacted tax laws and rates applicable to the periods in which the differences are expected to effect taxable income. Valuation allowances are established when necessary to reduce deferred income tax assets to the amount expected to be realized.

        Net Income Per Share—Net income per share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. The effect of the 41,400,000 outstanding Warrants issued in connection with the Offering and the 3,000,000 outstanding Warrants issued in connection with the Private Placement has not been considered in diluted income per share calculations, since such Warrants are contingently exercisable.

        Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

        New Accounting Pronouncements—Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying financial statements.

2.    Public Offering and Private Placement

        In June 2007, the Company completed its Offering in which it sold to the public 41,400,000 units (the "Units"), including 5,400,000 Units subject to the underwriters' over-allotment option at an Offering price of $10.00 per Unit. Each Unit consists of one share of the Company's common stock and one Redeemable Common Stock Purchase Warrant (the "Warrants"). Each Warrant will entitle the holder to purchase from the Company one share of common stock at an exercise price of $7.50, commencing on the later of the completion of a Business Combination and one year from the effective date of the Offering and expiring four years from the effective date of the Offering. The Company may redeem the Warrants, at a price of $.01 per Warrant, upon 30 days' notice while the Warrants are exercisable, only in the event that the last sale price of the common stock is at least $14.25 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given. In accordance with the warrant agreement relating to the Warrants to be sold and issued in the Offering, the Company is only required to use its best efforts to maintain the effectiveness of the registration statement covering the Warrants. If a registration statement is not effective at the time of exercise, the Company will not be obligated to deliver securities, and there are no contractual penalties for failure to deliver securities. Additionally, in the event that a registration is not effective at the time of exercise, the holder of such Warrant shall not be entitled to exercise such Warrant and in no event (whether in the case of a registration statement not being effective or otherwise) will the Company be required to net cash settle the Warrant exercise. Consequently, the Warrants may expire unexercised and unredeemed.

        The Company agreed to pay the underwriters in the Offering an underwriting discount of 7% of the gross proceeds of the Offering. However, the underwriters agreed that 3% of the gross proceeds of the Offering ($12,420,000) will not be payable unless and until the Company completes a Business Combination. This amount has been recorded as a deferred underwriting fee in the accompanying

Aldabra 2 Acquisition Corp.

(a corporation in the development stage)

Notes to Consolidated Financial Statements (Continued)

2.    Public Offering and Private Placement (Continued)

consolidated balance sheet. Furthermore, the underwriters have waived their right to receive such payment upon the Company's liquidation if the Company is unable to complete a Business Combination.

        Simultaneously with the consummation of the Offering, the Company's Chairman and the Company's Chief Executive Officer purchased a total of 3,000,000 Warrants (the "Insider Warrants") at $1.00 per Warrant (for an aggregate purchase price of $3,000,000) privately from the Company. The amount paid for the Warrants approximated fair value on the date of issuance. All of the proceeds received from these purchases have been placed in the Trust Account. The Insider Warrants purchased were identical to the Warrants underlying the Units issued in the Offering except that the Warrants may not be called for redemption and the Insider Warrants may be exercisable on a "cashless basis," at the holder's option, so long as such securities are held by such purchaser or his affiliates. Furthermore, the purchaser has agreed that the Insider Warrants will not be sold or transferred by them, except for estate planning purposes, until after the Company has completed a Business Combination.

3.    Purchase Agreement for Proposed Business Combination

        On September 7, 2007, the Paper Group, the Seller, the Target, Aldabra 2 Acquisition Corp. and Aldabra Sub LLC (the Company's direct, wholly-owned subsidiary) entered into a Purchase and Sale Agreement, as amended by Amendment No. 1 to Purchase and Sale Agreement, dated October 18, 2007, by and among such persons (the "Purchase Agreement" and the transactions contemplated by the Purchase Agreement, the "Acquisition"). Pursuant to the Purchase Agreement, the Company will acquire the Paper Group and other assets and liabilities related to the operation of the paper, packaging and newsprint, and transportation businesses of the Paper Group and most of the headquarters operations of the Seller (collectively, the business to be acquired from the Seller, "Boise Paper Products" or "BPP") through the acquisition of the Target. The Acquisition is structured such that, upon closing, Aldabra will indirectly own—through Aldabra Sub LLC—100% of the outstanding common units of the Target, which will in turn own 100% of BPP, including 100% of the outstanding equity interests of the Paper Group. The Company will account for the Acquisition using the purchase method of accounting and will also allocate fair market value to these assets at the time of the Acquisition from a tax perspective.

Use of Offering Proceeds

        The Company intends to use the proceeds currently in the Trust Account, net of accrued expenses and taxes to acquire BPP's assets, to pay transactions expenses (including initial business, legal and accounting due diligence expenses on prospective business combinations, general and administrative expenses and corporate income and franchise taxes) and to pay holders of Offering shares who exercise their redemption rights. The net proceeds deposited into the Trust Account remain on deposit in the Trust Account earning interest and will not be released until the earlier of the consummation of a Business Combination or the Company's liquidation.

Aldabra 2 Acquisition Corp.

(a corporation in the development stage)

Notes to Consolidated Financial Statements (Continued)

3.    Purchase Agreement for Proposed Business Combination (Continued)

Purchase Price

        At the closing of the Acquisition, the Company will deliver cash and stock (and under certain conditions detailed below, a subordinated promissory note) equal to $1,625,000,000 plus or minus an incremental amount equal to the sum of (i) the Paper Group's cash and cash equivalents (expected to be $38,000,000), (ii) plus or minus the amount by which the estimated net working capital of the paper and packaging and newsprint businesses of the Seller is greater or less than $329,000,000 (as applicable), and (iii) plus the amount (if any) by which the Company's and its subsidiaries' estimated net working capital is less than $404,350,800, in each case calculated as of 11:59 p.m. (Boise, Idaho time) on the day before closing (the "Adjustment Calculation Time") (the net amount derived from the foregoing, the "total purchase price"). Following the closing, these estimated amounts will be compared against the actual amounts, with any subsequent adjustments payable through the issuance to the Seller of additional shares of the Company's common stock or the return by the Seller and cancellation of shares of the Company's common stock -in each case, valued based upon an average per share closing price of the Company's common stock for the 20 trading day period ending three trading days prior to closing, disregarding for this purpose in such period any day in which trading of the Company's common stock was conducted by, or on behalf of, an officer or director of the Company or a family member or affiliate thereof (the "Average Trading Price")—held by the Seller.

        At least $1,210,000,000 of the total purchase price must be paid in cash, plus the amount of fees and expenses paid directly by the Seller to lenders and/or agents providing the debt financing and minus other expenses specified in the Purchase Agreement (the "Minimum Cash Amount"). The actual cash portion of the total purchase price will equal the amount of the Company's cash at closing (including the cash held in the Trust Fund, but excluding any amounts paid upon exercise by the Company's stockholders of conversion rights), less transaction expenses plus the amount of the net proceeds from the debt financing, but will not in any event be less than the Minimum Cash Amount (the "Cash Portion").

        The balance of the total purchase price will be paid in the Company's common stock. For purposes of calculating the number of shares that will be issued to the Seller, the Average Trading Price will not be higher than $10.00 per share or lower than $9.54 per share.

Seller's Share Ownership Limitation

        The Purchase Agreement provides that the Seller will not receive shares that would cause it to hold in excess of 49% of the Company's common stock immediately following the closing of the Acquisition (excluding, for purposes of this calculation, the Company's outstanding Warrants) and that, in lieu of receiving shares in excess of 49%, the Company will instead pay the Seller an amount equal to the value of such excess shares (valued at the Average Trading Price) in cash or through the issuance of a subordinated promissory note.

Purchase Price Adjustment

        No later than one business day prior to the closing, (i) the Seller will deliver to the Company the Seller's calculation of the estimated net working capital of the paper and packaging and newsprint businesses of the Seller as of the Adjustment Calculation Time and the estimated aggregate cash and

Aldabra 2 Acquisition Corp.

(a corporation in the development stage)

Notes to Consolidated Financial Statements (Continued)

3.    Purchase Agreement for Proposed Business Combination (Continued)

cash equivalents of the Paper Group and its subsidiaries as of the Adjustment Calculation Time and (ii) the Company will deliver to the Seller the Company's calculation of its estimated net working capital and its subsidiaries as of the Adjustment Calculation Time.

        At the closing of the Acquisition, the estimated total purchase price of $1,625,000,000 will be adjusted by (i) either adding the amount, if any, by which the estimated net working capital of the paper and packaging and newsprint businesses of the Seller is greater than $329,000,000 or subtracting the amount, if any, by which the estimated net working capital of the paper and packaging and newsprint businesses of the Seller is less than $329,000,000, (ii) adding the estimated aggregate cash and cash equivalents of the Paper Group and its subsidiaries as of the Adjustment Calculation Time and (ii) adding the amount, if any, by which the estimated net working capital of Aldabra and its subsidiaries is less than $404,350,800.

        Following the closing, the estimated total purchase price will be subject to reconciliation based upon the actual net working capital of the paper and packaging and newsprint businesses of the Seller, the actual aggregate cash and cash equivalents of the Paper Group and its subsidiaries and the actual net working capital of Aldabra and its subsidiaries (in each case as of the Adjustment Calculation Time) relative to the estimates therefore utilized in the calculation of the estimated total purchase price. If the estimated purchase price is greater than the total purchase price, the Seller is required, within five business days after the total purchase price is finally determined, to pay Aldabra an amount equal to such excess, which excess amount is payable by the Seller's delivery to Aldabra for cancellation of shares of Aldabra common stock which, when multiplied by the Average Trading Price, equals such excess amount.

Consummation of Acquisition

        On February 5, 2008, shareholders approved the Acquisition and related resolutions necessary for the consummation of the Acquisition. At the time the Acquisition was approved, holders of 12,247,427 shares elected to convert their shares into cash. This will result in payment to those converting shareholders of approximately $119,893,516 from the Trust Account at the consummation of the Acquisition. As a result of this conversion, upon closing of the Acquisition, Seller will receive as part of the Minimum Cash Portion a subordinated note of approximately $36,202,888 million and the Company will incur additional indebtedness of approximately $60,700,000 million relative to a scenario in which no shareholders elected to convert.

4.    Cash held in trust

        Reconciliation of cash held in trust as of December 31, 2007, is as follows:

Contribution to trust	$399,500,000
Interest income received	10,414,388
Withdrawals to fund operations	(2,530,000)
Withdrawals to fund estimated taxes	(3,395,000)

Total cash held in trust	$403,989,388

Aldabra 2 Acquisition Corp.

(a corporation in the development stage)

Notes to Consolidated Financial Statements (Continued)

5.    Notes Payable, Stockholders

        The Company issued unsecured promissory notes in an aggregate principal amount of $100,000 to two of the Initial Stockholders on February 27, 2007. Additional unsecured promissory notes in aggregate amounts of $25,000 and $12,000 were issued to the Initial Stockholders on June 12, 2007 and June 21, 2007, respectively. The notes were non-interest bearing and were payable on the earlier of February 27, 2008 and the consummation of the Offering. The notes payable to Initial Stockholders were paid in full on June 22, 2007. At December 31, 2007, $23,267 was payable to an Initial Stockholder, Nathan Leight, and was included in Accrued Expenses for additional expenses incurred on behalf of the Company.

6.    Income Taxes

        For the period from February 1, 2007 (inception) to December 31, 2007, the provision for income taxes consists of the following:

Current:
Federal	$2,913,096

State and Local	1,762,102

Deferred	(85,031)

Total	$4,590,167

        Significant components of the Company's deferred tax asset are as follows:

Expenses deferred for income tax purposes	$119,669

Less: valuation allowance	(34,638)

Total	$85,031

        Management has recorded a valuation allowance against its state and local deferred tax asset because, based on its current operations at December 31, 2007, it believes it is more likely than not that sufficient taxable income will not be generated to fully utilize this asset.

        The Company's effective tax rate of approximately 45.5% (which takes into account the valuation allowance) differs from the federal statutory rate of 34% due to the effect of state and local income taxes.

U.S. statutory income tax rate	34.0%

State and local income taxes	11.5

Effective tax rate	45.5%

7.    Commitments

        The Company presently occupies office space provided by an affiliate of two of the Initial Stockholders. Such affiliate has agreed that, until the Company consummates a Business Combination, it will make such office space, as well as certain office and secretarial services, available to the

Aldabra 2 Acquisition Corp.

(a corporation in the development stage)

Notes to Consolidated Financial Statements (Continued)

7.    Commitments (Continued)

Company, as may be required by the Company from time to time. The Company agreed to pay such affiliate $7,500 per month for such services commencing on the effective date of the Offering. The accompanying consolidated statement of income includes $48,000 of administration fees relating to this agreement.

        Pursuant to letter agreements that the Initial Stockholders entered into with the Company and the underwriters, the Initial Stockholders waived their right to receive distributions with respect to their founding shares upon the Company's liquidation.

        The Initial Stockholders and the holders of the Insider Warrants (or underlying securities) will be entitled to registration rights with respect to their founding shares or Insider Warrants (or underlying securities) pursuant to an agreement that was signed prior to the effective date of the Offering. The holders of the majority of the founding shares are entitled to demand that the Company register these shares at any time commencing three months prior to the first anniversary of the consummation of a Business Combination. The holders of the Insider Warrants (or underlying securities) are entitled to demand that the Company register these securities at any time after the Company consummates a Business Combination. In addition, the Initial Stockholders and holders of the Insider Warrants (or underlying securities) have certain "piggy-back" registration rights on registration statements filed after the Company's consummation of a Business Combination.

        As long as the holders of (i) the shares of common stock issued to the Seller pursuant to the Acquisition or (ii) any other shares of Aldabra common stock acquired by the Seller control 33% or more of the Aldabra common stock issued to the Seller at the closing, Aldabra will be subject to restrictions on its business activities pursuant to the terms of an investor rights agreement by and between Aldabra, the Seller and certain directors and officers of Aldabra.

        The Company agreed to pay the fees to the underwriters in the Offering as described in Note 2 above.

8.    Common Stock

        Effective June 12, 2007 and June 19, 2007, the Company's Board of Directors authorized a stock dividend of 0.5 shares of common stock and 0.2 shares of common stock, respectively, for each outstanding share of common stock. On June 12, 2007, the Company's Certificate of Incorporation was amended to increase the authorized shares of common stock from 60,000,000 to 85,000,000 shares of common stock. On June 19, 2007, the Company's Certificate of Incorporation was further amended to increase the authorized number of shares of common stock to 100,000,000 shares of common stock. All references in the accompanying financial statements to the number of shares of common stock have been retroactively restated to reflect these transactions.

9.    Preferred Stock

        The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

Aldabra 2 Acquisition Corp.

(a corporation in the development stage)

Notes to Consolidated Financial Statements (Continued)

9.    Preferred Stock (Continued)

        The agreement with the underwriters prohibits the Company, prior to a Business Combination, from issuing preferred stock that participates in the proceeds of the Trust Account or which votes as a class with the common stock on a Business Combination.

10.    Commitments and Contingencies

        On October 18, 2007, Aldabra Sub LLC entered into a commitment letter with Goldman Sachs Credit Partners, L.P. with respect to (i) a $250 million senior secured first lien Tranche A term loan facility, (ii) a $475 million senior secured first lien Tranche B term loan facility, (iii) a $250 million senior secured first lien revolving credit facility and (iv) a $200 million (which amount may be increased up to $260.7 million) senior secured second lien term loan facility, to provide financing for the Acquisition. With respect to these loan facilities, on November 2, 2007, Aldabra Sub LLC entered into an amended and restated commitment letter with Goldman Sachs Credit Partners, L.P. and Lehman Brothers Inc., as joint lead arrangers and joint bookrunners, and Goldman Sachs Credit Partners, L.P. and Lehman Brothers Commercial Paper Inc. as the initial lenders. This commitment is subject to the lack of a material change in the Company's financial condition and the financial condition of BPP, legal requirements (such as the granting of security interests for the benefit of the lenders) and other matters that are in addition to the conditions under the purchase agreement. The loan facilities are subject to the execution of definitive documentation.

        On February 20, 2008, the Company announced that Goldman Sachs Credit Partners, L.P. and Lehman Brothers Inc. had priced these loan facilities as follows:

  •
  a $250 million senior secured first lien revolving credit facility and a $250 million senior secured first lien Tranche A term loan facility priced at LIBOR plus 325 basis points, with a term of five years and a closing fee of approximately 2%;

  •
  a $475 million senior secured first lien Tranche B term loan facility priced at LIBOR (with a floor of 4.00%) plus 350 basis points, with a term of six years and a closing fee of 5%; and

  •
  a $260.7 million senior secured second lien term loan facility priced at LIBOR (with a floor of 5.5%) plus 700 basis points, with a term of seven years and a closing fee of 10%.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

        The following unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2007, combines the audited historical statement of income of the Company from February 1, 2007 (date of inception) through December 31, 2007, and the audited historical statement of income of BPP for the year ended December 31, 2007. The unaudited pro forma condensed consolidated statement of income (loss) for the three months ended March 31, 2008, combines the unaudited statement of income of the Company for the three months ended March 31, 2008, including the effects of the Acquisition subsequent to February 21, 2008, and the unaudited statement of income of BPP for the period January 1, 2008 through February 21, 2008. The pro forma income statements give effect to the Acquisition and the Debt Financing as if they had occurred on January 1, 2007.

        The historical financial information has been adjusted to give effect to pro forma events that are directly attributable to the transaction, are factually supportable and, in the case of the pro forma income statements, have a recurring impact.

        The Acquisition has been accounted for under the purchase method of accounting. The purchase price allocation has not been finalized and is subject to change based upon recording actual transaction costs, finalization of working capital adjustments, and completion of appraisals of tangible and intangible assets of the acquired BPP business.

        This information is provided to aid you in your analysis of the financial aspects of the Acquisition and the Debt Financing. The unaudited pro forma condensed consolidated financial statements described above should be read in conjunction with the historical financial statements of the Company and BPP and the related notes. The unaudited pro forma information is not necessarily indicative of the financial position or results of operations that may have actually occurred had the Acquisition and the Debt Financing taken place on the dates noted, or the future financial position or operating results of the combined company.

Unaudited Pro Forma Condensed Consolidated Statement of Income
for the Year Ended December 31, 2007

	Aldabra	Boise Paper Products	Pro Forma Adjustments		Pro Forma
	(dollars in thousands)
Sales
Trade	$—	$1,636,605	$615,661	(a)	$2,252,266
Related parties	—	695,998	(615,661	)(a)	80,337

	—	2,332,603	—		2,332,603

Costs and expenses
Materials, labor and other operating expenses	—	1,948,230	—		1,948,230
Fiber costs from related parties	—	39,352	—		39,352
Depreciation, amortization, and depletion	—	84,649	53,003	(b)	135,310
			(1,038	)(b)
			(1,304	)(c)
Selling and distribution expenses	—	59,488	—		59,488
General and administrative expenses	340	44,549	—	(d)	44,889
Other (income) expense, net	—	(4,142)	—		(4,142)

	340	2,172,126	50,661		2,223,127

Income (loss) from operations	(340)	160,477	(50,661)		109,476

Foreign exchange gain	—	1,184	—		1,184
Interest expense	—	—	(90,793	)(e)	(113,310)
			(9,105	)(e)
			(13,412	)(f)
Interest income	10,422	697	—		11,119

Income before income taxes	10,082	162,358	(163,971)		8,469
Income tax provision	(4,590)	(2,767)	3,775	(g)	(3,582)

Net income	$5,492	$159,591	$(160,196)		$4,887

Earnings per share:
Basic	$0.16	—	—		$0.06
Diluted	$0.16	—	—		$0.06

See the accompanying notes to the unaudited pro forma condensed consolidated financial statements, which are an integral part of these statements.

Unaudited Pro Forma Condensed Consolidated Statements of Income (Loss)
for the Three Months Ended March 31, 2008

	Boise Inc	Boise Paper Products (January 1– February 21, 2008)	Pro Forma Adjustments		Pro Forma
	(dollars in thousands)
Sales
Trade	$226,044	$258,430	$90,053	(a)	$574,527
Related parties	1,944	101,490	(90,053	)(a)	13,381

	227,988	359,920	—		587,908

Costs and expenses
Materials, labor and other operating expenses	195,429	313,931	—		509,360
Fiber costs from related parties	18,629	7,662	—		26,291
Depreciation, amortization, and depletion	12,747	477	18,053 (98) 305	(b) (b) (c)	31,484
Selling and distribution expenses	5,943	9,097	—		15,040
General and administrative expenses	4,549	6,606	—		11,155
Other (income) expense, net	(28)	(989)	—		(1,017)

	237,269	336,784	18,260		592,313

Income (loss) from operations	(9,281)	23,136	(18,260)		(4,405)

Foreign exchange gain	(853)	54	—		(799)
Interest expense	(11,435)	(2)	(12,899 (1,294 (1,905	)(d) )(d) )(e)	(27,535)
Interest income	1,821	161	—		1,982

	(10,467)	213	(16,098)		(26,352)

Income (loss) before income taxes	(19,748)	23,349	(34,358)		(30,757)
Income tax provision	3,377	(563)	563	(f)	3,377

Net income (loss)	$(16,371)	$22,786	$(33,795)		$(27,380)

Earnings per share:
Basic	$(0.21)	—	—		$(0.35)
Diluted	$(0.21)	—	—		$(0.35)

See the accompanying notes to the unaudited pro forma condensed consolidated financial statements, which are an integral part of these statements.

1.    Calculation of Purchase Price

        At the closing of the Acquisition, we delivered cash and securities equal to a base purchase price of $1.571 billion plus an incremental amount equal to the sum of (i) the Paper Group's cash and cash equivalents, (ii) plus or minus the amount by which BPP's paper and packaging businesses' net working capital was greater or less than $329 million, and (iii) plus the amount by which our net working capital was less than $404.4 million.

2.    Sources and Uses

        The following table reflects the sources and uses related to the Acquisition (dollars in millions):

Sources

Cash in trust held for payment to Boise Inc. stockholders that exercised their conversion rights	$120	(1)

Boise Inc. cash	270	(2)
Cash proceeds from new debt, net of issuance fees	1,008
Subordinated note payable to Boise Cascade	41	(3)

Non-equity consideration	1,319

Contributed cash by Boise Cascade	(38	)(4)

Net non-equity consideration	1,281

Equity consideration, net of lack of marketability discount	290	(5)

Purchase price before working capital adjustments and new debt issuance fees	1,571

Our working capital adjustment paid with equity consideration	15	(3)
Post-closing working capital adjustments paid with subordinated note payable to Boise Cascade	17	(3)
Debt issuance fees payable from proceeds of new debt	57
Other fees and expenses	4

Total purchase price after Boise Inc. working capital adjustment and new debt issuance fees, net of contributed cash	$1,664

Uses

Cash paid to Boise Inc. shareholders that exercised their conversion rights	$120

Cash paid to Boise Cascade	1,253
Subordinated note payable to Boise Cascade	41
Cash paid to Boise Cascade for financing and other fees	25

Total paid	1,319

Contributed cash by Boise Cascade	(38)

Net amount paid	1,281

Equity consideration, net of lack of marketability discount	290

Purchase price before working capital adjustments and new debt issuance fees	1,571

Boise Inc.'s working capital adjustment paid with equity consideration	15
Post-closing working capital adjustment paid with subordinated note payable to Boise Cascade	17
New debt issuance fees	57
Other fees and expenses	4

Total purchase price after Boise Inc. working capital adjustment and new debt issuance fees, net of contributed cash	$1,664

(1)
To reflect the cash payment to those of our stockholders that elected to exercise their conversion rights for their pro rata interest in the trust fund.

(2)
Calculated based on $404.4 million of cash available at closing, less $120.2 million of cash payments to those of our stockholders that elect to exercise their conversion rights for their pro rata interest in the trust fund, less $12.4 million to pay the deferred underwriting fees related to our initial public offering, as well as other transaction-related expenses incurred.

(3)
We paid the non-cash portion of the purchase price in our stock, valued at the Average Trading Price described in (5) below, but issued a subordinated promissory note in lieu of our stock to the extent that the issuance of shares caused Boise Cascade to own greater than 49% of our outstanding common stock. These pro forma statements assume Boise Cascade receives approximately $15.5 million of additional equity consideration for our working capital adjustment and holds a subordinated promissory note with an outstanding principal balance of $41.0 million to fund the base purchase price. The $41.0 million principal balance represents an estimate of the principal balance of the note at the time of closing of the Acquisition. The note was further adjusted for the amount by which BPP's paper and packaging and newsprint businesses' net working capital was greater than $329 million, which is approximately $16.8 million.

(4)
Immediately prior to the Acquisition, Boise Cascade contributed $38 million of cash to BPP.

(5)
The PSA states that the actual price paid per share will equal the average per share closing price of our common stock for the 20 trading days ending on the third trading day immediately prior to the consummation of the Acquisition. However, since the average per share price of the stock during the 20 trading days was below the $9.54 floor provided in the purchase agreement, we determined a new measurement date in accordance with Issue No. 2 of EITF 99-12, Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business Combination. We calculated a $9.15 average price per share based on a reasonable period before and after the Acquisition measurement date. In addition we applied an approximately 12% discount of $41.6 million for lack of marketability since the shares are unregistered.

3.    Purchase Price Allocation

        The allocation of the purchase price is estimated to be as follows (dollars in millions):

Current assets	$591
Property and equipment	1,292
Fiber farms and deposits	11
Intangible assets	23
Deferred financing costs	82
Other assets	5
Current liabilities	(252)
Long-term liabilities	(88)

Total purchase price	$1,664

        The purchase price allocation is preliminary. The final determination of the purchase price allocation will be based on the fair values of assets acquired and liabilities assumed. The purchase price allocation will remain preliminary until we complete a third-party valuation and determine these fair values, determine actual transaction costs, and finalize working capital adjustments. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the preliminary amounts presented in the unaudited pro forma condensed consolidated financial statements.

4.    Adjustments to the Unaudited Pro Forma Condensed Consolidated Statement of Income for the year ended December 31, 2007

a.
to reclassify sales to OfficeMax to trade sales since it is no longer a related party;

b.
to increase depreciation and amortization expenses approximately $11.2 million as a result of increasing the value of property and equipment and decrease depletion by $1.0 million as part of the purchase price allocation and $41.8 million for depreciation and amortization related to the assets BPP stopped depreciating in September 2007 as a result of classifying them as "held for sale."

c.
to decrease amortization expense as a result of a change in the nature and terms of intangible assets as part of the purchase price allocation;

d.
the total annual corporate and other segment EBITDA losses (including transportation, finance, accounting, legal, information technology, and the human resource functions) estimated for running BPP as a stand-alone entity is approximately $18 million per year. After taking the gains related to changes in retiree healthcare programs into consideration, the BPP financial statements reflect approximately $10 million of these EBITDA losses. Had BPP operated on a stand-alone basis, we estimate that our corporate and other segment EBITDA losses would have increased approximately $6 million to $8 million for the year ended December 31, 2007, over the amounts included in the consolidated financial statements for BPP. However, since these costs are estimates and not currently factually supportable, they have not been included as pro forma adjustments;

e.
to record interest expense, excluding amortization of deferred financing costs, as follows (dollars in millions):

	Principal Amount	Interest Rate	Interest Expense
Revolving credit facility	$80.0	6.38%	$5.1
Term loan A	250.0	6.38%	15.9
Term loan B	475.0	7.50%	35.6
Second lien facility	260.7	12.50%	32.6
Note payable to related party	57.8	15.75%	9.1

	$1,123.5

Interest, excluding amortization of deferred financing costs (1)			98.3
Ongoing fees on credit facilities			1.6

Total interest expense			99.9
Interest on note payable to related party (2)			(9.1)

Total cash interest expense			$90.8

Increase in interest expense
if rates on variable rate debt increased by 25 basis points			$2.7

(1)
The interest rates for the revolving credit facility and the Term loan A are based on LIBOR of 3.125% as of February 22, 2008, plus 3.25%. The interest rate for the Term loan B is based on the greater of LIBOR or a 4% LIBOR floor plus 3.5% and the interest rate for the second lien facility is based on the greater of LIBOR or a 5.5% LIBOR floor plus 7.0%.

(2)
Interest on the note payable to related party that is not paid in cash will accumulate and be added to the principal amount outstanding on the note. This assumes the interest is paid-in-kind.

f.
to record amortization of deferred financing costs;

g.
to reflect the recording of an income tax provision at a 42.3% effective tax rate.

5.    Adjustments to the Unaudited Pro Forma Condensed Consolidated Statement of Income (Loss) for the three months ended March 31, 2008

a.
to reclassify sales to OfficeMax to trade sales since it is no longer a related party.

b.
to adjust depreciation and amortization expense prior to the Acquisition for the period from January 1, 2008 through February 21, 2008.

c.
to adjust amortization expense prior to the Acquisition for the period from January 1, 2008 through February 21, 2008.

d.
to record interest expense, excluding amortization of deferred financing costs, prior to the Acquisition for the period from January 1, 2008 through February 21, 2008.

e.
to record amortization of deferred financing costs prior to the Acquisition for the period from January 1, 2008 through February 21, 2008.

f.
to adjust the income tax provision for the effects of the Acquisition.

6.    Pro Forma Income Per Share

        Pro forma income per share was calculated by dividing pro forma net income by the weighted average number of shares as follows, assuming our initial public offering occurred on January 1, 2007.

	Year Ended December 31, 2007	Three Months Ended March 31, 2008
Boise Inc.	39,402,573	39,402,573
Boise Cascade, L.L.C.	37,857,374	37,857,374

Pro forma weighted average shares—basic	77,259,947	77,259,947
Incremental shares on exercise of warrants	10,137,705	—	(1)

Pro forma weighted average shares—diluted	87,397,652	77,259,947

(1)
Warrants to purchase 44.4 million shares of common stock were not included in the computation of diluted net income (loss) per share because the trading price of the stock was below the exercise price of the warrants at March 31, 2008.

        For purposes of the pro forma per share calculation, we assumed the stockholders that exercised their conversion rights exercised the rights on January 1, 2007.

        No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

BOISE INC.

41,400,000 SHARES OF COMMON STOCK

PROSPECTUS

LAZARD CAPITAL MARKETS

PALI CAPITAL, INC.

LADENBURG THALMANN & CO. INC.

EARLYBIRDCAPITAL, INC.

June 25, 2008

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  Filed Pursuant to Rule 424b(4) Registration No. 333-141398
PROSPECTUS
TABLE OF CONTENTS
PROSPECTUS SUMMARY
THE OFFERING
SUMMARY FINANCIAL DATA
FORWARD-LOOKING STATEMENTS
RISK FACTORS
Risks Associated with the Acquisition
Risks Related to Our Business
USE OF PROCEEDS
DETERMINATION OF OFFERING PRICE
PLAN OF DISTRIBUTION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Unaudited Pro Forma Condensed Consolidated Statement of Income for the Year Ended December 31, 2007
Unaudited Pro Forma Condensed Consolidated Statements of Income (Loss) for the Three Months Ended March 31, 2008
  1. Calculation of Purchase Price
  2. Sources and Uses
Sources
Uses
  3. Purchase Price Allocation
  4. Adjustments to the Unaudited Pro Forma Condensed Consolidated Statement of Income for the year ended December 31, 2007
  5. Adjustments to the Unaudited Pro Forma Condensed Consolidated Statement of Income (Loss) for the three months ended March 31, 2008
  6. Pro Forma Income Per Share
BUSINESS
MANAGEMENT
COMPENSATION OF EXECUTIVE OFFICERS
Alexander Toeldte President and Chief Executive Officer
Robert M. McNutt Senior Vice President and Chief Financial Officer
Miles A. Hewitt(4) Senior Vice President, Paper
Judith M. Lassa Vice President, Packaging
Robert E. Strenge(4) Vice President, Newsprint
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN TRANSACTIONS
DESCRIPTIONS OF SECURITIES
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
Boise Inc. (Formerly Aldabra 2 Acquisition Corp., a Corporation in the Development Stage) Consolidated Statements of Income (Loss) (unaudited, in thousands, except for share data)
Boise Inc. (Formerly Aldabra 2 Acquisition Corp., a Corporation in the Development Stage) Consolidated Balance Sheets (unaudited, in thousands)
Boise Inc. (Formerly Aldabra 2 Acquisition Corp., a Corporation in the Development Stage) Consolidated Statements of Cash Flows (unaudited, in thousands)
Notes to Unaudited Quarterly Consolidated Financial Statements
BOISE PAPER PRODUCTS CONSOLIDATED FINANCIAL STATEMENTS
Boise Paper Products Consolidated Statements of Income
Boise Paper Products Consolidated Balance Sheets
Boise Paper Products Consolidated Statements of Capital
Notes to Consolidated Financial Statements
Independent Auditors' Report
Report of Independent Registered Public Accounting Firm
Aldabra 2 Acquisition Corp. (a corporation in the development stage) Consolidated Balance Sheet
Aldabra 2 Acquisition Corp. (a corporation in the development stage) Consolidated Statement of Income
Aldabra 2 Acquisition Corp. (a corporation in the development stage) Consolidated Statement of Stockholders' Equity
Aldabra 2 Acquisition Corp. (a corporation in the development stage) Consolidated Statement of Cash Flows
Aldabra 2 Acquisition Corp. (a corporation in the development stage) Notes to Consolidated Financial Statements
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Unaudited Pro Forma Condensed Consolidated Statement of Income for the Year Ended December 31, 2007
  1. Calculation of Purchase Price
  2. Sources and Uses
Sources
Uses
  3. Purchase Price Allocation
  4. Adjustments to the Unaudited Pro Forma Condensed Consolidated Statement of Income for the year ended December 31, 2007
  5. Adjustments to the Unaudited Pro Forma Condensed Consolidated Statement of Income (Loss) for the three months ended March 31, 2008
  6. Pro Forma Income Per Share